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As filed with the Securities and Exchange Commission on December 16, 2003

Registration No. 333-109904

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOOKHAM TECHNOLOGY PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales
(State or Other Jurisdiction of Incorporation or Organization)

3674
(Primary Standard Industrial Classification Code Number)

Not Applicable
(I.R.S. Employer Identification No.)

90 Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
(011) (44) 1235 837 000
(Address and Telephone Number of Registrant's Principal Executive Offices)

Byron Trop
Bookham Technology, Inc., 10015 Old Columbia Road, Suite B-215
Columbia, Maryland 21046
(410) 290-6225
(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

John A. Burgess, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	David J. Segre, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300 Telecopy: (650) 493-6811

Approximate date of commencement of proposed sale of the securities to the public: as promptly as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Ordinary Shares, par value 1/3p each	77,065,228	$5.21	$334,173,813	$27,035

(1)
American depositary shares ("Bookham ADSs") evidenced by American depositary receipts issuable upon deposit of ordinary shares, par value 1/3p each ("Bookham ordinary shares"), of the Registrant have been registered under a separate registration statements on Form F-6 (Reg. No. 333-11696 and 333-          ). Each Bookham ADS represents one Bookham ordinary share.

(2)
Based on (i) 64,140,847 shares of common stock, par value $0.001 per share, of New Focus, Inc. ("New Focus") outstanding as of September 18, 2003, and (ii) an exchange ratio of 1.2015 Bookham ordinary shares for each share of New Focus common stock pursuant to the merger described herein.

(3)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of New Focus common stock to be canceled in the merger (calculated as set forth in note (2) above) based upon a market value of $5.21 per share of New Focus common stock, the average of the high and low sale prices per share of New Focus common stock on the NASDAQ National Market on October 20, 2003.

(4)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated December 16, 2003

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PROSPECTUS OF BOOKHAM TECHNOLOGY PLC
AND
PROXY STATEMENT OF NEW FOCUS, INC.

[NEW FOCUS LOGO]

                        , 2004

Dear Stockholder of New Focus, Inc.:

        New Focus cordially invites you to attend a special meeting of stockholders of New Focus, Inc. ("New Focus") to be held on [    ], [            ], 2004, at [            ], local time at Silicon Valley Conference Center, 2161 North First Street, San Jose, California 95131. At the special meeting, New Focus will ask you to consider and vote upon a proposal to adopt the merger agreement that we entered into on September 21, 2003 with Bookham Technology plc ("Bookham") and its wholly owned subsidiary, Budapest Acquisition Corp. The merger agreement provides for the merger of Bookham's wholly owned subsidiary with and into New Focus, resulting in New Focus becoming a wholly owned subsidiary of Bookham.

        Immediately prior to the completion of the merger, holders of New Focus common stock will be entitled to receive $2.19, without interest, per share of outstanding New Focus common stock, pursuant to a cash distribution from New Focus. At completion of the merger, holders of New Focus common stock will be entitled to receive 1.2015 ordinary shares of Bookham represented by Bookham American depositary shares, which are listed and traded on the NASDAQ National Market under the symbol of "BKHM" (although the holders may choose to receive Bookham ordinary shares, which are listed and traded on the London Stock Exchange under the symbol "BHM") for each share of New Focus common stock owned. If no election is made to receive Bookham ordinary shares within 30 days of the date of the letter of transmittal, the stockholder will receive Bookham ADSs.

        New Focus's board of directors has unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable and has declared that it is in the best interests of New Focus's stockholders that New Focus enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. New Focus's board of directors recommends that you vote FOR adoption of the merger agreement at the special meeting.

        Your vote is very important. New Focus cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of New Focus common stock outstanding at the close of business on the record date. Whether or not you plan to attend the special meeting, if you are a holder of New Focus common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to New Focus.

        The proxy statement/prospectus attached to this letter provides you with detailed information about the proposed merger and related matters. We encourage you to read the entire proxy statement/prospectus carefully, including the annexes. If the merger agreement is adopted and the merger is completed, you will be sent written instructions for exchanging your certificates for Bookham shares. Please do not send your certificates in until you have received these instructions.

        On behalf of New Focus's board of directors, I thank you for your support and appreciate your consideration of this matter.

/s/ NICOLA PIGNATI Nicola Pignati Chairman of the Board of Directors, President and Chief Executive Officer New Focus, Inc.

        You should also carefully consider the risk factors of the merger described beginning on page 25.

        Neither the Securities and Exchange Commission nor any state commission has approved or disapproved the Bookham ADSs or Bookham ordinary shares described in this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The proxy statement/prospectus is dated                        , 2004, and is first being mailed to New Focus stockholders on or about                        , 2004.

REFERENCE TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Bookham and New Focus from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Bookham will provide you with copies of this information relating to Bookham, without charge, upon written or oral request to:

Bookham Technology plc
90 Milton Park
Abingdon
Oxfordshire
OX14 4RY
England
Attention: Philip Davis
Telephone number: (011) (44) 1235 837 000

        New Focus will provide you with copies of this information relating to New Focus, without charge, upon written or oral request to:

New Focus, Inc.
2584 Junction Avenue
San Jose, CA 95134
USA
Attention: William L. Potts, Jr.
Telephone number: (408) 919-1500

        In order to receive timely delivery of the documents in advance of the New Focus special meeting or the Bookham extraordinary general meeting, you should make your request no later than                        , 2004.

        In addition, please see "Where You Can Find More Information" on page 23.

NEW FOCUS, INC.

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

To be Held on [                        ], 2004
[Time] [a.m./p.m.]

To the Stockholders of New Focus, Inc.:

        Notice is hereby given that a special meeting of the stockholders of New Focus, Inc., a Delaware corporation ("New Focus"), will be held at Silicon Valley Conference Center, 2161 North First Street, San Jose, California 95131 on [            ], [                        ], 2004, [             a.m./p.m.], local time, for the following purpose:

  To consider and vote upon a proposal to adopt the merger agreement by and between Bookham Technology plc ("Bookham"), Budapest Acquisition Corp., a wholly owned subsidiary of Bookham, and New Focus, pursuant to which New Focus will become a wholly owned subsidiary of Bookham, immediately prior to the merger holders of New Focus common stock will be entitled to receive $2.19, without interest, per share of outstanding New Focus common stock, pursuant to a cash distribution from New Focus, and upon such merger, each outstanding share of New Focus common stock will be converted into the right to receive approximately 1.2015 ordinary shares of Bookham represented by Bookham American depositary shares (although the holders may choose to receive Bookham ordinary shares).

        No other business will be transacted at the special meeting other than possible adjournments or postponements of the special meeting.

        Holders of record of shares of New Focus common stock at the close of business on December 22, 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        New Focus cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of New Focus common stock outstanding at the close of business on the record date.

        A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should not send any certificates representing your New Focus common stock with your proxy.

        Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card. Executed proxies with no instructions indicated thereon will be voted "FOR" the adoption of the merger agreement. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted a vote against the adoption of the merger agreement.

By order of the Board of Directors of New Focus, Inc.,
William L. Potts, Jr.

Chief Financial Officer and Secretary
San Jose, California
                        , 2004

QUESTIONS AND ANSWERS ABOUT THE AGREEMENT AND THE MERGER	1
SUMMARY	4
MARKET PRICE DATA	11
Currencies and Exchange Rates	14
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA	15
Comparative Per Share Data	15
Selected Historical Consolidated Financial Data of Bookham	17
Selected Historical Consolidated Financial Data of New Focus	19
Selected Unaudited Pro Forma Consolidated Financial Data of Bookham	21
RECENT DEVELOPMENTS	23
WHERE YOU CAN FIND MORE INFORMATION	23
RISK FACTORS	25
Risks Related to the Cash Distribution and the Merger	25
Risks Related to the Combined Company	28
Risks Related to Bookham	34
Risks Related to New Focus	45
FORWARD-LOOKING STATEMENTS	52
THE NEW FOCUS SPECIAL MEETING	54
Date, Time and Place	54
Purpose of Special Meeting	54
Record Date; Stock Entitled to Vote; Quorum	54
Votes Required	54
Voting by New Focus's Directors and Executive Officers	54
Voting of Proxies	54
Revocability of Proxies	55
Solicitation of Proxies	55
Assistance	55
THE BOOKHAM EXTRAORDINARY GENERAL MEETING	56
Resolutions Proposed	56
Resolutions Required for the Merger	56
Purpose of Resolutions	56
THE MERGER	57
Background of the Merger	57
Reasons for the Merger	64
Recommendation of the New Focus Board of Directors; Considerations of the New Focus Board of Directors	66
Recommendation of the Bookham Board of Directors; Considerations of the Bookham Board of Directors	67
Opinion of New Focus's Financial Advisor	69
Plans for New Focus after the Merger	76
Interests of Directors and Officers of New Focus in the Merger	77
Accounting Treatment	81
Regulatory Approvals Required for the Merger	81
Listing of Shares	82

i

Content and Timing of Reports and Notices	82
Delisting of New Focus Common Stock	83
Appraisal Rights	84
Effect of the Merger on Outstanding New Focus Stock Options	84
Directors and Management of Bookham Following the Merger	85
Financial Information	85
Dividend Policy	85
Securities Laws Consequences	85
Voting Agreements	86
MATERIAL TAX CONSEQUENCES	87
General	87
U.S. Federal Income Tax Consequences of the Cash Distribution	88
U.S. Federal Income Tax Consequences of the Merger	89
Tax Opinions	89
U.S. Federal Income Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares	90
U.K. Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares	92
THE MERGER AGREEMENT	95
The Merger	95
Effective Time and Timing of Closing	95
Cash Distribution	95
Consideration to be Received in the Merger	95
Exchange of Certificates Representing New Focus Common Stock	96
Representations and Warranties	97
Conduct of Business Pending the Merger; Other Actions	98
Offers for Alternative Transactions	102
Agreement Regarding Recommendations to Shareholders	104
Stock Options and Other Employee Benefits	104
Indemnification and Insurance	105
Directors and Officers of Bookham Following the Merger	105
Additional Agreements	105
Conditions to Each Party's Obligations to Complete the Merger	106
Additional Conditions to the Obligations of Bookham	106
Additional Conditions to the Obligations of New Focus	107
Termination and Effects of Termination	107
Expenses	110
Amendment; Waiver	110
DESCRIPTION OF BOOKHAM	111
DESCRIPTION OF NEW FOCUS	111
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	112
DESCRIPTION OF BOOKHAM ORDINARY SHARES	125
General	125
Dividends	125
Rights in a Winding-up	126
Alteration of Share Capital; Allotment of Shares	126
Meetings of Shareholders	127
Voting Rights	127

ii

Preemptive Rights	128
Variation of Rights	129
Transfer of Ordinary Shares	129
Disclosure of Interests	130
Limitations on Voting and Shareholding	131
Exchange Controls and Other Limitations Affecting Shareholders	131
DESCRIPTION OF BOOKHAM AMERICAN DEPOSITARY RECEIPTS	132
General	132
Share Dividends and Other Distributions	132
Deposit and Withdrawal	134
Voting Rights	134
Fees and Expenses	135
Payment of Taxes	135
Reclassifications, Recapitalizations and Mergers	136
Reports and Other Communications	136
Amendment and Termination	136
Limitations on Obligations and Liability to ADR Holders	137
Requirements for Depositary Actions	137
Pre-release of ADRs	138
Disclosure of Interests	138
COMPARISON OF RIGHTS OF NEW FOCUS STOCKHOLDERS AND BOOKHAM SHAREHOLDERS	139
Voting Rights	139
Action By Written Consent	141
Shareholder Proposals and Shareholder Nominations of Directors	142
Sources and Payment of Dividends	142
Rights of Purchase and Redemption	143
Meetings of Shareholders	144
Special Meetings of Shareholders	144
Appraisal Rights	145
Preemptive Rights	146
Amendment of Governing Instruments	147
Preference Stock	148
Stock Class Rights	148
Shareholders' Votes on Certain Transactions	149
Rights of Inspection	151
Standard of Conduct for Directors	152
Classification of the Board of Directors	153
Removal of Directors	153
Vacancies on the Board of Directors	154
Liability of Directors and Officers	155
Indemnification of Directors and Officers	156
Shareholders' Suits	157
Provisions Relating to Share Acquisitions	157
Takeover Related Provisions	158
Disclosure of Interests	159
Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws	160
Short Swing Profits	161
Proxy Statements and Reports	162
Reporting Requirements	162

iii

DIRECTORS AND MANAGEMENT OF BOOKHAM FOLLOWING THE MERGER	164
Executive Officers and Directors	164
Compensation of Executive Officers and Directors of Bookham	167
Share Ownership and Option Information	167
Employee Share Schemes	169
Related Party Transactions	171
Major Shareholders	172
Share Capital	173
FEES AND EXPENSES	175
VALIDITY OF SECURITIES	175
EXPERTS	175
U.K. LISTING PARTICULARS AND CIRCULAR	176
STOCKHOLDER PROPOSALS	176
FINANCIAL INFORMATION	F-1

Appendix A—	Agreement and Plan of Merger
Appendix B—	Opinion of Thomas Weisel Partners LLC
Appendix C—	Stockholder Agreement
Appendix D—	Form of Irrevocable Undertaking
Appendix E—	Summary Particulars

iv

QUESTIONS AND ANSWERS ABOUT THE AGREEMENT AND THE MERGER

Q.
Why are Bookham and New Focus proposing to merge?

A.
The boards of directors of Bookham and New Focus believe that the combination of their two companies will create a company well positioned to be a leading worldwide supplier of optical and radio-frequency components to the telecom and diversified non-telecom markets. The boards of directors of Bookham and New Focus believe that, taking into account their customer relationships, capital resources, manufacturing facilities, technical expertise and geographic presence, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term shareholder value than could be achieved by either of the companies individually.

Q.
What are the principal risks and challenges associated with the proposed merger between Bookham and New Focus?

A.
The proposed merger is subject to a range of risks and uncertainties. Because the merger exchange ratio is fixed and there is no provision for adjustment of the exchange ratio as a result of fluctuations in the market price of Bookham ADSs or ordinary shares, any reduction in Bookham's share price could result in New Focus stockholders receiving less than the value of Bookham shares either at the time the merger was announced or at the time the merger is closed. The merger, and associated uncertainties regarding its consummation, could result in the loss of key personnel by either New Focus or Bookham, or adversely affect key relationships with existing or potential customers. While the merger is pending, neither New Focus nor Bookham will be able to enter into merger or business combinations with other parties at favorable prices because of restrictions in the merger agreement. A failure to complete the merger may result in New Focus paying a termination fee to Bookham, and could in turn harm the trading price of Bookham's ADSs and ordinary shares and New Focus's common stock. In addition, even if the merger is consummated, the companies may not be able to successfully integrate their operations or otherwise realize the potential benefits of the combination. See "Risk Factors—Risks Related to the Cash Distribution and the Merger" beginning on page 25.

Q.
What will New Focus stockholders receive in the cash distribution and the merger?

A.
If you are a New Focus stockholder as of the record date of December 22, 2003, you will receive a cash distribution from New Focus of $2.19 for each share of New Focus common stock that you own on the record date. Upon completion of the merger, you will be entitled to receive 1.2015 Bookham American depositary shares, or Bookham ADSs, for each share of New Focus common stock that you own. If you prefer, you may elect to receive one Bookham ordinary share instead of each Bookham ADS you are otherwise entitled to receive. If no election to receive Bookham ordinary shares is made within 30 days of the date of the letter of transmittal, the New Focus stockholder will receive Bookham ADSs.

  The amount of the cash distribution from New Focus and the number of ADSs of Bookham to be issued for each share of New Focus common stock are fixed and will not be adjusted based on changes in the values of New Focus or Bookham stock. As a result, prior to the completion of the merger, the value of the Bookham ADSs or ordinary shares that New Focus stockholders will receive pursuant to the merger will vary as the market price of Bookham ADSs or ordinary shares changes.

Q.
What is a Bookham ADS?

A.
A Bookham ADS is an American depositary share that represents one Bookham ordinary share. The Bookham ADSs were created to allow U.S. shareholders to more easily hold and trade interests in Bookham on U.S. markets. The Bank of New York, as depositary for the Bookham

  ADSs, will execute and deliver the Bookham ADSs you will receive pursuant to the merger and The Bank of New York, as custodian under the deposit agreement, will hold the Bookham ordinary shares represented by those ADSs on behalf of the depositary. The ADSs are traded on the NASDAQ National Market under the symbol "BKHM."

Q.
What do I need to do to elect to receive Bookham ordinary shares?

A.
You will be entitled to receive Bookham ADSs for your New Focus common stock unless you elect to receive Bookham ordinary shares instead. You will receive instructions for making this election after the merger is completed. If no election to receive Bookham ordinary shares is made within 30 days of the date of the letter of transmittal, the New Focus stockholder will receive Bookham ADSs. The Bookham ordinary shares are traded on the London Stock Exchange's main market for listed securities under the symbol "BHM". If you own shares of New Focus common stock in "street name" through a bank, broker or other financial institution, you should seek advice from the financial institution concerning making an election to receive Bookham ordinary shares.

Q.
What are the advantages and disadvantages of receiving Bookham ADSs rather than Bookham ordinary shares?

A.
Non-institutional holders of New Focus common stock may prefer to receive Bookham ADSs instead of Bookham ordinary shares for the following reasons:

•
Bookham ADSs trade in the United States on the NASDAQ National Market, whereas Bookham ordinary shares do not trade on any U.S. market; and

•
unlike Bookham ordinary shares, the purchase of Bookham ADSs in the United States is not subject to a 0.5% stamp tax on the consideration given for the transfer that, under current U.K. tax law, is imposed on purchasers of Bookham ordinary shares. If the ordinary shares are later transferred into ADSs, generally a special 1.5% charge will be levied.

  You should be aware, however, that the trading volume of the Bookham ordinary shares on the London Stock Exchange has historically been significantly greater than the trading volume of the Bookham ADSs on the NASDAQ National Market. If this continues, it may be easier for a holder to sell Bookham ordinary shares on the London Stock Exchange than to sell Bookham ADSs on the NASDAQ National Market. In addition, various fees are payable by holders of Bookham ADSs to the depositary in connection with transactions, including the issuance or surrender and cancellation of the depositary receipts representing the ADSs.

  The rights of a holder of Bookham ADSs are also different from the rights of a holder of Bookham ordinary shares with respect to various other matters. We explain these differences under "Description of Bookham American Depositary Receipts" beginning on page 132 and under "Description of Bookham Ordinary Shares" beginning on page 125.

Q.
What are the U.S. federal income tax consequences to New Focus stockholders of the cash distribution and the merger?

A.
The gross amount of the cash distribution paid by New Focus will be included in the gross income of a New Focus stockholder as a dividend to the extent of the current or accumulated earnings and profits of New Focus. Dividends are currently taxed at a maximum rate of 15%. To the extent that the cash distribution exceeds New Focus's current or accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the New Focus stockholder's adjusted tax basis in the New Focus common stock and thereafter as capital gain. While a final determination cannot be made until the end of New Focus's tax year, New Focus does not expect to have current or accumulated earnings and profits for the tax year that includes the date of the cash distribution.

  It is intended that the merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, and it is a condition to the closing of the merger that each of Bookham and New Focus receives an opinion from its tax counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 386(a) of the U.S. Internal Revenue Code.

  If the merger qualifies as a reorganization, New Focus stockholders generally will not recognize gain or loss solely upon the exchange of their New Focus common stock for either Bookham ADSs or Bookham ordinary shares pursuant to the merger, except for any gains with respect to cash received in lieu of a fractional Bookham ADS or Bookham ordinary share. Special rules apply, however, to any holder of New Focus common stock that will hold greater than 5% of Bookham ADSs or Bookham ordinary shares upon completion of the merger.

  We explain in more detail the U.S. federal income tax consequences to New Focus stockholders of the cash distribution and the merger under "Material Tax Consequences" beginning on page 86.

Q.
When are the cash distribution and the merger expected to be completed?

A.
We expect to complete the cash distribution and the merger in early 2004. Because the transactions are subject to various shareholder and governmental approvals, we cannot predict the exact timing of their completion.

Q.
Should I send in my stock certificates now?

A.
No. After we complete the merger, we will send you instructions with a letter of transmittal explaining how to exchange your New Focus stock certificates for depositary receipts representing Bookham ADSs or, if you elect, certificates for Bookham ordinary shares.

Q.
How do I vote?

A.
You may choose one of the following ways to cast your vote:

•
by completing the accompanying proxy card and returning it in the enclosed postage-paid envelope;

•
by submitting a proxy through the Internet or by telephone as outlined on the accompanying proxy card; or

•
by appearing and voting in person at the special meeting.

  If your shares are held in "street name," i.e., in the name of a bank, broker or other financial institution, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q.
May I change my vote?

A.
Yes. You may withdraw your proxy or change your vote by notifying New Focus in writing, by submitting a new properly completed proxy to New Focus by mail, by telephone or through the Internet or by voting in person at the New Focus special meeting.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus, including the key aspects of the merger. It does not contain all of the information that is important to you. You should read carefully the entire proxy statement/prospectus and the additional documents referred to in this proxy statement/prospectus to fully understand the merger.

Description of Bookham and Description of New Focus (see page 111)

Bookham Technology plc
90 Milton Park
Abingdon
Oxfordshire
OX14 4RY
England
Telephone number: (011) (44) 1235 837 000

        Bookham principally designs, manufactures and markets optical components, modules and subsystems for the telecommunications industry. Bookham also manufactures high speed electronics components for the telecommunications, defense and space industries. Bookham is an English company, was incorporated on September 22, 1988, and is headquartered in Abingdon, England. Together with its subsidiaries, as of the date of this proxy statement/prospectus, Bookham employs approximately 1,770 people located primarily in the United Kingdom, Canada, Switzerland and the United States.

New Focus, Inc.
2584 Junction Avenue
San Jose, CA 95134-1902
USA
Telephone number: (408) 919-1500

        New Focus is a leading provider of photonics and microwave solutions to non-telecom diversified markets, including the semiconductor, defense, research, industrial, biotech/medical and telecom test and measurement industries. New Focus's product solutions include tunable lasers, microwave radio-frequency (RF) amplifiers, optoelectronics, photonics subsystems and photonics tools. New Focus was incorporated in California in April 1990 and was reincorporated in Delaware in May 2000. New Focus's principal operations are located in San Jose, California, where, as of the date of this proxy statement/prospectus the company employs approximately 200 people.

The Merger (see page 57)

        Bookham, New Focus and a wholly owned subsidiary of Bookham, Budapest Acquisition Corp., have entered into a merger agreement pursuant to which Budapest Acquisition Corp. will merge with and into New Focus, with New Focus surviving as a wholly owned subsidiary of Bookham.

        Pursuant to the merger, Bookham will issue approximately 77 million Bookham ADSs or Bookham ordinary shares with an approximate value of $169 million, based on the closing price on the NASDAQ National Market of a Bookham ADS on December 9, 2003 of $2.19. The value of the Bookham ADSs or ordinary shares to be received by New Focus stockholders will vary as the market price of Bookham's stock changes. If no New Focus stock options are exercised prior to the effective time of the merger, New Focus stockholders will be entitled to receive shares of Bookham ADSs or Bookham ordinary shares representing approximately 26% of the total number of shares of the outstanding stock of the combined company following the merger, based on shares outstanding on November 30, 2003.

Cash Distribution (see page 95)

        If the merger agreement is adopted and conditions of the merger are met, immediately prior to the completion of the merger, each New Focus stockholder will be entitled to receive a cash distribution from New Focus in the amount of $2.19 per share of New Focus common stock held.

Assumption of Options (see page 84)

        At the effective time of the merger, each outstanding option to purchase shares of New Focus common stock will be assumed by Bookham and will become, on the same terms and conditions as were applicable to the option under the New Focus option plans and agreements prior to the effective time of the merger, an option to purchase a unit consisting of 1.2015 Bookham ordinary shares and $2.19 in cash for each share of New Focus common stock subject to that option before the merger. The exercise price per unit for each of these units will be the exercise price per share of New Focus common stock applicable to that option prior to the completion of the merger. The number of Bookham ordinary shares issuable upon any particular exercise of any New Focus options assumed will be rounded to the nearest whole number of Bookham ordinary shares (with 0.5 and above being rounded up to the nearest whole share).

Recommendation of New Focus Board of Directors (see page 66)

        The New Focus board of directors has determined that the merger agreement and the merger are in the best interests of New Focus and its stockholders and has unanimously approved and declared advisable the merger and the merger agreement. The board of directors of New Focus recommends that New Focus stockholders vote "FOR" adoption of the merger agreement at the special meeting.

Record Date for Voting; Vote Required of New Focus Stockholders (see page 54)

        You can vote at the special meeting of New Focus stockholders if you owned New Focus common stock at the close of business on December 22, 2003.

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of New Focus common stock.

        As of November 30, 2003, New Focus had 64,896,172 shares of common stock outstanding. Each share of New Focus common stock outstanding on the record date entitles its holder to one vote. As of November 30, 2003, the directors, executive officers of New Focus and their affiliates held common stock representing approximately 2.4% of all the outstanding New Focus common stock.

Vote Required of Bookham Shareholders (see page 56)

        At an extraordinary general meeting of Bookham's shareholders, resolutions will be proposed to approve the merger and the issuance of shares in connection with the merger.

        Approval of the merger and the issuance of shares in connection with the merger requires the approval of more than 50% of the votes cast by Bookham shareholders present in person, or if on a poll, in person or by proxy.

        As of November 30, 2003, Bookham had 216,384,504 ordinary shares and ADSs outstanding. Each Bookham ADS and Bookham ordinary share outstanding on the record date entitles its holder to one vote. As of November 30, 2003, the directors, executive officers of Bookham and their affiliates held Bookham ADSs and Bookham ordinary shares representing approximately 13.6% of all the outstanding Bookham shares.

Opinion of New Focus's Financial Advisor (see page 69)

        Thomas Weisel Partners LLC, as financial advisor to New Focus, has delivered a written opinion to the board of directors of New Focus to the effect that, as of the date of the merger agreement, and subject to the assumptions, limitations and considerations contained in that opinion, the total amount to be received by the stockholders of New Focus, consisting of the 1.2015 Bookham ADSs or Bookham ordinary shares per share of New Focus common stock and the cash distribution from New Focus in the amount of $2.19 per share of New Focus common stock, pursuant to the merger and the cash distribution was fair from a financial point of view to those stockholders. We have attached the full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with this opinion as Appendix B to this proxy statement/prospectus. You are urged to read it carefully. Thomas Weisel Partners provided its opinion for the information and assistance of the New Focus board of directors in connection with the board of directors' consideration of the proposed transaction. The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of September 21, 2003, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion. The Thomas Weisel Partners opinion does not constitute a recommendation as to how any New Focus stockholder should vote with respect to the proposal to adopt the merger agreement. For its fairness opinion and financial advisory services, Thomas Weisel Partners is entitled to receive a fee of $500,000 and, upon consummation of the merger, will receive an additional fee, such that its total compensation (including that $500,000) will equal a specified percentage of the consideration, including the cash distribution, to be received by New Focus stockholders in connection with the merger, less applicable credits arising from payments for services rendered on previous transactions. Based on the number of shares of New Focus common stock currently outstanding, and on an average price of Bookham shares as of a recent closing date, Thomas Weisel Partners would receive total compensation of approximately $3,250,000.

Directors and Management of Bookham Following the Merger (see page 85)

        When we complete the merger, the board of directors of Bookham will consist of nine directors, two of whom will be chosen by New Focus and are currently members of New Focus's current board of directors and seven of whom will be persons who are members of Bookham's current board of directors. The two members chosen by New Focus will be Nicola Pignati and Peter Bordui.

        Giorgio Anania, president and chief executive of Bookham, will continue to be the president and chief executive of Bookham after the merger.

Interests of Members of the New Focus Board of Directors and Management (see page 77)

        When considering the New Focus board of director's recommendation that you vote to adopt the merger agreement, you should be aware that the directors and executive officers of New Focus have interests in the merger that may be different from, or in addition to, your interests as a New Focus stockholder.

Risk Factors (see page 25)

        In evaluating the merger agreement or the issuance of Bookham ADSs and Bookham ordinary shares in connection with the merger and the cash distribution, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 25.

Comparison of Rights of Holders of Bookham Shares with Holders of New Focus Common Stock (see page 139)

        As a result of the merger, holders of New Focus common stock will be entitled to receive Bookham ADSs or, if they elect, Bookham ordinary shares. Each Bookham ADS represents one Bookham ordinary share. There are numerous differences between the rights of a stockholder of New Focus, a Delaware corporation, and the rights of a shareholder of Bookham, an English company. For example:

  •
  except in limited circumstances, holders of Bookham ADSs and Bookham ordinary shares are not entitled to appraisal rights in mergers or any other types of transactions;

  •
  only holders representing 5% or more of the voting power of Bookham or not less than 100 shareholders of Bookham are permitted to demand that a resolution be proposed at a shareholder meeting;

  •
  persons acquiring 3% or more of the voting power of Bookham are required to make public disclosures and notifications with respect to their ownership;

  •
  amendments to the memorandum and articles of association of Bookham require the approval of at least 75% of the votes cast at a shareholders meeting;

  •
  under the current terms of the Bookham ADSs, registered holders of ADSs may vote on matters presented at Bookham shareholders meetings by providing voting instructions to the ADS depositary but are not entitled to attend, speak or vote in person at those meetings and, if no voting instructions are received by the ADS depositary on or prior to the applicable deadline, the ADS owner will be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by Bookham; and

  •
  holders of Bookham ordinary shares are permitted to initiate lawsuits on behalf of the company only in limited circumstances.

        You should also be aware that it may be difficult to effect service of process to begin a lawsuit in a U.S. court against directors and officers of Bookham who are not residents of the United States.

Conditions to the Merger (see page 106)

        We will not complete the merger unless a number of conditions are satisfied. These include:

  •
  approval by Bookham shareholders and New Focus stockholders;

  •
  New Focus having carried out all necessary actions for the completion of the cash distribution unless such action would violate applicable statutory law;

  •
  clearance under applicable antitrust laws of the United States and other jurisdictions and approval by other regulatory authorities;

  •
  listing and admission of Bookham ADSs and Bookham ordinary shares as described below under "—Listing of Bookham ADSs and Bookham Ordinary Shares;" and

  •
  receipt of opinions of tax counsel to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Alternative Transactions (see page 102)

        New Focus has agreed so long as the merger agreement remains in effect that it will not, and will not authorize or knowingly permit affiliated persons to solicit any alternative transaction involving a merger, tender offer or business combination for 15% or more of its equity securities, an issuance by New Focus of over 15% of its equity securities, or a direct acquisition by a third party of over 15% of its equity securities.

        Under certain limited circumstances, New Focus may engage in discussions and negotiations with a third party that has made a superior proposal, as defined in the merger agreement, or other acquisition proposal that, in the good faith judgment of the New Focus board of directors, after consultation with outside counsel and New Focus's independent financial adviser, would reasonably be expected to result in a superior proposal.

Termination of the Merger Agreement (see page 107)

        We may terminate the merger agreement by mutual consent with the approval of both of our boards of directors. Either of us may terminate the merger agreement if:

  •
  the merger is not completed by April 21, 2004, provided that neither company may terminate the merger agreement if that party's failure to fulfill its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be completed by that date;

  •
  a governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

  •
  either company's shareholders do not approve the merger at their respective shareholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of or has failed to fulfill any of its material obligations under the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of shareholders.

        Bookham and New Focus may terminate the merger agreement upon the occurrence of other events as set forth in the section entitled "Right to Terminate" on page 107.

Termination Payments (see page 109)

        New Focus will be required to pay Bookham a termination payment of $7 million if the merger agreement is terminated by Bookham because:

  •
  the New Focus board of directors fails to recommend the adoption of the merger agreement to the New Focus stockholders;

  •
  the New Focus board of directors approves an alternative acquisition proposal;

  •
  a third party tender or exchange offer for New Focus stock is initiated and the New Focus board of directors recommends that New Focus stockholders tender their shares in the offer or fails to recommend against acceptance of the offer; or

  •
  the stockholders of New Focus do not approve the merger at a time when an alternative proposal for the acquisition of New Focus has been publicly announced and has not been withdrawn and New Focus enters into a letter of intent or agreement for such proposal within 12 months of the termination of the merger agreement.

Voting Agreements (see page 86)

        Certain of the executive officers and each of the directors of New Focus, who represent approximately 2.4% of the outstanding stock of New Focus as of November 30, 2003, have entered into a stockholder agreement pursuant to which they agree to vote in favor of adoption of the merger agreement. Certain officers and directors of Bookham, who represent approximately 13.6% of the outstanding share capital of Bookham as of November 30, 2003, have entered into voting agreements pursuant to which they agree to vote in favor of the merger and the issuance of shares in connection with the merger.

Agreement Regarding Recommendations to Shareholders (see page 104)

        The board of directors of New Focus has agreed to recommend that New Focus's stockholders vote to adopt the merger agreement, subject to the board of director's fiduciary duties. However, if the New Focus board of directors changes its recommendation, New Focus would still be required to submit the merger agreement to a vote of its stockholders. The board of directors of Bookham has agreed to recommend that Bookham's shareholders vote to approve the merger and the issuance of shares in connection with the merger.

Accounting Treatment (see page 81)

        Bookham will account for the merger as an acquisition under accounting principles generally accepted in the United Kingdom, or U.K. GAAP, and as a purchase for the purposes of generally accepted accounting principles in the United States, or U.S. GAAP.

Appraisal Rights (see page 84)

        Neither the New Focus stockholders nor the Bookham shareholders have appraisal rights with respect to the merger.

Listing of Bookham ADSs and Bookham Ordinary Shares (see page 81)

        The Bookham ADSs issued in connection with the merger will be quoted on the NASDAQ National Market and the Bookham ordinary shares, both those underlying ADSs and those delivered upon the election of each New Focus stockholder instead of Bookman ADSs, will be admitted to the Official List of the U.K. Listing Authority and to trading on the main market of the London Stock Exchange.

U.S. Federal Income Tax Consequences (see page 88)

        The gross amount of the cash distribution paid by New Focus will be included in the gross income of a New Focus stockholder as a dividend to the extent of the current or accumulated earnings and profits of New Focus. Dividends are currently taxed at a maximum rate of 15%. To the extent that the cash distribution exceeds New Focus's current or accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the New Focus stockholder's adjusted tax basis in the New Focus common stock and thereafter as capital gain. While a final determination cannot be made until the end of New Focus's tax year, New Focus does not expect to have current or accumulated earnings and profits for the tax year that includes the date of the cash distribution.

        It is intended that the merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code and it is a condition to the closing of the merger that each of Bookham and New Focus receives an opinion from its tax counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

        If the merger qualifies as a reorganization, New Focus stockholders will not generally recognize gain or loss solely upon the exchange of their New Focus common stock for Bookham ADSs or Bookham ordinary shares pursuant to the merger, except for any gains with respect to cash received in lieu of a fractional Bookham ADS or Bookham ordinary share. Special rules apply, however, to any holder of New Focus common stock that will hold greater than 5% of outstanding Bookham ordinary shares or Bookham ADSs upon completion of the merger.

Regulatory Approvals (see page 81)

        The merger is subject to a number of customary conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act was granted on October 31, 2003. Since both of our companies conduct business in a number of other jurisdictions, we may also be required to obtain additional regulatory approvals for the merger in other jurisdictions.

        We have both agreed to use commercially reasonable efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required regulatory approvals. Although we do not expect the regulatory authorities to raise any significant objections to the merger, we may not be able to obtain all required regulatory approvals.

MARKET PRICE DATA

Bookham

        The primary trading market for the Bookham ordinary shares is the London Stock Exchange, where they are traded under the ticker symbol "BHM." Bookham ADSs, each representing one ordinary share, are issued by The Bank of New York, as depositary, and are quoted on the NASDAQ National Market, under the ticker symbol "BKHM."

        We present below the per share closing prices for Bookham ADSs and New Focus common stock as quoted on the NASDAQ National Market and for Bookham ordinary shares as derived from the Daily Official List of the London Stock Exchange. These prices are presented as of the following dates:

  •
  September 19, 2003, the last trading day before the formal public announcement of the signing of the merger agreement; and

  •
  , 2004 the latest practicable date before the printing of this proxy statement/prospectus.

        The table also presents implied equivalent per share values for shares of New Focus common stock by multiplying the price per Bookham ADS on the two dates by the exchange ratio of 1.2015.

	Bookham ADS price	Bookham ordinary share price	New Focus share price	New Focus share price equivalent value(1)
September 19, 2003	$2.46	£1.38	$4.16	$5.15
, 2004

(1)
Consists of the sum of the value of the Bookham ADSs multiplied by 1.2015 and the $2.19 per share cash distribution to be distributed by New Focus.

        The table below sets forth, for the calendar quarters and months indicated, the high and low market prices for the ordinary shares as derived from the Daily Official List of the London Stock Exchange and for the Bookham ADSs as quoted on the NASDAQ National Market.

	Bookham Ordinary Shares		Bookham ADSs
	High	Low	High	Low
2001
First Quarter	£14.89	£3.20	$22.56	$4.44
Second Quarter	4.74	2.05	6.79	2.88
Third Quarter	2.11	0.79	2.90	1.18
Fourth Quarter	1.93	0.84	2.83	1.18
2002
First Quarter	1.80	0.96	2.57	1.36
Second Quarter	1.14	0.68	1.55	0.95
Third Quarter	0.83	0.43	1.35	0.65
Fourth Quarter	0.95	0.40	1.55	0.64
2003
First Quarter	0.87	0.65	1.37	1.01
Second Quarter	0.95	0.66	2.00	1.02
Third Quarter	1.40	0.70	2.57	1.16
Fourth Quarter through December 15, 2003	1.78	1.07	2.99	2.00
Month Ended
June 30, 2003	0.88	0.83	1.90	1.35
July 31, 2003	0.81	0.77	1.68	1.19
August 31, 2003	0.90	0.67	1.48	1.16
September 30, 2003	1.45	0.70	2.57	1.20
October 31, 2003	1.78	1.10	2.99	2.14
November 30, 2003	1.53	1.07	2.65	2.00

        As of                        , 2004, the last date prior to the printing of this proxy statement/prospectus for which it was practicable for us to obtain information, there were approximately                         registered holders of Bookham ordinary shares and                        registered holders of Bookham ADSs.

New Focus

        The New Focus common stock is traded on the NASDAQ National Market under the ticker symbol "NUFO." The table below sets forth, for the calendar quarters and months indicated, the high and low market prices of shares of New Focus common stock as quoted on the NASDAQ National Market.

	High	Low
2001
First Quarter	$60.19	$12.51
Second Quarter	21.69	5.60
Third Quarter	7.67	2.21
Fourth Quarter	5.16	2.88
2002
First Quarter	4.76	2.36
Second Quarter	3.25	2.76
Third Quarter	3.10	2.50
Fourth Quarter	3.70	2.45
2003
First Quarter	3.89	2.86
Second Quarter	4.14	2.90
Third Quarter	4.76	3.50
Fourth Quarter through December 15, 2003	5.60	4.45
Month Ended
June 30, 2003	4.14	3.60
July 31, 2003	4.50	3.50
August 31, 2003	3.97	3.60
September 30, 2003	4.76	3.69
October 31, 2003	5.60	4.49
November 30, 2003	5.25	4.45

        As of                        , 2004, the last date prior to the printing of this proxy statement/prospectus for which it was practicable for us to obtain this information, there were approximately                        registered holders of New Focus common stock.

        New Focus stockholders are urged to obtain current market quotations for Bookham ADSs, Bookham ordinary shares and shares of New Focus common stock before making a decision with respect to the merger agreement.

Currencies and Exchange Rates

        References in this document to "dollars," "$" or "cents" are to the currency of the United States and references to "pounds sterling," "pounds," "£," "pence" or "p" are to the currency of the United Kingdom. There are 100 pence to each pound. Solely for your convenience, this proxy statement/prospectus contains translations of pounds sterling amounts into U.S. dollars at specified rates. You should not take these translations as assurances that the pounds sterling amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

        In the proxy statement/prospectus, unless otherwise stated, pounds sterling have been translated into U.S. dollars at a rate of $1.68 per £1.00, the noon buying rate in New York City for cable transfers in pounds sterling as certified for custom purposes by the Federal Reserve Bank of New York on November 14, 2003. On                        , 2004, the latest practicable date for which exchange rate information was available before the printing of this proxy statement/prospectus, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York was $    per £1.00. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.

        The tables below set forth, for the periods and dates indicated, information concerning the noon buying rates for pounds sterling expressed in U.S. dollars per pound. All of the exchange rate information set forth below is based on the noon buying rates in New York City for cable transfer in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. Fluctuations in the exchange rate between the pound sterling and the U.S. dollar are likely to affect the market price of Bookham ADSs.

        High and low exchange rates for the previous six months:

Month	High	Low
June 2003	$1.68	$1.63
July 2003	1.67	1.59
August 2003	1.61	1.57
September 2003	1.67	1.56
October 2003	1.71	1.65
November 2003	1.72	1.67

        Average exchange rates of U.S. dollars per pound sterling for the past five years(1):

Calendar Year	Average(1)
1998	$1.66
1999	1.62
2000	1.52
2001	1.44
2002	1.51

        Average exchange rate(1) of U.S. dollars per pound sterling is $1.61 for the six months ended June 29, 2003 and $1.60 for the three months ended September 30, 2003.

(1)
The average of the noon buying rates on the last day of each month during the period.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

Comparative Per Share Data

        We present below historical and pro forma per share data that reflect the payment of the cash distribution by New Focus and the completion of the merger based upon the historical financial statements of Bookham and New Focus. The pro forma consolidated financial data are not indicative of the results of future operations or financial position or the actual results or financial position that would have occurred had the merger been completed at the beginning of the periods presented or on September 28, 2003. You should read the data presented below together with the audited historical consolidated financial statements, including applicable notes, of Bookham and New Focus that we have incorporated by reference into this proxy statement/prospectus, and the unaudited condensed pro forma consolidated financial information appearing in this proxy statement/prospectus beginning on page 112. For the selected amounts we present below in accordance with accounting principles generally accepted in the United Kingdom, or U.K. GAAP, New Focus's historical audited financial position and results of operations include unaudited adjustments to restate the amounts to conform with Bookham's accounting policies under U.K. GAAP as described in the notes to the unaudited condensed pro forma consolidated financial information. U.K. GAAP differs in certain material respects from generally accepted accounting principles in the United States, or U.S. GAAP. For further details, see Notes 30 and 31 of Notes to the Financial Statements and Note 5 of the Notes to the Unaudited Condensed Consolidated Pro Forma Financial Information of Bookham.

        The first and second columns in the tables below present historical per share amounts for Bookham and New Focus for the year ended and at December 31, 2002 and December 29, 2002, respectively, and for the nine months ended and at September 28, 2003. The third and fifth columns present pro forma equivalent data based on the estimated number of Bookham ordinary shares to be issued pursuant to the merger. Solely for your convenience, in the fourth and sixth columns below we present in U.S. dollars the Bookham pro forma and pro forma equivalent amounts presented in U.K. pounds sterling in the second column.

	Year Ended and at December 31, 2002(1)
	Historical per Bookham ordinary share	Historical per New Focus share	Pro forma per Bookham ordinary share		Pro forma equivalent per New Focus share(3)
	£	$	£	$(2)	£	$(2)
Amounts under U.K. GAAP
Loss:
Basic and diluted	(0.67)	(1.40)	(1.35)	(2.27)	(1.62)	(2.73)
Book value(4)	0.88	4.20
Amounts under U.S. GAAP
Loss:
Basic and diluted	(0.73)	(1.40)	(1.36)	(2.28)	(1.63)	(2.75)
Book value(4)	0.75	4.20

(1)
New Focus information as of year ended and at December 29, 2002.

(2)
U.S. dollar amounts have been translated at the noon buying rate on November 14, 2003 of $1.68 = £1.00 solely for your convenience.

(3)
Pro forma equivalent per New Focus share amounts are calculated by multiplying the pro forma per Bookham ordinary share amount by 1.2015.

(4)
Historical book value per share is computed by dividing shareholders' equity by the number of Bookham ordinary shares or shares of New Focus common stock outstanding at each period end.

	Nine Months Ended and at September 28, 2003
	Historical per Bookham ordinary share	Historical per New Focus share	Pro forma per Bookham ordinary share		Pro forma equivalent per New Focus share(2)
	£	$	£	$	£(1)	$(1)
Amounts under U.K. GAAP
Loss:
Basic and diluted	(0.35)	(0.26)	(0.33)	(0.55)	(0.40)	(0.67)
Book value(3)	0.53	3.98	0.75	1.26	0.90	1.51
Amounts under U.S. GAAP
Loss:
Basic and diluted	(0.34)	(0.27)	(0.31)	(0.52)	(0.37)	(0.63)
Book value(3)	0.41	3.98	0.69	1.16	0.83	1.39

(1)
U.S. dollar amounts have been translated at the noon buying rate on November 14, 2003 of $1.68 = £1.00 solely for your convenience.

(2)
Pro forma equivalent per New Focus share amounts are computed by multiplying the pro forma Bookham ordinary share amount by 1.2015.

(3)
Historical book value per share is computed by dividing shareholders' equity by the number of Bookham ordinary shares or shares of New Focus common stock outstanding at each period end. Pro forma book value per share is computed by dividing pro forma shareholders' equity funds by the pro forma number of Bookham ordinary shares outstanding at September 28, 2003.

Selected Historical Consolidated Financial Data of Bookham

        The following selected consolidated financial data of Bookham should be read together with the "Item 5: Operating and Financial Review and Prospects" and the consolidated financial statements and the related notes contained in Bookham's annual report on Form 20-F for the fiscal year ended December 31, 2002, as amended, filed with the Securities and Exchange Commission, which is incorporated by reference in this proxy statement/prospectus.

        The consolidated profit and loss account data for each of the three years in the period ended December 31, 2002, and the consolidated balance sheet data at December 31, 2001 and 2002 have been derived from, and are qualified by reference to, Bookham's consolidated financial statements incorporated by reference in this proxy statement/prospectus, which have been prepared in accordance with U.K. GAAP and audited by Ernst & Young LLP, independent auditors, in the case of the years ended December 31, 2002 and 2001, and by PricewaterhouseCoopers, independent chartered accountants, in the case of the year ended December 31, 2000. The consolidated profit and loss account data for the years ended December 31, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998, 1999 and 2000 have been derived from audited consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus.

        The consolidated profit and loss account data for the nine months ended, and the consolidated balance sheet data at September 28, 2003 and September 29, 2002 have been derived from, and are qualified by reference to, Bookham's unaudited condensed consolidated financial statements incorporated by reference to this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with Bookham's audited consolidated financial statements and, in the opinion of Bookham management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Bookham's results of operations and financial position as of and for those periods. The historical results are not necessarily indicative of results to be expected for any future period.

Consolidated profit and loss account data

	Nine months ended
			Year ended December 31,
	September 28, 2003	September 29, 2002
			2002	2001	2000	1999	1998
	(in thousands, except for per share data)
U.K. GAAP
Group turnover	£65,150	£20,279	£34,603	£21,921	£26,301	£3,545	£569
Operating loss	(74,546)	(59,734)	(106,701)	(124,165)	(38,635)	(16,090)	(12,335)
Loss for the financial period	(72,329)	(55,193)	(101,360)	(113,238)	(29,065)	(15,973)	(12,051)

Basic and diluted loss per ordinary share and ADS	(0.35)	(0.39)	(0.67)	(0.88)	(0.25)	(0.18)	(0.16)
Basic and diluted weighted average number of shares	205,937	141,977	150,996	128,533	116,232	91,147	73,477
U.S. GAAP
Net revenues	65,150	20,279	34,603	21,921	26,301	3,545	569
Operating loss	(82,605)	(33,262)	(114,420)	(124,953)	(37,481)	(16,459)	(12,527)
Net loss	(17,455)	(12,983)	(109,959)	(114,145)	(27,992)	(16,058)	(12,051)

Basic and diluted loss per ordinary share and ADS	(0.34)	(0.42)	(0.73)	(0.89)	(0.24)	(0.18)	(0.16)
Basic and diluted weighted average number of shares	205,937	141,977	150,996	128,533	116,232	91,147	73,477

Consolidated balance sheet data

			At December 31,
	At September 28, 2003	At September 29, 2002
			2002	2001	2000	1999	1998
	(in thousands)
U.K. GAAP
Total assets	£178,157	£194,270	£244,497	£228,624	£331,519	£25,399	£20,474
Equity shareholders' funds	111,241	171,633	180,438	210,870	304,062	16,926	16,649
Long-term obligations	34,137	79	34,757	79	1,885	2,343	314
Share capital	694	479	683	434	424	324	284
U.S. GAAP
Total assets	£152,702	£194,270	£218,395	£228,624	£331,519	£25,397	£20,474
Total shareholders' equity	85,865	171,712	154,415	210,949	305,050	16,839	16,649
Long-term obligations	34,058	—	34,678	—	897	2,254	314
Share capital	694	479	683	434	424	324	284

Selected Historical Consolidated Financial Data of New Focus

        The following selected consolidated financial data of New Focus should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes contained in New Focus's annual report on Form 10-K for the fiscal year ended December 29, 2002 filed with the Securities and Exchanges Commission, which is incorporated by reference in this proxy statement/prospectus.

        The selected consolidated statement of operations data for each of the three years in the period ended December 29, 2002, and the consolidated balance sheet data at December 29, 2002, and December 30, 2001 have been derived from, and are qualified by reference to, New Focus's audited consolidated financial statements incorporated by reference in this proxy statement/prospectus, and audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the nine months ended December 31, 1999 and fiscal year ended March 31, 1999, and the consolidated balance sheet data at December 31, 2000 and 1999 and March 31, 1999 have been derived from audited consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus.

        The consolidated statement of operations data for the nine months ended September 28, 2003 and September 29, 2002 and the consolidated balance sheet data as of September 28, 2003 have been derived from, and are qualified by reference to, New Focus's unaudited condensed consolidated financial statements incorporated by reference to this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with New Focus's audited consolidated financial statements and, in the opinion of New Focus management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of New Focus's results of operations and financial position as of and for those periods. The historical results are not necessarily indicative of results to be expected for any future period.

	Nine months ended		Fiscal year ended			Nine Months Ended December 31, 1999	Fiscal Year Ended March 31, 1999(2)
	September 28, 2003	September 29, 2002	December 29, 2002	December 30, 2001(1)	December 31, 2000
	(in thousands, except for per share data)
Consolidated Statement of Operations Data:
Net revenues	$20,099	$25,953	$33,388	$92,639	$80,358	$18,101	$17,285
Cost of net revenues	14,987	36,631	43,627	112,004	64,346	12,525	9,225

Gross profit (loss)	5,112	(10,678)	(10,239)	(19,365)	16,012	5,576	8,060

Operating expenses:
Research and development, net	6,458	18,128	20,478	48,824	26,391	7,352	7,379
Sales and marketing	4,368	6,727	8,227	10,191	5,880	2,982	2,987
General and administrative	8,410	11,879	14,561	20,855	9,813	2,704	2,360
Amortization of goodwill and other intangibles	519	2,852	3,014	54,459	—	—	—
Impairment of goodwill and other intangibles	—	7,692	7,692	289,308	—	—	—
In-process research and development	—	—	—	13,400	—	—	—
Restructuring and other charges	3,929	72,215	72,233	17,770	—	—	—
Amortization of deferred compensation	883	6,805	8,012	58,132	23,747	132	—

Total operating expenses	24,567	126,298	134,217	512,939	65,831	13,170	12,726

Operating loss	(19,455)	(136,976)	(144,456)	(532,304)	(49,819)	(7,594)	(4,666)
Interest and other income (expense), net	2,805	41,881	40,345	16,880	13,851	(81)	(303)

Loss before provision (benefit) for income taxes	(16,650)	(95,095)	(104,111)	(515,424)	(35,968)	(7,675)	(4,969)
Provision (benefit) for income taxes	—	—	700	(20,000)	6	2	2

Net loss	$(16,650)	$(95,095)	$(104,811)	$(495,424)	$(35,974)	$(7,677)	$(4,971)

Basic and diluted net loss per share	$(0.26)	$(1.26)	$(1.40)	$(6.78)	$(0.92)	$(3.11)	$(2.18)

Shares used to compute basic and diluted net loss per share	63,598	75,766	75,105	73,045	38,914	2,468	2,284

	September 28, 2003	December 29, 2002	December 30, 2001(1)	December 31, 2000	December 31, 1999	March 31, 1999(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$249,722	$279,358	$294,655	$485,493	$28,067	$51
Working capital	246,086	273,499	297,898	501,983	29,026	479
Total assets	282,430	317,364	429,724	600,944	44,852	8,240
Long term debt, less current portion	—	—	7	111	368	588
Total stockholders' equity (deficit)	257,225	286,554	408,110	567,110	35,013	(1,183)

(1)
Data for 2001 include the results of operations for JCA and Globe Y subsequent to their acquisition dates of January 16, 2001 and February 15, 2001, respectively.
(2)
In 1999, New Focus changed its year end from March to December, resulting in a nine-month fiscal year for 1999.

Selected Unaudited Pro Forma Consolidated Financial Data of Bookham

        Bookham is providing the following selected unaudited pro forma consolidated financial data to illustrate the effect of the proposed payment of the cash distribution by New Focus, the proposed merger with New Focus, and the acquisitions of the optical amplifier and optical transmitter and receiver business of Nortel Networks Corporation (hereafter referred to as NNOC), the business of Cierra Photonics, Inc. and Ignis Optics, Inc.

        The pro forma consolidated financial information has been prepared in accordance with U.K. GAAP which differs in significant respects from U.S. GAAP. The principle differences between U.K. GAAP and U.S. GAAP applicable to Bookham are summarized in Notes 30 and 31 of Notes to the Financial Statements of Bookham and Note 5 of the Notes to the Unaudited Condensed Consolidated Pro Forma Financial Information.

        Bookham will account for the proposed merger with New Focus as an acquisition under U.K. GAAP and as a purchase for the purposes of U.S. GAAP. The condensed pro forma consolidated financial information has been prepared on this basis.

        Bookham acquired NNOC on November 8, 2002, and the purchase has been accounted for as an acquisition under U.K. GAAP and as a purchase for the purposes of U.S. GAAP.

        Bookham acquired substantially all of the assets and certain liabilities of Cierra Photonics on July 4, 2003. This purchase has been accounted for as an acquisition under U.K. GAAP and as a purchase for the purposes of U.S. GAAP.

        Bookham acquired the entire share capital of Ignis Optics on October 6, 2003. This purchase will be accounted for as an acquisition under U.K. GAAP and as a purchase for the purposes of U.S. GAAP.

        The unaudited condensed selected pro forma consolidated profit and loss accounts for the year ended December 31, 2002 and the nine months ended September 28, 2003 give effect to the proposed payment of the cash distribution by New Focus, the proposed merger with New Focus, and the acquisitions of NNOC, the business of Cierra Photonics and Ignis Optics as though they had taken place on January 1, 2002.

        The unaudited condensed pro forma balance sheet as at September 28, 2003 gives effect to the proposed payment of the cash distribution by New Focus, the proposed merger with New Focus, and the acquisition of Ignis Optics as though they had taken place on September 28, 2003. See "Unaudited Condensed Pro Forma Consolidated Financial Information" beginning on page 115 for a more detailed explanation of this analysis.

        The purchase price allocation to the net assets of NNOC has not been finalized and may be subject to adjustment prior to December 31, 2003. The purchase price allocation to the net assets of New Focus, Cierra Photonics and Ignis Optics reflected within Bookham's pro forma balance sheet at September 28, 2003 have not been finalized. Accordingly the amounts reflected below may differ from the amounts that would have been determined had the final allocations of purchase prices been known.

        Bookham is providing this selected pro forma consolidated financial data for illustrative purposes only. This data does not purport to represent what the results of operations or financial position of Bookham actually would have been if the proposed merger with New Focus, and the acquisitions of NNOC, the business of Cierra Photonics and Ignis Optics had actually occurred on the dates assumed. The data is also not necessarily indicative of what Bookham's future operating results or consolidated financial position will be.

        U.S. dollar amounts have been translated at the noon buying rate on November 14, 2003 of $1.68 = £1.00 solely for your convenience.

Consolidated profit and loss account data

	Nine months ended September 28, 2003		Year ended December 31, 2002
	£	$	£	$
	(in millions, except for per share data)
U.K. GAAP
Group turnover	78.6	132.0	120.3	202.1
Operating loss	(100.9)	(169.5)	(423.2)	(711.0)
Loss for the financial period	(97.1)	(163.1)	(395.3)	(664.1)

Basic and diluted loss per ordinary share and ADS	(0.33)	(0.55)	(1.35)	(2.27)
Basic and diluted weighted average number of shares	291,071,880	291,071,880	292,991,021	292,991,021
U.S. GAAP
Net revenues	78.6	132.0	120.3	202.1
Net loss	(89.8)	(150.9)	(398.1)	(668.8)
Basic and diluted loss per ordinary share and ADS	(0.31)	(0.52)	(1.36)	(2.28)
Basic and diluted weighted average number of shares	291,071,880	291,071,880	292,991,021	292,991,021

Consolidated balance sheet data

	At September 28, 2003
	(in thousands)
	£	$
U.K. GAAP
Total assets(1)	302.0	507.4
Equity shareholders' funds(1)	219.2	368.3
Long-term obligations	37.1	62.3
Share capital	1.0	1.7

U.S. GAAP
Total assets(1)	302.5	508.2
Equity shareholders' funds(1)	203.7	342.2
Long-term obligations	37.1	62.3
Share capital	1.0	1.7

(1)
The reconciliation of the differences between "Total assets" and "Equity shareholders' funds" under U.K. GAAP and U.S. GAAP is set out in Note 5 to Notes to the Unaudited Condensed Pro Forma Financial Information.

RECENT DEVELOPMENTS

Bookham

        On October 6, 2003, Bookham acquired the entire issued share capital of Ignis Optics, Inc., based in San Jose, California for £9.6 million ($15.5 million) issuing 8,069,652 Bookham ordinary shares as consideration. Up to an additional 780,843 Bookham ordinary shares may be issued in early 2005 should Ignis meet a revenue target of at least $4.0 million for fiscal year 2004.

        In July 2003, Bookham acquired substantially all of the assets and certain liabilities of Cierra Photonics, Inc., based in Santa Rosa, California for £2.3 million ($3.7 million) issuing 3,071,484 Bookham ordinary shares as consideration. Up to an additional 4.2 million Bookham ordinary shares may be issued should the Cierra business meet a revenue target of at least $5.0 million in the 12-month period prior to October 1, 2004 or at least $8.5 million in the 12-month period prior to October 1, 2005.

WHERE YOU CAN FIND MORE INFORMATION

        Bookham files and furnishes annual and special reports and other information and New Focus files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The New Focus filings and certain of the most recent Bookham filings, as well as the registration statement on Form F-4 of which this proxy statement/prospectus forms a part, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

        Bookham has filed a registration statement on Form F-4 to register with the SEC the Bookham ordinary shares that New Focus stockholders will receive in connection with the merger including Bookham ordinary shares evidenced by Bookham ADSs. This proxy statement/prospectus is a part of the registration statement on Form F-4 and constitutes a prospectus of Bookham, as well as being a proxy statement of New Focus for its special meeting.

        The SEC permits Bookham and New Focus to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Bookham and New Focus and their financial conditions.

Bookham SEC Filings (File no. 0-30687)	Period or Filing Date
Annual Report on Form 20-F, as amended	Year ended December 29, 2002, filed March 19, 2003 and amended on September 10, 2003, October 22, 2003 and December 16, 2003
Reports on Form 6-K	Furnished on October 22 and December 15, 2003

New Focus SEC Filings (File no. 0-29811)	Period or Filing Date
Annual Report on Form 10-K	Year ended December 29, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 29, 2003, June 29, 2003 and September 28, 2003
Current Reports on Form 8-K	Furnished or filed on February 6, April 23, July 30, August 20 and October 28, 2003
Proxy Statement, as amended	Filed April 11, 2003 and amended on April 16, 2003

        Bookham and New Focus also incorporate by reference into this proxy statement/prospectus additional documents that they may file with or furnish to the SEC from the date of this proxy statement/prospectus to the date of the New Focus special meeting. These include reports such as annual reports on Form 10-K and Form 20-F, quarterly reports on Form 10-Q, current reports on Form 8-K, any reports on Form 6-K designated as being incorporated by reference into this proxy statement/prospectus, as well as proxy statements filed by New Focus. The annual reports include a description of the business for each of Bookham and New Focus and the annual and quarterly reports include Bookham's Operating and Financial Review and Prospects and New Focus's Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

        The Bookham ADSs and the shares of New Focus common stock are quoted on the NASDAQ National Market. The Bookham ordinary shares are admitted to the Official List of the U.K. Listing Authority and trade on the main market of the London Stock Exchange.

        If you are a Bookham shareholder or New Focus stockholder, you may not have been sent some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through Bookham or New Focus as described below, the SEC or the SEC's Internet worldwide website as described above. Documents incorporated by reference are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bookham Technology 90 Milton Park Abingdon Oxfordshire OX14 4RY England Telephone Number: (011) (44) 1235 837 000 Attention: Philip Davis	New Focus, Inc. 2584 Junction Avenue San Jose CA 95134 USA Telephone Number: (408) 919-1500 Attention: William L. Potts, Jr.

If you would like to request documents from Bookham or New Focus, please do so by                        , 2004 to receive them before the New Focus special meeting or the Bookham extraordinary general meeting.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote, in the case of New Focus stockholders, on adoption of the merger agreement, or, in the case of Bookham shareholders, on the merger and the issuance of shares in connection with the merger. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated                        , 2004. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than                        , 2004. Neither our mailing of this proxy statement/prospectus to New Focus stockholders nor the issuance by Bookham of ADSs or Bookham ordinary shares in connection with the merger shall create any implication to the contrary. Information contained in this proxy statement/prospectus regarding Bookham has been provided by Bookham, and information contained in this proxy statement/prospectus regarding New Focus has been provided by New Focus.

RISK FACTORS

        The merger and the business of the combined company involve a high degree of risk. By voting in favor of the proposals submitted to you, current New Focus stockholders will be choosing to invest in Bookham ADSs or Bookham ordinary shares, and current Bookham shareholders will face dilution of their ownership interest in Bookham. An investment in Bookham ADSs or Bookham ordinary shares involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus and the documents incorporated by reference, you should carefully consider all of the following risk factors relating to the proposed merger, the cash distribution, New Focus, Bookham and the combined company in deciding whether to vote for the proposals submitted to you.

RISKS RELATED TO THE CASH DISTRIBUTION AND THE MERGER

While Bookham's and New Focus's share prices have been volatile in recent periods, the merger exchange ratio is fixed and no adjustment to the exchange ratio will be made as a result of fluctuations in the market prices of Bookham ADSs, Bookham ordinary shares or New Focus common stock.

        Bookham's and New Focus's share prices have been volatile in the past and may continue to be volatile in the future. Since the beginning of 2003, the market price of Bookham ordinary shares has ranged from £0.65 to £1.78, the market price of Bookham ADSs has ranged from $1.01 to $2.99 and the market price of New Focus common stock has ranged from $2.86 to $5.60. Upon completion of the merger, each share of New Focus common stock will be converted into the right to receive 1.2015 Bookham ADSs, or, at the election of the holder of New Focus common stock, an equal number of Bookham ordinary shares. In addition, immediately prior to the merger, holders of New Focus common stock as of the record date will be entitled to receive a cash distribution of $2.19 from New Focus for each share of New Focus common stock they hold. The exchange ratio will not change even if the market price of the New Focus common stock, Bookham ADSs or Bookham ordinary shares fluctuates. In addition, neither party may withdraw from the merger or resolicit the vote of its shareholders solely because of changes in the market price of New Focus common stock, Bookham ADSs or Bookham ordinary shares. Any reduction in Bookham's share price will result in New Focus stockholders receiving less current value in the merger at closing. Conversely, any increase in Bookham's share price will result in New Focus stockholders receiving greater current value in the merger at closing. The specific dollar value of Bookham ADSs or Bookham ordinary shares that New Focus stockholders will receive upon completion of the merger will depend on the market value of Bookham ADSs or Bookham ordinary shares at that time. New Focus stockholders will not know the exact value of Bookham ADSs and Bookham ordinary shares to be issued pursuant to the merger at the time of the New Focus special meeting of stockholders.

The merger could cause New Focus or Bookham to lose key personnel, which could materially affect the combined company's business and require the companies to incur substantial costs to recruit replacements for lost personnel.

        As a result of the announcement of the merger agreement, current and prospective New Focus and Bookham employees could experience uncertainty about their future roles within Bookham. This uncertainty may adversely affect the ability of the combined company to attract and retain key management, sales, marketing and technical personnel. New Focus and Bookham employees may be concerned about the strategic focus and direction of the combined company, and seek to find employment elsewhere. Any failure to attract and retain key personnel prior to and after the consummation of the merger could have a material adverse effect on the business of the combined company.

General uncertainty related to the merger could harm Bookham and New Focus.

        In response to the announcement of the merger agreement, current and prospective customers of Bookham and New Focus may delay or defer purchasing decisions. If Bookham's or New Focus's customers delay or defer purchasing decisions, the revenues of Bookham and New Focus, respectively, could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of Bookham's and New Focus's share prices. In addition, historically Bookham has derived a substantial majority of its revenue from the telecommunications market and New Focus's customers, which are almost entirely non-telecommunications, may be concerned about the strategic focus and direction of the combined company, and may decide to reduce their purchasing dependence on New Focus or the combined company.

Third parties may terminate or alter existing contracts with New Focus.

        New Focus has contracts with suppliers, distributors, customers, licensors and other business partners. Various contracts require New Focus to obtain consent from these other parties in connection with the merger. If these third party consents cannot be obtained on favorable terms, the combined company may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to the business of the combined company.

Some of New Focus's officers and directors may have conflicts of interest that may influence them to support or approve adoption of the merger agreement.

        Some officers and directors of New Focus participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, acceleration of stock and stock option vesting, retention and severance benefits, continued indemnification and the potential ability to sell an increased number of shares of the combined company due to acceleration of the vesting periods for certain stock and stock options. These potential interests, among others, may influence the officers and directors of New Focus to support or approve adoption of the merger agreement. For a more detailed discussion of these potential interests see "The Merger—Interests of Directors and Officers of New Focus in the Merger" on page 77 and "Directors and Management of Bookham Following the Merger" on page 85.

Failure to complete the merger may result in New Focus paying a termination fee to Bookham and could harm the trading price of Bookham's ADSs and Bookham's ordinary shares and New Focus's common stock and Bookham's and New Focus's respective future business and operations.

        If the merger is not completed, Bookham and New Focus may be subject to the following risks:

  •
  if the merger agreement is terminated under specified circumstances, New Focus will be required to pay Bookham a termination fee of $7 million;

  •
  the trading price of Bookham ADSs or Bookham ordinary shares or New Focus common stock may decline;

  •
  costs related to the merger, such as legal, accounting and various financial advisory fees, must be paid even if the merger is not completed; and

  •
  Bookham may be required to seek alternate sources of capital in the near term.

        In addition, if the merger agreement is terminated and New Focus's board of directors determines to seek another merger or business combination, there can be no assurance that New Focus will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger or that New Focus will complete the cash distribution.

The merger may be completed even though material adverse changes may result from industry-wide changes and other causes subsequent to the announcement of the merger agreement.

        In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between September 21, 2003, and the closing. However, some types of adverse changes, events, circumstances or developments will not prevent the merger from going forward, even if they would have a material adverse effect on Bookham or New Focus, including adverse changes, events, circumstances or developments resulting from:

  •
  general economic conditions or conditions generally affecting the telecom and non-telecom markets for optical products, except to the extent Bookham or New Focus is materially disproportionately affected;

  •
  the announcement or pendency of the cash distribution or the merger or any other transactions contemplated by the merger agreement;

  •
  compliance with the express terms and conditions of the merger agreement;

  •
  any failure to meet published revenue or earnings projections that may cause a change in the stock price or trading volume of Bookham or New Focus;

  •
  any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

  •
  the continued incurrence of losses by Bookham or New Focus.

        If such adverse changes occur and the merger is completed, Bookham's stock price may suffer. This in turn may reduce the value of the merger to New Focus stockholders.

During the pendency of the merger, New Focus and Bookham may not be able to enter into a merger or business combination with another party at a favorable price because of the restrictions in the merger agreement.

        Under the merger agreement, New Focus is generally restricted from acquiring any new businesses or entering into discussions or negotiations regarding alternative transactions, while Bookham is restricted from entering into any transaction that would require the inclusion of additional pro forma financial information in this document, which would be required in the event of material acquisition transactions. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors, who are free to pursue acquisition or sale opportunities in a consolidating market environment.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Bookham ADSs and Bookham ordinary shares following the merger.

        In accordance with U.S. GAAP, the combined company will account for the merger using the purchase method of accounting. The combined company will allocate the total estimated purchase price to New Focus's net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. In addition, there can be no assurance that the combined company will not incur restructuring charges as a result of the merger, which may have an adverse effect on the combined company's earnings.

RISKS RELATED TO THE COMBINED COMPANY

Bookham and New Focus may not realize the benefits they expect from the merger.

        The integration of Bookham and New Focus will be complex, time consuming and expensive and may disrupt the combined company's business. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

  •
  retaining existing customers of both companies and attracting additional customers;

  •
  integrating the operations and technologies of the two companies;

  •
  retaining and assimilating the key personnel of each company;

  •
  retaining strategic partners of each company and attracting new strategic partners;

  •
  transferring some of Bookham's manufacturing to the New Focus China facility; and

  •
  creating uniform standards, controls, procedures, policies and information systems.

        The execution of these post-merger events will involve considerable risks and may not be successful.

        These risks include:

  •
  the potential disruption of the combined company's ongoing business and distraction of its management;

  •
  the potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

  •
  unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

  •
  the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

  •
  greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

  •
  potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations.

        The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of Bookham and New Focus, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Bookham ADSs and Bookham ordinary shares.

The issuance of Bookham ADSs and Bookham ordinary shares pursuant to the merger and any future sale of substantial amounts of Bookham ADSs or Bookham ordinary shares could adversely affect Bookham's share price.

        Bookham expects to issue approximately 77 million ADSs or ordinary shares or approximately 36% of Bookham's outstanding share capital as of November 30, 2003 to New Focus stockholders in connection with the merger. In addition, in connection with Bookham's acquisition of the optical transmitter and receiver businesses of Nortel Networks, or the acquired Nortel Networks businesses, Bookham issued to Nortel Networks 61,000,000 ordinary shares. Nortel Networks sold 30,000,000 of these shares in July 2003. As of November 30, 2003, Nortel Networks Limited held 23,789,415 Bookham ordinary shares and Nortel Networks Optical Components Limited held 7,210,585 Bookham ordinary shares, which collectively represents approximately 14% of Bookham's outstanding shares as of that date. Bookham also issued to Nortel Networks warrants to purchase 9,000,000 ordinary shares. These warrants are immediately exercisable but may not be exercised to the extent that doing so would result in Nortel Networks owning 30% or more of Bookham's outstanding share capital at the time of exercise. Other shareholders or groups of shareholders also hold significant percentages of Bookham's shares. For example, Bookham's directors collectively beneficially hold approximately 15.5% of Bookham's outstanding shares as of November 30, 2003. In addition, Nortel Networks and various other shareholders have the right to require Bookham to register their ordinary shares in the United States. In particular, Bookham has filed a registration statement with the SEC to register the Bookham ordinary shares held by Nortel Networks or its affiliates. Sales by New Focus stockholders acquiring shares pursuant to the merger, Nortel Networks or other holders of substantial amounts of Bookham shares in the public or private market could adversely affect the market price of Bookham ADSs or Bookham ordinary shares by increasing the supply of shares available for sale compared to the demand in the private and public capital markets to buy Bookham ADSs or Bookham ordinary shares. These sales may also make it more difficult for Bookham to sell equity securities in the future at a time and price that Bookham deems appropriate.

        Nortel Networks has agreed that it will not sell or otherwise dispose of or pledge, directly or indirectly, more than 15,000,000 shares per quarter during the period of one year beginning March 8, 2003. However, Bookham may, in its sole discretion, and at any time, consent to the sale of shares by Nortel Networks. Bookham has also agreed that, as exceptions to the above-mentioned restrictions, Nortel Networks is entitled to make:

  •
  inter-group transfers;

  •
  sales in privately negotiated transactions not involving a public offering, provided that such sales are not to certain of Bookham's competitors; and/or

  •
  pledges for the benefit of financing providers to Nortel Networks or its affiliates, provided that in each case the transferee agrees to be bound by the above-mentioned restrictions.

        In addition, the above-mentioned restrictions shall not prevent or restrict Nortel Networks from accepting an offer, giving an irrevocable undertaking in relation to an offer, or selling any shares during an offer period, in each case where the offer is for Bookham's entire issued share capital.

The combined company may encounter unexpected costs or delays in reactivating the New Focus China facility.

        If the merger is consummated, the combined company intends to take advantage of the comparatively low manufacturing costs in China by conducting some of its manufacturing activities at the New Focus China facility. In order to do so, it must obtain required legal authorization, train and hire a workforce and invest in reactivation of the facility. Requisite legal permits may not be obtained prior to completion of the merger, if at all, and there may be costs or operational limitations imposed in connection with obtaining and complying with such permits. The hiring and training appropriate labor force will require an investment of the combined company's resources, and may take longer than anticipated. The combined company may also be required to expend greater amounts than it currently anticipates in connection with the reactivation of the facility. Any one of these factors, or a combination of them, could reduce or eliminate the anticipated benefits of the merger, and could result in the incurrence of unanticipated costs, with the potential to materially and adversely affect the combined company's business after completion of the merger.

Fluctuations in operating results and a long sales cycle could adversely affect the market price of Bookham ADSs and Bookham ordinary shares.

        The combined company's revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue. To date, customers have taken a long time to reach a decision to purchase Bookham's and New Focus's products. This lengthy sales cycle may cause the combined company's revenues and operating results to vary from period to period and it may be difficult to predict the timing and amount of any variation.

        The period between initial contact with a Bookham or New Focus customer to the receipt of an actual purchase order has frequently been six months to a year or more. In addition, customers traditionally perform extensive process and product evaluation and testing of components before entering into purchase arrangements.

        Delays or deferrals in purchasing decisions may increase as the combined company develops new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. The combined company's expense levels in the future will be based, in large part, on the combined company's expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

        Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of Bookham's results of operations, New Focus's results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of Bookham ADSs or Bookham ordinary shares to decline.

The combined company's business will be adversely affected if the combined company cannot manage the significant changes in the number of its employees and the size of its operations.

        Bookham experienced a significant increase in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations in 1999 and 2000. In 2001, however, Bookham experienced a significant reduction in the number of employees and scope of its operations because of declining demand for Bookham's products. In addition, a number of Bookham's manufacturing facilities were underutilized in light of reduced demand. In 2002, Bookham's employee numbers, scope of operations and the geographic area of Bookham's operations again significantly expanded through acquisitions, although the increase in Bookham's headcount was offset by planned employee reductions. In particular, the number of Bookham's employees increased from 226 at December 31, 1999 to 978 at December 31, 2000 and then decreased to 643 at December 31, 2001. As of October 26, 2003, Bookham's headcount was 1,770. This figure includes approximately 1,200 employees who transferred to Bookham with the acquired Nortel Networks's businesses, and reflects planned employee reductions, including those related to the closure of the Swindon, U.K. and Maryland, U.S. manufacturing facilities. In light of the current demand in Bookham's targeted markets,

Bookham has announced a further reduction in headcount of approximately 150 persons, principally in ASOC-related and research and development functions. In addition, Bookham has decided to discontinue the manufacturing and development activities associated with its ASOC product line at its Abingdon, U.K. facility as part of the realignment of its product lines. As a result of the merger, Bookham will acquire approximately 200 employees based at New Focus's headquarters in San Jose, California. To date, most of Bookham's employees have been based in Abingdon, Caswell and Paignton, United Kingdom, Zurich, Switzerland and Ottawa, Canada. These significant changes in headcount have placed, and will continue to place, a significant strain on management and other resources. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs in different jurisdictions.

        Bookham's recent reduction in research and development personnel may have an adverse effect on the development of new products and enhancement of existing product offerings. There is a risk that, during such periods of growth or decline, management will not sufficiently coordinate the roles of individuals to ensure that all areas receive appropriate focus and attention. If the combined company is unable to manage its headcount, appropriate levels of manufacturing capacity and the scope of its operations effectively, the cost and quality of the combined company's products may suffer and the combined company may be unable to attract and retain key personnel and develop and market new products. Further, the inability to successfully manage the substantially larger and geographically more diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Bookham ADSs and Bookham ordinary shares.

Bookham generates a significant portion of its revenue outside the United Kingdom and New Focus generates a significant portion of its revenue outside the United States and therefore the combined company will be subject to additional risks associated with the extent of its international operations.

        Bookham's sales outside the United Kingdom, consisting primarily of sales in Canada and the United States, constituted 22% of Bookham's 2000 revenues, 39% of Bookham's revenues for each of 2001 and 2002 and 79% of Bookham's revenues for the first nine months of 2003. Bookham anticipates that its sales outside the United Kingdom will increase significantly as a result of sales under its supply agreement with Nortel Networks Limited.

        For the quarter ended September 28, 2003, approximately 22% of New Focus's net product revenues were from international sales, and for the fiscal year ended December 29, 2002, approximately 33% of its net product revenues were from international sales. Sales to customers outside North America have decreased as a percentage of New Focus's net revenues due to the divestiture of its passive optical component product line and cessation of development of certain high-speed RF telecommunication products, but international sales continue to be significant.

        Because Bookham and New Focus sell a significant portion of their respective products outside of their home jurisdictions, the United Kingdom and United States respectively, the combined company will be subject to additional risks related to operating in foreign countries. These risks include:

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

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  greater difficulty in accounts receivable collection and longer collection periods;

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  difficulty in enforcing or adequately protecting the combined company's intellectual property;

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  foreign taxes;

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  political, legal and economic instability in foreign markets; and

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  foreign regulations.

        Any of these risks could materially adversely affect the combined company's business, financial condition and results of operations.

If the customers of the combined company do not qualify its manufacturing lines or the manufacturing lines of its subcontractors for volume shipments, its operating results could suffer.

        Some OEM customers of Bookham and New Focus do not purchase products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. The combined company's existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with its customers. These OEM customers may also require that the combined company, and any subcontractors that it may use, be registered under international quality standards, such as ISO 9001. Any relocation or consolidation of manufacturing lines of the combined company from existing Bookham and New Focus manufacturing facilities may need to undergo qualification by its customers before commercial production on these lines can recommence. The qualification process, whether for new products or in connection with the relocation of manufacturing lines for current products, determines whether the manufacturing line meets the quality, performance and reliability standards of customers. The combined company may experience delays in obtaining customer qualification of its manufacturing lines and, as a consequence, its operating results and customer relationships would be harmed. Futhermore, New Focus maintains contract administration procedures to monitor its performance to customers' product and testing specifications. New Focus has recently determined that its current contract administration procedures for a subset of one of its product lines may require modification. These modifications could result in additional costs to ensure compliance with customer product and testing specifications or loss of revenue resulting from an inability to accept certain customer orders.

The combined company's business and future operating results may be adversely affected by events outside of its control.

        The combined company's business and operating results will be vulnerable to interruption by events outside of its control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

Delays, disruptions or quality control problems in manufacturing could result in delays in shipments of products to customers and the cost and complexity of complying with government regulations could adversely affect the combined company's business.

        The combined company may experience delays, disruptions or quality control problems in its manufacturing operations or the manufacturing operations of its subcontractors. As a result, the combined company could incur additional costs that would adversely affect gross margins, and product shipments to its customers could be delayed beyond the shipment schedules requested by its customers, which would negatively affect its revenues, competitive position and reputation. Furthermore, even if the combined company is able to timely deliver products to its customers, it may be unable to recognize revenue based on its revenue recognition policies. In the past, New Focus has experienced disruptions in the manufacture of some of its products due to changes in its manufacturing processes, which resulted in reduced manufacturing yields, delays in the shipment of its products and deferral of revenue recognition. The sale and manufacture of certain of its products require continued compliance with governmental security and import/export regulations. New Focus has recently been notified of potential charges that may be brought against it for certain export violations. Any disruptions in the future, including disruptions as a result of the consolidation of facilities or failure to maintain compliance with governmental regulations, could adversely affect the combined company's revenues, gross margins and results of operations. In addition, the combined company may experience manufacturing delays and reduced manufacturing yields upon introducing new products to its manufacturing lines or when integrating acquired products. Each of Bookham and New Focus have in the past experienced lower-than-targeted product yields, which have resulted in delays of customer shipments, lost revenues and impaired gross margins.

Factors other than quarterly results could cause the trading price of Bookham ADSs or Bookham ordinary shares to be volatile or decline.

        Bookham is grouped with the telecommunications companies on both the London Stock Exchange and the NASDAQ National Market. The market prices of Bookham ADSs and Bookham ordinary shares have been, and are likely to continue to be, highly volatile due to causes other than publication of historical quarterly results, such as:

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  announcements by Bookham's competitors and customers of their historical results or technological innovations or new products;

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  developments with respect to patents or proprietary rights;

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  governmental regulatory action; and

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  general market conditions.

        Since Bookham's initial public offering in April 2000, its ADSs and ordinary shares and the shares of Bookham's customers and competitors, in particular, have experienced substantial price and volume fluctuations, in many cases without any direct relationship to the affected company's operating performance. An outgrowth of this market volatility is the significant vulnerability of Bookham's share price and the share prices of Bookham's customers and competitors to any actual or perceived fluctuation in the strength of the markets Bookham serves, no matter how minor in actual or perceived consequence. As a result, these multiples, and hence market prices, may not be sustainable. These broad market and industry factors have caused and may in the future cause the market price of Bookham ADSs and Bookham ordinary shares to fluctuate, regardless of the combined company's actual operating performance or the operating performance of the combined company's customers.

Failure to satisfy the minimum bid price requirements of the NASDAQ National Market may result in delisting.

        Bookham's ADSs are listed on the NASDAQ National Market. To continue to be listed on that market, Bookham must satisfy certain continued listing requirements, including a minimum bid price per ADS of $1.00. Failure to maintain the minimum bid price or any of these other criteria may result in the delisting of Bookham's ADSs from the NASDAQ National Market. If the bid price per ADS falls below $1.00 for certain periods of time, unless at that time one of a range of alternatives, including a change in the ratio of ADSs to ordinary shares, is successfully implemented, Bookham may cease being listed on the NASDAQ National Market. If Bookham is no longer eligible for listing on the NASDAQ National Market, Bookham may seek to be listed on the NASDAQ SmallCap Market if Bookham satisfies the continued listing requirements of that market. In the event that Bookham cannot satisfy those listing requirements, trading, if any, in the ADSs would be conducted on the over-the-counter bulletin board, or OTCBB, or, possibly, on an unregulated trading facility referred to as the "pink sheets." If Bookham is no longer listed on the NASDAQ National Market, investors may find it more difficult to sell their ADSs because smaller quantities of the ADSs would likely be bought and sold, there could be a delay in executing the transactions and there may be a reduction in the level of analyst coverage.

RISKS RELATED TO BOOKHAM

Bookham has generated substantial losses to date and will generate substantial losses in the future unless Bookham achieves significant revenue growth.

        Bookham incurred substantial net losses in 2000, 2001 and 2002 and in the first nine months of 2003. During the course of 2003, Bookham indicated that it believed Bookham could potentially achieve break-even by the end of 2003 and intended to reduce the quarterly revenue required to achieve cash break-even to between £30 million ($50 million) and £35 million ($59 million) by the end of 2003; however, Bookham believes that given current market uncertainties, it is not currently possible to predict when, or at what level, break-even operations will, if ever, be achieved. Bookham may never generate sufficient revenues to achieve profitability. Even if Bookham does achieve profitability, Bookham may not sustain or increase profitability on a quarterly or annual basis in the future. To date, Bookham has been financed largely by the capital contributions of its key investors, as well as approximately £297.4 million of net proceeds Bookham received as a result of its public offerings in April 2000 and September 2000. Bookham's existing cash balances, even when combined with those of New Focus following the distribution and the merger, may not be sufficient to cover future losses.

Bookham's success will depend on the extent to which demand for optical components, modules and subsystems improves and increases and the global economy improves.

        Projections of dramatic growth in demand for bandwidth between 1999 and 2002 led to telecommunications carriers investing large amounts of capital in developing and expanding their optical networks. When the projected growth did not materialize in 2001, telecommunications companies ceased to expand their networks, and large portions of those networks remain unused. As a result, the demand by telecommunications carriers for systems declined dramatically in 2001 and, in turn, the demand for components supplied by Bookham and other vendors to the systems providers also fell sharply. This decline in demand persisted in 2002 and the first nine months of 2003. Bookham is unable to predict whether and how long the decline in demand will last and, in particular, how long it will take before the excess capacity of existing network systems is fully utilized and demand for additional capacity generated. Continuing unfavorable economic conditions and reduced capital spending of a global nature has also affected demand for Bookham's products. Bookham is unable to predict how long the economic slowdown will continue, and whether it will worsen. The continued uncertainties in the global economy make it difficult for Bookham to anticipate revenue levels and therefore to make appropriate estimates and plans regarding management of costs. The decline in demand for optical components and the economic slowdown has had, and will continue to have, a material adverse effect on Bookham's results of operations, and Bookham is not able to predict when this adverse effect will cease.

Bookham's debt repayment obligations to Nortel Networks may affect Bookham's ability to operate its business.

        In connection with Bookham's acquisition of the acquired Nortel Networks businesses, Bookham issued to Nortel Networks secured and unsecured interest-bearing loan notes in the aggregate amount of $50 million. The secured loan notes, in the aggregate amount of $30 million, are secured against all of Bookham's capital equipment and all of the assets of the acquired Nortel Networks businesses. The secured loan notes bear interest at the rate of 7% per year, increasing 0.25% per quarter beginning three months after issue until repayment, up to a maximum rate of 10% per year, and are payable in full no later than November 8, 2005. The unsecured loan notes, in the aggregate principal amount of $20 million, bear interest at the rate of 4% per year and are payable in full no later than November 8, 2007. Bookham is required to repay the notes, in full or in part, at earlier times upon the occurrence of various events, including an equity or equity-linked financing by Bookham. Bookham's business currently does not generate cash flow in an amount sufficient to enable Bookham to pay the principal of, or interest on, its indebtedness or to fund its other liquidity needs, including working capital, capital expenditures product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements. If Bookham cannot fund its liquidity needs, Bookham will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our debt, or seeking additional equity or debt capital. Bookham may not be able to effect any of those remedies on commercially reasonable terms, or at all. If Bookham incurs additional debt above current levels, the risks associated with Bookham's leverage, including the risk that Bookham will be unable to service its debt or generate enough cash flow to fund its liquidity needs, could intensify.

Difficulties associated with integrating the acquired Nortel Networks businesses could harm Bookham's overall business operations.

        Although Bookham has made significant progress in integrating the acquired Nortel Networks business and has substantially implemented its integration plans, including consolidating the operations previously conducted at its Ottawa, Canada wafer fabrication facility into its Caswell, U.K. facility, various challenges remain, including maintaining quality standards, in particular during the manufacturing ramp-up of the activities relocated to Caswell.

        The success of Bookham's strategy depends on the success of the integration process. Although much of the integration is complete, the integration may not be successful and may result in unanticipated operational, developmental, personnel or other problems. Any of these problems could adversely affect Bookham's results of operations. In addition, Bookham has in the past and may in the future, incur special charges in connection with restructuring activities associated with the integration process, which could adversely affect Bookham's results of operations.

Bookham will remain highly dependent on Nortel Networks as a customer over the duration of the supply agreement Bookham has entered into with Nortel Networks Limited.

        In connection with Bookham's acquisition of the acquired Nortel Networks businesses in November 2002, Bookham entered into a three-year, non-exclusive supply agreement with Nortel Networks Limited, a wholly-owned subsidiary of Nortel Networks Corporation. The acquired Nortel Networks businesses were historically dependent on their relationship with Nortel Networks Limited and, as a result, Bookham expects to be highly dependent on sales to Nortel Networks Limited, at least during the term of the supply agreement. In addition, Nortel Networks Limited, including its affiliates, has been one of Bookham's significant customers during the past three years with respect to sales of other Bookham products. Historically, shipments of products to Nortel Networks Limited by the acquired Nortel Networks businesses have constituted over 73%, 52% and 60%, respectively, of the total sales of these businesses in 2000, 2001 and the first half of 2002. In the first nine months of 2003, following the acquisition of the Nortel Networks businesses, the shipments of products to Nortel Networks Limited by the acquired Nortel Networks businesses constituted over 63% of the total sales of these businesses. During the six quarter period between November 8, 2002 and March 31, 2004, which we refer to as the Minimum Commitment Period, Nortel Networks Limited is obliged to purchase from Bookham a minimum of $120 million of products and related services regardless of market demand, subject to Bookham meeting certain customary performance criteria relating to quality and delivery, among other things. If purchases in any quarter of the six quarter term are within 15% of $20 million Nortel Networks Limited is permitted to roll over, and has in the past rolled over, the shortfall to a succeeding quarter. In the fourth quarter of 2002 and the first nine months of 2003 Bookham sold Nortel Networks Limited $75 million of products and related services pursuant to the supply agreement. However, if Nortel Networks' financial condition deteriorates because the continued severe slowdown in the telecommunications industry or due to changes in its own financial position or other circumstances, Nortel Networks Limited may not perform, in full or in part, its obligations under the supply agreement. Bookham may not have a commercially practicable means to recover any shortfall by Nortel Networks Limited of its minimum purchasing commitments. Under certain circumstances, including a bankruptcy proceeding initiated by or against Nortel Networks and/or Nortel Networks Limited, amounts owing to Bookham by Nortel Networks Limited might not be recoverable and the supply agreement might no longer be enforceable against Nortel Networks Limited.

        Although for the three months ended September 30, 2003 Nortel Networks reported net earnings from continuing operations of $179 million, Nortel Networks reported a net loss from continuing operations of $133 million for the six months ended June 30, 2003 and has reported net losses in previous years. In addition, Nortel Networks has previously announced workforce reductions and facilities closures. If Nortel Networks Limited is unable to meet its purchasing obligations under the Supply Agreement, or ceases to purchase a substantial amount of products from Bookham after the Minimum Commitment Period, Bookham's results of operations and business prospects would be materially adversely affected.

Bookham may not be able to retain Nortel Networks Limited as a customer after expiration of the supply agreement.

        Bookham's revenues over the period of the supply agreement with Nortel Networks Limited may not be indicative of future revenues generated from sales to Nortel Networks Limited as there can be no assurance that after the expiration of the supply agreement Nortel Networks Limited will continue to purchase products in the same quantity after the expiration of the Minimum Commitment Period, or at all. Bookham's ability to retain Nortel Networks Limited as a customer after the supply agreement has expired will depend on Nortel Networks Limited's continuing need for products supplied by Bookham. Bookham's revenues from Nortel Networks Limited were £10.7 million, or 31% of Bookham's total revenues, for the year ended December 31, 2002, and £38.3 million, or 59% of Bookham's total revenues, for the first nine months of 2003. If sales under the supply agreement do not continue after the Minimum Commitment Period and/or the supply agreement expires, Bookham's revenues will be adversely affected.

Bookham and its customers each depend upon a limited number of customers.

        Historically, Bookham has generated most of its revenues from a limited number of customers. For example, in each of the three years ending December 31, 2002, and in the first nine months of 2003, sales to five customers accounted for approximately 80% of Bookham's net revenue. In this same period, sales to two of those customers, Nortel Networks Limited and Marconi Communications, accounted for 55% and 19%, respectively, of Bookham's net revenue in 2000, 40% and 15%, respectively, in 2001, 31% and 38%, respectively, in 2002 and 59% and 14%, respectively, in the first nine months of 2003. Sales to Huawei accounted for an additional 10% of Bookham's net revenue in the second quarter of 2003 and just below 10% in the third quarter of 2003. Bookham's dependence on a limited number of customers is due to the fact that the telecommunications equipment industry is dominated by a small number of large companies. That market is currently consolidating, thereby reducing the number of potential customers in the industry. This trend may further increase Bookham's dependence on a small number of customers. Similarly, Bookham's customers depend on a small group of telecommunications carrier customers. In addition, Bookham expects to generate a significant amount of its revenues from supply agreements with Nortel Networks Limited and Marconi Communications. The Marconi Communications supply agreement expires in December 2003, and the Nortel Networks Limited supply agreement expires in November 2005. Bookham's supply agreement with Nortel Networks Limited provides for the purchase of $20 million of products and services from Bookham per quarter through May 2004 and a percentage of Nortel Network Limited's optical components requirements after that time. As of September 28, 2003, Nortel Networks Limited had purchased $75 million of products under the supply agreement. However, if Nortel Network's financial condition deteriorates because of the continued severe slowdown in the telecommunications industry or due to changes in its own financial position or other circumstances, Nortel Networks Limited may not perform, in full or in part, its obligations under the supply agreement. Bookham may not have a commercially practicable means to recover any shortfall by Nortel Networks Limited or its minimum purchase commitments. Bookham's supply agreement with Marconi Communications provides for the purchase of £30 million of products and services from Bookham, and as of September 28, 2003, approximately £4 million remained to be purchased under the supply agreement. However, if Marconi Communication's financial condition deteriorates because the continued severe slowdown in the telecommunications industry or due to changes in its own financial position or other circumstances, Marconi Communications may not perform, in full or in part, its obligations under the supply agreement. Bookham may not have commercially practicable means to recover any shortfall by Marconi Communications of its minimum purchase commitments. The loss of one or more of Bookham's customers could materially adversely affect Bookham's revenues and results of operations. In addition, many of Bookham's customers, and their telecommunications carrier customers, have been affected by the downturn in the telecommunications industry and are in poor financial condition. The condition of these companies may affect the amount and type of orders they are able to place with Bookham.

If the merger is not completed, in order to fund its operations, increase manufacturing capacity or broaden its product range, Bookham may need additional capital in the future that may not be available on acceptable terms, if at all.

        While Bookham had approximately £48 million ($81 million) in cash deposits as of September 28, 2003, Bookham also has debt repayment obligations in the aggregate amount of $50 million under the secured loan notes and the unsecured loan notes issued in connection with the acquisition of the acquired Nortel Networks businesses. Bookham's cash outflow from operations was £47.7 million ($80.1 million) for the first nine months of 2003. During the course of 2003, Bookham indicated that it believed Bookham could potentially achieve break-even by the end of 2003 and intended to reduce Bookham's cash break-even point between £30 million ($50 million) and £35 million ($59 million) of revenue per quarter by the end of 2003; however, Bookham believes that given current market uncertainties, it is not currently possible to predict when, or at what level, break-even operations will be achieved, if ever. Cash flow from operations is not presently sufficient to cover operating expenses and capital expenditure needs. As a result, if the merger is not completed, Bookham may need additional capital in the future to fund its operations, finance investment in equipment and finance corporate infrastructure, to increase the range of products it offers and to respond to competitive pressures and perceived opportunities. There can be no assurance that additional financing will be available on acceptable terms, if at all. In addition, if Bookham undertakes equity or equity-linked financings prior to the repayment of the loan notes in full, Bookham will be required to use the proceeds to repay all or a portion of the loan notes, depending on the amount of the equity or equity-linked financing. Any proceeds used for repaying debt obligations will not be available for other uses. A failure to obtain additional funding could prevent Bookham from making expenditures that would allow Bookham to grow its business or maintain its operations.

Bookham could be adversely affected if it is unable to manage its manufacturing capacity to meet fluctuating levels of demand for its products.

        A significant and steady decline in the demand for optical components during 2001 and into 2002 resulted in marked underutilization of Bookham's manufacturing capacity and, in July 2002, Bookham announced that it was closing its manufacturing facilities in Swindon, U.K. and Maryland, U.S. In addition, Bookham acquired another manufacturing facility in Caswell, U.K. as part of the Marconi Optical Components, or MOC, acquisition, which is presently underutilized. Bookham has closed its Ottawa, Canada manufacturing facility and is transferring its operations to Bookham's Caswell site and closing its Abingdon, U.K. manufacturing facility. In connection with the acquired Nortel Networks businesses, Bookham added four more manufacturing facilities located in the United Kingdom, Canada and Switzerland, which are currently also underutilized. If the merger is completed, Bookham expects to transfer certain of its manufacturing activities to the New Focus China facility. The fluctuations in customer demand, combined with the acquisition of these additional manufacturing spaces, present challenges and will require Bookham to evaluate manufacturing capacity and to assess and predict demand appropriately in order to ensure availability and staffing of manufacturing facilities to meet that demand. Failure to do so on a timely basis could have an adverse effect upon gross margins or have the effect of increasing overall operating expenses.

Bookham has incurred significant restructuring charges as a result of restructuring activities, which could adversely affect Bookham's results of operations.

        In light of the restructuring and cost reduction measures that Bookham has been required to take over the course of 2002 and 2003 in response to the depressed demand for optical components, Bookham has incurred significant restructuring related charges. Such charges totaled £3.0 million ($5.0 million), £1.8 million ($3.0 million) and £14.6 million ($24.5 million), respectively, for the quarters ended March 30 and June 29 and September 28, 2003. These charges, along with any other charges, have adversely affected, and will continue to adversely affect, Bookham's results of operations for the periods in which such charges have been or will be incurred.

Bookham expects to acquire businesses as part of its strategy and Bookham will need to integrate them successfully.

        Acquisitions have historically been an important part of Bookham's business strategy and will form part of Bookham's strategy in the future. For example, in July 2003, Bookham acquired substantially all of the assets and certain liabilities of Cierra Photonics for consideration of approximately 3 million Bookham ordinary shares, with an additional 4.2 million Bookham ordinary shares issuable in the future upon achievement of certain revenue milestones, and in October 2003 Bookham acquired the entire issued share capital of Ignis Optics for consideration of approximately 13 million Bookham ordinary shares with up to approximately 780,000 Bookham ordinary shares issuable in the future upon achievement of certain revenue milestones. Any acquisition transaction, such as the proposed merger with New Focus, could be material in size and involve the issuance of a significant number of new equity or debt securities and/or the payment of substantial cash consideration. If Bookham funds acquisitions in whole or in part through the issuance of equity securities, Bookham's existing shareholders may experience substantial dilution. Bookham may also be required to make significant investment in acquired companies to facilitate commercialization of their own products or to support the integration of their operations with Bookham's. Any acquisition may also involve significant management time and attention, which could cause disruption to Bookham's overall operations. Any acquisition resulting in entry into a new market, such as Bookham's acquisition of Ignis Optics, a company in the datacom sector, could present numerous challenges including diversion of financial and managerial resources and potential uncertainty with existing customers. Moreover, if Bookham is unable to integrate successfully any newly acquired business or technologies, Bookham may be unable to achieve its strategic goals and Bookham's business could suffer. Specifically, Bookham is now in the process of integrating the operations of the acquired Nortel Networks businesses, MOC, Cierra Photonics and Ignis Optics with its existing business and may experience problems in connection with the integration. Bookham currently intends to continue Ignis Optics as a stand-alone operation based in California, targeted at offering optical modules for integration in communications networks.

Bookham may have difficulty obtaining additional capital because of reduced funding of and lending to companies in the optical components industry.

        The optical components sector of the telecommunications industry, in which Bookham operates, has been severely affected by the downturn in the global economy. As a result, companies in this sector are experiencing difficulty in raising capital, whether through equity or debt financing. Because the share values of optical component suppliers have declined markedly during the downturn, these companies have experienced difficulty in raising capital through equity financings because of lack of investor interest. Bookham may therefore experience difficulty raising additional capital or may have to accept capital financing on less than optimal terms. Bookham may also be unsuccessful in its efforts to raise additional capital.

Bookham's future success will depend on Bookham's ability to manufacture and sell commercial quantities of its product lines, some of which have recently been commercially introduced and may not achieve commercial acceptance.

        For the year ended December 31, 2002, and the first nine months of 2003, Bookham's revenues were derived primarily from sales of products of the acquired Nortel Networks businesses to Nortel Networks Limited under the supply agreement and, to a lesser extent, from sales under the supply agreement with Marconi Communications and sales and development of Bookham's ASOC and related products. Bookham believes that sales of the products Bookham acquired in connection with the acquisition of the business and assets of MOC and the acquired Nortel Networks businesses in 2002 will continue to account for a substantial portion of Bookham's future revenues, at least through the respective terms of its supply agreements with each of Marconi Communications and Nortel Networks Limited. In 2002, ASOC revenues constituted less than 10% of Bookham's total revenues, and on July 30, 2003, Bookham announced that it was discontinuing further ASOC investment. Bookham therefore does not expect sales of those products to account for a significant percentage of its revenue for the foreseeable future. In connection with its acquisitions from Nortel Networks and MOC, Bookham added several new products to its product line, some of which have not yet successfully completed a specific series of tests that demonstrate that such products meet industry-wide standards and are suitable for customer specific use and therefore do not yet qualify for volume production. Bookham cannot assure investors that these products, or the proprietary technology upon which any of these products is based, will achieve broad market acceptance.

        In addition, a decline in demand for any of Bookham's product lines due to faults or quality problems, the introduction of superior products by competitors, technological changes or other reasons could undermine confidence in and demand for Bookham's products. This, in turn, could have a material adverse effect on Bookham's customer relationships and business prospects.

Bookham's results of operations may suffer if Bookham does not effectively manage its inventory and Bookham may incur inventory-related charges.

        To achieve commercial success with its product lines, Bookham needs to manage its inventory of component parts and finished goods effectively to meet changing customer requirements. The ability to accurately forecast customers' product needs in the current economic environment is very difficult. Some of Bookham's products and supplies in inventory have in the past and may in the future become obsolete due to rapidly changing customer specifications or a decrease in customer requirements. If Bookham is not able to effectively manage its inventory, it may need to write off unsaleable or obsolete inventory, which would adversely affect results of operations. Bookham has from time to time incurred significant inventory-related charges. For example, in 2001 Bookham incurred charges related to inventory write-downs in excess inventory of £4.65 million and, in 2002, Bookham incurred charges related to inventory write-downs in excess inventory of £3.3 million ($5.5 million), which includes write downs of £1.2 million ($2.0 million) related to the downsizing of Bookham's ASOC product line. In the first nine months of 2003, Bookham did not incur charges related to inventory write-downs in excess inventory. Bookham may, however, incur significant similar charges in future periods. These charges, along with any other charges such as the special charges Bookham incurred in 2001 and 2002 relating to restructuring activities, could significantly adversely affect Bookham's results of operations.

Bookham's products are complex, may take longer to develop than originally anticipated and are highly dependent on the needs of Bookham's customers' design and development programs.

        Many of Bookham's new products must be tailored to customer specifications. As a result, Bookham is constantly developing new products and using new technologies in those products. These products often take 12 to 18 months to develop because of their complexity and the changing customer specifications in the course of the development cycle. Bookham funds a significant majority of the design work, but has in the past received small contributions from customers which Bookham credits against research and development expenditure. In the event that a customer cancels or modifies a design project before Bookham begins large-scale manufacture of the product and receive revenue from the customer, Bookham will not be able to recover those expenses and results of operations will be adversely affected. It is difficult to predict with any certainty, particularly in the present economic climate, the frequency with which customers will cancel or modify their projects, or the effect on results of operations. The complex production process for these products requires careful and constant maintenance of fine tolerances that can be disrupted by unknown or unforeseen causes. These products may also contain defects when first introduced or as new versions are released. Bookham could also incur significant unanticipated costs in attempting to complete the development of new products or to fix defective products.

Bookham may experience low manufacturing yields.

        Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by those customers for which Bookham performs design-in work. Higher volumes due to demand for a fixed, rather than continually changing, design generally result in higher manufacturing yields, whereas lower volume production generally results in lower yields. In addition, lower yields may result, and have in the past resulted, from commercial shipments of products prior to full manufacturing qualification to the applicable specifications. Changes in manufacturing processes required as a result of changes in product specifications and customer needs have historically caused, and may in the future cause, significantly reduced manufacturing yields, resulting in low or negative margins on those products. Moreover, an increase in the rejection rate of products during the quality control process either pre, during or post manufacture results in lower yields and margins. Finally, manufacturing yields and margins can also be lower if Bookham receives or inadvertently uses defective or contaminated materials from its suppliers.

Bookham may be faced with product liability claims.

        Despite quality assurance measures, there remains a risk that defects may occur in Bookham's products. The occurrence of any defects in Bookham's products could give rise to liability for damages caused by such defects and for consequential damages. They could, moreover, impair the market's acceptance of Bookham's products. Both could have a material adverse effect on Bookham's business and financial condition. In order to mitigate the risk of liability for damages, Bookham carries product liability insurance with a £10 million aggregate annual limit and errors and omissions insurance with a $5 million annual limit. There can be no assurance that this insurance would adequately cover Bookham's costs arising from defects in its products or otherwise.

Bookham sells most of its new products at negative gross margins and declining average selling prices could adversely affect Bookham's ability to become profitable.

        Bookham currently sells most of its new products at negative gross margins due largely to its fixed manufacturing overhead costs. If, despite the anticipated transfer of manufacturing activities to the New Focus China facility, Bookham is not able to improve manufacturing yields and decrease costs as the volume of new products increases, the effect of these negative gross margins could be exacerbated and could continue to have an adverse effect on Bookham's financial results. Average selling prices for telecommunications optical components have declined in recent years and suffered from a sharp decline in 2001 and continued to decline in 2002 and the first nine months of 2003. Bookham anticipates that the average selling prices of its products will continue to decline over time. If Bookham is unable to reduce manufacturing costs or increase sales volumes at least at the same rate, gross margins and financial results will be adversely affected.

Bookham's intellectual property rights may not be adequately protected.

        Bookham's future success will depend, in large part, upon its intellectual property rights, including patents, design rights, trade secrets, trademarks, know-how and continuing technological innovation. Bookham maintains an active program of identifying technology appropriate for patent protection. Bookham's practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge Bookham's exclusive ownership of all intellectual property developed by the individuals during their work for Bookham and require that all proprietary information disclosed will remain confidential. Although such agreements may be binding, they may not be enforceable in all jurisdictions.

        Bookham's intellectual property portfolio is an important corporate asset. The steps Bookham has taken and may take in the future to protect Bookham's intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Bookham cannot assure investors that its competitors will not successfully challenge the validity of these patents, or design products that avoid infringement of Bookham's propriety rights with respect to Bookham's technology. There can be no assurance that other companies are not investigating or developing other similar technologies, that any patents will issue from any application pending or filed by Bookham or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, Bookham cannot assure investors that any patents issued to Bookham will not be challenged, invalidated or circumvented, or that the rights thereunder will provide a competitive advantage to Bookham. Further, the laws of certain territories in which Bookham's products are or may be developed, manufactured or sold, including southeast Asia, may not protect Bookham's products and intellectual property rights to the same extent as the laws of the United Kingdom, continental European countries and the United States.

Bookham's products may infringe the intellectual property rights of others.

        Companies in the industry in which Bookham operates frequently receive claims of patent infringement or infringement of other intellectual property rights. In this regard, third parties may in the future assert claims against Bookham concerning its existing products or with respect to future products under development. Bookham has entered into and may in the future enter into indemnification obligations in favor of some customers that could be triggered upon an allegation or finding that Bookham is infringing other parties' proprietary rights. Bookham may need in the future to negotiate with holders of patents relevant to Bookham's business. Bookham may not in all cases be able to resolve allegations of infringement through licensing arrangements, settlement, alternative designs or otherwise. Bookham may take legal action to determine the validity and scope of the third-party rights or to defend against any allegations of infringement. In the course of pursuing any of these means Bookham could incur significant costs and diversion of its resources. Due to the competitive nature of Bookham's industry, it is unlikely that Bookham could increase its prices to cover such costs. In addition, such claims could result in significant penalties or injunctions that could prevent Bookham from selling some of its products in certain markets or result in settlements that require payment of significant royalties that could adversely affect Bookham's ability to price its products profitably.

If Bookham fails to obtain the right to use the intellectual property rights of others necessary to operate its business, Bookham's ability to succeed will be adversely affected.

        The telecommunications and optical components markets in which Bookham sells its products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and Bookham's competitors. Optical component suppliers may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against Bookham. In the future Bookham may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for Bookham's business. Unless Bookham is able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit Bookham's development of new products for its markets. Licenses granting Bookham the right to use third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse effect on Bookham's operating results. Bookham's larger competitors may be able to obtain licenses or cross-license their technology on better terms than Bookham can, which could put Bookham at a competitive disadvantage.

Bookham depends on a limited number of suppliers who could disrupt Bookham's business if they stopped, decreased or delayed shipments.

        Bookham depends on a limited number of suppliers of raw materials and equipment used to manufacture Bookham's products. Some of these suppliers are sole sources. Bookham typically has not entered into long-term agreements with its suppliers and, therefore, these suppliers generally may stop supplying materials and equipment at any time. The reliance on a sole or limited number of suppliers could result in delivery problems, reduced control over product pricing and quality, and an inability to identify and qualify another supplier in a timely manner. Any supply deficiencies relating to the quality or quantities of materials or equipment Bookham uses to manufacture its products could adversely affect Bookham's ability to fulfill customer orders or Bookham's financial results of operations.

Bookham may not be able to operate its business successfully if it loses any member of its senior management team.

        Bookham's future success will depend, in large part, on the continued service of Bookham's key management and technical personnel, in particular Bookham's founder and Chairman, Dr. Andrew G. Rickman, and Bookham's Chief Executive Officer and President, Dr. Giorgio Anania. If either of these individuals becomes unable or unwilling to render his services and expertise, Bookham could encounter serious difficulties in the effective management of Bookham's business. While each of these individuals has a service agreement, these agreements cannot ensure their continued employment.

Bookham's business is subject to currency fluctuations that may adversely affect Bookham's operating results.

        Due to Bookham's multinational operations, Bookham's business is subject to fluctuations based upon changes in the exchange rates between the currencies in which Bookham collects revenues and pay expenses. In particular, Bookham expects that a substantial portion of its revenues will be denominated in U.S. dollars, while the majority of its expenses will continue to be denominated in pounds sterling. Fluctuations in the exchange rate between these two currencies and, to a lesser extent, other currencies in which Bookham collects revenue and pay expenses, could affect Bookham's operating results. In addition, Bookham's consolidated financial statements are prepared in pounds sterling and translated into U.S. dollars for U.S. reporting purposes. As a result, even when foreign currency expenses substantially offset revenues in the same currency, Bookham's net income may be diminished or Bookham's net loss increased, when reported in U.S. dollars in Bookham's financial statements. Bookham may at times engage in currency hedging transactions in an effort to cover any exposure to such fluctuations, and Bookham may be required to convert currencies to meet its obligations. Under certain circumstances, hedging transactions can have an adverse effect on Bookham's financial condition.

Bookham's business involves the use of hazardous materials, and environmental laws and regulations may expose Bookham to liability and increase Bookham's costs.

        Bookham historically has handled small amounts of hazardous materials as part of its manufacturing activities and now handles more and different such hazardous materials as a result of the manufacturing processes related to the acquired Nortel Networks businesses and the product lines Bookham acquired from MOC. Consequently, Bookham's operations are subject to environmental laws and regulations governing, among other things, the use and handling of hazardous substances and waste disposal. Bookham may be required to incur environmental costs to comply with current or future environmental laws. As with other companies engaged in manufacturing activities that involve hazardous materials, a risk of environmental liability is inherent in Bookham's manufacturing activities, as is the risk that Bookham's facilities will be shut down in the event of a release of hazardous waste. The costs associated with environmental compliance or remediation efforts or other environmental liabilities could adversely affect Bookham's business.

Bookham may in the future be considered a passive foreign investment company.

        The U.S. Internal Revenue Code contains special rules relating to passive foreign investment companies, or PFICs. A U.S. holder who owns stock in a PFIC generally is subject to adverse tax consequences under these rules. These rules do not apply to non-U.S. holders. A company is treated as a PFIC if at least 75% of the company's gross income for a taxable year consists of "passive income," defined generally as income from passive investments, as opposed to operating income. A company is also treated as a PFIC if the average percentage of the value of its assets, including cash balances, that produce or are held for the production of passive income is at least 50%. The application of the gross income test in Bookham's particular circumstances is uncertain, as the calculation is complex when a company's gross margin is negative and Bookham's calculation is based on a U.S. Internal Revenue Service private letter ruling which, although issued in similar circumstances, was issued to another taxpayer and would not necessarily be applied by the U.S. Internal Revenue Service to Bookham in any audit or review. This could result in Bookham's classification as a PFIC in the future, even in a year in which Bookham has substantial gross revenues from product sales. In addition, the proportion of Bookham's cash balances compared with its total assets may in the future result in Bookham's being a PFIC. There can be no assurance that Bookham will in future years have sufficient revenues from product sales or sufficient non-passive assets to avoid becoming a PFIC.

        If Bookham were classified as a PFIC, unless a U.S. holder made a timely specific election, a special tax regime would apply to any "excess distribution," which would be your share of distributions in any year that are greater than 125% of the average annual distributions received by you in the three preceding years or your holding period, if shorter; and any gain realized on the sale or other disposition of the Bookham ADSs or Bookham ordinary shares. Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if the excess distribution or gain had been realized ratably over your holding period for the Bookham ADSs or Bookham ordinary shares. You will generally be required to pay taxes on the amount allocated to a year at the highest marginal tax rate and pay interest on the prior year's taxes. You may be able to ameliorate the tax consequences somewhat by making a mark-to-market election or QEF election, that is, an election to have Bookham treated as a qualified electing fund for U.S. federal income tax purposes. You should consult your tax advisor of the consequences of Bookham's classification as a PFIC.

Your ability to bring an action against Bookham may be limited under English law.

        Bookham is a public limited company incorporated under the laws of England and Wales. The rights of holders of Bookham ordinary shares and, therefore, many of the rights of Bookham ADS holders, are governed by English law and by Bookham's memorandum and articles of association. These rights differ from the rights of shareholders in typical U.S. corporations. In particular, English law significantly limits the circumstances under which shareholders of English companies may bring derivative actions. Under English law generally, and subject to limited exceptions, only Bookham can be the proper plaintiff in proceedings in respect of wrongful acts committed against Bookham or by its management. In addition, because several of Bookham's directors and a majority of Bookham's executive officers, as well as the experts named in this proxy statement/prospectus, are residents of countries other than the United States, it may not be possible for you to effect service of process upon them in the United States. It may also be difficult for you to prevail in a claim against Bookham, its officers and directors under, or to enforce liabilities based upon, U.S. securities laws.

The markets in which Bookham operates are highly competitive, which could result in lost sales and lower revenues.

        The market for fibre-optic components is highly competitive and such competition could result in Bookham's existing customers moving their orders to competitors. Certain of Bookham's competitors may be able more quickly and effectively to:

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  respond to new technologies or technical standards;

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  react to changing customer requirements and expectations;

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  devote needed resources to the development, production, promotion and sale of products; and

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  deliver competitive products at lower prices.

        In addition, market leaders in industries such as semiconductor and data communications, who may have significantly more resources than Bookham does, may in the future enter Bookham's market with competing products. All of these risks may be increased if the market were to consolidate through mergers or business combinations between competitors.

        There can be no assurance that Bookham will be able to compete successfully with its competitors or that aggressive competition in the market will not result in lower prices for its products or decreased gross profit margins. Any such development would have a material adverse effect on Bookham's business, financial condition and results of operations.

Bookham's success will depend on Bookham's ability to anticipate and respond to evolving technologies and customer requirements.

        The market for telecommunications equipment is characterized by substantial capital investment and diverse and evolving technologies, such as fibre-optic, cable, wireless and satellite technologies. Bookham's ability to anticipate changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in Bookham's ability to succeed. Bookham expects that new technologies will continue to emerge as competition in the telecommunications industry increases and the need for higher and more cost efficient bandwidth expands. The introduction of new products embodying new technologies or the emergence of new industry standards could render Bookham's existing products uncompetitive from a pricing standpoint, obsolete or unmarketable.

RISKS RELATED TO NEW FOCUS

        As a stand-alone company, New Focus's business is subject to numerous risks and uncertainties including risks and uncertainties relating to incurrence of net losses, lengthy sales cycles, competition, and products and other risks and uncertainties described in New Focus's annual report on Form 10-K for the year ended December 29, 2002, which annual report is incorporated by reference in this proxy statement/prospectus. New Focus stockholders should understand that these and other risks will continue to apply to New Focus's business if the merger is not consummated. Set forth below are risks of New Focus's business that will apply to the combined company after the merger.

New Focus has a history of losses and such net losses will likely continue if New Focus is unable to increase its revenues and contain its costs or complete an accretive acquisition.

        New Focus incurred net losses of approximately $4.4 million for the quarter ended September 28, 2003, compared to net losses of approximately $7.2 million for the quarter ended June 29, 2003 and $5.1 million for the quarter ended March 30, 2003. For the fiscal year ended December 29, 2002, New Focus incurred net losses of approximately $104.8 million, approximately $495.4 million for the fiscal year ended December 30, 2001, and approximately $36.0 million for the fiscal year ended December 31, 2000. As of September 28, 2003, New Focus had an accumulated deficit of approximately $668.0 million. To increase its quarterly revenues, New Focus must increase sales of its existing products and introduce new products that it has either developed internally or acquired through other arrangements. Even if the merger is completed or if New Focus completes an acquisition or enters into a partnering relationship that it believes would improve its financial results, actual financial results could differ and New Focus could continue to incur net losses. Even if New Focus achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The long sales cycles for sales of New Focus's products to OEM customers may cause operating results to vary from quarter to quarter, which could continue to cause volatility in its results of operations.

        The period of time between New Focus's initial contact with certain of its customers, particularly its OEM customers, and the receipt of an actual purchase order may span a time period of 6-18 months. During this time, customers may perform, or require New Focus to perform, extensive and lengthy evaluation and testing of its products and its manufacturing processes before purchasing its products and using them in their equipment. The length of these qualification processes also may vary substantially by product and customer, and, thus, inhibit New Focus's ability to predict its results of operations. In addition, during the qualification process, New Focus may incur substantial sales and marketing expenses and expend significant management effort. Even after incurring such costs New Focus ultimately may not sell any products to such potential customers. These qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Further, even after New Focus has received purchase orders or entered into contracts to supply such customers, changes in the markets for their products may result in negotiations to cancel or alter such purchase orders or contracts. For example, in the fourth quarter of 2002, New Focus recorded approximately $1.2 million in revenues from cancellation fees from two OEM customers due to contract cancellations. The long sales cycles may restrict New Focus's ability to increase its revenues in a timely manner. The long sales cycles have caused and may continue to cause, New Focus's revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

New Focus is increasing its efforts to sell modules and subsystems to OEM customers in a number of different markets and must face the challenge of supporting the distinct needs of each of the markets it intends to serve.

        New Focus is expanding its efforts in the development and sale of photonics components and modules to diversified markets within the semiconductor, industrial, biomedical and defense industries, in addition to the telecommunications industry. While New Focus sells standard and customized components to these markets, it has only recently begun to focus on the development and sale of modules and subsystems to OEM customers for most of these markets. As a result, New Focus does not have established sales channels, brand recognition or an installed customer base in these markets and it has only limited information regarding customer requirements. Some of these markets are only beginning to adopt photonics technologies and it is therefore difficult to assess the potential of these markets based on historical market information. Due to these factors, among others, New Focus cannot assure you that its entry into these markets will be successful or result in increased revenues. New Focus's decision to continue to offer products to a given market or to penetrate new markets is based in part on its judgment of the size, growth rate and other factors that contribute to the attractiveness of a particular market. If New Focus's product offerings in any particular market are not competitive or its analyses of targeted markets are incorrect, New Focus's business and results of operations would be harmed. In addition, the restructuring actions New Focus has implemented to date, which included headcount reductions and decreases in discretionary spending, could adversely affect its ability to market its products, introduce new and improved products and increase its revenues, which could adversely affect its results of operations. Further, during initial sales to OEM customers, lower production volumes could constrain the rate of improvement in New Focus's gross profit margins until it achieves volume production levels.

New Focus's future success depends on its ability to successfully introduce new and enhanced products that meet the needs of its customers in a timely manner.

        The markets for New Focus's products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. New Focus's future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. New Focus may not be able to develop the underlying core technologies necessary to create new or enhanced products, or to license or otherwise acquire these technologies from third parties. New product development and introduction may be delayed due to numerous factors, including:

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  changing product specifications and customer requirements;

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  difficulties in hiring and retaining necessary technical personnel;

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  difficulties in reallocating engineering resources and overcoming resource limitations;

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  difficulties with contract manufacturers;

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  changing market or competitive product requirements; and

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  unanticipated engineering complexities.

        The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. New Focus cannot assure you that it will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. In addition, the introduction of new and enhanced products may cause New Focus's customers to defer or cancel orders for existing products. A slowdown in demand for existing products ahead of a new product introduction could result in a write-down in the value of inventory on hand related to existing products. To the extent customers defer or cancel orders for existing products or if there is any delay in development or introduction of New Focus's new products or enhancements of its products, its operating results would suffer. Further, New Focus cannot assure you that its new products will gain market acceptance or that it will be able to respond effectively to product announcements and promotions by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm New Focus's business.

The complexity of New Focus's business necessitates an infrastructure that its current revenues do not support. If New Focus is unable to grow revenues to support the complexity of its business structure, its results of operations will continue to be adversely affected.

        New Focus has three distinct product lines that require separate development, manufacturing and sales and marketing resources. Through product line divestitures and plant closures, New Focus has taken steps to reduce the complexity of its business but multiple acquisition and business-related legal structures remain in place. Such legal entities require separate accounting and tax records and until such legal entities can be dissolved in accordance with the applicable laws New Focus's administrative costs will be adversely affected. New Focus's business infrastructure is more complex than its revenues can currently support. If New Focus is unable to grow its revenues sufficiently to support its business infrastructure, its results of operations will continue to be adversely affected and New Focus may, in response, need to further reduce its infrastructure which would result in additional restructuring and impairment charges.

New Focus expects competition to continue to intensify, which could reduce its sales and gross margins, or cause it to lose market share.

        The markets for New Focus's products are competitive, and it believes that competition from both new and existing competitors will increase in the future. New Focus competes in several specialized markets against a limited number of companies. Many of New Focus's existing and potential competitors are more established, have greater name recognition and possess greater financial, technological and marketing resources than it does. Other competitors are small and highly specialized firms that are able to focus on only one aspect of a market.

        Consolidation among suppliers of photonics and microwave products could intensify the competitive pressures that New Focus faces. A consolidated company could offer more integrated products, making New Focus's products less competitive. New Focus's customers may prefer to purchase products from its competitors who offer broader product lines, which would negatively affect its sales and operating results.

        Some existing customers and potential future customers are also New Focus's competitors. These customers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us. Further, these customers may reduce or discontinue purchasing our products if they perceive New Focus as a serious competitive threat with regard to sales of products to their customers. As a result of these factors, New Focus expects that competitive pressures will intensify and may result in price reductions, loss of market share and reduced margins.

        New Focus competes on the basis of product features, quality, reliability and price and on its ability to manufacture and deliver its products on a timely basis. New Focus may not be able to compete successfully in the future against existing or new competitors. In addition, competitive pressures may force New Focus to reduce its prices, which could negatively affect its operating results. If New Focus does not respond adequately to competitive challenges, its business and results of operations will be harmed.

New Focus is involved in costly and time-consuming litigation that may substantially increase its costs and harm its business.

        On February 13, 2002, Howard Yue, the former sole shareholder of Globe Y Technology, Inc., a company acquired by New Focus in February 2001, filed a lawsuit against New Focus and several of its officers and directors in Santa Clara County Superior Court. The lawsuit is captioned Howard Yue v. New Focus, Inc. et al, Case No. CV808031, and asserts claims stemming from New Focus's acquisition of Globe Y. The plaintiff has amended his complaint several times following the Court's dismissal of his earlier complaints. Currently, the plaintiff's third amended complaint alleges eight causes of action against defendants New Focus, Ken Westrick, William Potts, Jr. and Timothy Day as follows: violation of §25400 and §25500 of the California Corporations Code against New Focus and Ken Westrick; violation of §§1709-1710 of the California Civil Code against all defendants; violation of §17200 and §17500 of the California Business & Professions Code against New Focus; fraud and deceit by concealment against all defendants; fraud and deceit by active concealment against all defendants; fraud and deceit based upon non-disclosure of material facts against all defendants; negligent misrepresentation against all defendants; and breach of contract and the duty of good faith and fair dealing against New Focus. The complaint seeks unspecified economic, punitive, and exemplary damages, prejudgment interest, costs, and equitable and general relief.

        On October 6, 2003, New Focus filed a cross-complaint against Mr. Yue seeking damages arising from Mr. Yue's misrepresentations to New Focus in the acquisition of Globe Y by New Focus. Discovery is ongoing in both the lawsuit by Mr. Yue and New Focus's cross-complaint. New Focus believes that it has meritorious defenses against the plaintiff's claims and meritorious claims against Mr. Yue.

        On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822, was filed against New Focus and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendant's were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus's initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated. On April 19, 2002, plaintiffs filed a consolidated amended complaint. The amended complaint alleges violations of Section 11 of the Securities Act of 1933, as amended, or the Securities Act, against all defendants related to New Focus's initial public offering and secondary offering, violations of Section 10(b), Section 15 and Section 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act against the Individual Defendants, and Section 10(b) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act against the Underwriter Defendants. The amended complaint seeks unspecified damages on behalf of a purported class of purchasers of New Focus's common stock between May 18, 2000 and December 6, 2000.

        Various plaintiffs have filed similar actions in the United States District Court for the Southern District of New York asserting virtually identical allegations concerning the offerings of more than 300 other issuers. These cases have all been assigned to the Hon. Shira A. Scheindlin for coordination and decisions on pretrial motions, discovery, and related matters other than trial. On or about July 15, 2002, defendants filed an omnibus motion to dismiss in the coordinated proceedings on common pleadings issues. On or about October 9, 2002, the court entered as an order, a stipulation dismissing the Individual Defendants from the litigation without prejudice. On February 19, 2003, the omnibus motion to dismiss was denied by the court as to the claims against New Focus. A proposal has been made for the settlement and release of claims against issuer defendants, including New Focus. New Focus has accepted the proposed settlement. The proposed settlement is subject to a number of conditions, including approval by the court.

        On or about February 28, 2003, a similar purported class action complaint entitled Liu v. Credit Suisse First Boston Corporation et al. was filed in the United States District Court for the Southern District of Florida against Credit Suisse First Boston Corporation, approximately 50 issuers, including New Focus, and various individuals who were either employed by or directors of the issuer defendants, including William L. Potts, Jr., New Focus's Chief Financial Officer, and Kenneth Westrick, New Focus's former Chief Executive Officer. As against New Focus, the complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act as well as claims for common law fraud, negligent misrepresentation, and violations of the Florida Blue Sky Law arising out of the initial public offering of New Focus's common stock. As against Mr. Potts, the complaint alleges violations of Sections 10(b) and 15 of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act as well as claims for common law fraud, negligent misrepresentation, and violations of the Florida Blue Sky Law, also arising out of the initial public offering of the New Focus's common stock. On July 16, 2003, the court issued an order clarifying that the plaintiffs' claims against New Focus and Messrs. Potts and Westrick were dismissed without prejudice.

        Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time could have a material adverse effect on New Focus's business, results of operations and financial condition. Any litigation to which New Focus is subject may be costly and, further, could require significant involvement of New Focus's senior management and may divert management's attention from its business and operations.

New Focus depends on key personnel to manage its business effectively. If New Focus is unable to retain key personnel, its business and operations may be harmed.

        New Focus's future success depends in part upon the continued services of key engineering, sales, marketing, manufacturing and support personnel. New Focus's key employees are not bound by employment agreements that require them to work for it for any specific term. If any of New Focus's key personnel become unwilling or unable to render services to New Focus, New Focus's ability to stabilize and then grow its business could be adversely affected.

        New Focus has reduced its work force from a peak of approximately 2,100 employees in the first quarter of 2001 to approximately 200 employees estimated at the end of September 2003. New Focus's ability to continue to retain highly skilled personnel in light of these reductions in force and other factors will be a critical factor in determining whether it will be successful. Despite the economic downturn, competition for highly skilled personnel continues to be intense. New Focus may not be successful in retaining qualified personnel to fulfil its current or future needs, which could adversely affect its ability to develop and sell its products. Furthermore, government regulations and immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in New Focus's U.S. facilities or its ability to hire new non-U.S. employees in such facilities.

Delays, disruptions or quality control problems in manufacturing could result in delays in shipments of products to customers.

        New Focus may experience delays, disruptions or quality control problems in its manufacturing operations or the manufacturing operations of its subcontractors, including, among other things, interruptions in supply, non-conforming materials and other disruptions inherent in a manufacturing operation. As a result, New Focus could incur additional costs that would adversely affect gross margins, and product shipments to its customers could be delayed beyond the shipment schedules requested by its customers, which would negatively affect its revenues, competitive position and reputation. Furthermore, even if New Focus is able to timely deliver products to its customers, it may be unable to recognize revenue based on its revenue recognition policies. In the past, New Focus has experienced disruptions in the manufacture of some of its products due to changes in its manufacturing processes, which resulted in reduced manufacturing yields, delays in the shipment of its products and deferral of revenue recognition. Any disruptions in the future, including disruptions as a result of the consolidation of facilities, could adversely affect New Focus's revenues, gross margins and results of operations. In addition, New Focus may experience manufacturing delays and reduced manufacturing yields upon introducing new products to its manufacturing lines. New Focus has in the past experienced lower-than-targeted product yields, which have resulted in delays of customer shipments, lost revenues and impaired gross margins.

The cost and complexity of complying with government regulations could adversely affect New Focus's business.

        The sale and manufacture of certain of New Focus's products requires continued compliance with governmental security and import/export regulations. New Focus has been notified of potential charges that may be brought against it for certain export violations. The maximum legislated penalty for those potential charges total approximately $525,000. Any disruptions in the future, including disruptions as a result of the failure to comply with governmental regulations could adversely affect New Focus's revenues, gross margins, operating expenses, results of operations and ability to export certain of its products.

If New Focus is unable to accurately forecast component and material requirements, its results of operations will be adversely affected.

        New Focus uses rolling forecasts based on anticipated product orders to determine its component and material requirements. It is very important that New Focus predicts both the demand for its products and the lead times required to obtain the necessary components and materials. It is very difficult to develop accurate forecasts of product demand, especially in the current uncertain conditions in its served markets and the economy in general. Order cancellations and lower order volumes by New Focus's customers have in the past created excess inventories, which negatively affected its operating results. If New Focus fails to accurately predict both the demand for its products and the lead times required to obtain the necessary components and materials in the future, New Focus could incur additional inventory write-downs or cancellation charges. If New Focus underestimates its component and material requirements, it may have inadequate inventory, which could interrupt its manufacturing and delay delivery of its products to its customers. Any of these occurrences would negatively affect New Focus's results of operations.

New Focus depends on single or limited source suppliers for some of the key components in its products, which may make it susceptible to supply shortages or price fluctuations.

        New Focus currently purchases several key components used in the manufacture of its products from single or limited source suppliers. New Focus does not have long-term or volume purchase agreements with any of these suppliers and these components may not in the future be available in the quantities or at the prices required by it. New Focus may fail to obtain required components in a timely manner in the future or could experience further delays from evaluating and testing the products of these potential alternative suppliers. Current difficult economic conditions could adversely affect the financial condition of New Focus's suppliers, many of whom have limited financial resources. New Focus has in the past, and may in the future, be required to provide advance payments in order to secure key components from financially limited suppliers. Financial or other difficulties faced by these suppliers could limit the availability of key components, increase New Focus's product costs and lower gross margins, or impair its ability to recover advances made to these suppliers. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would impair New Focus's ability to meet scheduled product deliveries to its customers and could cause customers to cancel orders. For example, New Focus previously experienced a temporary interruption in the supply of certain components it sources from an overseas supplier. As a result, New Focus had to source these products from U.S. suppliers at substantially higher costs. New Focus's gross margin percentages for both the second and third quarters of 2003 were affected by these higher costs.

New Focus may not be able to protect its proprietary technology, which would seriously harm its ability to compete effectively, and harm its ability to generate revenues.

        New Focus relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. New Focus also relies on confidentiality procedures and contractual provisions with its employees, consultants and corporate partners. New Focus cannot assure you that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States. Other parties may independently develop similar or competing technology or design around any patents that may be issued to New Focus. It may be necessary to litigate to enforce New Focus's patents, copyrights and other intellectual property rights, to protect its trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation can be time consuming, distracting to management, expensive and difficult to predict. New Focus's failure to protect or enforce its intellectual property could have an adverse effect on its business, financial condition, prospects and results of operations.

If New Focus is unsuccessful in defending intellectual property claims, it may have to expend a substantial amount of resources to make its products non-infringing and may have to pay a substantial amount in damages.

        New Focus has in the past and may in the future be subject to claims related to its intellectual property. Any resulting lawsuits, if successful, could subject New Focus to significant liability for damages and invalidate its proprietary rights. New Focus anticipates, based on the size and sophistication of its competitors and the history of rapid technological advances in its targeted industries, that several competitors may have existing patents or patent applications in progress in the United States or in foreign countries that, if issued, could relate to New Focus's product and result in litigation. The holders of such existing or pending patents or licensees may assert infringement claims against New Focus or claim that New Focus has violated other intellectual property rights. The lawsuits, regardless of their merits, could be time-consuming and expensive to defend or resolve and would divert management time and attention. As a result of any future intellectual property litigation, New Focus may be forced to do one or more of the following, any of which could harm its business:

  •
  stop selling, incorporating or using New Focus's products that use the disputed intellectual property;

  •
  obtain from third parties a license to sell or use the disputed technology, which license may not be available on reasonable terms, or at all; or

  •
  redesign New Focus's products that use the disputed intellectual property.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, and the documents we are incorporating by reference, contain forward-looking statements about Bookham, New Focus and the combined company, which we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions.

        The forward-looking statements in this proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of Bookham and New Focus. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

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  those we discuss above under "Risk Factors;"

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  those we discuss or identify in our public filings with the SEC;

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  risks and uncertainties with respect to our expectations regarding:

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  the timing and completion of the merger;

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  the value of the merger consideration;

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  growth and expansion opportunities;

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  market positions;

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  the conduct of worldwide operations;

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  reduction in net losses;

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  cost savings;

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  revenue growth;

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  other benefits anticipated from the merger;

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  gains and losses of clients and client business;

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  changes in management or ownership of clients; and

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  retention of, and ability to attract, qualified employees; and

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  the effects of:

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  foreign exchange rate fluctuations;

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  regional, national and international economic conditions, including changes in interest rates and the performance of the financial markets;

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  changes in industry rates of compensation;

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  changes in regional, national and international laws;

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  regulations and taxes;

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  changes in competition and pricing environments;

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  the occurrence of natural disasters;

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    regional, national and international market and industry conditions; and

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    regional, national and international political conditions.

        The actual results, performance or achievement by Bookham, New Focus or the combined company could differ significantly from those expressed in, or implied by, our forward-looking statements. Accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will occur, or if they do, what effect they will have on the results of operations and financial conditions of Bookham, New Focus or the combined company following the merger.

THE NEW FOCUS SPECIAL MEETING

        New Focus is furnishing this proxy statement/prospectus to the stockholders of New Focus as part of the solicitation of proxies by New Focus's board of directors for use at the New Focus special meeting.

Date, Time and Place

        New Focus will hold the special meeting of stockholders at Silicon Valley Conference Center, 2161 North First Street, San Jose, California 95131, at              a.m./ p.m., local time, on    ,            , 2004.

Purpose of Special Meeting

        At the special meeting, New Focus will ask holders of its common stock to adopt the merger agreement. New Focus's board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has declared that it is in the best interests of New Focus's stockholders that New Focus enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and recommends that New Focus's stockholders vote "FOR" the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of New Focus common stock at the close of business on December 22, 2003, the record date, are entitled to notice of and to vote at the special meeting. On                        , 2003,             shares of New Focus common stock were issued and outstanding and held by approximately            holders of record. A quorum is present at the special meeting if a majority of the shares of New Focus common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of New Focus common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of New Focus common stock outstanding on the record date. If a New Focus stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

Voting by New Focus's Directors and Executive Officers

        On the close of business on the record date, December 22, 2003, New Focus's directors and executive officers and their affiliates owned and were entitled to vote     shares of New Focus common stock, which represented approximately    % of the shares of New Focus common stock outstanding on that date.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement and the adjournment of the New Focus special meeting, if necessary. Shares of New Focus common stock represented at the special meeting but not voting, including shares of New Focus common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a New Focus stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of New Focus common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. The persons named as proxies may also vote all shares represented by properly executed proxies received in time for the special meeting for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement or withholding authority to vote for adjournment will be voted in favor of any such adjournment or postponement.

        New Focus does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, New Focus's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the New Focus stockholders.

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

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  filing with the secretary of New Focus a duly executed revocation of proxy;

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  submitting a duly executed proxy to the secretary of New Focus bearing a later date; or

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  appearing at the special meeting and voting in person.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

        All costs of solicitation of proxies will be shared equally by Bookham and New Focus. New Focus has retained the Altman Group, Inc. as proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. The proxy solicitor will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Bookham and New Focus will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact William L. Potts, Jr. at (408) 919-1500 or write to the following address:

  New Focus, Inc.
  2584 Junction Avenue
  San Jose, CA 95134
  Attention: William L. Potts, Jr.

        Stockholders should not send stock certificates with their proxies.    A letter of transmittal with instructions for the surrender of certificates formerly representing shares of New Focus common stock will be mailed to stockholders shortly after the effective time of the merger.

THE BOOKHAM EXTRAORDINARY GENERAL MEETING

        In connection with the merger, the board of directors of Bookham has convened an extraordinary general meeting of the shareholders of Bookham for                        , 2004.

Resolutions Proposed

        At the meeting, Bookham will propose the following resolutions:

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  Resolution 1—to approve the merger;

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  Resolution 2—to increase the authorized share capital of Bookham from £1,000,000 to £1,500,000 creating an additional 150,000,000 Bookham ordinary shares of nominal value 1/3p each;

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  Resolution 3—to authorize the Bookham board of directors to allot Bookham ordinary shares pursuant to the merger and Bookham ordinary shares pursuant to the exercise of the assumed New Focus stock options, such authority to expire on the conclusion of the annual general meeting of Bookham to be held in 2004;

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  Resolution 4—to authorize the Bookham board of directors to allot Bookham ordinary shares and/or other securities of Bookham, such authority to expire on the earlier of 15 months after the passing of the resolution or on the conclusion of the annual general meeting of Bookham to be held in 2004; and

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  Resolution 5—to authorize the Bookham board of directors to allot Bookham ordinary shares and/or other securities of Bookham for cash on a non-pre-emptive basis, such authority to expire on the earlier of 15 months after the passing of the resolution or on the conclusion of the annual general meeting of Bookham to be held in 2004.

        At the Bookham extraordinary general meeting, on a show of hands, every shareholder of Bookham who is present in person will have one vote and, on a poll, every shareholder of Bookham who is present in person or by proxy will have one vote for each Bookham ordinary share held. Resolutions 1 through 4 are ordinary resolutions and will require the approval of more than 50% of the votes cast by Bookham shareholders present in person, or if on a poll, in person or by proxy. Resolution 5 is a special resolution and will require the approval of 75% or more of the votes cast by Bookham shareholders present in person, or if on a poll, in person or by proxy. The standard quorum requirement of two shareholders will apply.

Resolutions Required for the Merger

        Bookham shareholders must approve Resolutions 1 through 3 in order to complete the merger.

Purpose of Resolutions

        In addition to the approval of the merger, Resolutions 2 and 3 provide for an increase in the authorized ordinary share capital and grant authority to the Bookham board of directors to allot shares. The increase in authorized share capital and the board allotment authority will enable the board of directors to allot Bookham ordinary shares pursuant to the merger. The merger is not conditioned on the approval of Resolutions 4 and 5, which are being proposed to renew the general authorities of the Bookham board of directors to issue Bookham ordinary shares and/or other securities of Bookham under applicable English law, such authorities to be based on the expected total issued share capital of Bookham immediately following completion of the merger.

THE MERGER

Background of the Merger

        Both Bookham and New Focus regularly explore strategic opportunities to strengthen their businesses. Over the last several years, Bookham and New Focus have been generally familiar with each other's businesses, as both companies have been involved in the manufacture of optical components, modules and subsystems for telecom and non-telecom markets.

        In late May 2003, Steve Abely, Chief Financial Officer of Bookham, had an introductory phone conversation with Nicola Pignati, President and Chief Executive Officer of New Focus, to discuss the business plan of each company and New Focus's prior experience of starting and running a manufacturing operation in China.

        On June 10, 2003, at a regularly scheduled meeting of the Bookham board of directors, the directors discussed various potential business combinations, including a business combination with New Focus.

        On June 17, 2003, Mr. Abely had a telephone conversation with a representative of Perseus Group concerning Bookham's strategy regarding business combinations and engaged Perseus Group, subject to finalization of an engagement letter, to provide financial advice in connection with a potential merger with New Focus.

        On June 24, 2003, Mr. Abely and Mr. Pignati discussed the general concept of a merger between the companies.

        On June 26, 2003, at a special meeting of the board of directors of Bookham, Mr. Abely briefed the Bookham board of directors regarding the possibility of a transaction with New Focus, along with other strategic possibilities. The Bookham board of directors authorized Mr. Abely to continue the discussions and instructed Mr. Abely to provide the Bookham board of directors with further information at a subsequent meeting.

        On June 27, 2003, at special meeting of the board of directors of New Focus, the board of directors discussed the concept of a merger with Bookham among other potential alternatives, including potential strategic partnerships, discussions with other potential acquirors and other potential strategic directions for New Focus.

        On July 1, 2003, Mr. Abely met with Mr. Pignati in San Jose, California to explore more formally the prospects of, and strategic rationale behind, a potential business combination of the two companies. The general terms of a potential offer for New Focus, which included the effect of New Focus's cash balance on its valuation, were discussed. Mr. Abely indicated that Bookham's desire was to balance the level of cash obtained through the acquisition of New Focus against the dilution of existing Bookham shareholders. Mr. Pignati indicated New Focus's desire to provide a balanced mix of cash and stock to its stockholders. Both agreed that a transaction structure that included a mix of stock and cash could meet the objectives of both companies. Discussions regarding the cash distribution during the course of the merger negotiations centered upon Bookham's goal to ensure a level of cash resources adequate to expand market share during a period of reduced market demand, balanced against the magnitude of the distribution included as part of the value of overall transaction consideration payable to the New Focus stockholders. At the conclusion of this meeting, Mr. Abely and Mr. Pignati agreed to further explore the merits of a combination of the two companies.

        On July 3, 2003, Mr. Abely sent to the Bookham board of directors and certain officers of Bookham a description of his meetings on July 1, 2003 and a draft outline of the terms of an initial preliminary non-binding merger proposal for New Focus.

        On July 8, 2003, Bookham's board of directors authorized Mr. Abely to submit a preliminary, non-binding merger proposal to New Focus.

        On July 9, 2003, Mr. Abely sent a preliminary, non-binding merger proposal to New Focus, outlining the principal proposed terms of a potential business combination between the two companies, together with a proposed non-disclosure agreement to be entered into by both companies. This preliminary, non-binding merger proposal, which was not executed by representatives from either company, contained a guideline for determining the aggregate consideration to be received by New Focus stockholders. The non-binding merger proposal provided that there would be a fixed exchange ratio of the number of Bookham shares to be exchanged for outstanding New Focus common stock. While an exact fixed exchange ratio was not provided, the non-binding merger proposal set forth a structure for the transaction that would provide holders of New Focus common stock with an aggregate value, in the form of both Bookham shares and the cash distribution, of approximately $259.5 million. The non-binding merger proposal distributed on July 8, 2003 did not contain a provision under which New Focus would have the right to designate any Bookham board members following the acquisition.

        On July 11, 2003, Mr. Abely discussed with Mr. Pignati the initial non-binding merger proposal and valuation issues, including the exchange ratio relating to the exchange of New Focus common stock for the Bookham ADSs or Bookham ordinary shares to be issued in connection with a potential merger, which exchange ratio would take into account the fully diluted capitalization of each company and each company's respective market capitalization.

        On July 17, 2003, Mr. Abely updated the Bookham board of directors by email on the progress of the negotiations and the terms of a possible revised indication of interest to New Focus. The Bookham board of directors authorized Mr. Abely to submit the revised non-binding indication of interest to New Focus.

        On July 17, 2003, Mr. Abely submitted to Mr. Pignati a revised preliminary, non-binding merger proposal to New Focus. The non-binding merger proposal provided for a revised offer with an aggregate value, in the form of Bookham shares and cash distribution, of approximately $282.0 million.

        On July 18, 2003, at a special meeting of the board of directors of New Focus, the board of directors of New Focus discussed the merger proposal from Bookham and potential strategic alternatives to Bookham's acquisition proposal, including potential business combination transactions with other parties. The New Focus board of directors also discussed, in greater detail, the proposed value and type of consideration, the terms and timing, as well as some of the risks of a possible merger with Bookham. The New Focus board also considered other potential strategic alternatives.

        On July 22, 2003, at a regular meeting of the board of directors of Bookham, the board of directors discussed the potential of a merger with New Focus.

        On August 14, 2003, Mr. Abely met with Mr. Pignati in San Jose, California to discuss the overall business environment and the two companies in general.

        On August 17, 2003, at a special meeting of the board of directors of New Focus, the board of directors of New Focus discussed the merger proposal from Bookham and potential strategic alternatives to Bookham's acquisition proposal, including potential business combination transactions with other parties. The New Focus board of directors also discussed, in greater detail, the proposed value and type of consideration, the terms and timing, as well as some of the risks of a possible merger with Bookham and other potential strategic alternatives.

        On August 18, 2002, by telephone, Mr. Pignati discussed with Mr. Abely the revised non-binding merger proposal.

        On August 18, 2003, Bookham engaged Cazenove as financial sponsor in United Kingdom in connection with the potential merger with New Focus, subject to finalization of an engagement letter.

        On August 19, 2003, Bookham and New Focus entered into a mutual non-disclosure agreement in order to explore the potential business combination of the two companies in greater detail.

        On August 22, 2003, representatives of Perseus Group met with William Potts, New Focus's Senior Vice President and Chief Financial Officer, Herman Chui, New Focus's Director, Business Development, Paul Judy, New Focus's Corporate Controller, and a representative of Thomas Weisel Partners LLC, New Focus's financial advisor, for a due diligence presentation by New Focus regarding the company's organization, products, sales and marketing, finance functions, manufacturing capabilities and technology. Mr. Abely and Steve Turley, Bookham's Chief Commercial Officer, also participated in the meeting by telephone.

        On August 22, 2003, at a special meeting of the board of directors of New Focus, the board of directors further discussed the non-binding merger proposal from Bookham with respect to an acquisition of New Focus and potential strategic alternatives to Bookham's non-binding merger proposal. With respect to Bookham's indication of interest, the New Focus board of directors discussed and considered, among other things, the proposed value and type of consideration, terms and timing, as well as the risks of a possible merger with Bookham.

        On August 22, 2003, Liam Nagle, Chief Operating Officer of Bookham, conducted a site visit of the New Focus facility in Shenzen, China for due diligence purposes. He was given an overview of the activities performed there and a tour of the facility.

        On August 23, 2003, a special board of directors meeting of Bookham was held to discuss the outcome of the due diligence that had been performed on New Focus. At the meeting, Mr. Abely, Mr. Nagle and other members of Bookham's senior management briefed the board of directors on key issues, including information relating to the business of New Focus, the merits and risks of entering into a business combination with New Focus and the terms of indication of interest and provided the board of directors with the projected timetable with respect to a merger with New Focus. Following discussion regarding the proposal terms, amount of cash to be retained by New Focus after any distribution to its stockholders, due diligence topics and strategic alternatives, the Bookham board of directors directed management to proceed with discussions with New Focus and to perform further business, financial and legal due diligence.

        On August 24, 2003, representatives from Wilson Sonsini Goodrich & Rosati, Professional Corporation, New Focus's legal advisor, representatives from Hale and Dorr LLP, Bookham's legal advisor, and Philip Davis, Bookham's General Counsel, met to discuss legal due diligence issues.

        On August 25, 2003, representatives from Thomas Weisel Partners and Perseus Group and Dr. Chui held a conference call to discuss financial due diligence and valuation issues and other terms.

        On August 25, 2003, Perseus Group sent a revised non-binding merger proposal based on its initial due diligence to New Focus. That proposal stated that a fixed exchange ratio of Bookham shares for outstanding New Focus common stock and options would be determined based upon certain financial parameters for a total value of approximately $276.4 million, including a cash distribution to New Focus of approximately $154.9 million immediately prior to the consummation of the merger. The exact fixed rate of exchange was to be calculated based on the average of Bookham's closing share price over the ten business days prior to announcement of the merger. Subsequent discussions and negotiations ensued.

        On August 26, 2003, Perseus Group sent a revised non-binding merger proposal based on the subsequent discussions and negotiations which contained substantially the same terms. The revised non-binding merger proposal also provided that two New Focus directors would be added to the existing Bookham board of directors.

        From August 26, 2003 through August 29, 2003, Hale and Dorr conducted legal due diligence of New Focus documents in a data room at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California.

        On August 28, 2003, New Focus and Bookham held a meeting at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. Members of each company's management teams were in attendance, including Giorgio Anania, Bookham's President and Chief Executive Officer, Dr. Turley, Mr. Nagle, Mr. Davis, Mr. Pignati, Dr. Day, New Focus's Senior Vice President, Chief Technology Officer, Mr. Potts and Dr. Chui. Representatives of Thomas Weisel Partners, Perseus Group, Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati also attended this meeting. The two companies and their respective financial and legal advisors conducted due diligence and delivered presentations regarding each company's organization, products, sales, marketing and finance functions, manufacturing capabilities and technology. Mr. Abely attended by conference call.

        On August 28, 2003, Hale and Dorr circulated to representatives of New Focus and its advisors an initial draft of the merger agreement based upon the August 26 merger proposal.

        On August 29, 2003, Mr. Davis and Dr. Chui met with representatives from Hale and Dorr, Wilson Sonsini Goodrich & Rosati and Thomas Weisel Partners at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California to discuss legal due diligence matters.

        On August 29, 2003, at a special meeting of the board of directors of New Focus, the board of directors discussed alternatives to the revised non-binding merger proposal from Bookham. New Focus's board of directors also discussed the status of the terms of the non-binding merger proposal and the status of the due diligence process. Principal issues discussed were the valuation, terms, timing, and risks of a possible merger with Bookham and potential alternative merger and acquisition candidates.

        On September 1, 2003, Wilson Sonsini Goodrich & Rosati provided Hale and Dorr with its and New Focus's preliminary comments on the initial draft of the merger agreement. These comments were addressed primarily to the structure of the transaction and that New Focus stockholders be offered the right to elect to receive either cash or Bookham equity in exchange for New Focus common stock, and a request for clarification on the composition of the Bookham board of directors following the merger.

        On September 2, 2003, Hale and Dorr responded in writing to Wilson Sonsini Goodrich & Rosati's preliminary comments to the merger agreement. A discussion between representatives of Hale and Dorr and Wilson Sonsini Goodrich & Rosati took place later that day to discuss Wilson Sonsini Goodrich & Rosati's and New Focus's preliminary comments in greater detail. Counsel for the parties clarified and agreed that New Focus would designate two new directors for the Bookham board of directors, which would be in addition to, and not in place of, the existing members of the Bookham board of directors. Representatives of the parties did not discuss the exchange ratio of Bookham ordinary shares for shares of New Focus common stock.

        From September 2, 2003 through September 5, 2003, representatives of Wilson Sonsini Goodrich & Rosati conducted legal due diligence in a data room at Hale and Dorr's offices in London, England.

        On September 2, 2003, Dr. Day and Dr. Chui conducted a site visit of Bookham's Paignton, U.K. facility, hosted by Mr. Nagle and accompanied by a representative of Perseus Group.

        On September 2, 2003, at a regular meeting of the board of directors of Bookham, also attended by representatives of Hale and Dorr and Perseus Group, the board of directors discussed the New Focus transaction, with specific attention to the valuation of New Focus and the price to be paid by Bookham for the proposed acquisition as well as matters likely to be of significance in negotiating the merger agreement.

        On September 3, 2003, Dr. Day and Dr. Chui conducted a site visit of Bookham's Caswell, U.K. facility, hosted by Mr. Nagle and accompanied by a representative of Perseus Group.

        From September 3 through September 5, 2003, Mr. Potts and Mr. Judy performed financial and accounting due diligence at the offices of Ernst & Young LLP, Bookham's independent auditors, in Reading, U.K. The due diligence included a review of accounting workpapers and discussions with various representatives of Ernst & Young LLP.

        From September 3 through September 5, 2003, a number of meetings were held at Bookham's Milton Park, U.K. site between Dr. Anania, Dr. Turley, Mr. Abely and Mr. Nagle of Bookham and Dr. Day, Dr. Chui, Mr. Potts and Mr. Judy of New Focus to conduct due diligence and deliver presentations regarding each company's organization, products, sales, marketing and finance functions, manufacturing capabilities and technology. Representatives of Perseus Group and Thomas Weisel Partners also attended. Additional due diligence presentations of both companies were made, covering sales and marketing, finance and other matters, followed by a discussion of potential synergies from the combination. These synergies related to possible overhead reductions, particularly with respect to management structure, reporting and regulatory requirements and the potential for lower cost manufacturing at New Focus's Shenzhen, China facility, and possible revenue enhancements, particularly with respect to the potential use of existing RF sales channels to expand sales territories, potential opportunities to use Bookham's monolithic microwave integrated circuits in future generations of New Focus RF amplifiers, potential opportunities to expand New Focus's product catalogue to include Bookham products and supply chain savings from vertical integration. After the initial presentations, meetings were held between Mr. Abely and several representatives of Bookham's finance group, a representative of Thomas Weisel Partners, Mr. Chen, Mr. Baldwin, Mr. Potts, Mr. Judy and Dr. Chui to discuss financial due diligence issues. Meetings were also held between sales and marketing representatives of Bookham and New Focus.

        From September 3 through September 5, 2003, representatives of Hale and Dorr and Wilson Sonsini Goodrich & Rosati held a series of conference calls regarding the structure and terms of the potential transaction.

        On September 4, 2003, Mr. Pignati conducted a site visit and due diligence of Bookham's Paignton, U.K. facility, hosted by Mr. Nagle.

        From September 4 through September 12, 2003, representatives of Ernst & Young LLP's transaction services team reviewed New Focus's accounting workpapers.

        On September 5, 2003, Mr. Pignati and Peter Bordui, director of New Focus, conducted a site visit of Bookham's Caswell, U.K. facility, hosted by Mr. Nagle. A meeting between Dr. Anania, Andrew Rickman, Chairman of Bookham's board of directors, Mr. Pignati and Dr. Bordui was conducted at Bookham's Milton Park, U.K. site to discuss outstanding due diligence matters and terms of the potential transaction. Mr. Pignati and Dr. Bordui also met with other Bookham employees regarding due diligence.

        On September 7, 2003, Mr. Judy and Mr. Potts met with the transaction services team of Ernst & Young LLP representing Bookham at New Focus's offices in San Jose to discuss Bookham's due diligence requirements and to provide an update on New Focus's business.

        From September 8 through September 12, 2003, Ernst & Young LLP's transaction services team representing Bookham conducted financial and accounting due diligence on New Focus, including several meetings with New Focus's management and auditors. Multiple meetings were held between Mr. Potts, Mr. Judy, Dr. Chui, Mary Jane Mogannam, New Focus's director of taxes and assistant treasurer, and representatives of Ernst & Young LLP to discuss finance, accounting, tax and stock option due diligence issues. After September 12, 2003, multiple conference calls were held between these parties concerning finance, accounting, tax and stock option due diligence issues.

        On September 8, 2003, at a special meeting of the board of directors of New Focus, the board of directors reviewed the due diligence findings on Bookham's operations, engineering, technology, marketing, sales, legal matters, environmental matters, finances, accounting and financial reporting. New Focus's board of directors also discussed a valuation analysis of Bookham presented by representatives of Thomas Weisel Partners, the value of Bookham's stock compared with Bookham's competitors, a pro forma model of the combined company under various scenarios and an analysis of Bookham's ADSs and potential alternative merger and acquisition candidates.

        On September 9, 2003, at a special meeting of the board of directors of Bookham held by teleconference, Perseus Group presented the business and financial considerations regarding the proposed business combination with New Focus, including the potential for accelerating development of Bookham's non-telecommunications optical business, the potential for reducing Bookham's dependency on major telecom customers, the possibility of expanding cost-efficient manufacturing capabilities, the potential for accelerating Bookham's time to break even, the potential for increasing Bookham's cash reserves and the valuation of the transaction. Perseus also discussed with the board of directors of Bookham a comparison of the proposed merger with other strategic and financing alternatives, a comparison of historical and projected financial performance of Bookham and New Focus, a comparison of the proposed exchange and historical exchange ratios between Bookham and New Focus, a comparison of trading multiples of New Focus and other companies in the industry, the historical trading levels of Bookham and New Focus shares, the relative earnings and revenue contributions of the two companies, and accretion/dilution considerations. The board of directors also reviewed the status of the merger discussions, due diligence and business conditions and terms of the proposed merger agreement and ancillary documents. Following discussion, Bookham's board of directors authorized management to continue discussions regarding a business combination with New Focus.

        On September 11, 2003, Mr. Potts and Mr. Judy met with a representative of Ernst & Young LLP to perform financial due diligence.

        On September 11, 2003, Wilson Sonsini Goodrich & Rosati provided Hale and Dorr with its and New Focus's full comments on the initial draft of the merger agreement.

        From September 11 through September 18, 2003, Slaughter and May, New Focus's U.K. legal advisor, conducted environmental due diligence, including a review of Bookham's environmental documents and discussions with representatives of Bookham regarding environmental questions.

        From September 11 through September 16, 2003, King & Wood, Bookham's China legal advisor, conducted due diligence on New Focus's China entity, including a review of New Focus's documents.

        On September 12, 2003, Hale and Dorr distributed a second draft of the merger agreement to New Focus and its legal representatives in response to the initial comments provided by Wilson Sonsini, Goodrich & Rosati.

        On September 12, 2003, at a special meeting of the board of directors of New Focus, the board of directors of New Focus reviewed the status of discussions with Bookham and New Focus's ongoing due diligence review of Bookham.

        On September 13, 14 and 15, 2003, representatives of Hale and Dorr and Wilson Sonsini Goodrich & Rosati participated in a telephonic negotiation of the merger agreement. These discussions focused primarily on the representations to be made by each of Bookham and New Focus in the merger agreement, the terms of the non-solicitation and other "deal protection" provisions and the parties' rights to terminate the merger agreement under specified circumstances. There were also discussions regarding the continuation of directors and officers liability insurance and the fees to be paid if either party failed to complete the merger. Counsel for the parties agreed that merger agreement should include a provision requiring that, in the event the contemplated cash distribution to New Focus stockholders was prohibited under Delaware law, the transaction would be restructured to provide a comparable cash payment to the New Focus stockholders in a manner permissible under Delaware law. The exchange ratio of Bookham ordinary shares for shares of New Focus common stock was not discussed during these calls.

        On September 15, 2003, Mr. Pignati had a due diligence call with Nortel Networks, Inc., Bookham's largest customer regarding the strategic nature of Bookham's relationship with and performance as a supplier to Nortel Networks Corporation.

        On September 15, 2003, Mr. Pignati, Mr. Abely and Dr. Anania discussed potential transaction terms and the status of each company's due diligence process.

        On September 16, 2003, Hale and Dorr distributed a third draft of the merger agreement to New Focus and its legal representatives reflecting terms discussed during the course of the September 13 through September 15, 2003 telephonic negotiations.

        On September 16, 2003, at a special meeting of the board of directors of New Focus, the board of directors of New Focus reviewed and considered the potential merger with Bookham, including the proposed valuation, mix of cash and stock consideration and terms and conditions of the potential transaction, and discussed New Focus's ongoing due diligence review of Bookham, including a review of Mr. Pignati's due diligence call with Nortel Networks and Bookham's forward cash and liquidity requirements and debt arrangements.

        On September 17, 2003, at a special meeting of the acquisition committee of the board of directors of New Focus, the acquisition committee discussed the current status of the terms of the potential merger with Bookham, including the proposed valuation, mix of cash and stock consideration and terms and conditions of the potential transaction.

        On September 17, 2003, on a conference call, Mr. Pignati on behalf of New Focus, proposed, and Mr. Pignati and Mr. Abely discussed, changes to the terms of a potential transaction.

        On September 17, 2003 and September 19, 2003, representatives of Hale and Dorr and Wilson Sonsini Goodrich & Rosati participated in further telephonic negotiations concerning the merger agreement. These negotiations focused on the fees payable in the event of a termination of the merger agreement, particularly the fee payable by New Focus to Bookham if New Focus failed to complete the merger for specified reasons. A break-up fee of $7 million was agreed upon on a preliminary basis. In addition, counsel for the parties clarified the circumstances that would trigger New Focus's obligation to pay this break-up fee. Finally, counsel continued to negotiate the limited conditions under which New Focus could engage in discussions with an alternative party regarding a proposed acquisition of New Focus. The exchange ratio of Bookham ordinary shares for shares of New Focus common stock was not discussed during these calls.

        On September 19, 2003, at a special meeting of the board of directors of New Focus, the board of directors of New Focus reviewed the terms and conditions of the revised merger terms, including the consideration and terms and conditions of the potential transaction, and open due diligence items. Following discussion, the New Focus board of directors authorized New Focus's management, in consultation with New Focus's financial and legal advisors, to further pursue negotiation of the merger agreement, including the merger consideration and the cash distribution, on terms and conditions substantially as outlined in the meeting, and to present a merger agreement to the New Focus board of directors for its consideration at a subsequent meeting of the New Focus board of directors.

        On September 19, 2003, New Focus entered into a revised engagement letter with Thomas Weisel Partners, extending the terms of the engagement letter previously entered into between the parties, pursuant to which Thomas Weisel Partners was engaged to act as New Focus's financial advisor in connection with various potential business combinations, including a business combination with Bookham.

        On September 19, 2003, Hale and Dorr distributed a fourth draft of the merger agreement to New Focus and its legal and financial advisors reflecting the September 17, 2003 and September 19, 2003 negotiations.

        On September 20 and 21, 2003, representatives of Bookham, New Focus, Perseus Group, Thomas Weisel Partners, Hale and Dorr and Wilson Sonsini Goodrich & Rosati participated in final telephonic negotiations concerning the merger agreement. These negotiations focused on establishing the exchange ratio of Bookham shares to be issued for the outstanding New Focus stock and outstanding options to purchase New Focus stock. Over the course of these negotiations, the parties agreed upon a fixed exchange ratio of 1.2015 Bookham ADSs or Bookham ordinary shares for one share of New Focus common stock. The parties also agreed that Bookham would assume the outstanding options of New Focus and that each option to purchase one share of New Focus common stock would be converted into the right to acquire a unit comprised of 1.2015 Bookham ordinary shares and a cash payment in a per share amount equal to the cash distribution per share to be made to stockholders. The parties further agreed that the cash distribution to be made by New Focus to its stockholders would equal $2.19 per New Focus share of common stock.

        On September 21, 2003, the Bookham board of directors held a special meeting to consider the proposed merger. At this meeting, Mr. Abely, together with Bookham's legal and financial advisors, reviewed the final results of their due diligence investigations and the terms of the proposed merger, merger agreement and ancillary agreements. Bookham's board of directors, after full discussion and considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. Bookham's board of directors authorized Bookham's management to execute the merger agreement and related agreements.

        On September 21, 2003, the New Focus board of directors held a special meeting to consider the proposed merger and the merger agreement. At this meeting, New Focus's board of directors, together with New Focus's legal and financial advisors, received Thomas Weisel Partners' fairness opinion (orally, subsequently confirmed in writing) to the effect that, as of such date, and subject to the assumptions, limitations and considerations contained in that opinion, the total amount of cash and stock to be received by the stockholders of New Focus, consisting of the 1.2015 Bookham ADSs or Bookham ordinary shares per share of New Focus common stock and the cash distribution in the amount of $2.19 per share of New Focus common stock, pursuant to the merger and cash distribution was fair from a financial point of view to the stockholders. The New Focus board of directors also reviewed with its legal advisors the fiduciary obligations of New Focus's board of directors and the terms of the proposed merger agreement and ancillary agreements. New Focus's board of directors, after full discussion and consideration of the terms of the merger agreement, the cash distribution, and the ancillary agreements, unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement, including the cash distribution. New Focus's board of directors authorized New Focus's management to execute the merger agreement and ancillary agreements.

        On September 21, 2003, the merger agreement, the ancillary agreements, and related documents were executed and delivered by Bookham and New Focus management representatives and officers.

        On September 22, 2003, Bookham and New Focus issued a joint public announcement of the merger and the related transactions in each of the United States and the United Kingdom. Bookham held a conference call to discuss the transaction. Dr. Anania, Mr. Abely, Mr. Pignati and Mr. Potts participated in this conference call.

Reasons for the Merger

        The boards of directors of Bookham and New Focus believe that the combination of their two companies will create a company well positioned to be a leading supplier of optical and RF components worldwide to the telecommunications and diversified non-telecommunications markets. They believe that, taking into account their customer relationships, capital resources, manufacturing facilities, technical expertise and geographic presence, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term shareholder value than could be achieved by either of the companies individually. The key benefits the companies expect to derive from the merger are described below.

        The market for optical components has experienced dramatic change in the last three and a half years. Bookham's board of directors believes the optical component industry is experiencing, and will continue to experience, significant consolidation driven by customers' demands for fewer, larger optical component and subsystem suppliers that can deliver cost-competitive pricing through economies of scale. In addition, customers for optical components, as part of overall restructurings, have significantly reduced their research and development expenditures, requiring their suppliers to be able to provide a complete range of products and services and have the research and development expertise required to support development of new systems. As a consequence, during 2002, Bookham acquired the optical component businesses of Nortel Networks and Marconi plc. The proposed acquisition of New Focus is a continuation of this consolidation strategy.

        In addition, Bookham management believes that significant market opportunities exist outside the telecommunications market for the combined company's products and technologies and that diversification into these markets presents an opportunity to increase revenues and reduce Bookham's dependency on the telecommunications market, which has been and continues to remain in a depressed condition. These areas include monolithic microwave integrated circuit technology, with applications in the aerospace, military and defense markets, and pump laser technology in a wide range of industrial laser applications, areas in which New Focus currently markets and sells products. The Bookham board of directors has therefore sought opportunities for expansion into these markets, as well as related datacom markets.

        Finally, the Bookham board of directors believes that access to significant capital resources is important in order to finance Bookham's targeted growth during a period of market consolidation.

        In this regard, Bookham therefore believes that the key benefits of this transaction will include the following:

  •
  the accelerated expansion of Bookham's non-telecommunications optical and RF component businesses by diversification into applications including the semiconductor equipment and defense industries, with non-telecommunications revenues expected to reach approximately 30% of Bookham's revenues in 2004;

  •
  the reduced dependency on major telecommunications customers with the addition of significant non-telecommunications customers to the Bookham's installed base;

  •
  the opportunity to increase sales through Bookham's ability to sell to a larger customer base and through expanded sales channels;

  •
  the competitive advantage of offering a more complete and comprehensive product line, addressing a range of telecommunications and non-telecommunications market requirements;

  •
  a significant increase in cash reserves from New Focus's balance sheet, estimated to be approximately $105 million before consideration of transaction costs, providing Bookham with the capital resources to invest in research and development and expand its market share during a period of reduced product demand;

  •
  the opportunity to leverage New Focus's research and development engineering capabilities to promote faster product introduction and to realize cost savings through the consolidation of Bookham's and New Focus's respective research and development programs;

  •
  establishment of an Asian manufacturing capability, through the acquisition of New Focus's manufacturing facility located in Shenzhen, China, which is expected to lower Bookham's manufacturing costs and increase manufacturing efficiencies;

  •
  expansion of Bookham's geographic presence in key markets, particularly the Silicon Valley region in northern California; and

  •
  the opportunity to realize cost savings of an expected £3 million to £5 million in 2004 by consolidating research and development programs, eliminating redundant expenses and administrative functions, and utilizing New Focus's manufacturing facility in China to improve manufacturing margins, in support of Bookham's goal of achieving positive cash flow.

        Potential risks of the transaction include the following:

  •
  the risk that the potential benefits of the transaction, including those outlined above, might not be realized;

  •
  the risks associated with integrating the businesses of Bookham and New Focus and management and employee disruption associated with the merger; and

  •
  risks associated with New Focus generally, including New Focus's history of net losses, the length of New Focus's sales cycle and the lawsuits and legal proceedings to which New Focus is subject.

Recommendation of the New Focus Board of Directors; Considerations of the New Focus Board of Directors

        At a special meeting on September 21, 2003, the New Focus board of directors unanimously determined that the merger agreement and the merger are advisable, and that the merger agreement and the merger are in the best interests of New Focus and its stockholders. Accordingly, the New Focus board of directors recommends that the stockholders of New Focus vote "FOR" adoption of the merger agreement at the special meeting.

        In the course of reaching its decision to approve the merger agreement and the merger, the New Focus board of directors consulted with management, as well as with outside legal counsel and its financial advisor, and considered the following material factors, in addition to those set forth above under "—Reasons for the Merger":

  •
  historical information concerning New Focus's and Bookham's respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

  •
  the financial condition, results of operations, businesses and strategic objectives of New Focus and Bookham before and after giving effect to the merger and the cash distribution and the merger's and the cash distribution's effect on stockholder value;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to New Focus common stock;

  •
  the consideration to be received by New Focus's stockholders pursuant to the merger and the cash distribution;

  •
  the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

  •
  the prospects of New Focus as an independent company;

  •
  detailed financial analysis presented by Thomas Weisel Partners to New Focus's board of directors;

  •
  a liquidation analysis of New Focus prepared by New Focus's management and presented to New Focus's board of directors; and

  •
  Thomas Weisel Partners' opinion to the effect that, as of the date of the merger agreement and subject to the assumptions, limitations and considerations contained in that opinion, the total amount to be received by the stockholders of New Focus, consisting of the 1.2015 Bookham ADSs or Bookham ordinary shares per share of New Focus common stock and the cash distribution from New Focus in the amount of $2.19 per share of New Focus common stock, pursuant to the merger and cash distribution was fair from a financial point of view to those stockholders.

        The New Focus board of directors also considered potentially negative factors associated with the cash distribution and the merger, including:

  •
  the risk that the potential benefits of the merger may not be realized;

  •
  the possibility that the merger may not be consummated, even if approved by New Focus's stockholders, and the effect of the public announcement of the merger and the proposed distribution on (a) New Focus's sales, operating results and stock price, and (b) New Focus's ability to attract and retain key management, sales and marketing and technical personnel; and

  •
  the risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger.

        In addition, in considering the proposed merger with Bookham, the directors of New Focus were aware of the interests of certain officers and directors in the merger described under "—Interests of Directors and Officers of New Focus in the Merger."

        The foregoing discussion addresses the material information and factors considered by the New Focus board of directors in its consideration of the cash distribution and the merger, including factors that support the cash distribution and the merger as well as those that may weigh against it. The New Focus board of directors conducted numerous discussions of the factors described above, including asking questions of New Focus's management and legal and financial advisors. In view of the variety of factors and the amount of information considered, the New Focus board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the New Focus board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger agreement and the merger was made after consideration of all of the factors as a whole. In addition, individual members of the New Focus board of directors may have given different weights to different factors.

Recommendation of the Bookham Board of Directors; Considerations of the Bookham Board of Directors

        At a meeting held on September 21, 2003, the board of directors of Bookham unanimously approved the merger agreement and the merger. In the course of reaching its conclusions on the merger, the Bookham board of directors consulted with Bookham's management as well as its outside legal and financial advisors and considered a number of factors. In reaching their conclusion to recommend the merger, the board of directors of Bookham concluded that the merger offered three key benefits:

  •
  Increase in cash resources.  The proposed merger would provide Bookham an opportunity to significantly increase cash reserves, through the addition of cash from New Focus, particularly in light of the costs and uncertainties associated with other financing alternatives and Bookham's cash requirements.

  •
  Expansion of market opportunities.  New Focus's three product lines, photonics tools and devices, non-telecom tunable lasers and systems, and microwave RF assemblies, would be complementary with Bookham's products, while reducing Bookham's dependence on the telecom market. Bookham estimates that non-telecom revenues could expect to reach approximately 30% of its revenues in 2004 if the merger is consummated.

  •
  Cost Savings.  Bookham estimates that the proposed merger provides an opportunity to achieve cost savings of an expected £3 million to £5 million in 2004. The acquisition of New Focus's manufacturing capability in China provides an opportunity to significantly improve manufacturing margins while the consolidation of research and development programs and the elimination of redundant expenses and administrative functions provides the opportunity for further cost savings.

        The Bookham board of directors balanced these benefits against the principal risks and detriments associated with the merger, including:

  •
  the dilution associated with the transaction;

  •
  the risk that the potential benefits of the merger might not be realized, or that the merger might not be consummated; and

  •
  the risks of integrating the combined operations of the two companies.

        On balance, the Bookham board of directors felt that the benefits described above significantly outweighed the risks and detriments associated with the transaction.

        In addition to the foregoing, the Bookham board of directors also considered the following specific factors:

  •
  the financial and operating performance and condition and long-term prospects of New Focus, Bookham and the combined companies;

  •
  two directors of New Focus joining the Bookham board of directors upon completion of the merger;

  •
  the trading history of the stock of each company, as well as current and historical exchange ratios;

  •
  current industry developments, including continuing consolidation;

  •
  the risk that key employees of New Focus or Bookham may not remain with the combined company after the merger;

  •
  the risk that the combined company might lose customers as a result of the transaction or otherwise; and

  •
  the potential problems inherent in effecting a transnational combination of two organizations which might divert attention from the ongoing business of the combined company.

        The Bookham board of directors conducted a discussion of the factors described above, including asking questions of Bookham's management and Bookham's outside advisors. The Bookham board of directors reached a unanimous consensus that the merger was in the best interests of Bookham and its shareholders. In considering the factors described above, individual members of the Bookham board of directors may have given different weights to different factors.

Opinion of New Focus's Financial Advisor

        Thomas Weisel Partners LLC has acted as financial advisor to New Focus in connection with the proposed merger and cash distribution. Thomas Weisel Partners is a nationally recognized merchant bank specializing in advising and investing in companies participating in growth sectors of the economy including healthcare, technology, consumer, business services and telecommunications. New Focus selected Thomas Weisel Partners based on Thomas Weisel Partners' experience, expertise, reputation and familiarity with New Focus's business and markets.

        On September 21, 2003, Thomas Weisel Partners delivered to the board of directors of New Focus its oral opinion later confirmed in writing that, as of that date, and subject to the assumptions, limitations and considerations contained in that opinion, the total amount to be received by the holders of New Focus common stock pursuant to the merger and the cash distribution was fair to those holders from a financial point of view. As used in the Thomas Weisel Partners opinion, the total amount was defined as (1) the merger consideration, consisting of the 1.2015 Bookham ADSs or the equivalent number of Bookham ordinary shares into which each outstanding share of New Focus common stock will be converted into the right to receive in the merger, and (2) the cash distribution from New Focus, which is equal to the product of $2.19 and the number of shares of New Focus common stock issued and outstanding on the record date with respect to the dividend declared by the New Focus board of directors.

        The full text of the Thomas Weisel Partners opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Stockholders of New Focus are urged to, and should, read this opinion carefully and in its entirety. However, we have included the following summary of the Thomas Weisel Partners opinion.

        Thomas Weisel Partners has directed its opinion to the board of directors of New Focus. The opinion does not constitute a recommendation as to how any New Focus stockholder should vote with respect to the proposal to adopt the merger agreement. The opinion addresses only the fairness of the total amount to be received by the holders of New Focus common stock pursuant to the merger and the cash distribution from a financial point of view. Thomas Weisel Partners was not asked to consider, and its opinion does not address, the relative merits of the merger and the cash distribution or any alternative business strategy or transaction in which New Focus might engage. Further, it does not address New Focus's underlying decision to proceed with or effect the merger and the cash distribution or any other aspect of the transaction. In addition, Thomas Weisel Partners did not express an opinion regarding the price at which the Bookham ordinary shares may trade at any future time. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. The Thomas Weisel Partners opinion includes statements to this effect.

        In connection with its opinion, Thomas Weisel Partners:

  •
  reviewed certain publicly available financial and other data with respect to New Focus and Bookham, including the consolidated financial statements for recent years and interim periods to June 30, 2003 and other relevant financial and operating data relating to New Focus and Bookham made available to Thomas Weisel Partners from published sources and from the internal records of New Focus and Bookham;

  •
  reviewed the merger agreement and the stockholder agreements;

  •
  reviewed certain publicly available information concerning the trading of, and the trading market for, New Focus common stock and Bookham ordinary shares;

  •
  compared New Focus from a financial point of view with selected other companies in the non-telecom photonics industry and the radio frequency based defense components industry which Thomas Weisel Partners deemed to be relevant;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations in the non-telecom photonics industry and selected recent business combinations in which a substantial portion of the consideration consisted of cash, which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger and the distribution;

  •
  made inquiries regarding and discussed the merger, the cash distribution and the merger agreement and other related matters with New Focus's counsel; and

  •
  performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

        In connection with its review, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions:

  •
  that there have been no material changes in New Focus's or Bookham's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  •
  that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations and that the cash distribution will be effected in a manner that complies in all respects with Delaware law;

  •
  that the merger and the cash distribution will be consummated in accordance with the terms described in the merger agreement without any further amendments material to the Thomas Weisel Partners opinion and without waiver by New Focus of any of the conditions to its obligations material to the Thomas Weisel Partners opinion; and

  •
  that the merger will be recorded as a purchase pursuant to U.S. GAAP.

        In addition, for purposes of their opinion:

  •
  Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of New Focus or Bookham, nor was Thomas Weisel Partners furnished with any such appraisals; and

  •
  the Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

        The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of New Focus. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2003 and is not necessarily indicative of current market conditions.

  Historical Price Analysis

        Thomas Weisel Partners reviewed historical trading prices for New Focus common stock for the period from September 19, 2002 through September 19, 2003. Thomas Weisel Partners noted that, during this period, the New Focus common stock reached a high of $4.44 per share and a low of $2.45 per share. Thomas Weisel Partners also noted that the value per share of New Focus common stock implied by the proposed transaction, consisting of implied merger consideration of $2.95 per share of New Focus common stock based on the Bookham ADS price as of September 19, 2003 and cash of $2.19 per share of New Focus common stock pursuant to the cash distribution, represented the following premiums to the New Focus closing common stock price on September 19, 2003 and the average New Focus common stock closing prices for the preceding one-week, one-month, three-months and one-year periods:

	September 19, 2003	1 Week	1 Month	3 Month	1 Year
Premium to Price	23.6%	28.9%	30.6%	30.1%	49.0%
	$4.16	$3.99	$3.94	$3.95	$3.45

        Thomas Weisel Partners noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

  Selected Public Companies Analysis

        Based on public and other available information, Thomas Weisel Partners calculated the aggregate value as a multiple of each of the following financial metrics for each of the following companies: (1) revenues for the last full quarter preceding the date of the Thomas Weisel Partners opinion on an annualized basis, or LQA revenues, and (2) projected revenues for 2003 and 2004. For purposes of this analysis, Thomas Weisel Partners defined aggregate value as total market capitalization plus debt less cash, cash equivalents and long-term investments. In addition, for purposes of this analysis, projected 2003 and 2004 information for New Focus and for the comparable public companies was based on Thomas Weisel Partners' research and other investment banking research. The companies included in this analysis were in the non-telecom focused photonics industry or the radio frequency based defense components industry. Thomas Weisel Partners believes that these companies have operations similar to some of the operations of New Focus, but noted that none of these companies has the same management, composition, size or combination of businesses as New Focus. The companies included in this analysis were the following:

  Non-Telecommunications Photonics Companies:

  •
  Aeroflex Incorporated

  •
  Coherent, Inc.

  •
  Excel Technology, Inc.

  •
  EXFO Photonics Solutions Inc.

  •
  GSI Lumonics, Inc.

  •
  II-VI Inc.

  •
  Lambda Physik AG

  •
  Linos GmbH & Co.

  •
  Newport Corporation

  •
  Rofin-Sinar Technologies Inc.

  •
  WaveLight Laser Technologie AG

  •
  Zygo Corporation

  RF Based Defense Components Companies:

  •
  Comtech Telecommunications Corp.

  •
  Celeritek, Inc.

  •
  DRS Technologies Inc.

  •
  EDO Corporation

  •
  Endwave Corporation

  •
  Herley Industries, Inc.

  •
  REMEC, Inc.

  •
  Triquint Semiconductor, Inc.

        The following tables set forth the multiples indicated by this analysis, as well as the resulting ranges of the implied per share values for New Focus common stock:

Aggregate Value/Revenues
	LQA	2003	2004
High	3.5x	3.2x	2.7x
Third Quartile	2.2x	2.2x	2.2x
Mean	1.8x	1.7x	1.5x
Median	1.7x	1.7x	1.4x
First Quartile	1.3x	1.1x	0.9x
Low	0.6x	0.7x	0.7x
New Focus	0.8x	0.8x	0.6x
Implied Per Share Ranges
	$4.01-5.10	$4.07-5.14	$4.13-5.19

        Thomas Weisel Partners again noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

  Selected Transactions Analysis

        Based on public and other available information, Thomas Weisel Partners calculated aggregate value as a multiple of the revenues of the target companies in seven selected acquisitions in the non-telecommunications focused photonics industry. For purposes of this analysis, the revenues of each target considered were (1) LQA revenues, (2) revenues for the 12 months preceding the announcement of the relevant acquisition, or LTM revenues, and (3) projected revenues for the 12 months following the announcement of the relevant acquisition, or NTM revenues. NTM revenue information for the selected acquisitions and for New Focus was based on Thomas Weisel Partners' research and other investment banking research. The acquisitions reviewed in this analysis were the following:

Announced Date of Transaction	Acquiror	Target
2/13/03	Coherent, Inc.	Positive Light, Inc.
12/9/02	Coherent, Inc.	Molectron Detector Inc.
9/5/01	Linos GmbH & Co.	Lees Optical Instruments Co.
4/3/01	Coherent, Inc.	DeMaria ElectroOptics Systems, Inc.
12/5/00	Thales Group	Avimo Group Limited
6/7/00	Linos GmbH & Co.	Rodenstock Praezisionoptik GmbH
5/1/00	Rofin-Sinar Technologies, Inc.	Carl Baasel Lasertechnik GmbH & Co.

        The following table sets forth the multiples indicated by this analysis, as well as the resulting ranges of the implied per share values for New Focus common stock:

Aggregate Value/Revenue
	LQA	LTM	NTM
High	1.7x	2.0x	1.8x
Third Quartile	1.5x	1.8x	1.2x
Mean	1.4x	1.4x	1.1x
Median	1.4x	1.3x	1.0x
First Quartile	1.2x	1.0x	0.9x
Low	1.0x	0.9x	0.8x
Implied Per Share Ranges
	$4.12-4.57	$4.16-4.67	$4.15-4.44

        No company or transaction used in the comparable company or comparable transactions analyses is identical to New Focus, Bookham or the proposed merger and cash distribution. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which New Focus, Bookham and the proposed merger and cash distribution are being compared.

        Thomas Weisel Partners again noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

  Premiums Paid Analysis

        Thomas Weisel Partners reviewed the consideration paid in 78 selected acquisitions across all industries, announced since January 1, 2002, having an implied aggregate value of between $100 million and $500 million, in which the acquired company was a U.S. publicly traded company and the transaction consideration consisted of a substantial cash component. Thomas Weisel Partners reviewed the premiums represented by the acquisition offer value over the target's equity value—specifically, its closing stock price as of the day prior to the announcement of the relevant acquisition or its average stock price for the one-month, three-months and six-months periods prior to the announcement of the relevant acquisition. In addition, for those target companies with cash and cash equivalents in excess of their debt, Thomas Weisel Partners reviewed the premiums represented by the acquisition offer value over the relevant target's aggregate value—specifically, its equity value plus debt less cash, cash equivalents and long-term investments—as of the same date or for the same periods. The following table sets forth the results indicated by this analysis, as well as the resulting ranges of the implied per share values for New Focus common stock:

	Premium Paid over Aggregate Value				Premium Paid over Stock Price or Average Stock Price
	1 Day	1 Mo.	3 Mos.	6 Mos.	1 Day	1 Mo.	3 Mos.	6 Mos.
High	277.5%	292.4%	505.0%	857.0%	260.0%	268.6%	272.8%	374.5%
Third quartile	49.0%	62.6%	71.2%	93.9%	48.9%	58.1%	62.6%	69.2%
Mean	42.1%	50.8%	60.1%	76.0%	37.2%	43.3%	48.4%	56.3%
Median	30.1%	35.4%	41.6%	49.9%	28.3%	33.1%	36.3%	49.4%
First quartile	15.1%	22.2%	28.3%	27.6%	12.9%	19.3%	26.4%	23.9%
Low	(13.1)%	(7.7)%	(14.4)%	(17.3)%	(13.1)%	(7.7)%	(14.4)%	(17.3)%
	Implied Per Share Ranges
	$4.11- 5.23	$3.92- 4.41	$3.93- 4.83	n.m.	$3.62- 14.98	$3.64- 14.51	$3.38- 14.72	$3.04- 17.43

        Thomas Weisel Partners again noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

  Contribution Analysis

        Thomas Weisel Partners performed a contribution analysis in which it reviewed certain historical and estimated operating and financial information for New Focus, Bookham and the pro forma combined company. The analysis was based on the relative contributions of each party to the pro forma combined company's LQA revenue and to the pro forma combined company's estimated revenue and gross margins for 2004. The 2004 estimated financial information was based on Thomas Weisel Partners' research and other investment banking research. The following table shows the percentage contributions of New Focus and Bookham to the analyzed information for such period:

	Contribution
Revenue; Gross Margins	Bookham	New Focus
LQA Revenue	84.8%	15.2%
2004 Estimated Revenue	83.3%	16.7%
2004 Estimated Gross Margin	74.5%	25.5%

        Thomas Weisel Partners then determined the implied aggregate values for each company that result from the contributions described above based on the Bookham ADS closing price per share for September 19, 2003 and then added to each such aggregate value the applicable party's net debt to arrive at an implied equity value for New Focus and an implied price per share. Thomas Weisel Partners noted that this analysis indicated a range of implied per share values for New Focus common stock of $5.17 to $6.39.

        Thomas Weisel Partners again noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

  Liquidation Analysis

        Thomas Weisel Partners reviewed New Focus management's ranges of estimated values for the sources and uses of cash that might be received or effected, as the case may be, in an orderly liquidation of New Focus. Thomas Weisel Partners noted that this analysis indicated a range of implied per share values for New Focus common stock of $3.77 to $4.41. Management's range of estimated values in connection with an orderly liquidation of New Focus is based on numerous assumptions and evaluations that management believed to be reasonable at the time that they were made, but these assumptions and values are inherently uncertain and subject to material deviations in the event such a liquidation, if available, were pursued.

        Thomas Weisel Partners again noted that the price per share of New Focus common stock implied by the total consideration to be received by New Focus stockholders in connection with the merger and the cash distribution, based on the closing price of Bookham ordinary shares on September 19, 2003, was $5.14.

        The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of New Focus. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of implied values resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of New Focus.

        In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of New Focus. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the total amount to be received by the holders of New Focus common stock pursuant to the merger and the distribution, and were provided to the board of directors of New Focus in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. The total amount provided for in the merger agreement includes a portion to be paid in Bookham ADSs or Bookham ordinary shares, and the exchange ratio for this portion is fixed. Accordingly, the market value of the consideration to be received by the stockholders of New Focus pursuant to the merger may vary significantly. Although Thomas Weisel Partners evaluated the fairness from a financial point of view of the total amount to be received by holders of New Focus common stock pursuant to the merger and the cash distribution, Thomas Weisel Partners was not requested to, and it did not, recommend the total amount, the amount of the merger consideration or the amount of the cash distribution payable in the merger, each of which was determined in arms-length negotiations between New Focus and Bookham.

        As described above, the Thomas Weisel Partners opinion and presentation were among the many factors that the board of directors of New Focus took into consideration in making its determination to approve the merger, the distribution and the merger agreement, and to recommend that its stockholders adopt the merger agreement.

        For its fairness opinion and financial advisory services, Thomas Weisel Partners is entitled to receive a fee of $500,000 and, upon consummation of the merger, will receive an additional fee, such that its total compensation (including that $500,000) will equal a specified percentage of the consideration, including the cash distribution, to be received by holders of New Focus common stock in connection with the merger, less applicable credits arising from payments for services rendered on previous transactions. Based on the number of shares of New Focus common stock currently outstanding, and on an average value of Bookham shares over a specific time period, Thomas Weisel Partners would receive total compensation of approximately $3,250,000. The nature and terms of Thomas Weisel Partners' services as financial advisor to New Focus, including the fees described above, are set forth in an engagement letter between New Focus and Thomas Weisel Partners, dated September 19, 2003, which replaced a previous engagement letter. There were no material changes in the nature or the terms of Thomas Weisel Partners' services reflected in the September 19, 2003 engagement letter. New Focus was aware that a significant portion of the fee is contingent upon completion of the transaction and took it into account in considering the Thomas Weisel Partners opinion and in approving the transaction. Further, New Focus has agreed to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, employees and controlling persons against specific liabilities, including liabilities under the U.S. federal securities laws.

        In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of New Focus and Bookham for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Thomas Weisel Partners has performed various investment bank services for New Focus from time to time, including having acted as financial advisor to New Focus in connection with the sale of its network tunable laser technology to Intel Corporation and the sale of its passive optical component product line to Finisar Corporation in the second quarter of 2002, for which Thomas Weisel Partners received a fee of $1,000,000, of which $250,000 can be used as a credit to offset a future advisory fee, including the fee payable in the Bookham transaction.

Plans for New Focus after the Merger

        The combination of the strengths of Bookham and New Focus should facilitate the combined company's ability to reduce manufacturing costs and assist Bookham in reaching breakeven operations. Bookham's manufacturing sites in Paignton, U.K., Caswell, U.K., Zurich, Switzerland and Santa Rosa, California are expected to supply components for the manufacture of New Focus's products. Bookham also intends to enhance its manufacturing capability and reduce operating margins by reopening the New Focus China facility.

        Bookham intends to maintain the New Focus's facility in San Jose, California and continue to employ approximately 200 New Focus employees. The skills and knowledge of these employees in the application of optical photonics to non-telecommunications markets, combined with Bookham's component technologies, should enhance the combined company's ability to address these markets.

Interests of Directors and Officers of New Focus in the Merger

        In considering the recommendation of New Focus's board of directors in favor of the merger, you should be aware that various members of New Focus's board of directors and New Focus's executive officers have interests in the merger that may be different from, or in addition to, interests of New Focus stockholders.

        All such interests are described below, to the extent material, and except as described below, such persons have, to New Focus's knowledge, no material interest in the merger apart from those of New

Focus stockholders generally. New Focus's board of directors was aware of, and considered the interests of, New Focus's directors and executive officers in approving the merger agreement and the merger.

  Directorships

        Following the merger, the board of directors of the combined company will consist of ten members, including Nicola Pignati and Peter Bordui, who are currently members of New Focus's board of directors, and Giorgio Anania, Andrew G. Rickman, Jack St. Clair Kilby, Lori Holland, W. Arthur Porter, Robert J. Rickman, David Simpson and Joseph Cook, who are currently members of Bookham's board of directors. Currently, Bookham's outside directors are entitled to receive compensation of $1,500 for attendance at each formal board meeting (four per year), $1,500 for attendance at Bookham's annual general meeting of shareholders and an annual fee of $3,500. Historically, Bookham's outside directors have also received option grants of approximately 12,000 Bookham ordinary shares per year. As members of the board of directors of Bookham, Mr. Pignati and Dr. Bordui will receive, from time to time, in accordance with Bookham's policies, stock and cash compensation in the same amount as Bookham's other outside directors. As members of the board of directors of the combined company appointed to fill vacancies on the combined company's board of directors in connection with the merger, Mr. Pignati's and Dr. Bordui's continued positions on the combined company's board of directors will be subject to approval by the Bookham shareholders at the next annual general meeting of Bookham shareholders following the merger. Bookham's management will recommend to Bookham shareholders that Mr. Pignati and Dr. Bordui be elected as directors of Bookham at such time, although there can be no assurance that Mr. Pignati and Dr. Bordui will be elected for an additional three year term.

  Stock Ownership and Voting

        Assuming the merger closes on December 31, 2003 and the acceleration provisions of the stock purchase and option agreements between New Focus and its directors and executive officers are triggered, such directors and executive officers will beneficially own 5,209,279 shares of New Focus common stock (which includes 3,676,464 shares underlying New Focus stock options), or approximately 8.1% of the shares of New Focus common stock as of September 30, 2003, and 2,142,329 shares underlying New Focus stock options and 210,000 shares of restricted common stock held by New Focus directors and executive officers will accelerate in connection with the closing of the proposed merger. Using the price per Bookham ordinary share on September 30, 2003 (128.53 pence), the price per share of Bookham ADS on September 30, 2003 ($2.14) and the U.S. dollar/British pounds sterling exchange rate on September 30, 2003 (60.1567 pence per U.S. dollar), the value of such beneficially owned shares would be approximately $11.1 million (net of amounts owed in connection with notes used by New Focus executive officers to exercise New Focus options).

        Nicola Pignati, President, Chief Executive Officer and Chairman of the board of directors of New Focus, Peter Bordui, director of New Focus, John Dexheimer, director of New Focus, Winston Fu, director of New Focus, Don Hallacy, director of New Focus, Timothy Day, Senior Vice President, Chief Technology Officer of New Focus, and William L. Potts, Jr., Senior Vice President, Chief Financial Officer of New Focus, have each entered into a stockholder agreement with Bookham relating to the proposed merger. As of the record date of the New Focus special meeting, Messrs. Pignati, Dexheimer, Hallacy and Potts and Drs. Bordui, Fu and Day collectively owned 1,529,163 shares of New Focus common stock, or approximately 2.4% of the outstanding shares of New Focus common stock. In those stockholder agreements, Messrs. Pignati, Dexheimer, Hallacy and Potts and Drs. Bordui, Fu and Day have agreed to vote all of the shares over which they exercise voting control in favor of adopting the merger agreement.

  Stock Options

        Under the merger agreement, at the effective time of the merger, each New Focus stock option will be assumed by Bookham and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger, a number of units equal to the number of shares of New Focus common stock underlying each such option. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. A unit will be comprised of 1.2015 Bookham ordinary shares, and $2.19 in cash. The number of Bookham ordinary shares issuable upon exercise of the options will be rounded to the nearest whole number (with 0.5 rounded up to the nearest whole share). See "—Effect of the Merger on Outstanding New Focus Stock Options."

        Each of New Focus's executive officers, Mr. Pignati, Mr. Potts, Dr. Day, John Scott Dunbar, Vice President, Tunable and Microwave Products Group, and Nadim Maluf, Vice President, Photonics Tools and Instruments Product Group, has outstanding options that were granted under New Focus's 2000 Stock Plan. Mr. Pignati also holds options under New Focus's 1999 Stock Plan. If an executive officer voluntarily resigns as a result of a constructive termination or is involuntarily terminated without cause three months prior to or eighteen months following the completion of the merger, the outstanding options held by such terminated executive officer will fully vest and become exercisable as to either 50% or 100% of the unvested shares subject to such options as of his date of termination. Assuming such an event occurs on December 31, 2003, unvested options to purchase 1,107,292 shares held by Mr. Pignati, unvested options to purchase 365,834 shares held by Dr. Day and unvested options to purchase 330,000 shares held by Mr. Potts will accelerate and be exercisable. If Mr. Dunbar or Dr. Maluf voluntarily resigns as a result of a constructive termination or is involuntarily terminated without cause three months prior to or eighteen months following the completion of the merger, the option held by Mr. Dunbar to purchase 200,000 shares and the unvested portion of the option held by Dr. Maluf to purchase 150,000 shares will each fully vest and become exercisable as to 100% of the unvested shares subject to such options as of the constructive termination or involuntary termination and all other outstanding options held by Mr. Dunbar or Dr. Maluf will vest and become exercisable as to 50% of the unvested portion of such options as of the constructive termination or involuntary termination. Assuming either event occurs as of December 31, 2003, unvested options to purchase 156,345 shares held by Mr. Dunbar and unvested options to purchase 112,859 shares held by Dr. Maluf will accelerate and be exercisable. Such executive officers may exercise all vested shares, whether previously vested or vested as a result of acceleration, for options granted under both the 2000 Stock Plan and the 1999 Stock Plan until the earlier of twelve months after such termination of service or the expiration of the option.

        Each of New Focus's non-employee directors has outstanding options that were granted under New Focus's 2000 Director Option Plan. Upon the completion of the merger, the options held by the non-employee directors will become fully vested, thereafter, the non-employee directors will be notified in writing that their options granted under the 2000 Director Option Plan are vested and exercisable for a period of fifteen days from the date of such notice. Unvested options to purchase 25,000 shares held by Dr. Bordui, unvested options to purchase 10,000 shares held by Dr. Fu, unvested options to purchase 10,000 shares held by Mr. Dexheimer and unvested options to purchase 25,000 shares held by Mr. Hallacy will accelerate upon completion of the merger. Upon the expiration of the fifteen-day period following the date of the notification of acceleration, the options will terminate.

        Mr. Dexheimer also has outstanding options under New Focus's 1990 Incentive Stock Plan. Mr. Dexheimer may exercise vested assumed options granted under the 1990 Incentive Stock Plan within thirty days after his termination of service for any reason (except death or disability), or earlier upon expiration of the option.

  Restricted Stock

        Mr. Potts and Dr. Day each hold New Focus restricted stock pursuant to the early exercise of some of their options. Mr. Potts and Dr. Day will be entitled to participate in the cash distribution and therefore will receive $2.19, without interest, from New Focus for each share of restricted stock held by them on the record date for the cash distribution. At the effective time of the merger, Mr. Potts and Dr. Day will also be entitled to receive 1.2015 Bookham ordinary shares (each may choose to receive either Bookham's ordinary shares or Bookham's ADSs), for each share of New Focus restricted stock owned by them.

        If, within three months prior to or eighteen months following the effective time of the merger, Mr. Potts or Dr. Day voluntarily resigns as a result of a constructive termination, or is involuntarily terminated other than for cause, death, or disability, then 100% of their restricted stock will vest. Assuming such an event, 70,000 unvested shares of restricted stock held by Dr. Day and 140,000 unvested shares of restricted stock held by Mr. Potts will accelerate.

  Employment Arrangement between Nicola Pignati and New Focus

        In the event of Mr. Pignati's termination of employment without cause, Mr. Pignati will be entitled to the severance benefits pursuant to his existing employment agreement with New Focus. These severance benefits include:

  •
  the continuation of Mr. Pignati's current salary, less applicable withholding, for a period of eighteen months following Mr. Pignati's termination date;

  •
  the reimbursement of Mr. Pignati's COBRA payments for a period of eighteen months following Mr. Pignati's termination date;

  •
  a cash payment equal to an aggregate of 60% of Mr. Pignati's current salary for a period of eighteen months, less applicable withholding, payable in accordance with normal payroll practices; and

  •
  executive outplacement assistance.

        In addition, Mr. Pignati will receive a one-time cash bonus of $300,000, less applicable withholding, upon the completion of the merger.

  Acceleration of Options for Named Executive Officers and Directors

        The following table sets forth with respect to each of the named executive officers and directors of New Focus:

  •
  the number of shares of New Focus common stock subject to unvested options that would fully vest as of December 31, 2003 in the event that the completion of the merger constitutes a change of control of New Focus;

  •
  the number of shares of New Focus common stock subject to options that would fully vest as of December 31, 2003 in the event that the merger constitutes a change of control of New Focus and such individual's employment terminates as a result of a voluntary resignation due to a constructive termination or an involuntary termination without cause, three months prior to or eighteen months following the completion of the merger; and

  •
  the value of the accelerated options.

        Pursuant to the merger agreement, at the effective time of the merger, each New Focus stock option will be assumed by Bookham and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger, a number of units equal to the number of shares of New Focus common stock underlying each such option. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. A unit will be comprised of 1.2015 Bookham ordinary shares and $2.19 in cash. Bookham ordinary shares issuable upon exercise of the stock options will be rounded to the nearest whole number (with 0.5 rounded up to the nearest whole share).

        The calculations below are based on the price per Bookham ordinary share on November 28, 2003 (127.00 pence) and the U.S. dollar/British pounds sterling exchange ratio on November 28, 2003 (58.0754 pence per U.S. dollar).

	Number of Accelerated Options
Name	Change of Control	Change of Control and Termination		Value(1)
Nicola Pignati	—	1,107,292		$1,637,678
Peter Bordui	25,000	—		18,836
John Dexheimer	10,000	—		12,275
Winston Fu	10,000	—		12,275
Don G. Hallacy	25,000	—		18,836
Timothy Day	—	435,834	(2)	817,433
William L. Potts, Jr.	—	470,000	(3)	1,047,587
John Scott Dunbar	—	156,345		272,874
Nadim Maluf	—	112,859		200,744

(1)
Assumes exercise of all options with an exercise price equal to or less than the consideration to be received per share of New Focus common stock subject to such option.

(2)
Includes 70,000 restricted shares.

(3)
Includes 140,000 restricted shares.

  Indemnification and Insurance

        The merger agreement provides that Bookham will, and will cause the surviving corporation to, for a period of six years from the effective time of the merger and to the fullest extent permitted by law, honor all of New Focus's obligations to indemnify and hold harmless each of New Focus's present and former directors and officers, against any costs or expenses (including attorney's fees), losses or claims, damages, liabilities or amounts arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless exist on the date of the merger agreement. The merger agreement further provides that for six years after the effective time of the merger, Bookham will cause the surviving corporation to, maintain (to the extent available in the market) a directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as New Focus's existing coverage; provided, however, that in no event will Bookham or the surviving corporation be required to expend in excess of 175% of the current annual premium paid by New Focus for its existing insurance coverage, and to the extent the annual premium would exceed 175% of the current annual premium paid by New Focus for its existing insurance coverage, Bookham or the surviving corporation will use all reasonable efforts to be maintained the maximum amount of coverage available for such 175% of the current annual premium paid by New Focus for its existing insurance coverage. Bookham and the surviving corporation may meet such obligations by purchasing a "tail" policy under New Focus's existing directors' and officers' insurance policy which (i) has an effective term of six years from the effective time of the merger, (ii) covers only those persons who are currently covered by New Focus's existing insurance coverage as of the date of the merger agreement and only for actions and omissions occurring on or prior to the effective time of the merger, and (iii) contains coverage in amount and scope at least as favorable to each of New Focus's present and former directors and officers as New Focus's existing insurance coverage.

Accounting Treatment

        Bookham will account for the merger as an acquisition under U.K. GAAP and as a purchase for the purposes of U.S. GAAP.

Regulatory Approvals Required for the Merger

  U.S. Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we cannot complete the merger until we have given notification and furnished information relating to the operations of Bookham and New Focus and the markets in which they operate to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period expires or the transaction is granted early termination. On October 22, 2003, Bookham and New Focus each filed a pre-merger notification and report form under the HSR Act with the Federal Trade Commission and the Department of Justice and on October 31, 2003, early termination of the waiting period was granted.

  Other Laws

        Bookham and New Focus each conduct business in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Bookham and New Focus are currently in the process of reviewing whether filings or approvals material to Bookham and New Focus and its subsidiaries may be required or desirable in other jurisdictions. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the merger.

  General

        One or more of the regulatory approvals required to complete the merger may not be obtained on a timely basis or at all. In addition, any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Pursuant to the merger agreement, Bookham and New Focus have each agreed to use commercially reasonable efforts to complete the merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals. Although we do not expect regulatory authorities to raise any significant objections to the merger, we can not be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Bookham after the merger.

Listing of Shares

        It is a condition to the merger that the Bookham ADSs issuable in connection with the merger be authorized for listing on the NASDAQ National Market subject to official notice of issuance and that the Bookham ordinary shares to be issued by Bookham in connection with the merger are admitted to the Official List of the U.K. Listing Authority and to trading on the main market of the London Stock Exchange. If the merger is completed, the newly issued Bookham ordinary shares will be admitted to the Official List of the U.K. Listing Authority and to trading on the market for listed securities of the London Stock Exchange and dealings in the Bookham ordinary shares are expected to commence, at 8:00 a.m., London time, on the first business day following the day the merger is completed. For information concerning the material income tax consequences of the ownership of Bookham ADSs and ordinary shares, see "Material Tax Consequences—U.S. Federal Income Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares."

Content and Timing of Reports and Notices

        The content and timing of reports and notices that Bookham files with the SEC differ in several respects from the reports and notices that New Focus currently files. Bookham is a foreign private issuer for the purposes of the reporting rules under the Exchange Act.

        As a U.S. reporting company, New Focus is required to:

  •
  file with the SEC an annual report on Form 10-K within 75 days after the end of fiscal year 2003 and 60 days after the end of each fiscal year thereafter;

  •
  file with the SEC a quarterly report on Form 10-Q within 40 days after the end of fiscal quarter 2003 and 35 days after the end of each fiscal year thereafter;

  •
  file with or furnish to the SEC current reports on Form 8-K upon the occurrence of various corporate events; and

  •
  file with or furnish to the SEC certain other reports and notices.

        As a foreign private issuer, pursuant to the requirements of the Exchange Act, Bookham is required to:

  •
  file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year; and

  •
  furnish reports on Form 6-K upon the occurrence of significant corporate events.

        As a foreign private issuer, Bookham is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter.

        In addition, the content and timing of reports and notices that holders of Bookham ADSs and Bookham ordinary shares will receive will differ from the reports and notices that are currently received by New Focus stockholders. As a U.S. reporting company, New Focus must mail to its stockholders in advance of each annual meeting of stockholders:

  •
  an annual report containing audited financial statements; and

  •
  a proxy statement that complies with the requirements of the Exchange Act.

        As a foreign private issuer, Bookham is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. Bookham expects to retain its status as a foreign private issuer after the completion of the merger. Under SEC rules, Bookham will retain its status as a foreign private issuer so long as either:

  •
  50% or more of Bookham ordinary shares, including ordinary shares underlying Bookham ADSs, are beneficially owned by shareholders who are not residents of the United States; or

  •
  all three of the following conditions continue to be satisfied:

  —
  at least 50% of Bookham's directors and its executive officers are neither citizens nor residents of the United States;

  —
  at least 50% of Bookham's assets are located outside the United States; and

  —
  Bookham's business is administered principally outside the United States.

        After completion of the merger, all these conditions will remain satisfied. Accordingly, Bookham expects to retain its status as a foreign private issuer after completion of the merger. If Bookham at any time losses its status as a foreign private issuer, it will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Bookham will become subject to the rules under the Exchange Act regarding the furnishing and content of annual reports and proxy statements to its shareholders.

        Although Bookham, as a foreign private issuer, is exempt from the rules under the Exchange Act regarding the furnishing of annual reports, under the rules of the NASDAQ National Market, Bookham is required to distribute to the holders of its ADSs an annual report containing audited financial statements within a reasonable period of time before Bookham's annual general meeting of shareholders. Bookham currently furnishes holders of its ordinary shares with its Annual Report and Accounts which contain audited financial statements prepared in conformity with U.K. GAAP, including U.S. GAAP reconciliations, and a discussion of Bookham's financial results that is comparable to the Management's Discussion and Analysis that is contained in New Focus's annual reports on Form 10-K. Bookham also furnishes holders of its ordinary shares with semi-annual interim reports, which include unaudited interim financial information prepared in conformity with U.K. GAAP, and notices of meetings of shareholders and related documents in accordance with the rules of the U.K. Listing Authority. See "Description of Bookham American Depositary Receipts" on page 132.

Delisting of New Focus Common Stock

        If the merger is completed, we expect that the New Focus common stock will be delisted from the NASDAQ National Market and deregistered under the Exchange Act.

Appraisal Rights

        Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation if:

  •
  the securities of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers; and

  •
  such stockholders are not required to receive in exchange for their stock any consideration other than (a) stock in the surviving corporation or shares of stock of another corporation that are listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers and (b) cash in lieu of fractional shares.

        New Focus stockholders will not have appraisal rights under Delaware law with respect to the merger because:

    •
    New Focus common stock is traded on the NASDAQ National Market; and

    •
    New Focus stockholders are not required to accept anything except Bookham ADSs, which are traded on the NASDAQ National Market, a national securities exchange, and cash in lieu of fractional shares.

        In addition, Bookham shareholders are not entitled to appraisal rights under English law.

Effect of the Merger on Outstanding New Focus Stock Options

  Stock Options

        Under the merger agreement, at the effective time of the merger, each New Focus stock option will be assumed by Bookham and converted into an option to acquire a number of units equal to the number of shares of New Focus common stock underlying each such option before the merger. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. A unit will be comprised of 1.2015 Bookham ordinary shares and $2.19 in cash. The number of Bookham ordinary shares issuable upon exercise of such options assumed by Bookham will be rounded to the nearest whole number (with 0.5 being rounded up to the nearest whole share).

        Within ten days of completion of the merger, Bookham will prepare and file with the SEC one or more registration statements registering the shares of Bookham ordinary shares subject to the assumed New Focus stock options. Bookham will use its commercially reasonable efforts to maintain the effectiveness of the registration statement, and maintain the current status of the prospectus contained in the registration statement, for so long as any assumed New Focus stock options remain outstanding.

  Restricted Stock

        Under the merger agreement, holders of New Focus restricted stock will be entitled to participate in the cash distribution and therefore will receive $2.19, without interest, from New Focus for each share of restricted stock held by them on the record date for the cash distribution. At the effective time of the merger, holders of New Focus restricted stock will also be entitled to receive 1.2015 Bookham ordinary shares (or at the election of the holder, Bookham ADSs), for each share of New Focus restricted stock owned.

Directors and Management of Bookham Following the Merger

        Information regarding the directors and management of Bookham after the merger is contained under the caption "The Merger Agreement—Directors and Officers of Bookham Following the Merger" beginning on page 105.

Financial Information

        Bookham prepares its financial statements in accordance with U.K. GAAP and presents them in pounds sterling. Bookham financial statements include a reconciliation of the U.K. GAAP financial information to U.S. GAAP and a summary of the effects of the applicable differences between U.K. GAAP and U.S. GAAP in accordance with SEC rules.

        If Bookham loses its status as a foreign private issuer, under SEC rules it will be required to prepare financial statements in accordance with U.S. GAAP and present them in U.S. dollars. See "—Content and Timing of Reports and Notices" above. The notes to the financial statements included in Bookham's annual report on Form 20-F for the year ended December 31, 2002 describe the significant differences between U.K. GAAP and U.S. GAAP as they relate to Bookham. The notes to the unaudited condensed pro forma consolidated financial information included elsewhere in this proxy statement/prospectus, prepared in accordance with U.K. GAAP, set forth a summary of certain estimated adjustments which would be required if U.S. GAAP had been applied to that information.

Dividend Policy

        Bookham has never paid dividends on its share capital. Bookham currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends. Any payment of future dividends will be at the discretion of Bookham's board of directors after taking into account various factors, including Bookham's financial condition, operating results, current and anticipated cash needs and plans for expansion.

        Under English law, any payment of dividends would be subject to the Companies Act 1985, the main body of U.K. legislation governing companies incorporated in England and Wales, which requires that all dividends be approved by Bookham's board of directors and, in some cases, its shareholders. Moreover, under English law, Bookham may pay dividends on its shares only out of profits available for distribution determined in accordance with the Companies Act and U.K. GAAP, which differs in some respects from U.S. GAAP. In the event that dividends are paid in the future, holders of Bookham ADSs will be entitled to receive payments in U.S. dollars in respect of dividends on the underlying ordinary shares in accordance with the Deposit Agreement dated April 18, 2000, between Bookham and The Bank of New York, as depositary.

        For information regarding the taxation of dividends under U.S. and U.K. tax laws, see "Material Tax Consequences" beginning on page 87.

Securities Laws Consequences

        All Bookham ADSs and Bookham ordinary shares received pursuant to the merger by New Focus stockholders will be freely transferable, except that Bookham ADSs and Bookham ordinary shares received by persons who are deemed to be "affiliates" of New Focus under the Securities Act of 1933 at the time of the New Focus special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of New Focus for these purposes generally include individuals or entities that control, are controlled by or are under common control with New Focus and include directors and executive officers of New Focus.

Voting Agreements

        Concurrently with the execution of the merger agreement, each of Nicola Pignati, Peter Bordui, John Dexheimer, Winston Fu, Don G. Hallacy, Timothy Day and William L. Potts, Jr. executed a stockholder agreement agreeing to vote their shares of New Focus stock in favor of adopting the merger agreement, and each of Andrew Rickman, David Simpson, Robert Rickman and Giorgio Anania executed irrevocable undertakings agreeing to vote their Bookham ordinary shares, in favor of the merger agreement and the issuance of shares in connection with the merger. In addition, Andrew Rickman agreed to, if able, attend the extraordinary general meeting of Bookham shareholders, to act as chairman at that meeting and to convene or assist in convening such meetings of the Bookham board of directors as may be necessary to approve and implement the merger.

MATERIAL TAX CONSEQUENCES

General

        The following is a discussion of the material U.S. federal income tax consequences of the cash distribution and the merger to U.S. holders of New Focus common stock and the material U.S. federal income tax considerations and the material U.K. tax considerations applicable to the ownership of Bookham ordinary shares including shares represented by ADSs evidenced by ADRs by U.S. holders following the merger. As used in this discussion, a "U.S. holder" means a beneficial owner of a share of New Focus common stock and a beneficial owner of a Bookham ADS or Bookham ordinary share that, for U.S. federal income tax purposes, is characterized as:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or an entity treated as a corporation, organized in or under the laws of the United States or any state thereof, including the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the "U.S. tax code").

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of New Focus common stock, a Bookham ADS or a Bookham ordinary share, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        This discussion is based upon: (i) the current U.S. tax code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions; (ii) current U.K. tax laws, (iii) U.S. Internal Revenue Service practice and published U.K. Inland Revenue practice as of the date of this proxy statement/prospectus; (iv) the income tax treaty between the United States and the United Kingdom that entered into force on April 25, 1980 (referred to as the 1980 Treaty) and the new income tax treaty that entered into force on March 31, 2003 (referred to as the New Treaty) as both treaties may be applicable to U.S. holders; and (v) the convention between the United States and the United Kingdom relating to estate and gift taxes (referred to as the Estate Tax Treaty) as in effect on the date hereof. All of the above are subject to change, or to changes in interpretation, possibly with retroactive effect. This discussion is further based, in part, upon the representations of the depositary and the assumption that each obligation in the deposit agreement relating to Bookham ADSs and any related agreement will be performed pursuant to its terms. The following discussion also assumes that the cash distribution and the merger will be completed in accordance with the terms of the merger agreement.

        This discussion is general in nature and does not address all aspects of U.S. federal income taxation or U.K. taxation that may be relevant to U.S. holders in light of their particular circumstances. For example, the discussion does not address all aspects of U.S. federal income taxation or U.K. taxation that may be relevant to certain U.S. expatriates, shareholders who own (actually or constructively) 10% or more of the total voting power of all capital stock of Bookham, shareholders that hold their shares as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment composed of Bookham shares and one or more other investments, shareholders whose "functional currency" is not the U.S. dollar, financial institutions, regulated investment companies, pension plans, insurance companies, tax-exempt organizations, traders in securities that elect mark-to-market accounting treatment, broker-dealers, and shareholders who acquired their New Focus common stock pursuant to the exercise of stock options or otherwise as compensation. In addition, the following summary of U.K. tax considerations does not, except where indicated otherwise, apply to:

  •
  shareholders who are resident or, in the case of an individual, resident or ordinarily resident in the United Kingdom for U.K. tax purposes;

  •
  shareholders whose holding of Bookham ADSs or Bookham ordinary shares is effectively connected with a permanent establishment in the United Kingdom through which the shareholder carries on business activities or, in the case of an individual who performs independent personal services, with a fixed base situated therein; or

  •
  a shareholder that is a corporation which, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of Bookham's issued voting share capital.

        Further, the discussion below is limited to shareholders who hold shares of New Focus common stock and, after the merger, Bookham ADSs or Bookham ordinary shares, as capital assets. In addition, this discussion does not address the U.S or U.K. tax consequences of the assumption by Bookham of the New Focus stock options pursuant to the merger nor does it address the tax consequences of the exercise of such stock options following the merger. This discussion does not address U.S. state or local taxation or taxation by countries other than the United States and the United Kingdom nor does it address the application of the U.S. alternative minimum tax. Finally, Bookham believes that it is not a "passive foreign investment company" within the meaning of Section 1297(a) and the discussion below so assumes.

        Bookham has received an opinion of Hale and Dorr LLP and New Focus has received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that (i) for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the U.S. tax code, (ii) the discussion under the heading "U.S. Federal Income Tax Consequences of the Merger," insofar as it describes the U.S. federal income tax consequences of the merger, is accurate in all material respects and (iii) the discussion under the heading "U.S. Federal Income Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares," insofar as it describes the U.S. federal income tax considerations applicable to the ownership of Bookham ADSs or Bookham Ordinary Shares following the merger, is accurate in all material respects. The opinions are attached as exhibits 8.1 and 8.2 hereof.

        Each New Focus stockholder is advised to consult his or her own tax advisor as to the U.S. federal income tax consequences and U.K. tax consequences of the cash distribution and the merger, and the ownership and disposition of the Bookham ADSs or Bookham ordinary shares to him, her or it, in each case in light of the facts and circumstances that may be unique to him, her or it, and as to any U.K. inheritance and gift taxes, U.S. estate, gift, state, local, and non-U.S./non-U.K. tax consequences of the cash distribution and the merger.

U.S. Federal Income Tax Consequences of the Cash Distribution

        The gross amount of the cash distribution paid by New Focus will be included in the gross income of a New Focus stockholder as a dividend to the extent of the current or accumulated earnings and profits of New Focus. Dividends are currently taxed at a maximum rate of 15% in the case of individual U.S. holders. To the extent that the cash distribution exceeds New Focus's current or accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the New Focus stockholder's adjusted tax basis in the New Focus common stock and thereafter as capital gain. While a final determination cannot be made until the end of New Focus's tax year, New Focus does not expect to have current or accumulated earnings and profits for the tax year that includes the date of the cash distribution. Any portion of the cash distribution that is treated as a dividend should be eligible for the dividends-received deduction generally allowable to corporate stockholders.

U.S. Federal Income Tax Consequences of the Merger

        For U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the U.S. tax code. Accordingly, U.S. holders of New Focus common stock will not recognize gain or loss solely as a result of the receipt of Bookham ADSs or Bookham ordinary shares in exchange for shares of New Focus common stock, except to the extent of any cash received upon the sale of fractional Bookham ADSs or Bookham ordinary shares as explained below.

        As further discussed below, different rules apply to any stockholder of New Focus who, immediately after the merger, will be a five-percent transferee stockholder, as defined in Treasury regulations promulgated under Section 367(a) of the U.S. tax code, with respect to Bookham.

        The aggregate tax basis of the Bookham ADSs or Bookham ordinary shares received in the merger will equal the aggregate tax basis of the shares of New Focus common stock exchanged, decreased (but not below zero) by the amount of the cash distribution and any basis allocated to a fractional interest in a Bookham ADS or Bookham ordinary share that is sold for cash. The holding period of the Bookham ADSs or Bookham ordinary shares will include the holding period of the shares of New Focus common stock for which they are exchanged.

        Fractional interests in Bookham ADSs or Bookham ordinary shares will not be issued to New Focus stockholders in the merger. In lieu of the issuance of fractional interests in Bookham ADSs or Bookham ordinary shares, any fractional interests New Focus stockholders otherwise would have been entitled to receive will be sold and the proceeds of that sale will be paid to those stockholders. A U.S. holder who receives cash in respect of a fractional share will recognize gain or loss equal to the difference between the cash amount received for the fractional share and the U.S. holder's tax basis in New Focus common stock exchanged that is allocable to the fractional share interest. Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss with respect to shares of New Focus common stock held for more than 12 months at the effective time of the merger.

        A U.S. holder who is a five-percent transferee shareholder with respect to Bookham after the merger will qualify for non-recognition treatment as described in this proxy statement/prospectus only if the shareholder files a "gain recognition agreement," as defined in Treasury regulations promulgated under Section 367(a) of the U.S. tax code, with the U.S. Internal Revenue Service. Any U.S. holder of New Focus stock who will be a five-percent transferee shareholder is urged to consult with his or her tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

Tax Opinions

        The merger agreement provides that, as a condition to each of Bookham's and New Focus's obligation to consummate the merger, each party must receive an opinion from its counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the U.S. tax code. Each tax opinion from counsel will be based on the same assumptions and limitations set forth above with respect to this discussion and will also be based on representations of Bookham and New Focus and various assumptions as noted in the opinions.

        The merger agreement permits each of Bookham and New Focus to waive (but neither intends to waive) the receipt of its counsel's opinion as a condition to its obligation to consummate the merger. The tax opinions will not be binding on the U.S. Internal Revenue Service or a court and will not preclude the U.S. Internal Revenue Service or a court from adopting a contrary position. Neither Bookham nor New Focus will seek a ruling from the U.S. Internal Revenue Service as to the U.S.

federal income tax treatment of the merger. Neither Bookham nor New Focus will seek an opinion of counsel or a ruling from the U.S. Internal Revenue Service as to the U.S. federal income tax treatment of the cash distribution.

U.S. Federal Income Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares

        In general, for U.S. federal income tax purposes, U.S. holders of Bookham ADSs will be treated as the owners of the underlying Bookham ordinary shares, and deposits and withdrawals of Bookham ordinary shares by U.S. holders in exchange for Bookham ADSs will not be subject to U.S. federal income tax.

  Taxation of Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Considerations", the gross amount of a cash distribution paid on a Bookham ADS or Bookham ordinary share will be included in the gross income of a U.S. holder as a dividend to the extent of Bookham's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Dividends are currently taxed at a maximum rate of 15% in the case of individual U.S. holders and 35% in the case of U.S. holders which are corporations. To the extent that a cash distribution exceeds Bookham's earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. holder's adjusted tax basis in such Bookham ADSs or Bookham ordinary shares and thereafter as capital gain. Dividends paid by Bookham generally will be treated as foreign source income and will not be eligible for the dividends-received deduction generally allowed to corporate shareholders. Dividends paid by Bookham will generally be categorized as "passive income" or, in the case of some holders, as "financial services income," for purposes of computing allowable foreign tax credits for U.S. tax purposes.

        The amount of any cash distribution that a U.S. holder must include in income will equal the fair market value in U.S. dollars of the pounds sterling or other foreign currency received by the U.S. holder, based on the spot exchange rate on the date of receipt, whether or not the payment is converted into U.S. dollars at that time. A U.S. holder's tax basis in the pounds sterling or other foreign currency received will equal such U.S. dollar amount. Any gain or loss recognized upon a subsequent disposition of the pounds sterling or other foreign currency for a different amount will be U.S. source ordinary income or loss.

        Bookham does not currently intend to pay dividends. If Bookham does pay a dividend, U.S. holders are urged to consult their tax advisors as to the application of the 1980 Treaty, the New Treaty and the Jobs and Growth Tax Relief Reconciliation Act of 2003.

  Taxation of Capital Gains

        Upon the sale or other disposition of an ADS or ordinary share, a U.S. holder generally will recognize a gain or a loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (determined in U.S. dollars) from such sale or other disposition and the U.S. holder's adjusted tax basis (determined in U.S. dollars) in the Bookham ADS or Bookham ordinary share. Subject to the discussion below under "Passive Foreign Investment Company Considerations", the gain or loss will generally be a capital gain or loss and will generally be treated as U.S. source gain or loss. If a U.S. holder has held the Bookham ADS or Bookham ordinary share for one year or less, any such gain will be treated as short-term capital gain, taxed as ordinary income at the U.S. holder's marginal income tax rate. Long-term capital gain from a sale or disposition of the Bookham ADS or Bookham ordinary share by an individual (as well as certain trusts and estates) is taxed at a reduced rate (currently, the maximum of which is 15%). Capital losses may only be used to offset capital gains. A U.S. holder should consult its own tax advisers regarding the availability of this offset.

  Passive Foreign Investment Company Considerations

        Bookham believes that it will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for its current taxable year or for future taxable years. However, an actual determination of PFIC status is factual in nature and generally cannot be made until after the close of the applicable tax year. Bookham will be a PFIC if either:

  •
  75% or more of Bookham's gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, annuities, and some types of gains; or

  •
  the average percentage of the value of Bookham's assets that produce or are held for the production of passive income is at least 50%. The U.S. Internal Revenue Service has indicated that cash balances, even if held as working capital, are considered to be assets that produce passive income.

        The application of the gross income test in Bookham's particular circumstances is uncertain and could result in Bookham's classification as a PFIC even in a year in which the company has substantial gross revenues from product sales. In addition, the proportion of Bookham's cash balances compared to the value of its other assets may in the future lead to Bookham being a PFIC. Bookham intends to use reasonable efforts to avoid PFIC status, but can give no assurance that it will be successful. If Bookham determines that it is a PFIC, the company will take all reasonable steps to notify you.

        If Bookham were classified as a PFIC, unless you timely made one of specific available elections, a special tax regime would apply to both:

  •
  any "excess distribution," which would be your share of distributions in any year that are greater than 125% of the average annual distributions received by you in the three preceding years or your holding period, if shorter; and

  •
  any gain realized on the sale or other disposition of the Bookham ordinary shares or Bookham ADSs.

        Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax if the excess distribution or gain had been realized ratably over your holding period for the Bookham ordinary shares or Bookham ADSs. As a result of this treatment:

  •
  the amount allocated to the taxable year in which you realize the excess distribution or gain would be taxed as ordinary income;

  •
  the amount allocated to each prior year, with certain exceptions, would be taxed as ordinary income at the highest applicable tax rate in effect for that year; and

  •
  the interest charge generally applicable to underpayments of tax would be imposed on the taxes deemed to have been payable in those previous years.

        If you own shares or ADSs in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your shares or ADSs at the end of the taxable year over your adjusted basis in your shares or ADSs. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. Your basis in the shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain realized upon disposition of your shares or ADSs will also be taxed as ordinary income.

        In addition, the special PFIC tax rules described above will not apply to you if you make a QEF election, which is an election to have Bookham treated as a qualified electing fund for U.S. federal income tax purposes. If Bookham determines that it is a PFIC, the company will provide you with such information as you may require from it in order to make an effective QEF election.

        If you make a QEF election, you will be required to include in your gross income for U.S. federal income tax purposes your pro rata share of Bookham's ordinary earnings and net capital gain for each of Bookham's taxable years that it is a PFIC, regardless of whether or not you receive any distributions from the company. Your basis in your shares or ADSs will be increased to reflect undistributed amounts which are included in your gross income. Distributions of previously includible income will result in a corresponding reduction of basis in the ordinary shares or ADSs and will not be taxed again as a distribution to you.

        You are urged to consult your own tax adviser concerning the potential application of the PFIC rules to your ownership and disposition of Bookham ordinary shares or Bookham ADSs.

  Backup Withholding and Information Reporting

        Dividend payments with respect to Bookham ADSs or Bookham ordinary shares and proceeds from the sale or other disposition of ADSs or ordinary shares made (or deemed made) within the United States may be subject to information reporting to the U.S. Internal Revenue Service and U.S. backup withholding (currently at a 28% rate). Backup withholding will generally not apply to a U.S. holder, however, if such U.S. holder furnishes a correct taxpayer identification number and makes any other required certification or if such U.S. holder is otherwise exempt from backup withholding. To establish its exempt status, a U.S. holder generally must provide its taxpayer identification number and the required certifications on I.R.S. Form W-9.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder's U.S. federal income tax liability, and such U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

U.K. Tax Consequences of Owning Bookham ADSs and Bookham Ordinary Shares

  Taxation of Distributions

        Under current U.K. taxation legislation, no tax is required to be withheld by Bookham from cash dividend payments.

        U.S. holders of Bookham ADSs or Bookham ordinary shares will not receive any payment from the U.K. Inland Revenue in respect of any tax credit on dividends paid by Bookham. This is because the New Treaty provides for a notional U.K. withholding tax, at the maximum rate of 15%, which exceeds the tax credit of 10% of the gross amount of the dividend (being the cash dividend Bookham pays plus the tax credit) to which an individual resident (for tax purposes) in the United Kingdom would have been entitled had he received the dividend.

  Taxation of Capital Gains

        A U.S. holder will not ordinarily be liable for U.K. tax on capital gains realized on the disposal of Bookham ADSs or Bookham ordinary shares, unless, at the time of the disposal, he or she carries on a trade, including a profession or vocation, in the United Kingdom through a branch or agency (in the case of an individual shareholder) or permanent establishment (in the case of a corporate shareholder) and those Bookham ADSs or Bookham ordinary shares are, or have been, used, held or acquired for the purposes of that trade or branch or agency or permanent establishment (as the case may be).

        A U.S. holder of Bookham ADSs or Bookham ordinary shares who is an individual and who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the United Kingdom but who again becomes resident or ordinarily resident in the United Kingdom within a period of less than five complete tax years and who disposes of Bookham ADSs or Bookham ordinary shares during that period may also be subject to U.K. tax on capital gains, notwithstanding that he/she is not resident or ordinarily resident in the United Kingdom at the time of the disposal.

  Inheritance and Gift Taxes

        Bookham ADSs and Bookham ordinary shares are considered assets situated in the United Kingdom for the purposes of U.K. inheritance tax. An individual who is domiciled in the United States and who is not a national of the United Kingdom for purposes of the Estate Tax Treaty, however, will generally not be subject to U.K. inheritance tax in respect of the Bookham ADSs or Bookham ordinary shares on the individual's death or on a gift of the Bookham ADSs or Bookham ordinary shares during the individual's lifetime (except where the Bookham ADSs or Bookham ordinary shares (i) are part of the business property of a U.K. permanent establishment of an enterprise or (ii) pertain to a U.K. fixed base of an individual used for the performance of independent personal services), provided that any applicable U.S. federal gift or estate tax liability is paid. In the exceptional case where the Bookham ADSs or Bookham ordinary shares are subject both to U.K. inheritance tax and to U.S. federal gift or estate tax, the Estate Tax Treaty generally provides for any tax paid in the United Kingdom to be credited against tax payable in the United States or for any tax paid in the United States to be credited against tax payable in the United Kingdom based on priority rules set out in the Estate Tax Treaty.

Stamp Duty and Stamp Duty Reserve Tax

Stamp Duty on the Bookham ADSs

        U.K. stamp duty will (subject to specific exceptions) be payable at the rate of 1.5% (rounded up to the nearest £5) on any instrument pursuant to which shares are transferred:

  •
  to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services; or

  •
  to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. This would include transfers of Bookham ordinary shares in registered form to The Bank of New York, as depositary, for deposits under the ADR deposit agreement.

        Where consideration is paid for the transfer of shares to the issuer of depositary receipts (or nominee or agent therefor) or to the person whose business is or includes the provision of clearance services (or nominee or agent therefor), this 1.5% charge is applied to the value of the consideration paid. In any other case, the charge is applied to the value of the shares transferred.

        No U.K. stamp duty will be payable on any transfer of a Bookham ADS, provided that any instrument of transfer is not executed in the U.K. and remains at all times outside the U.K. and does not relate to any matter or thing done or to be done in the U.K.

Stamp Duty Reserve Tax on the Bookham ADSs

        Stamp duty reserve tax, or SDRT, at the rate of 1.5% of the value of the Bookham ordinary shares (or 1.5% of the consideration paid, if any, for the issue or transfer), would (subject to specific exemptions) also be payable on the transfer or issue of Bookham ordinary shares to any such person. However, in relation to a transfer, credit will be given for any stamp duty which has been paid on the relevant instrument of transfer effecting the transfer of the Bookham ordinary shares to any such person.

        An agreement to transfer a Bookham ADS will not normally give rise to SDRT.

        New Focus will be liable for any stamp duty or SDRT (or any interest or penalties thereon) that is payable in connection with the deposit of Bookham ordinary shares into the ADR system as a direct result of the merger. In all other circumstances, including (but not limited to) where New Focus stockholders elect to receive Bookham ordinary shares instead of Bookham ADSs in the merger and such stockholder later deposits the Bookham ordinary shares into the ADR system in accordance with the terms of the ADR deposit agreement, any stamp duty or SDRT payable by The Bank of New York, as depositary, will be charged by The Bank of New York, as depositary, to the party receiving the ADRs.

Stamp Duty on the Bookham Ordinary Shares

        Subject to some exceptions, a transfer on sale of Bookham ordinary shares in registered form will attract ad valorem U.K. stamp duty at the rate of 0.5% (rounded up to the nearest £5) of the dutiable consideration given, usually the cash consideration for the transfer. Generally, ad valorem stamp duty applies neither to gifts nor on a transfer from a nominee to the beneficial owner, although in cases of transfers where there is a transfer otherwise than on sale, a fixed U.K. stamp duty of £5 may be payable. Stamp duty is usually paid by the purchaser or transferee of shares.

SDRT on the Bookham Ordinary Shares

        SDRT at a rate of 0.5% of the amount or value of the consideration for the transfer may be payable on an unconditional agreement to transfer Bookham ordinary shares. SDRT is chargeable whether the agreement is made or effected in the U.K. or elsewhere and whether or not any party is resident or situated in any part of the U.K. In the case of Bookham ordinary shares held within CREST (the London Stock Exchange paperless trading system), SDRT is normally charged automatically on any given transfer. If, within six years of the date of an unconditional agreement to transfer shares, an instrument transferring the Bookham ordinary shares between the parties to the agreement to transfer is executed and duly stamped, any SDRT paid may be repaid or, if it has not been paid the liability to pay such SDRT, but not necessarily interest and penalties, would be cancelled. SDRT is normally the liability of the purchaser or transferee of shares.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document. New Focus stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The Merger

        A wholly owned subsidiary of Bookham, Budapest Acquisition Corp., will merge with and into New Focus, with New Focus surviving as a wholly owned subsidiary of Bookham.

Effective Time and Timing of Closing

        The merger will become effective and be completed when Bookham causes to be filed a certificate of merger with the Secretary of State of the State of Delaware or at a later time as established by Bookham and New Focus and set forth in the certificate of merger. We expect the merger to become effective on the same day as the closing of the merger, which will take place at 10:00 am, Eastern time, on a date to be specified by Bookham and New Focus, which will be no later than the second business day after the conditions described in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by Bookham and New Focus.

Cash Distribution

        Prior to the effective time of the merger, New Focus will deliver to its transfer agent a cash amount equal to the product of $2.19 and the number of shares of New Focus common stock issued and outstanding as of the close of business on the date to be determined by the board of directors of New Focus as the record date for determining stockholders of New Focus entitled to receive a portion of the cash distribution. Immediately prior to the effective time of the merger, New Focus will authorize the transfer agent to distribute to each holder of New Focus common stock as of the record date a check or wire in an amount equal to the product of $2.19 and the number of shares of New Focus common stock held by such holder as of the record date. If, prior to the cash distribution, Bookham or New Focus determines, in its reasonable judgment after consultation with outside counsel, that the distribution would constitute a violation of applicable statutory law, Bookham and New Focus will negotiate in good faith to restructure the transactions contemplated by the merger agreement, such that the New Focus stockholders will receive consideration composed of cash and shares corresponding to the consideration contemplated by the merger agreement, in conformity with applicable law.

Consideration to be Received in the Merger

        As of the effective time of the merger:

  •
  each outstanding share of New Focus common stock will be automatically cancelled and converted into the right to receive 1.2015 Bookham ADSs, or, at the election of the holder of New Focus common stock, the equivalent number of Bookham ordinary shares; and

  •
  each outstanding New Focus stock option will be assumed by Bookham and become an option to purchase units consisting of Bookham ordinary shares and cash as described on page 104 under "—Stock Options and Other Employee Benefits."

        The number of Bookham ADSs or Bookham ordinary shares, as the case may be, into which a share of New Focus common stock will be converted into the right to receive in the merger will be appropriately adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Bookham

ADSs, Bookham ordinary shares or New Focus common stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to Bookham ADSs, Bookham ordinary shares or New Focus common stock occurring, or for which a record date is established, after the date of the merger agreement and prior to the effective time of the merger, other than the cash distribution contemplated by the merger agreement.

        At the effective time of the merger, any Bookham ADSs or Bookham ordinary shares issued with respect to unvested shares of New Focus common stock awarded to employees, directors or consultants pursuant to any of New Focus's plans or arrangements and outstanding immediately prior to the effective time of the merger will remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the effective time of the merger, except to the extent by their terms on the date of the merger agreement such unvested shares vest at the effective time of the merger.

Exchange of Certificates Representing New Focus Common Stock

        Bookham will appoint an exchange agent who will exchange certificates representing shares of New Focus common stock outstanding as of the effective time of the merger for ADRs representing Bookham ADSs or, if a New Focus stockholder properly elects, certificates representing Bookham ordinary shares, and any cash issuable in lieu of fractional shares. If no election to receive Bookham ordinary shares is made within 30 days of the date of the letter of transmittal, the New Focus stockholder will receive Bookham ADSs.

        As soon as reasonably practicable and in any event within ten business days after the effective time of the merger, Bookham will cause the exchange agent to mail to each holder of record of a certificate representing shares of New Focus common stock outstanding as of the effective time of the merger, a letter of transmittal which the holder must properly complete and deliver to the exchange agent along with the holder's certificate or certificates for New Focus common stock, and instruction for effecting surrender of the certificate. The letter of transmittal will include a form of election by which the holder may elect to receive merger consideration in the form of Bookham ordinary shares instead of Bookham ADSs. Any holder of New Focus common stock who fails to submit a properly completed form of election will receive Bookham ADSs when the holder delivers to the exchange agent a properly completed letter of transmittal and the holder's certificate(s) representing shares of New Focus common stock.

        Until properly surrendered, each certificate representing shares of New Focus common stock outstanding immediately prior to the effective time of the merger will, after the effective date, represent only the right to receive upon proper surrender, Bookham ADSs or Bookham ordinary shares, cash in lieu of fractional shares and any dividends or distributions payable, as described below.

        After a registered holder of shares of New Focus common stock delivers certificates for those shares, a signed transmittal letter and, if applicable, a signed form of election, to the exchange agent, the holder will be entitled to receive in exchange for the holder's shares of New Focus common stock:

  •
  the number of Bookham ADSs or, if a properly completed form of election is delivered, to the extent elected, Bookham ordinary shares, into which the holder's shares of New Focus Common Stock were converted into the right to receive in the merger, excluding any fractional shares; and

  •
  a check in the amount, after giving effect to any required tax withholdings, of:

  •
  cash in lieu of any fractional interest in Bookham ADSs or Bookham ordinary shares on the terms described below; plus

  •
  any dividends or other distributions that the holder has the right to receive, including dividends or other distributions, without interest, payable with respect to the holder's Bookham ADSs or Bookham ordinary shares with a record date after the effective time of the merger and a payment date on or before the date the holder properly delivers New Focus common stock certificates to the exchange agent.

        The exchange agent will not deliver fractional Bookham ADSs or Bookham ordinary shares in connection with the merger. Instead, each holder of shares of New Focus common stock who would otherwise have received a fraction of a Bookham ADS or Bookham ordinary share, as applicable, will receive cash (without interest) in an amount equal to such fractional part of a Bookham ADS or Bookham ordinary share multiplied by the average of the last reported sales price of Bookham ADSs at the 4:00 pm, Eastern time, the end of regular trading hours on the NASDAQ National Market during the ten consecutive trading days ending on the last trading day prior to the effective time of the merger.

Representations and Warranties

        The merger agreement contains a number of customary representations and warranties made by New Focus, Bookham and Budapest Acquisition Corp., including representations and warranties regarding:

  •
  due organization, good standing and corporate power and authority;

  •
  capitalization;

  •
  corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

  •
  governmental filings and approvals and stockholder consent;

  •
  SEC reports and financial statements;

  •
  information supplied in connection with this proxy statement/prospectus;

  •
  no undisclosed liabilities;

  •
  agreements, contracts and commitments, including government contracts;

  •
  absence of changes or events since June 29, 2003;

  •
  litigation and product liability;

  •
  intellectual property;

  •
  environmental matters;

  •
  compliance with laws;

  •
  tax matters;

  •
  ownership and condition of assets; and

  •
  brokers.

        Bookham and Budapest Acquisition Corp. have also represented that Budapest Acquisition Corp. was formed solely for the transactions contemplated by the merger agreement and has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

        The merger agreement contains a number of additional customary representations and warranties made by New Focus, including representations and warranties regarding:

  •
  indebtedness;

  •
  owned and leased real property;

  •
  employee benefit plans;

  •
  insurance;

  •
  product and service warranties;

  •
  customers and suppliers;

  •
  fees and expenses;

  •
  labor matters; and

  •
  permits.

        New Focus has also represented that:

  •
  its financial advisor has delivered an opinion to the effect that as of the date of the merger agreement, the Bookham ADSs or Bookham ordinary shares, as the case may be, and the cash to be received by the holders of New Focus common stock from New Focus pursuant to the cash distribution, are fair to the holders of New Focus common stock from a financial point of view;

  •
  the New Focus board of directors has taken all actions necessary so that the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware applicable to business combinations will not apply to the merger agreement, the stockholder agreements executed by certain officers and directors of New Focus, the merger or any other transaction contemplated by the merger agreement or the stockholder agreements;

  •
  it has amended its rights plan so that the transactions contemplated by the merger agreement, the stockholder agreement or the consummation of the transactions contemplated thereby do not and will not trigger New Focus's rights plan and the rights under that plan will expire immediately prior to the effective time of the merger; and

  •
  as of the date of the merger agreement, it was not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an acquisition proposal.

Conduct of Business Pending the Merger; Other Actions

        New Focus and Bookham have each agreed that, unless approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger, it will, and will cause each of its subsidiaries to:

  •
  carry on its business in the ordinary course in substantially the same manner as previously conducted;

  •
  pay its debts and taxes;

  •
  comply with all applicable laws, rules and regulations; and

  •
  use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each subsidiary's present business organization, assets and properties, maintain inventory levels in the ordinary course of business, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

        Bookham and New Focus have each also agreed that, except as otherwise provided in the merger agreement or as approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger it will not and will not permit its subsidiaries to, directly or indirectly:

  •
  declare, set aside or pay dividends or make distributions on its outstanding shares or securities convertible into those shares (other than dividends and distributions by a direct or indirect wholly owned subsidiary and other than, with respect to New Focus, the cash distribution);

  •
  split, combine, subdivide or reclassify its share capital or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its share capital or any of its other securities;

  •
  purchase, redeem or otherwise acquire any shares of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (provided that New Focus will not be prohibited from exercising contractual rights of repurchase of shares of New Focus common stock under any employee, consultant or director plan or agreement in effect on the date of the merger agreement and disclosed by New Focus to Bookham);

  •
  amend its corporate governance documents;

  •
  enter into an agreement regarding a merger, consolidation, liquidation or business combination involving the disposition of a material amount of the assets or securities of it and its subsidiaries, taken as a whole;

  •
  make any changes in accounting methods, principals or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as required by applicable generally accepted accounting principles; or

  •
  authorize or agree to take any of the above actions or any other action which would prevent or materially impair the satisfaction of any conditions to closing of the merger agreement.

        Bookham has also agreed that, except as contemplated by the merger agreement, prior to the effective time of the merger and following the filing of this proxy statement/prospectus, it will not, and will not permit its subsidiaries to, directly or indirectly, take any action that would require Bookham to include pro forma financial statements in this proxy statement/prospectus pursuant to Article 11 of Regulation S-X under the Securities Act (other than the pro forma financial statements required to be filed in connection with the transactions contemplated by the merger agreement) or to authorize or agree to take any of such actions.

        In addition, New Focus has agreed that, except as contemplated by the merger agreement or as approved by Bookham, prior to the effective time it will not, and will not permit its subsidiaries to, directly or indirectly, take any of the following actions:

  •
  issue, deliver, sell, grant, pledge or otherwise dispose of any shares of its capital stock, any other voting securities or any securities convertible or exchangeable for any such shares (other than the issuance of shares of New Focus common stock upon the exercise of options outstanding on the date of the merger agreement and the grant of options to purchase up to a total of 100,000 shares of New Focus common stock in the aggregate, net of any shares of New Focus common stock returned to New Focus after the date of the merger agreement in accordance with the New Focus option plans, with an exercise price equal to the fair market value of the New Focus common stock on the date of grant and otherwise on New Focus's customary terms);

  •
  acquire any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to New Focus and its subsidiaries, other than purchases of inventory and components in the ordinary course of business;

  •
  sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of New Focus or any of its subsidiaries, except for sales of inventory in the ordinary course of business;

  •
  sell, dispose of or otherwise transfer any assets material to New Focus and its subsidiaries, other than the sale or non-exclusive license of products in the ordinary course of business;

  •
  adopt or implement any stockholder rights plan or further amend the New Focus rights plan or the rights thereunder, other than any action in connection with the New Focus rights plan required by order of a court of competent jurisdiction or an amendment to the New Focus rights plan to extend the distribution date in the event of an unsolicited third party exchange or tender offer in a manner that does not breach the provisions of the merger agreement;

  •
  enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of New Focus or any of its subsidiaries;

  •
  incur or suffer to exist any indebtedness, other than any indebtedness existing as of June 29, 2003 and reflected on the New Focus balance sheet, or guarantee the indebtedness of any third party; issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of New Focus or any of its subsidiaries, guarantee any debt securities or enter into any agreement or maintain any financial statement condition of a third party; make any loans or advances (other than to employees or subsidiaries in the ordinary course of business) or capital contributions or, or investment in, any third party (other than New Focus or any of its direct or indirect wholly owned subsidiaries); or enter into any hedging agreement or other financial agreement or arrangement designed to protect New Focus or its subsidiaries against fluctuations in commodities prices or exchange rates;

  •
  make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $300,000 in the aggregate for New Focus and its subsidiaries, taken as a whole;

  •
  pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms on the date of the merger agreement, of claims, liabilities or obligations reflected in, reserved against or contemplated by the most recent consolidation financial statements of New Focus included in its SEC filings prior to the date of the merger agreement or incurred since such date in the ordinary course of business; or waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which New Focus or any of its subsidiaries is a party;

  •
  modify, amend or terminate any material contract or agreement to which New Focus or any of its subsidiaries is a party, or knowingly waive, release or assign any material rights or claims, other than in the ordinary course of business;

  •
  except in the ordinary course of business, enter into any material contract or agreement, including any contract for the sale or supply of goods or products with a term exceeding six months or value exceeding, in any single instance, $1,000,000;

  •
  except for non-exclusive licenses in the ordinary course of business, license any material intellectual property rights to or from any third party;

  •
  except as required by applicable law or agreements, plans or arrangements existing on the date of the merger agreement:

  •
  enter into or adopt any employment or similar agreement for an annual compensation in excess of $150,000;

  •
  enter into, amend or terminate any employment, severance or similar agreement or benefit plan for the benefit of any current or former director, officer, employee or consultant or any collective bargaining agreement;

  •
  increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except of annual increases of the salaries of non-officer employees in the ordinary course of business);

  •
  amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards;

  •
  pay any material benefit not provided for on the date of the merger agreement under any benefit plan;

  •
  grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, except for the grant to new hires of options to purchase up to an aggregate of 100,000 shares of New Focus common stock, net of any shares of New Focus common stock returned to New Focus after the date of the merger agreement in accordance with the New Focus option plans, with an exercise price equal to the fair market value of the New Focus common stock on the date of grant and otherwise on New Focus's customary terms; or

  •
  take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

  •
  make or rescind any material tax election, make any material settlement or compromise to any tax liability or make any material amendments to any tax return;

  •
  commence any offering under its employee stock purchase plan that would not terminate prior to the effective time of the merger;

  •
  initiate, compromise or settle any material obligation or arbitration proceeding;

  •
  open or close any facility or office greater than 10,000 square feet;

  •
  fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

  •
  fail to pay accounts payable any other obligations in the ordinary course of business or accelerate the payment of any accounts receivable other than in the ordinary course of business; or

  •
  authorize or agree to take any of the above actions.

Offers for Alternative Transactions

        New Focus has agreed not to, and not to authorize or permit its subsidiaries or any of its or its subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly:

  •
  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any company acquisition proposal; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person or permit any person access to any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any company acquisition proposal.

        A "company acquisition proposal" is:

  •
  any inquiry, proposal or offer for the dissolution or liquidation of New Focus or any of its subsidiaries or a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of New Focus's equity securities;

  •
  any proposal for the issuance by New Focus of over 15% of its equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of New Focus.

        However, prior to the adoption of the merger agreement by the New Focus stockholders, New Focus may engage in discussions or negotiations with, and furnish information to, a third party and its representatives pursuant to a confidentiality agreement if the third party has made a superior proposal or a company acquisition proposal that constitutes or, in the good faith judgment of the New Focus board of directors, after consultation with outside counsel and its independent adviser, would reasonably be expected to result in, a superior proposal if:

  •
  the proposal did not result from the breach by New Focus of its obligations described above not to solicit or engage in discussions regarding a company acquisition proposal; and

  •
  New Focus's board of directors determines in good faith after consultation with outside counsel that taking such action is required by its fiduciary obligations.

        New Focus has agreed to:

  •
  promptly inform Bookham of any acquisition proposal or request for non-public information in connection with an acquisition proposal;

  •
  not provide any information to or participate in discussions or negotiations for three business days following written notice to Bookham of the proposal or inquiry;

  •
  keep Bookham fully informed on a prompt basis of the status and any material change to the terms of the proposal or inquiry;

  •
  promptly provide Bookham with copies with all correspondence and other written material sent or provided to New Focus from any third party describing the terms of any acquisition proposal; and

  •
  consider any counterproposal by Bookham in good faith.

        A "superior proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of New Focus, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of New Focus's assets:

  •
  on terms which the New Focus board of directors determines in its good faith judgment to be more favorable from a financial point of view to the New Focus stockholders than the transactions contemplated by the merger agreement (after consultation with its independent financial advisor), taking into account all the terms and conditions of the proposal and the merger agreement (including any proposal by either party to amend the merger agreement); and

  •
  that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

        However, no company acquisition proposal will be deemed a superior proposal if any financing required to consummate the company acquisition proposal is not committed.

        New Focus has also agreed that its board of directors or any committee of the board of directors will not:

  •
  except as otherwise described above, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Bookham or Budapest Acquisition Corp., the approval or recommendation of the merger agreement or the merger by the New Focus board of directors or any committee of the New Focus board of directors;

  •
  cause New Focus to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any company acquisition proposal; or

  •
  adopt, approve or recommend, or propose to adopt, approve or recommend, any company acquisition proposal.

        However, if the merger agreement has not yet been adopted by the New Focus stockholders, the New Focus board of directors may, in response to a superior proposal that did not result from a breach by New Focus of the obligations described above, withdraw or modify the recommendation in favor of adoption of the merger agreement, if the New Focus board of directors determines in good faith, after consultation with outside counsel, that such actions are required by its fiduciary obligations, but only after the third business day following receipt by Bookham of written notice advising it that the New Focus board of directors desires to withdraw or modify the recommendation due to the existence of a superior proposal.

        New Focus has also agreed:

  •
  to keep Bookham fully informed with respect to any material change to the terms of any company acquisition proposal; and

  •
  to terminate any discussions or negotiations regarding a company acquisition proposal that were being conducted before the merger agreement was signed.

        Bookham has agreed to notify New Focus within 24 hours of attaining knowledge of any parent acquisition proposal or any request for nonpublic information in connection with any parent acquisition proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any parent acquisition proposal and to keep New Focus fully informed with respect to a parent acquisition proposal.

        A "parent acquisition proposal" means:

  •
  any inquiry, proposal or offer for the dissolution of Bookham or any of its subsidiaries, a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of Bookham's share capital or a sale of substantial assets of Bookham or any of its subsidiaries;

  •
  any proposal for the issuance by Bookham or any of its subsidiaries of over 15% of its share capital or equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Bookham.

Agreement Regarding Recommendations to Shareholders

        The board of directors of New Focus is required to hold a meeting of New Focus stockholders and, subject to its fiduciary duties under applicable law, to recommend that the New Focus stockholders adopt the merger agreement. The board of directors Bookham is required to hold a meeting of Bookham shareholders and to recommend that the Bookham shareholders approve the merger and the issuance of shares in connection with the merger. See "The Bookham Extraordinary General Meeting" beginning on page 56, and "Directors and Management of Bookham Following the Merger" beginning on page 85.

Stock Options and Other Employee Benefits

  Stock Options and Employee Stock Purchase Plan

        At the effective time of the merger, each New Focus stock option will be assumed by Bookham and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger, a number of units equal to the number of shares of New Focus common stock underlying each such option before the merger. A unit will be comprised of 1.2015 Bookham ordinary shares and $2.19 in cash. The exercise price for each such unit will equal the per share exercise price of the applicable stock option prior to the merger. The number of Bookham ordinary shares issuable upon any particular exercise of any New Focus options assumed will be rounded to the nearest whole number (with 0.5 rounded up to the nearest whole share).

        New Focus has agreed to terminate its employee stock purchase plan as of or prior to the effective time of the merger.

  Other Employee Benefits

        Following the effective time of the merger, Bookham will give each employee of Bookham who was an employee of New Focus immediately prior to the effective time of the merger full credit for prior service with New Focus or its subsidiaries for purposes of eligibility and vesting under any Bookham employee benefit plans and determination of benefits levels under any Bookham employee benefit plan or policy relating to vacation or severance for which the employee is otherwise eligible and in which the employee is offered participation, but except where such crediting would result in a duplication of benefits or otherwise cause Bookham or its subsidiaries or any Bookham employee benefit plan or trust relating to a Bookham employee benefit plan to accrue or pay for benefits that relate to any time period prior to the employee's participation in the Bookham employee benefit plan.

Indemnification and Insurance

        After the merger, for a period of six years, to the fullest extent permitted by law, Bookham will indemnify and will cause the combined company to indemnify the individuals who are or were directors or officers of New Focus as of or before the completion of the merger for any judgments, fines, liabilities, claims, losses and damages they incur arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless existed on the date of the merger agreement.

        For a period of six years after the effective time of the merger, Bookham will cause the combined company to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who were covered by New Focus's directors' and officers' liability insurance policy on the date of the merger agreement, with coverage in amount and scope at least as favorable to such persons as New Focus's existing coverage on the date of the merger agreement. However, neither Bookham nor New Focus will be required to expend in excess of 175% of the annual premium paid by New Focus for such coverage on the date of the merger agreement, and to the extent the annual premium would exceed 175% of the annual premium on the date of the merger agreement, Bookham or New Focus will use all reasonable efforts to be maintained the maximum amount of coverage available for such 175% of such annual premium. See "The Merger—Interests of Directors and Officers of New Focus in the Merger—Indemnification and Insurance."

Directors and Officers of Bookham Following the Merger

        At the time the merger is completed, the board of directors of Bookham will consist of nine directors. New Focus has designated two of its current directors, Nicola Pignati and Peter Bordui, for election to the Bookham board of directors.

        Seven of the directors will be persons from Bookham's current board of directors selected by Bookham before completion of the merger. Mr. Kilby has informed Bookham that he intends to resign from the Bookham board of directors upon completion of the merger. We have included biographies of the current directors of Bookham and the two New Focus designees under "Directors and Management of Bookham Following the Merger," beginning on page 164. In that section of this proxy statement/prospectus, we also describe the share and option ownership of the current Bookham directors and the New Focus designees.

Additional Agreements

        The merger agreement contains additional agreements between Bookham and New Focus regarding:

  •
  the preparation and filing and of the registration statement and the preparation, filing and mailing of this proxy statement/prospectus;

  •
  the preparation, approval by the U.K. Listing Authority and mailing of the Bookham shareholder circular and the preparation and approval by the U.K. Listing Authority of the Bookham listing particulars;

  •
  quotation and listing of the Bookham ADSs on the NASDAQ National Market and of the Bookham ordinary shares on the London Stock Exchange;

  •
  providing the other party access to information;

  •
  taking commercially reasonable efforts to meet the legal conditions to the merger;

  •
  public disclosure of the merger and the merger agreement; and

  •
  participation by Bookham in the defense or settlement of any stockholder litigation against New Focus or the New Focus board of directors relating to the merger agreement or the transactions contemplated by the merger agreement.

Conditions to Each Party's Obligations to Complete the Merger

        New Focus's and Bookham's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

  •
  the holders of a majority of the voting power of outstanding shares of New Focus common stock having adopted the merger agreement;

  •
  the holders of a simple majority of the Bookham ordinary shares, having approved Resolutions 1 to 3, details of which we describe above under "The Bookham Extraordinary General Meeting;"

  •
  the waiting period under the HSR Act having expired or been terminated;

  •
  all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger having been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on Bookham or New Focus;

  •
  the registration statement being effective and no proceeding to suspend the effectiveness of this proxy statement/prospectus having been initiated or threatened in writing by the SEC;

  •
  no government injunctions having been issued, orders or any statute or rule or regulation in effect which prevents or would prevent the merger or the cash distribution;

  •
  no action or proceeding having been instituted or pending by a governmental authority that would interfere with the ownership by Bookham of the assets or business of New Focus and its subsidiaries or of the New Focus common stock;

  •
  the NASDAQ National Market shall have accepted additional shares for listing, if required, UKLA shall have granted permission for the admission to the Official List and the London Stock Exchange shall have granted permission for the admission to trading on its main market for listed securities; and

  •
  the cash distribution not being in violation of any applicable statutory law, subject to the obligation of Bookham and New Focus to negotiate in good faith regarding the restructuring of the consideration to New Focus stockholders under the merger agreement.

        New Focus does not intend to waive any material condition to closing after its stockholders' meeting without re-soliciting approval of its stockholders.

Additional Conditions to the Obligations of Bookham

        The obligations of Bookham to effect the merger are also subject to the satisfaction or waiver by Bookham of the following conditions:

  •
  New Focus's representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on New Focus;

  •
  New Focus having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement at or before the effective time of the merger;

  •
  Bookham having received an opinion from Hale and Dorr LLP to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code (or Bookham having received such an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation);

  •
  the New Focus board of directors having approved the cash distribution, New Focus will have provided all notices and made all filings required in connection with the cash distribution, New Focus will have deposited the cash for the cash distribution with its exchange agent and the cash distribution will have been made, subject to the obligation of Bookham and New Focus to negotiate, if necessary, in good faith regarding the restructuring of the consideration to New Focus stockholders under the merger agreement;

  •
  Bookham having received copies of the resignations of each director of New Focus; and

  •
  no event having occurred which has a material adverse effect on New Focus.

Additional Conditions to the Obligations of New Focus

        The obligation of New Focus to effect the merger is also subject to the satisfaction or waiver by New Focus of the following conditions:

  •
  Bookham's and Budapest Acquisition Corp.'s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the date of the effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on Bookham;

  •
  Bookham and Budapest Acquisition Corp. having performed in all material respects all obligations and covenants required to be performed by them under the merger agreement at or before the effective time of the merger;

  •
  New Focus having received an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code (or New Focus having received such an opinion from Hale and Dorr LLP);

  •
  no event having occurred which has a material adverse effect on Bookham; and

  •
  all corporate action necessary to effect the appointment of New Focus's designees to the Bookham board of directors having been taken.

Termination and Effects of Termination

  Right to Terminate

        The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

  •
  by mutual written consent of Bookham, Budapest Acquisition Corp. and New Focus;

  •
  by Bookham or New Focus, if:

  •
  the merger is not completed by April 21, 2004, provided that neither company may terminate the merger agreement if, that party's failure to fulfill its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be completed by that date;

    •
    a governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

    •
    either company's shareholders do not approve the merger at their respective shareholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of or has failed to fulfill any of its material obligations under the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of shareholders.

  •
  by Bookham, if:

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, fails to recommend the approval of adoption of the merger agreement to New Focus's stockholders or withdraws or modifies its recommendation of the merger to New Focus's stockholders;

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, fails to reconfirm its recommendation of the approval of adoption of the merger agreement to New Focus's stockholders within ten business days after Bookham requests in writing that the New Focus board of directors, or any committee of the New Focus board of directors, do so after a public announcement of a company acquisition proposal (or a material amendment thereto);

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, will have approved or recommended to the New Focus stockholders a company acquisition proposal other than the merger;

  •
  a tender or exchange offer for outstanding shares of New Focus common stock will have been commenced (other than by Bookham or an affiliate of Bookham) and the New Focus board of directors, or a committee of the New Focus board of directors, recommends that the New Focus stockholders tender their shares in such offer or, within ten days after the commencement of the offer, the New Focus board of directors fails to recommend against acceptance of the offer;

  •
  New Focus materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or not soliciting or entering into a company acquisition proposal; or

  •
  New Focus breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement, other than a breach or failure which, individually or in the aggregate would not have a material adverse effect on New Focus, unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from Bookham.

  •
  by New Focus, if:

  •
  Bookham materially breaches its obligations under the merger agreement regarding notification to New Focus regarding a parent acquisition proposal or obtaining shareholder approval;

  •
  Bookham fails to hold a meeting of its shareholders and submit for consideration to the Bookham shareholders approval of the merger and issuance of Bookham ordinary shares pursuant to the merger by the date five business days prior to April 21, 2004; or

  •
  Bookham breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement, other than a breach or failure which, individually or in the aggregate would not have a material adverse effect on Bookham unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from New Focus.

  Effects of Termination

        If the merger agreement is terminated, the merger agreement will become void and there will be no liability on the part of the parties of the merger agreement or their respective officers, directors, shareholders or affiliates. However, termination of the merger agreement will not relieve any party from liability for any willful breach of the merger agreement. In addition, the provisions of the agreement relating to confidentiality, fees and expenses, New Focus's representations and warranties regarding brokers and broker's fees, and certain miscellaneous provisions, as well as the confidentiality agreement between Bookham and New Focus, will survive termination of the merger agreement.

  Termination Fees Payable to Bookham

        New Focus has agreed to pay Bookham a termination fee of $7 million if the merger agreement is terminated:

  •
  by Bookham if:

  •
  the merger is not consummated by April 21, 2004 and New Focus, at the time of termination, is in willful breach of certain of its obligations under the merger agreement and such breach has been the principal cause of the inability to consummate the merger;

  •
  New Focus's stockholders do not adopt the merger agreement at their stockholders' meeting (provided that Bookham's material breach of or its failure to fulfill its material obligations under the merger agreement has not been a principal cause of the inability to obtain the stockholders' consent), if, at the time of such termination New Focus is in willful breach of any of its covenants or agreements in the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the New Focus stockholders in favor of the merger;

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, fails to recommend the approval of adoption of the merger agreement to New Focus's stockholders or withdraws or modifies its recommendation of the merger to New Focus's stockholders;

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, fails to reconfirm its recommendation of the approval of adoption of the merger agreement to New Focus's stockholders within ten business days after Bookham requests in writing that the New Focus board of directors, or any committee of the New Focus board of directors, do so after a public announcement of a company acquisition proposal (or a material amendment thereto);

  •
  the New Focus board of directors, or any committee of the New Focus board of directors, will have approved or recommended to the New Focus stockholders a company acquisition proposal other than the merger;

  •
  a tender or exchange offer for outstanding shares of New Focus common stock will have been commenced (other than by Bookham or an affiliate of Bookham) and the New Focus board of directors, or a committee of the New Focus board of directors, recommends that the New Focus stockholders tender their shares in such offer or, within ten days after the commencement of the offer, the New Focus board of directors fails to recommend against acceptance of the offer; or

  •
  by Bookham or New Focus if New Focus's stockholders do not approve the merger at their respective stockholders' meeting if:

  •
  at or prior to the time of such failure, there will have been publicly announced an elevated company acquisition proposal which will not have been absolutely and unconditionally withdrawn and abandoned; and

  •
  on or before the date 12 months following the date of such termination of the merger agreement, New Focus enters into a letter of intent or agreement for a company acquisition proposal or consummates a company acquisition proposal; provided, however, that if, at the time of termination, there is pending an elevated company acquisition proposal that does not involve a liquidation or dissolution of New Focus, New Focus will be permitted to be undertake a complete liquidation or dissolution in lieu of such elevated company acquisition proposal and, under such circumstances, New Focus will not be obligated to make any payment of a termination fee to Bookham.

        However, if an elevated company acquisition proposal and any liquidation or dissolution are a part of a series of related transactions, New Focus will be obligated to pay the termination fee to Bookham.

        "Elevated company acquisition proposal" means:

  •
  an inquiry, proposal or offer for the dissolution or liquidation of New Focus or any of its subsidiaries or a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 30% or more of New Focus's equity securities;

  •
  any proposal for the issuance by New Focus of over 30% of its equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of New Focus.

Expenses

        Except as described above in "Termination Fees Payable to Bookham," whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the costs and expenses, except that Bookham and New Focus will share equally the filing fee of Bookham's pre-merger notification report under the HSR Act and all fees and expenses, other than accountant's and attorneys' fees, relating to the filing, printing and distributing the Form F-4 registration statement, this proxy statement/prospectus, the circular to be distributed to shareholders of Bookham and the listing particulars relating to the Bookham ordinary shares. In the event that the merger is completed, New Focus will pay all transfer taxes applicable to the issuance of Bookham ADSs or Bookham ordinary shares by Bookham pursuant to the merger.

Amendment; Waiver

        Bookham, Budapest Acquisition Corp. and New Focus may amend the merger agreement in writing with the consent of their respective boards of directors. However, following the approval of the matters contemplated by the merger agreement by the stockholders of any party, no amendment may be made which by law requires further approval by such stockholders unless such further approval has been obtained. New Focus does not intend to waive any material condition to the closing of the merger after its stockholders' meeting without re-soliciting approval of its stockholders.

        Prior to the effective time of the merger, to the extent legally allowed, any provision of the merger agreement may be waived in writing by a party to the merger agreement against whom the waiver is to be effective, with the consent of its board of directors.

DESCRIPTION OF BOOKHAM

        Bookham principally designs, manufactures and markets optical components, modules and subsystems for the telecommunications industry. Bookham also manufactures high speed electronics components for the telecommunications, defense and space industries. In 2002, Bookham redefined the company through its acquisitions of the optical components businesses of Marconi Optical Components Limited, a wholly-owned subsidiary of Marconi plc, and Nortel Networks, in order to meet customer demand for full-line, independent, solutions-capable partners who can provide a full range of components as well as complete subsystems. These acquisitions enable Bookham to offer a comprehensive product set comprising actives, passives and amplifiers based both on new technologies and products that are established and widely deployed. Bookham is headquartered in Abingdon, England. Together with its subsidiaries, Bookham employs approximately 1,770 people located primarily in the United Kingdom, Canada, Switzerland and the United States.

        Additional information regarding Bookham is contained in Bookham's filings with the SEC. See "Where You Can Find More Information" on page 23.

DESCRIPTION OF NEW FOCUS

        New Focus develops and manufactures photonics and microwave solutions for diversified markets. New Focus's products include tunable lasers for test and measurement applications, microwave radio-frequency (RF) amplifiers, and advanced photonics tools. New Focus's photonics tools products include instruments and tools used for generating, measuring, moving, manipulating, modulating and detecting optical signals in semiconductor, defense, research, industrial, biotech/medical and telecom test and measurement applications. New Focus's tunable lasers products include tunable laser instruments and sub-systems and are used in semiconductor metrology, test and measurement and metrology, biomedical, optical spectroscopy, and a range of research applications. New Focus's microwave RF amplifier products are high-speed, low-noise electronic amplifier modules and are used principally in defense and aerospace applications. New Focus's products serve a broad range of diversified markets within the semiconductor, defense, research, industrial, biotech/medical, and telecom test and measurement industries. New Focus's operations are located in San Jose, California, where the company employs approximately 200 people.

        Additional information regarding New Focus is contained in New Focus's filings with the SEC. See "Where You Can Find More Information" on page 23.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        Bookham is providing the following condensed pro forma consolidated financial information to illustrate the effect of the proposed merger with New Focus and its proposed payment of the cash distribution, and the acquisitions of NNOC, the Cierra Photonics business and the entire issued share capital of Ignis Optics. The acquisitions of NNOC and Cierra Photonics have been accounted for, and the merger with New Focus and the acquisition of Ignis Optics will be accounted for as acquisitions under U.K. GAAP and as purchases under U.S. GAAP.

        The condensed pro forma consolidated financial information has been prepared in accordance with U.K. GAAP which differ in significant respects from U.S. GAAP as described in Notes 30 and 31 of Notes to the Financial Statements of Bookham. The pro forma loss for the financial periods and pro forma equity shareholders' funds as adjusted for these differences are set out in Note 5 of the Notes to the Unaudited Condensed Pro Forma Consolidated Financial Information.

        The condensed pro forma consolidated profit and loss accounts for the year ended December 31, 2002 and the nine months ended September 28, 2003 give effect to the proposed merger with New Focus, and the acquisitions of NNOC, the Cierra Photonics business and Ignis Optics as though they had taken place on January 1, 2002.

        The condensed pro forma consolidated balance sheet at September 28, 2003 gives effect to the proposed merger with New Focus and the acquisition of Ignis Optics as though they had taken place on September 28, 2003.

        The purchase price allocation to the net assets of NNOC has not been finalized and may be subject to adjustment prior to December 31, 2003. The purchase price allocations to the net assets of Ignis Optics and New Focus have not been determined, and, for the purposes of this pro forma information, the excess of the total cost of investment over the net assets at September 28, 2003 for each of these entities has been allocated to goodwill.

        Bookham acquired NNOC on November 8, 2002 and it has been consolidated from that date. Accordingly, the historical financial information for NNOC in the condensed pro forma consolidated profit and loss account for the year ended December 31, 2002 is for the 45 week period from January 1, 2002 to November 8, 2002.

        Bookham acquired the Cierra Photonics business on July 4, 2003, and it has been consolidated from that date. Accordingly, the historical financial information for the Cierra Photonics business in the condensed pro forma consolidated profit and loss account for the nine months ended September 28, 2003 is for the 27-week period from January 1, 2003 to July 3, 2003. The aggregate consideration for the acquisition was 3,071,484 Bookham ordinary shares. A potential further 4,200,000 Bookham ordinary shares could be issued should the Cierra Photonics business meet a revenue target of at least $5 million in the 12-month period prior to October 1, 2004 or at least $8.5 million in the 12-month period prior to October 1, 2005.

        Bookham acquired the entire issued share capital of Ignis Optics, on October 6, 2003. The aggregate consideration was 8,069,652 Bookham ordinary shares. A potential further 780,843 Bookham ordinary shares may be issued should Ignis meet a revenue target of at least $4 million for the fiscal year 2004.

        As of September 22, 2003, the date of the announcement of the merger, the aggregate consideration to be paid in connection with the merger with New Focus is 77,065,228 Bookham ordinary shares. Immediately prior to the completion of the acquisition, New Focus will make a cash distribution of approximately $140.0 million (£83.3 million) to its stockholders by way of a capital repayment.

        The historical financial information for Bookham, which includes the results of operations of NNOC from November 8, 2002 and the results of operations of the Cierra Photonics business from July 4, 2003, is derived from its audited historical consolidated profit and loss account for the year ended December 31, 2002, and from its unaudited historical consolidated profit and loss account for the nine months ended September 28, 2003. The historical financial information for NNOC is derived from its audited historical profit and loss account for the year ended December 31, 2002. The historical financial information of the Cierra Photonics business is derived from its unaudited historical consolidated statement of operations for the year ended December 31, 2002 and its unaudited historical statement of operations for the 27 weeks ended July 3, 2003. The historical financial information of New Focus and Ignis Optics is derived from their audited historical consolidated statements of operations for the year ended December 29, 2002 and their unaudited consolidated statements of operations for the nine months ended September 28, 2003.

        The historical financial statements of NNOC, the Cierra Photonics business, Ignis Optics and New Focus are prepared in accordance with U.S. GAAP. No adjustments are required to the historical financial statements of NNOC, the Cierra Photonics business or Ignis Optics in order to state them in accordance with U.K. GAAP. The adjustments to state the historical financial statements of New Focus in accordance with U.K. GAAP are summarized in Note 2 of Notes to the Unaudited Condensed Pro Forma Consolidated Financial Information.

        The unaudited condensed pro forma consolidated financial information is provided for illustrative purposes only. This information does not purport to represent what the results of operations or financial position of Bookham actually would have been if the proposed merger with New Focus, and the acquisitions of NNOC, the Cierra Photonics business and Ignis Optics had actually occurred on the dates assumed. This information is also not necessarily indicative of what Bookham's future consolidated operating results or consolidated financial position will be.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT
For the year ended December 31, 2002

	Historical				Pro forma			Historical	Pro forma
	Bookham	NNOC	Cierra Photonics	Ignis Optics	Adjustments (Note 3)		Consolidated	New Focus (Notes 1 and 2)	Adjustments (Note 3)	Consolidated
	(in millions, except for shares and per share data)
Group turnover	£34.6	£64.8	£0.7	£—	£—		£100.1	£20.2	£—	£120.3
Cost of sales	74.2	129.0	2.1	—	(15.7	)(a)	189.6	26.4	—	216.0

Gross loss	(39.6)	(64.2)	(1.4)	—	15.7		(89.5)	(6.2)	—	(95.7)
Administrative expenses:
Research and development	39.8	20.1	3.8	5.2	—		68.9	12.4	—	81.3
Selling, general and administration expenses	21.1	132.1	2.9	1.8	6.5	(b)	164.4	15.3	7.5 (f)	187.2
Other	6.4	—	—	—	—		6.4	52.8	—	59.2

	67.3	152.2	6.7	7.0	6.5		239.7	80.5	7.5	327.7
Other operating income	0.2	—	—	—	—		0.2	—		0.2

Operating loss:
Operating loss before operating exceptional items	(70.1)	(56.8)	(8.1)	(7.0)	9.2		(132.8)	(37.9)	(7.5)	(178.2)
Operating exceptional items	(36.6)	(159.6)	—	—	—		(196.2)	(48.8)	—	(245.0)
Group operating loss	(106.7)	(216.4)	(8.1)	(7.0)	9.2		(329.0)	(86.7)	(7.5)	(423.2)
Net interest income/(expense)	5.3	—	(0.4)	—	(1.1	)(c)	3.8	24.5	—	28.3

Loss on ordinary activities before tax	(101.4)	(216.4)	(8.5)	(7.0)	8.1		(325.2)	(62.2)	(7.5)	(394.9)
Tax on loss on ordinary activities before tax	—	13.9	—	—	(13.9	)(d)	—	(0.4)	—	(0.4)

Loss for the financial period(1)	£(101.4)	£(202.5)	£(8.5)	£(7.0)	£(5.8)		£(325.2)	£(62.6)	£(7.5)	£(395.3)

Basic and diluted loss per ordinary share and ADS	£(0.67)						£(1.51)			£(1.35)

Weighted average number of shares	150,996,196				64,929,597	(e)	215,925,793		77,065,228 (g)	292,991,021

(1)
Pro forma loss for the financial period adjusted for the effects of the differences between U.K. GAAP and U.S. GAAP is set out in Note 5 of Notes to the Unaudited Condensed Pro Forma Financial Information.

 UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT
For the nine months ended September 28, 2003

	Historical			Pro forma		Historical	Pro forma
	Bookham	Cierra Photonics	Ignis Optics	Adjustments (Note 3)	Consolidated	New Focus (Notes 1 and 2)	Adjustments (Note 3)	Consolidated
	(in millions, except for shares and per share data)
Group turnover	£65.2	£0.7	£0.5	£—	£66.4	£12.2	£—	£78.6
Cost of sales	88.1	1.1	2.4	—	91.6	9.1	—	100.7

Gross loss	(22.9)	(0.4)	(1.9)		(25.2)	3.1	—	(22.1)
Administrative expenses:
Research and development	28.5	1.2	2.3	—	32.0	3.9	—	35.9
Selling, general and administration expenses	23.1	0.8	1.3	1.4 (b)	26.6	10.7	5.6 (f)	42.9
Other	—	—	—	—	—	—	—	—

	51.6	2.0	3.6	1.4	58.6	14.6	5.6	78.8
Other operating income	—	—	—	—	—	—	—	—

Operating loss:
Operating loss before operating exceptional items	(55.2)	(2.4)	(5.5)	(1.4)	(64.5)	(9.1)	(5.6)	(79.2)
Operating exceptional items	(19.3)	—	—	—	(19.3)	(2.4)	—	(21.7)
Group operating loss	(74.5)	(2.4)	(5.5)	(1.4)	(83.8)	(11.5)	(5.6)	(100.9)
Net interest income/(expense)	2.2	(0.1)	—		2.1	1.7	—	3.8

Loss on ordinary activities before tax	(72.3)	(2.5)	(5.5)	(1.4)	(81.7)	(9.8)	(5.6)	(97.1)
Tax on loss on ordinary activities before tax	—	—	—	—	—	—	—	—
Loss for the financial period(1)	£(72.3)	£(2.5)	£(5.5)	£(1.4)	£(81.7)	£(9.8)	£(5.6)	£(97.1)

Basic and diluted loss per ordinary share and ADS	£(0.35)				£(0.38)			£(0.33)

Weighted average number of shares	205,937,000			8,069,652 (e)	214,006,652		77,065,228 (g)	291,071,880

(1)
Pro forma loss for the financial period adjusted for the effects of the differences between U.K. GAAP and U.S. GAAP is set out in Note 5 of Notes to the Unaudited Pro Forma Condensed Financial Information.

 UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
As at September 28, 2003

	Historical		Pro forma			Historical	Pro forma
	Bookham	Ignis Optics	Adjustments (Note 4)		Consolidated	New Focus (Note 2)	Adjustments (Note 4)		Consolidated
	(in millions)
Fixed assets
Intangible assets	£40.1	£—	£9.3	(a)	£49.4	£—	£31.8	(f)	£81.2
Tangible assets	55.6	1.2	—		56.8	10.8	—		67.6

	95.7	1.2	9.3		106.2	10.8	31.8		148.8
Current assets
Stocks	13.7	—	—		13.7	2.0	—		15.7
Debtors	20.8	0.5	—		21.3	6.3	—		27.6
Cash at bank and in hand	47.9	0.9	(0.1	)(b)	48.7	149.5	(88.3	)(g)	109.9

	82.4	1.4	(0.1)		83.7	157.8	(88.3)		153.2
Creditors: amounts falling due within one year	(32.7)	(0.9)	—		(33.6)	(8.3)	—		(41.9)

Net current assets	49.7	0.5	(0.1)		50.1	149.5	(88.3)		111.3
Total assets less current liabilities	145.4	1.7	9.2		156.3	160.3	(56.5)		260.1
Creditors: amounts falling due after more than one year	(30.4)	—	—		(30.4)	(6.7)	—		(37.1)
Provisions for liabilities and charges	(3.8)	—	—		(3.8)	—	—		(3.8)

Net assets	£111.2	£1.7	£9.2		£122.1	£153.6	£(56.5)		£219.2

Capital and reserves
Called up share capital	£0.7	£18.4	£(18.4	)(c)	£0.7	£561.4	£(561.1	)(h)	£1.0
Share premium account	406.4	—	—		406.4	—	—		406.4
Other reserves	11.4	—	10.9	(d)	22.3	—	96.8	(i)	119.1
Profit and loss account	(307.3)	(16.7)	16.7	(e)	(307.3)	(407.8)	407.8	(j)	(307.3)

Equity shareholders' funds(1)	£111.2	£1.7	£9.2		£122.1	£153.6	£(56.5)		£219.2

(1)
Pro forma equity shareholders' funds adjusted for the effects of the differences between U.K. GAAP and U.S. GAAP is set out in Note 5 of Notes to the Unaudited Pro Forma Condensed Financial Information.

Notes to the Unaudited Condensed Pro Forma Financial Information

1    Operating exceptional items

        Operating exceptional items for the year ended December 31, 2002 include the following within the results of NNOC and New Focus:

	NNOC	New Focus	Total
	(million)
Asset write downs	£105.0	£31.8	£136.8
Inventory write downs	49.3	—	49.3
Facility closing costs	—	13.9	13.9
Severance and contract settlement costs	5.3	3.1	8.4

Total	£159.6	£48.8	£208.4

2    Reconciliation of New Focus's financial statements to U.K. GAAP

        The historical financial statements of New Focus incorporated by reference in this proxy statement/prospectus have been prepared under U.S. GAAP. The differences between U.S. GAAP and U.K. GAAP, which relate to the acquisition accounting for the acquisitions in fiscal 2001 of JCA Technology, Inc. and Globe Y. Technology, Inc., are summarized below.

	Year ended December 29, 2002	Nine months ended September 28, 2003
	(million)	(million)
Net loss under U.S. GAAP	£(63.4)	£(10.1)
Adjustments:
Reverse amortization of intangible fixed assets	0.8	0.3

Loss for the financial period adjusted to accord with U.K. GAAP	£(62.6)	£(9.8)

At September 28, 2003
(million)
Equity shareholders' funds under U.S. GAAP	£154.1
Goodwill
Cost	276.6
Amortization	(276.6)

—

Intangible fixed assets
Cost	(10.6)
Amortization	10.1

(0.05)

Equity shareholders' funds adjusted to accord with U.K. GAAP	£155.4

        New Focus recognized goodwill and intangible assets on the acquisitions of JCA and Globe Y. Both the goodwill and intangible assets were subject to impairment in fiscal 2001, such that goodwill was fully written off and intangible assets written down to a net book value of £500,000 as of September 28, 2003.

        Purchase accounting under U.K. GAAP would have resulted in a different value being ascribed to the goodwill arising on acquisition due to the measuring the fair value of the consideration at the date of completion of the acquisitions, and no intangible assets being recognized. The goodwill that would have arisen under U.K. GAAP would have been fully impaired in fiscal 2001, and no charge for amortization of intangible assets would have arisen in the year ended December 29, 2002 and in the nine months ended September 28, 2003.

        The differences are summarized below:

	As at September 28, 2003
	(million)
Goodwill cost
Acquisition of JCA
Goodwill
Cost under U.K. GAAP	£273.7
Cost under U.S. GAAP	(162.3)

		£111.4
Acquisition of Globe Y
Goodwill
Cost under U.K. GAAP	27.9
Cost under U.S. GAAP	(22.8)

		5.1

Difference between U.K. GAAP and U.S. GAAP in initial cost of goodwill		116.5
Impairment charged against cost under U.K. GAAP	—
Impairment charged against cost under U.S. GAAP	(160.1)

		160.1

Total difference between U.K. GAAP and U.S. GAAP		£276.6

As at September 28, 2003
(million)
Goodwill amortization
Difference between U.K. GAAP and U.S. GAAP in amortization of goodwill due to cost difference, as above	(116.5)
Impairment charged against amortization under U.K. GAAP	(160.1)
Impairment charged against amortization under U.S. GAAP	—

Amortization	(160.1)

Difference between U.K. GAAP and U.S. GAAP	£276.6

	As at September 28, 2003
	(million)
Intangible assets cost
Acquisition of JCA
Goodwill
Cost under U.K. GAAP	£—
Cost under U.S. GAAP	(23.6)

		£(23.6)
Acquisition of Globe Y
Goodwill
Cost under U.K. GAAP	—
Cost under U.S. GAAP	(6.9)

		(6.9)

Difference between U.K. GAAP and U.S. GAAP in initial cost of intangible assets		(30.5)
Impairment charged against cost under U.K. GAAP	—
Impairment charged against cost under U.S. GAAP	(19.9)

		19.9

Total difference between U.K. GAAP and U.S. GAAP		£(10.6)

As at September 28, 2003
(million)
Intangible assets amortization
Difference between U.K. GAAP and U.S. GAAP in amortization cost of intangible assets	10.1

Total difference between U.K. GAAP and U.S. GAAP	£10.1

3    Pro forma adjustments to the unaudited condensed pro forma consolidated profit and loss accounts

        The unaudited condensed pro forma consolidated profit and loss accounts incorporate the following adjustments:

          (a)   Reduction of the depreciation of tangible fixed assets acquired with NNOC as the depreciation charge is based on the fair value of the assets acquired, which is lower than the historical cost recorded by Nortel Networks Corporation.

          (b)   Adjustment to reflect the acquisitions of NNOC, the Cierra Photonics business and Ignis Optics, as if the acquisitions had occurred at January 1, 2002:

	Year ended December 31, 2002	Nine months ended September 28, 2003
	(million)
Amortization of assumed goodwill of £300,000 arising on the acquisition of the Cierra Photonics business amortized over its estimated useful life of five years.	£0.1	£—
Amortization of assumed goodwill of £9,300,000 arising on the acquisition of Ignis Optics amortized over its estimated useful life of five years.	1.9	1.4
Increase amortization of intangible assets arising on the acquisition of NNOC to a full year charge.	1.4	—
Increase amortization of goodwill arising on acquisition of NNOC to reflect a full year charge.	3.1	—

	£6.5	£1.4

          (c)   Adjustment to increase the interest arising on the loan notes issued to Nortel Networks Corporation for the acquisition of NNOC so as to charge interest for a full year.

          (d)   Adjustment to add back the tax credit included in the results of NNOC in the 45 weeks to November 7, 2002. Had NNOC been acquired by Bookham on January 1, 2002 no tax credit would have arisen.

          (e)   Adjustment in the number of shares used in calculating per share amounts:

	Year ended December 31, 2002	Nine months ended September 28, 2003
	(number)
Ordinary shares issued in November 2002 in connection with the acquisition of NNOC	61,000,000
Less number included in historical financial statements	(8,211,539)

	52,788,461
Ordinary shares issued in connection with the acquisition of the Cierra Photonics business	4,071,484
Ordinary shares to be issued in connection with the acquisition of Ignis Optics	8,069,652	8,069,652

Total	64,929,597	8,069,652

          (f)    Adjustment to reflect the merger with New Focus, as if the acquisition had occurred at January 1, 2002:

	Year ended December 31, 2002	Nine months ended September 28, 2003
	(million)
Amortization of assumed goodwill £31,800,000 arising on the merger with New Focus amortized over its estimated useful life of five years	£6.4	£4.8
Amortization of deferred compensation arising on Bookham assuming the stock options of New Focus	1.1	0.8

	£7.5	£5.6

          (g)   Adjustment in the number of shares used in calculating per share amounts, to include the shares to be issued in connection with the merger with New Focus.

4    Pro forma adjustments to the unaudited condensed consolidated balance sheet

        The pro forma condensed consolidated balance sheet as at September 28, 2003 incorporates the following adjustments:

          (a)   Assumed goodwill arising on the acquisition of Ignis Optics:

million

Share consideration of 8,069,652 shares at £1.3525 per share, the mid-market price on October 4, 2003
Share capital (nominal value of 1/3p per share)	£—
Other reserve, being premium arising on shares issued of £1.349 per share credited to other reserves in accordance with Section 135 of the Companies Act 1985	10.9

Total share consideration	10.9
Legal and other costs	0.1

Total cost of investment	11.0
Less total net assets acquired	(1.7)

Goodwill	9.3

          (b)   Cash:

million
Legal and other costs arising on the acquisition of Ignis Optics	0.1

          (c)   Share capital:

million
Nominal value of Bookham ordinary shares to be issued in connection with the acquisition of Ignis Optics	£—
Elimination of share capital of Ignis Optics	(18.4)

£(18.4)

          (d)   Other reserve:

million
Premium arising on ordinary shares issued of £1.349 per share arising on the acquisition of Ignis Optics, credited to other reserves in accordance with Section 135 of the Companies Act 1985	£10.9

          (e)   Profit and Loss Account:

million
Elimination of profit and loss account of Ignis Optics	£16.7

          (f)    Assumed goodwill arising on the merger with New Focus:

million
Share consideration of 77,065,228 shares at £1.26 per share, the mid market price on November 14, 2003:
Share capital (nominal value of 1/3p per share)	£0.3
Other reserve, being premium arising on shares issued of £1.257 per share credited to other reserves in accordance with Section 135 of the Companies Act 1985	96.8

Total share consideration	97.1
Legal and other costs	5.0

Total cost of investment	102.1
Less total net assets acquired (total net assets of £153.6 million less £83.3 million of cash to be distributed prior to the merger)	(70.3)

Goodwill	£31.8

          (g)   Cash:

million
Cash to be distributed by New Focus immediately prior to its merger with Bookham	£83.3
Legal and other costs of acquisition	5.0

£88.3

          (h)   Share Capital:

million
Nominal value of Bookham ordinary shares to be issued in connection with the acquisition merger with New Focus	£0.3
Elimination of share capital of New Focus	(561.4)

£(561.1)

          (i)    Other reserve:

million
Premium arising on ordinary shares issued of £1.257 per share arising on the merger with New Focus, credited to other reserves in accordance with Section 135 of the Companies Act 1985	£96.8

          (j)    Profit and loss account:

million
Elimination of profit and loss account of New Focus	£407.8

5    Differences between U.K. GAAP and U.S. GAAP

        U.K. GAAP differ from U.S. GAAP. A description of the significant differences as they affect Bookham is set forth in Note 30 of Notes to the audited financial statements of Bookham incorporated by reference in this proxy statement/prospectus.

    Profit and loss account for the year ended December 31, 2002

	Historical				Pro Forma			Historical	Pro forma
	Bookham	NNOC	Cierra Photonics	Ignis Optics	Adjustments		Consolidated	New Focus	Adjustments		Consolidated
	(in millions, except for per share data)
Loss for the financial period under U.K. GAAP	£(101.4)	£(202.5)	£(8.5)	£(7.0)	£(5.8)		£(325.2)	£(62.6)	£(7.5)		£(395.3)
Adjustments:
In process research and development	(8.8)	—	—	—	—		(8.8)	—	—		(8.8)
Increased amortization of intangible assets:	(0.3)				(2.9)	(a)	(3.2)	(0.8)	—		(4.0)
Amortization of goodwill	0.4	—	—	—	2.0	(b)	2.4	—	6.4	(d)	8.8
Decreased depreciation of tangible assets	0.1	—	—	—	1.1	(c)	1.2	—	—		1.2

Net loss as adjusted to accord with U.S. GAAP	£(110.0)	£(202.5)	£(8.5)	£(7.0)	£(5.6)		£(333.6)	£(63.4)	£(1.1)		£(398.1)

Net loss as so adjusted per ordinary share and ADS (basic and diluted)	£(0.73)						£(1.55)				£(1.36)

Weighted average number of shares	150,996,196				64,929,597		215,925,793		77,065,228		292,991,021

    Profit and loss account for the nine months ended September 28, 2003

	Historical			Pro Forma				Pro forma
	Bookham	Cierra Photonics	Ignis Optics	Adjustments (Note 3)		Consolidated	New Focus (Notes 1 and 2)	Adjustments (Note 3)		Consolidated
	(in millions, except for per share data)
Loss for the financial period under U.K. GAAP	£(72.3)	£(2.5)	£(5.5)	£(1.4)		£(81.7)	£(9.8)	£(5.6)		£(97.1)
Adjustments:
Increased amortization of intangible assets:	(3.3)	—	—	—		(3.3)	(0.3)	—		(3.6)
Decrease amortization of goodwill	2.7	—	—	1.4	(b)	4.1	—	4.8	(d)	8.9
Decreased depreciation of tangible assets	2.0	—	—	—		2.0	—	—		2.0

Net loss as adjusted to accord with U.S. GAAP	£(70.9)	£(2.5)	£(5.5)	£—		£(78.9)	£(10.1)	£(0.8)		£(89.8)

Net loss as so adjusted per ordinary share and ADS (basic and diluted)	£(0.34)					£(0.37)				£(0.31)

Weighted average number of shares	205,937,000			8,069,652		214,006,652		77,065,228		291,071,880

(a)
Increase of amortization of intangible assets arising on the acquisition of NNOC under U.S. GAAP to a full year's charge.

(b)
Elimination of goodwill amortization charge arising under U.K. GAAP, as no goodwill amortization will be charged on the goodwill arising on the acquisitions of the Cierra Photonics business and Ignis Optics under U.S. GAAP. No goodwill arose on the acquisition of NNOC under U.S. GAAP.

(c)
Reduction of the depreciation of tangible assets acquired with NNOC under U.S. GAAP as the assets depreciation charge is based on the fair value of the assets acquired under U.S. GAAP, which is lower than the fair value of the assets recorded under U.K. GAAP. The difference in fair value of the assets arises from the purchase accounting differences between U.K. GAAP and U.S. GAAP.

	£ million
Tangible fixed assets under U.K. GAAP	£32.0

Annual depreciation under U.K. GAAP		£6.4
Tangible fixed assets under U.S. GAAP	25.7

Annual depreciation under U.S. GAAP		5.1

Difference between U.K. and U.S. GAAP for annual depreciation		1.3

Difference between U.K. and U.S. GAAP for 45 weeks		£1.1

(d)
Elimination of goodwill amortization charge arising under U.K. GAAP, as no goodwill amortization will be charged on the goodwill arising on the merger with New Focus under U.S. GAAP.

    Balance sheet as at September 28, 2003

	Historical		Pro Forma		Historical	Pro forma
	Bookham	Ignis Optics	Adjustments	Consolidated	New Focus (Note 2)	Adjustments		Consolidated
	(in millions)
Equity shareholders' funds under U.K. GAAP	£111.2	£1.7	£9.2	£122.1	£153.6	£(56.5)		£219.2
Goodwill:
Cost	(35.7)	—	—	(35.7)	(276.6)	285.9	(a)	(26.4)
Amortization	3.1	—	—	3.1	276.6	(276.6)	(a)	3.1

Net	(32.6)	—	—	(32.6)	—	9.3		(23.3)

Intangible assets:
Cost	20.7	—	—	20.7	10.6	—		31.3
Amortization	(4.0)	—	—	(4.0)	(10.1)	—		(14.1)

Net	16.7	—	—	16.7	0.5	—		17.2

Tangible assets:
Cost	(61.9)	—	—	(61.9)	—	—		(61.9)
Depreciation	52.4	—	—	52.4	—	—		52.4

Net	(9.5)	—	—	(9.5)	—	—		(9.5)

Provision for liabilities and charges	—	—			—	—		—
National insurance on stock options	0.1	—	—	0.1	—	—		0.1

Equity shareholders' funds under U.S. GAAP	85.9	1.7	9.2	96.8	154.1	(47.2)		203.7

(a)
The goodwill arising on the proposed merger with New Focus under U.S. GAAP would differ from that arising under U.K. GAAP as follows:

million
Aggregate consideration
Share consideration: 77,065,228 Bookham ordinary shares at £1.38 each, being the market price on September 19, 2003, the last trading day before the agreement and announcement of the transaction.	£106.4
Estimated transaction costs	5.0

111.4
Net assets of New Focus to be acquired (net of £83.3 million of cash to be distributed by New Focus immediately prior to the merger with Bookham)	(70.3)

Goodwill under U.S. GAAP	41.1
Goodwill under U.K. GAAP	31.8

Adjustment	9.3
Transfer impairment of historic goodwill classified as amortization under U.K. GAAP (refer to Note 2)	276.6

£285.9

DESCRIPTION OF BOOKHAM ORDINARY SHARES

General

        The following information is a summary of the material terms of the ordinary shares as specified in Bookham's articles of association as presently in effect. You are encouraged to read Bookham's memorandum and articles of association, which are an exhibit to Bookham's annual report on Form 20-F for the year ended on December 31, 2002 and incorporated by reference herein. See also "Description of Bookham American Depositary Receipts" and "Comparison of Rights of New Focus Stockholders and Bookham Shareholders."

        Unless a New Focus stockholder elects to receive Bookham ordinary shares, the Bookham ordinary shares issued in exchange for New Focus common stock pursuant to the merger will be delivered in the form of Bookham ADSs, each of which represents one Bookham ordinary share. The deposit agreement among The Bank of New York, as depositary, Bookham and each ADS holder will govern the rights of holders of Bookham ADSs as described in "Description of Bookham American Depositary Receipts." You should be aware that these rights are different from the rights of the owners of Bookham ordinary shares.

        All of the issued Bookham ordinary shares are fully paid. Bookham ordinary shares are represented in certificated form and also in uncertificated form under "CREST." CREST is an electronic settlement system in the United Kingdom which enables Bookham ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate. After the merger, all Bookham ordinary shares, including those underlying the Bookham ADSs to be issued pursuant to the merger:

  •
  may be represented by certificates in registered form issued (subject to the terms of issue of the shares) by Bookham's registrars; or

  •
  may be in uncertificated form with the relevant CREST member account being credited with the Bookham ordinary shares issued.

        Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer ordinary shares in the same manner and under the same terms as U.K. residents or nationals.

        In the following description, a "shareholder" is the person registered in Bookham's register of members as the holder of the relevant share. The Bank of New York, through its nominee, is the shareholder of record in respect of those shares represented by ADSs against which ADRs are issued pursuant to the deposit agreement.

Dividends

        Under English law, dividends are payable on Bookham ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the United Kingdom and by the Companies Act. Holders of Bookham ordinary shares are entitled to receive such dividends as may be recommended by Bookham's board of directors and declared by the shareholders in general meeting.

        Bookham's board of directors may pay shareholders such interim dividends as appear to them to be justified by Bookham's financial position. If authorized by an ordinary resolution of the shareholders, the board of directors may also offer shareholders the right to elect to receive share dividends by way of scrip dividend instead of cash.

        Bookham has not paid dividends on Bookham's shares since its incorporation. It is Bookham's present policy to retain all earnings for use in its business. Accordingly, Bookham does not anticipate that dividends will be paid in the foreseeable future. See "The Merger—Dividend Policy."

        Bookham's board of directors may, with the sanction of an ordinary resolution of its shareholders, capitalize any sum standing to the credit of any of its reserve accounts or its profit and loss account. Such capitalization will be effected in accordance with the rights attached to any share, either by appropriating such sum to pay up in full any of its share capital which has not been issued and distributing the same to Bookham's shareholders in proportion to the number of shares which they hold, or by using it to pay some, or all, of any amount on any issued shares held by holders of shares which has not already been called up or paid in advance, if Bookham's articles of association and the Companies Act and other laws and regulations relating to Bookham allow.

        Bookham's articles of association provide that any dividend unclaimed after 12 years from the date the dividend was declared, or became due for payment, will be forfeited and will revert to Bookham.

Rights in a Winding-up

        Except as Bookham's shareholders have agreed or may otherwise agree, upon its winding up, the balance of assets available for distribution:

  •
  after the payment of all of Bookham's creditors including certain preferential creditors, whether statutorily preferred creditors or normal creditors; and

  •
  subject to any special rights attaching to any class of shares is to be distributed among the holders of ordinary shares according to the amounts paid-up on the shares held by them. This distribution is generally to be made in cash. A liquidator may, however, upon the adoption of an extraordinary resolution of the shareholders, divide among the shareholders the whole or any part of Bookham's assets in kind.

Alteration of Share Capital; Allotment of Shares

        Bookham may occasionally, by ordinary resolution:

  •
  increase its share capital by a sum to be divided into shares of such amounts as the resolution prescribes;

  •
  consolidate and divide all or any of its share capital into shares of a larger nominal amount than its existing shares;

  •
  cancel any shares that, at the date of the resolution, have not been taken, or agreed to be taken, by any person and reduce its share capital by the amount of the shares so cancelled; and

  •
  subdivide its shares into shares of a smaller nominal amount than is fixed by its memorandum of association, subject to English law. If Bookham does so, the resolution whereby any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights or be subject to any such restrictions, as Bookham has power to attach to unissued or new shares.

        Subject to the provisions of applicable English law, Bookham may purchase, or may enter into a contract under which it will or may purchase, any of its own shares of any class. This includes any redeemable shares. If there are in issue any shares or other securities that are admitted to the Official List of the U.K. Listing Authority and that are convertible into its equity share capital of the class proposed to be purchased, then Bookham will not purchase, or enter into a contract under which it will or may purchase, such equity shares, unless either:

  •
  the terms of issue of such convertible shares or other securities include provisions permitting Bookham to purchase its own equity shares or providing for adjustment to the conversion terms upon such a purchase; or

  •
  the purchase or the contract first has been approved by an extraordinary resolution passed at a separate meeting of the holders of such convertible shares or other securities.

        Subject to the rights of the holders of shares set out in Bookham's articles of association and the provisions of the Companies Act, Bookham may, by special resolution of its shareholders, reduce its share capital or any capital redemption reserve, share premium account or other undistributable reserve in any manner.

Meetings of Shareholders

        Bookham's articles of association require that an annual general meeting be held once in every fiscal year, within not more than 15 months after the holding of the last preceding annual general meeting, at a time and place determined by its board of directors. All other general meetings are deemed extraordinary general meetings. Extraordinary general meetings are held at the request of Bookham's board of directors or shareholders representing at least one tenth of its share capital entitled to vote at general meetings.

Voting Rights

        Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person at a general meeting has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote per share held by that shareholder. A poll may be demanded by any of the following:

  •
  the chairman of the meeting;

  •
  at least three shareholders entitled to vote at the meeting;

  •
  any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

  •
  any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

        A proxy form will be treated as giving the proxy the authority to demand a poll, or to join others in demanding one.

        The necessary quorum for Bookham's general meetings is two persons carrying a right to vote upon the business to be transacted, whether present in person or by proxy. For a description of the method by which the ordinary shares held by the ADS depositary will be voted, see "Description of Bookham American Depositary Receipts—Voting Rights."

        Matters are transacted at Bookham's general meetings by the proposing and passing of resolutions, of which there are three kinds:

  •
  an ordinary resolution, which includes resolutions for the election of directors, the approval of financial statements, the cumulative annual payment of dividends, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares;

  •
  a special resolution, which includes resolutions amending Bookham's memorandum and articles of association or changing Bookham's name; and

  •
  an extraordinary resolution, which includes resolutions modifying the rights of any class of Bookham's shares at a meeting of the holders of such class or relating to certain matters concerning Bookham's winding up.

        An ordinary resolution requires the affirmative vote of a majority in the votes of those persons voting at a meeting at which there is a quorum.

        Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the persons voting at a meeting at which there is a quorum.

        In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is not entitled to cast the deciding vote in addition to any other vote he or she may have. Meetings are generally convened upon advance notice of 21 days for the passing of a special resolution and 14 days for any other resolution, depending on the nature of the business to be transacted. The days of delivery or receipt of the notice are not included.

Preemptive Rights

        The Companies Act confers upon shareholders, to the extent not disapplied, rights of pre-emption in respect of the allotment of equity securities (which term includes ordinary shares) that are, or are to be, paid up wholly in cash. The pre-emption provisions may be disapplied by shareholders passing a special resolution, either generally or specifically.

        Pursuant to a special resolution passed by Bookham's shareholders at the annual general meeting of Bookham on June 11, 2003, Bookham's directors were generally empowered to allot Bookham's equity securities for cash as if statutory pre-emption rights did not apply to the allotment, provided that this power is limited to:

  (i)
  the grant of options over equity securities (and the allotment of equity securities on the exercise thereof) up to a nominal amount of £68,317 pursuant to any option scheme or schemes approved by shareholders;

  (ii)
  any allotment of equity securities where such securities have been offered (whether by way of rights issue, open offer or otherwise) to holders of equity securities in proportion (as nearly as practicable) to their then holdings of such securities but subject to such exclusions or other arrangements as the directors of Bookham may deem necessary or desirable in relation to fractional entitlements or legal or practical problems arising in, or pursuant to, the laws of any territory, or the requirements of any regulatory body or stock exchange in any territory or otherwise; and

  (iii)
  any other allotment (otherwise than pursuant to sub-paragraphs (i) and (ii) above) of equity securities up to an aggregate nominal amount of £34,158.

        The authority (unless previously revoked, varied or renewed) expires on the earlier of 15 months after the passing of the resolution or the conclusion of the annual general meeting of the Bookham to be held in 2004.

        At the Bookham extraordinary general meeting a special resolution is to be proposed in substitution for the existing authority referred to above which will authorize Bookham's directors to allot Bookham's equity securities for cash as if statutory pre-emption rights did not apply to the allotment, provded that this power is limited to:

  (i)
  the grant of options over equity securities (and the allotment of equity securities on the exercise thereof) up to a nominal amount of £             pursuant to any option scheme or schemes approved by shareholders;

  (ii)
  any allotment of equity securities where such securities have been offered (whether by way of rights issue, open offer or otherwise) to holders of equity securities in proportion (a nearly as practicable) to their then holdings of such securities but subject to such exclusions on other arrangements as the directors of Bookham may deem necessary or desirable in relation to fractional entitlements or legal or practical problems arising in, or pursuant to, the laws of any territory, or the requirements of any regulatory body or stock exchange in any territory or otherwise; and

  (iii)
  any other allotment (otherwise than pursuant to sub-paragraphs (i) and (ii) above) of equity securities up to an aggregate nominal amount of £            .

        The authority (unless previously revoked, varied or renewed) expires on the earlier of 15 months after the passing of the resolution or the conclusion of the annual general meeting of the Bookham to be held in 2004.

Variation of Rights

        If, at any time, Bookham's share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act, upon the adoption of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, the quorum is to be the number of persons (which must be two or more) who hold or represent by proxy not less than one-third in nominal value of the issued shares of the class.

Transfer of Ordinary Shares

        Bookham's ordinary shares can be transferred by a transfer in writing in the usual standard form or in any other form approved by the directors. The transfer document must then be delivered to Bookham's registered office (or any other place decided upon by the directors) together with the certificate for the shares to be transferred and any other evidence that the directors require from the transferor confirming its entitlement to make the transfer. There is no fee payable to Bookham for transferring shares. A share transfer form must be signed or made effective by the transferor and, in the case of shares that are not fully paid-up, by the transferee. The transferor will be treated as continuing to be the shareholder until the name of the transferee is put on the register for that share.

        The directors can refuse to register a transfer of any share that is not fully paid-up without giving any reason for so refusing. The directors may not refuse to register the transfer of any shares listed on the Official List of the U.K. Listing Authority or NASDAQ National Market if this would stop dealings in the shares from taking place on an open and proper basis.

        Under the U.K. City Code on Takeovers and Mergers, a general offer for all of Bookham's equity and voting non-equity share capital must be made by any person or persons acting in concert who:

  •
  acquire shares which, together with shares already held by them, carry 30% or more of Bookham's voting rights; or

  •
  hold 30% to 50% of Bookham's voting rights and acquire in any 12-month period additional Bookham shares that increase their percentage of the voting rights, provided that if such person or persons sell shares without reducing their holdings to less than 30%, subsequent acquisitions will be permitted provided that the shares acquired in any 12-month period do not exceed 1% of Bookham's voting share capital and the percentage holding of such person or persons resulting from such acquisitions does not exceed the highest percentage holding of such person or persons in the previous 12 months.

        The offer must be made in cash, at not less than the highest price paid by the offeror or persons acting in concert with it in the previous 12 months. The City Code does not have the force of law. Compliance with it, however, is in practice required by any person wishing to use the facilities of the U.K. securities markets. The requirement for a general offer will not, however, apply to the depositary in its capacity as such. The applicability of the City Code may make it difficult or undesirable for a purchaser to acquire a substantial percentage of Bookham's shares and could, under certain circumstances, have the effect of delaying, deferring or preventing a change of control of Bookham. In addition, the rights of Bookham's shareholders under the City Code differ in certain respects from rights afforded under U.S. federal and state laws governing tender offers and takeovers. See "Description of Bookham American Depositary Receipts."

Disclosure of Interests

        Section 198 of the Companies Act requires that if you become directly or indirectly interested in three percent or more of any class of Bookham's issued shares, including ordinary shares held in the form of ADSs, that carry the right to vote at Bookham's general meetings, you must notify Bookham of this interest within two business days. After the three-percent threshold is exceeded, you must notify Bookham in respect of increases or decreases of one percent or more.

        For the purpose of the notification obligation, the interest of a person in shares means any kind of interest in shares including interests in any shares:

  •
  in which a spouse or child or stepchild under the age of 18 is interested; or

  •
  in which a corporate body is interested; and, either

  •
  that corporate body or its directors generally act in accordance with that person's directions or instructions; or

  •
  that person controls one-third or more of the voting power of that corporate body; or

  •
  in which another party is interested and the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act.

        A concert party agreement is one that:

  •
  provides for one or more parties to acquire interests in shares of a particular company;

  •
  imposes obligations or restrictions on any one of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement; and

  •
  pursuant to which an interest in Bookham's shares is in fact acquired by any of the parties to the agreement.

        Certain interests defined in the Companies Act, such as those held by investment fund managers, may be disregarded for the purposes of calculating the three percent threshold. However, the disclosure obligation will still apply where these interests exceed ten percent or more of any class of our relevant share capital and to increases or decreases of one percent or more thereafter.

        In addition, Section 212 of the Companies Act gives Bookham the power to require persons who:

  •
  Bookham knows has an interest in its shares; or

  •
  Bookham has reasonable cause to believe has an interest in its shares; or

  •
  have had an interest in Bookham's shares at any time during the three years immediately preceding the date on which the notice is issued to confirm that fact or to indicate whether or not that is the case. Where that person holds or, during the relevant time, held any interest in our shares, Bookham can require that person to give such further information as may be required relating to that interest and any other interest in the shares of which that person is aware.

        Where Bookham serves notice under the foregoing provisions on a person that is or was interested in its shares and that person fails to give Bookham any information required by the notice within the time specified in the notice, Bookham may apply to the English courts for an order. This order may direct that the shares in question be subject to restrictions prohibiting, among other things, any transfer of those shares, any exercise of voting rights and any other rights in respect of such shares. These rights include, other than in liquidation, payments in respect of such shares.

        A person who fails to fulfill the obligations imposed by Section 198 and 212 of the Companies Act described above may be subject to criminal penalties.

Limitations on Voting and Shareholding

        Under Bookham's articles of association, for so long as Nortel Networks Corporation (along with its subsidiaries, its associates and persons over which Nortel Networks Corporation is able to exercise management control or is otherwise interested, other than Bookham or its subsidiaries) individually or collectively hold more than 5% or more of Bookham's issued ordinary share capital, there are restrictions on the exercise of their voting rights in relation to Bookham ordinary shares, insofar that the chairman of Bookham in his absolute discretion shall determine that:

  •
  on a show of hands such votes shall be counted as abstained and not counted in the vote; or

  •
  on a poll such votes shall be counted in the same proportions as other shareholders voting on the poll shall have voted regardless of how the members of the Nortel Networks group actually voted.

        The restrictions on the voting rights of the members of the Nortel Networks group will not apply to resolutions varying or suspending the rights attaching to Bookham ordinary shares.

        Other than as set forth above, there are no limitations imposed by English law or Bookham's memorandum or articles of association on the right of non-residents or foreign persons to hold or vote Bookham's ADSs or Bookham ordinary shares, other than the limitations that would generally apply to all Bookham shareholders.

Exchange Controls and Other Limitations Affecting Shareholders

        There are currently no foreign exchange control restrictions on Bookham's ability to pay dividends on its ordinary shares or on the conduct of its operations imposed by English law.

DESCRIPTION OF BOOKHAM AMERICAN DEPOSITARY RECEIPTS

General

        The Bank of New York, as depositary, will issue Bookham ADSs to you in the form of an ADR upon completion of the merger, unless you elect to receive Bookham ordinary shares. Each ADR can evidence any number of ADSs. Each ADS represents a beneficial ownership interest in one Bookham ordinary share (or the right to receive one such share). Bookham will deposit the shares with the London, England office of The Bank of New York, as custodian. Each ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's corporate trust office is located at 101 Barclay Street, New York, New York 10286. The custodian's office is located at One Canada Square, London E14 5AL, England. The principal executive office of The Bank of New York is located at One Wall Street, New York, New York 10286.

        Most non-institutional holders will prefer to hold ADSs instead of ordinary shares because ADSs will be quoted on the NASDAQ National Market. Ordinary shares will not be quoted on the NASDAQ National Market but will trade instead on the London Stock Exchange. Unlike ordinary shares, trading of ADSs in the United States is not subject to U.K. stamp tax. However, your rights as a holder of ADSs will in some cases be different from the rights of a holder of ordinary shares. These differences are discussed below.

        You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Because The Bank of New York will actually hold the ordinary shares which are evidenced in the form of ADRs, you must rely on the Bank of New York to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among Bookham, The Bank of New York and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law. The ordinary shares are generally governed by the laws of England and Wales.

        The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR itself. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of The Bank of New York.

Share Dividends and Other Distributions

        Where applicable, the Bank of New York has agreed to distribute the cash dividends, cash distributions or other distributions it receives on Bookham ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

        Cash.    The Bank of New York will convert any cash dividend or other cash distribution Bookham pays on the shares in pounds sterling as promptly as practicable into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States, and distribute the amounts received to the holders of the ADRs. If that is not possible, or if any approval from any government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the pounds sterling only to those ADR holders to whom, in its discretion, it is permissible to do so. The Bank of New York will not be able to effect such distribution if foreign exchange controls prevent it from doing so. While Bookham does not know of any current controls on U.S. dollars or pounds sterling, the deposit agreement provides for the possibility of future foreign exchange controls that could, if ever implemented, render The Bank of New York, as Bookham's depositary, unable to make dollar distributions. It will hold the pounds sterling it cannot convert for the account of the ADR holders who have not been paid. It will not invest the pounds sterling, and it will not be liable for any interest.

        Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under applicable law. See "Material Tax Consequences." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the pounds sterling, you may lose some or all of the value of the distribution.

        Shares.    The Bank of New York may, with Bookham's approval, and will, if Bookham requests, distribute new ADSs, in proportion to the number of shares your ADRs represent, representing any shares Bookham distributes as a dividend or free distribution. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

        Rights to Receive Additional Shares.    If Bookham offers holders of its ADRs any rights to subscribe for additional shares or any other rights, The Bank of New York may, after consultation with Bookham, make these rights available to you and The Bank of New York may establish the procedure for making such rights available. The Bank of New York also has discretion under the deposit agreement to sell the rights and distribute the proceeds in the same way as it does with cash. The Bank of New York may also allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution of rights available to any ADR holders.

        After consultation with Bookham, if The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will exercise rights only if you pay it the exercise price and any other fees or charges the rights require you to pay.

        A holder of ADRs may request to receive a right not made available by The Bank of New York, but The Bank of New York will only make such right available if Bookham states, in writing, that it will permit such right to be exercised and the ADR holder executes documents specified by Bookham.

        U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement. This agreement will contain the same provisions as the deposit agreement, except for any changes needed to put the restrictions in place.

        Other Distributions.    The Bank of New York, after consultation with Bookham, will send to you anything else Bookham distributes on deposited securities by any means it thinks is legal, equitable and practical, in proportion to the number of shares your ADR represents. If it cannot make the distribution in that way, The Bank of New York, after consultation with Bookham, has a choice. It may decide to sell what Bookham distributed and distribute the net proceeds in the same way as it does with cash. Alternatively, it may decide to hold what Bookham distributed, in which case ADRs will also represent the newly distributed property.

        Bookham believes it would be illegal to make distributions to ADR holders of cash where any applicable foreign currency control would prohibit it. Similarly, share or rights distributions would be illegal if the underlying securities were not registered or being offered pursuant to an available exemption from registration requirements. A distribution would be impractical if Bookham did not give timely or sufficient notice to The Bank of New York or if the costs of the distribution were far greater than the holders stand to get from the distribution.

        Bookham has no obligation under the deposit agreement to register ADRs, shares, rights or other securities under the Securities Act. Bookham, in some cases, has no obligation under the deposit agreement to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means you may not receive the distributions Bookham makes on its shares or any value for them if it is illegal or impractical for Bookham to make them available to you.

Deposit and Withdrawal

        The Bank of New York will issue ADRs if you or your broker deposits with the custodian shares or evidence of rights to receive shares and any additional certifications or assignments required by The Bank of New York. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.

        You may turn in your ADRs at The Bank of New York's Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, The Bank of New York will deliver, at the office of the custodian, to you or upon your written order, the amount of deposited securities represented by your ADRs. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office. The Bank of New York may deliver any dividends, distributions, proceeds of sale of any dividends and distributions of rights at its Corporate Trust Office.

Voting Rights

        You may instruct The Bank of New York to vote the shares underlying your ADRs. You will not be able to directly exercise your right to vote the shares underlying your ADRs unless you withdraw the underlying Bookham ordinary shares. If Bookham does not provide timely notice to you or The Bank of New York, you may not know about the meeting far enough in advance to withdraw the shares.

        The Bank of New York will notify you of the upcoming vote and arrange to deliver voting materials to you. The materials will describe the matters to be voted on. The materials will also explain how you, if you hold ADRs as of a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

        For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to English law and the provisions of Bookham's articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct; provided, however, that if The Bank of New York does not receive your voting instructions on or before the date specified, you will be deemed to have instructed The Bank of New York to give a discretionary proxy to a person designated by Bookham and it will give a discretionary proxy to that person to vote the deposited securities.

        Bookham cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs	•	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property
	•	Each surrender or withdrawal of an ADS, including if the deposit agreement terminates
$0.02 (or less) per ADS	•	Any cash distribution
Registration or transfer fees	•	Transfer and registration of shares on the share register of our registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares
Expenses of The Bank of New York	•	Conversion of pounds sterling to U.S. dollars
	•	Cable, telex and facsimile transmission expenses (if expressly provided in the deposit agreement)
Taxes and other governmental charges The Bank of New York or the custodian has to pay on any ADR or share underlying an ADR; for example, share transfer taxes, stamp duty or withholding taxes	•	As necessary
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to the ADR holders

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADSs or to allow you to withdraw the deposited securities underlying your ADSs until such payments are made or it may deduct the amounts of taxes owed from any payments to you or withhold dividends or distributions, or may sell deposited securities to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and will pay to you any proceeds, or it will send to you any property remaining after it has paid the taxes or other governmental charges.

Reclassifications, Recapitalizations and Mergers

If Bookham:		Then:
•	Changes the nominal or par value of its shares	The securities received by The Bank of New York will become deposited securities. Each
•	Reclassifies, splits up or consolidates any of the deposited securities	ADS will automatically represent its equal share of the new deposited securities.

•	Recapitalizes, reorganizes, merges or sells its assets	Alternatively, it may with Bookham's approval,
and will if Bookham asks it to, issue new ADRs
or ask you to surrender your outstanding ADRs
in exchange for new ADRs identifying the new
deposited securities.

Reports and Other Communications

        The Bank of New York will make available for inspection at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from Bookham which are both (a) received by The Bank of New York as the holder of the deposited securities and (b) generally made available by Bookham to the holders of ordinary shares. The Bank of New York will also mail to all record holders of ADSs, upon written request from Bookham, any annual or quarterly reports received by The Bank of New York and notice of any action by Bookham with respect to any cash or other distribution.

        The Bank of New York will keep transfer books with respect to the ADRs which at all reasonable times will be open for inspection by holders of ADRs, provided that such inspection will not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the ADRs.

Amendment and Termination

        Bookham and The Bank of New York may agree to amend the deposit agreement and the ADRs for any reason without your consent. If the amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other similar expenses of The Bank of New York, or prejudices an important existing right of ADR holders, it will become effective only 90 days after The Bank of New York notifies the outstanding holders of ADRs of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the depositary amendment and to be bound by the ADRs and the agreement as amended.

        No amendment will be adopted that impairs the right to surrender an ADR and receive Bookham ordinary shares, unless the amendment is necessary to comply with mandatory provisions of applicable law.

        The Bank of New York will terminate the agreement if Bookham asks it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told Bookham that it would like to resign and Bookham has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination becomes effective.

        If, after termination, any ADRs remain outstanding, The Bank of New York and its agents will be required to do only the following under the deposit agreement:

  •
  sell rights as provided in the deposit agreement;

  •
  collect dividends and distributions on the deposited securities; and

  •
  deliver shares and other deposited securities upon cancellation of ADRs.

        One year after termination, The Bank of New York may sell any remaining deposited securities. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. The Bank of New York will not invest this money and has no liability for interest that may accrue on such funds.

Limitations on Obligations and Liability to ADR Holders

        The deposit agreement expressly limits Bookham's obligations and the obligations of The Bank of New York. It also limits Bookham's liability and the liability of The Bank of New York. Bookham and The Bank of New York:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable for any action or non action based upon reliance upon advice or information from legal counsel, accountants, holders of an ADR or any other person believed, in good faith, to be competent to give such advice or information;

  •
  are not liable if either party is prevented or delayed by law, regulation, Bookham's Memorandum and Articles of Association or circumstance beyond its control from performing its obligations under the agreement;

  •
  are not liable if either party exercises or fails to exercise its discretion permitted under the agreement;

  •
  are not liable for any failure to carry out any instructions to vote any of the Bookham ordinary shares underlying the ADRs or for the manner in which any vote is cast, so long as such action or non action is in good faith;

  •
  may rely and will be protected in acting upon any written notice, request, direction or other document believed by either party to be genuine and to have been signed or presented by the proper parties; and

  •
  have no obligation to appear in, prosecute or defend any action, lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party, unless satisfactory indemnity is provided.

        In the agreement, Bookham and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, The Bank of New York may require:

  •
  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

  •
  compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents; and

  •
  compliance with any laws or regulations relating to ADRs or ADSs or to the withdrawal of deposited securities.

        The Bank of New York may refuse to deliver, transfer or register transfers of ADRs, generally, when the transfer books of The Bank of New York are closed or, at any time, if Bookham or The Bank of New York think it is advisable to do so.

        You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because Bookham or The Bank of New York have closed its transfer books in connection with voting at a shareholders' meeting, or in connection with the payment of a dividend on the shares;

  •
  when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the agreement.

Pre-release of ADRs

        In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs. The Bank of New York may do this even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

  •
  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer:

  •
  owns the shares or ADRs to be remitted;

  •
  assigns all beneficial rights, title and interest in the shares or ADRs to The Bank of New York as depositary and for the benefit of the owners; and

  •
  will not take any action with respect to the shares or ADRs that is inconsistent with the transfer of beneficial ownership (including, without the consent of The Bank of New York, disposing of such shares or ADRs) other than in satisfaction of such pre-release;

  •
  the pre-release must be fully collateralized with cash or other collateral that The Bank of New York determines, in good faith, will provide substantially similar liquidity and security; and

  •
  The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

        The pre-release will be subject to whatever indemnities and credit regulations The Bank of New York considers appropriate. In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release. However, The Bank of New York may disregard the limit from time to time with prior written consent from Bookham, if it thinks it is reasonably appropriate to do so.

Disclosure of Interests

        Each holder of ADRs agrees to be bound by Bookham's Memorandum and Articles of Association and to provide such information as Bookham may request in a disclosure notice. Failure of an ADR holder to timely provide the requested information may, in Bookham's discretion, result in withholding of certain rights in respect of the holders ADSs, including voting rights and rights as to dividends.

COMPARISON OF RIGHTS OF NEW FOCUS STOCKHOLDERS
AND BOOKHAM SHAREHOLDERS

        As a result of the merger, holders of New Focus common stock will be entitled to receive Bookham ADSs, each representing one Bookham ordinary share, or, at the election of the holder, Bookham ordinary shares. New Focus is incorporated in the State of Delaware and Bookham is incorporated under the laws of England and Wales. The following is a summary comparison of material differences between the rights of a New Focus stockholder and a Bookham shareholder arising from the differences between the corporate laws of Delaware and those of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. This summary is not a complete description of the laws of Delaware or of England and Wales, the other rules or laws referred to in this summary, the New Focus certificate of incorporation, the New Focus bylaws or the Bookham memorandum and articles of association. For information on how to obtain the governing instruments of New Focus and Bookham, see "Where You Can Find More Information." You are encouraged to obtain and read these documents.

        You should refer to "Description of Bookham American Depositary Receipts" for a description of the Bookham ADSs and a discussion of the ways in which the rights of holders of Bookham ADSs may differ from those of holders of Bookham ordinary shares.

        Unless the context otherwise requires, references to "shareholder" or "shareholders" or "stockholder" or "stockholders" means the person(s) whose name(s) appear on a company's register of members or stockholders and who are the legal owners of the shares concerned.

PROVISIONS CURRENTLY APPLICABLE TO NEW FOCUS STOCKHOLDERS	PROVISIONS APPLICABLE TO BOOKHAM SHAREHOLDERS

Voting Rights

Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by the stockholder unless the certificate of incorporation provides otherwise. New Focus's certificate of incorporation does not alter the voting rights of holders of New Focus common stock.

The New Focus bylaws provide that the presence of the holders of a majority of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at a stockholders meeting.

Under Delaware law, a certificate of incorporation may provide that in elections of directors, stockholders are entitled to cumulate votes. The New Focus certificate of incorporation does not provide for cumulative voting for the election of directors.
Under English law, a shareholder who is present in person and entitled to vote at a shareholders' meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds; provided, however, that (1) not less than five shareholders having the right to vote at the meeting, including proxies for shareholders; or (2) any shareholder or shareholders, including proxies for shareholders, representing at least 10% of the total voting rights of all the shareholders having the right to vote at the meeting; or (3) any shareholder or shareholders, including proxies for shareholders, that hold shares conferring a right to vote at the meeting being shares of which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring the right to vote, have the statutory right to demand a vote by a poll, on a poll each shareholder having the right to vote, including proxies for shareholders, is entitled to one vote for each ordinary share held.

Bookham's articles of association provide that resolutions put to a vote at a shareholders' meeting will be decided on a show of hands, unless a poll is demanded by:
(1) the chairman of the meeting;
(2) at least three shareholders present that have the right to vote on the resolution;
(3) any shareholder or shareholders representing at least 10% of the voting rights of all shareholders that have the right to vote on the resolution; or

(4) any shareholder or shareholders holding shares that have voting rights on the resolution on which the aggregate sum paid on its or their shares is equal to at least 10% of the total sum paid on all the shares having these voting rights on the resolution.

Under English law and Bookham's articles of association, ordinary resolutions are, in the first instance, decided on a show of hands and must be approved by at least a majority of the votes cast by shareholders present in person. If a poll is demanded, the resolution conducted on a poll must be approved by at least a majority of the votes cast at the meeting. Both special and extraordinary resolutions, if decided on a show of hands, require the affirmative vote of at least 75% of the votes cast by shareholders present in person. If a poll is demanded, the resolution conducted on a poll must be approved by at least 75% of the votes cast at the meeting.

Under Bookham's current articles of association, proxies of shareholders are entitled to attend and, on a poll, vote at shareholders meetings but not on a show of hands. Proxies of shareholders are not, however, currently entitled to speak at shareholders' meetings, except with the permission of the chairman of the meeting.

A holder of Bookham ADSs is currently not entitled to attend, speak or vote at Bookham shareholders' meetings. Under the current terms of the ADSs, The Bank of New York, as the depositary, will to the extent practical, subject to applicable law and the memorandum and articles of association of Bookham vote the ordinary shares underlying the ADSs in accordance with the written instructions of the registered holder. If, however, a holder of Bookham ADSs holds ADSs through a brokerage account or otherwise in "street name" in order to vote, the holder must instruct the registered holder of the ADSs to instruct the depositary with regard to voting the ordinary shares underlying the holder's ADSs. A more complete description of the voting rights of a holder of Bookham ADSs is found at "Description of Bookham American Depositary Receipts—Voting Rights."

Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. Bookham's articles of association do not specify otherwise, except that the shareholders will not need to be present in person, and may instead be present by proxy, to constitute a quorum. Cumulative voting is not recognized under English law.
Action by Written Consent

Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take any action which may be taken at a stockholders meeting without a meeting if the action is consented to in writing by stockholders holding not less than the number of votes that would be required to authorize or take that action at a meeting at which all stockholders were present and voted. The certificate of incorporation of New Focus, however, states that stockholders may not take action by written consent. No action may be taken by the stockholders of New Focus except at an annual or special meeting of the stockholders called in accordance with New Focus's bylaws.	Under English law, shareholders of a public company such as Bookham are not permitted to pass resolutions by written consent.

Shareholder Proposals and Shareholder Nominations of Directors

Under the New Focus bylaws, any stockholder may nominate candidates for election to the board of directors or bring other business before an annual meeting if the stockholder gives timely notice in writing of the proposals or nominations to be brought before the annual meeting in the form set forth in New Focus's bylaws. To be timely, a stockholder's notice must be received by the secretary of New Focus at least 90 days prior to the meeting. If, however, less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if it is received by the 10th day following the day on which notice or public disclosure of the meeting was mailed or made.
Under English law, shareholders may demand that a resolution be voted on at a general meeting if the demand is made (1) by shareholders holding at least 5% of the total voting power of shares having a right to vote on the resolution, or (2) by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least £100. The shareholders must deposit the demand at the company's registered office at least six weeks before the general meeting to which it relates. In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing.
Sources and Payment of Dividends

Under Delaware law, subject to any restriction in the corporation's certificate of incorporation, the board of directors may declare and pay dividends out of (1) surplus of the corporation which is defined as net assets less statutory capital, or (2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year; provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation's net profits until the deficiency in the capital has been repaired. New Focus's certificate of incorporation contains no provisions restricting dividends on New Focus common stock.
Subject to the prior rights of holders of any preferred shares, an English company may pay dividends on its ordinary shares only out of its distributable profits, defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital, which includes share premiums, which are equal to the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares. Amounts credited to the share premium account, however, may be used to pay up unissued shares that may then be distributed to shareholders in proportion to their holdings. In addition, under English law, Bookham will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves. If recommended by the Bookham board of directors, Bookham shareholders may, by ordinary resolution, declare final dividends, but no dividend may be declared in excess of the amount recommended by the Bookham board of directors. The Bookham board of directors has the power under Bookham's articles of association to pay interim dividends without the approval of shareholders to the extent the financial position of Bookham justifies a dividend.

Rights of Purchase and Redemption

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired or would become impaired as a result of the redemption. However, at any time, a corporation may purchase or redeem any of its shares that are entitled upon any distribution of assets to a preference over another class of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.
Under English law, a company may issue redeemable shares if authorized by its articles of association, subject to any conditions stated therein. Bookham's articles of association permit the issuance of redeemable shares. A company may purchase its own shares, if the purchase (1) is authorized by its articles of association, and (2) (a) in the case of an open-market purchase, authority to make the market purchase has been given by an ordinary resolution of its shareholders, or (b) in all other cases, has first been approved by a special resolution. Bookham's articles of association authorize Bookham to purchase its own shares.

A company may redeem or repurchase shares only if the shares are fully paid and, in the case of public companies, only out of (1) distributable profits, or (2) the proceeds of a new issue of shares made for the purpose of the repurchase or redemption.

The U.K. Listing Authority requires that where a company has issued shares that are admitted to the Official List of the U.K. Listing Authority and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass an extraordinary resolution approving any repurchase at a separate class meeting.

The U.K. Listing Authority requires that purchases within a 12-month period of 15% or more of a company's share capital must be made through either a tender or partial offer to all shareholders, at a stated maximum or fixed price.

Purchases within a 12-month period below the 15% threshold may be made through (1) the open market, provided that the price is not more than 5% above the average of the middle market quotations taken from the Daily Official List of the London Stock Exchange for the five trading days before the purchase date, or (2) an off-market transaction negotiated with one or more shareholders.

Meetings of Shareholders

New Focus's bylaws provide that meetings of stockholders may be held at any place designated by the New Focus board of directors or, if no such designation is made, at the registered office of New Focus.	Under Bookham's articles of association, all general meetings of shareholders will be held at the time and place determined by the directors.
Special Meetings of Shareholders

Delaware law provides that special meetings of stockholders may be called by (1) the board of directors, or (2) any person or persons authorized by the corporation's certificate of incorporation or bylaws.
Under English law, an extraordinary general meeting of shareholders may be called by (1) the board of directors, or (2) shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at the general meetings.

New Focus's bylaws provide that special meetings of stockholders may be called only on the order of (1) the board of directors, (2) the chairman of the board of directors, (3) the president, (4) the chief executive officer or (5) one or more stockholders holding a majority of the outstanding voting shares. New Focus's bylaws provide that stockholders entitled to receive notice of a special meeting must receive notice of the meeting at least 35 days and not more than 60 days prior to the meeting. This notice must identify the business to be transacted. New Focus's bylaws provide that the business permitted to be conducted at any special meeting is limited to the purpose or purposes specified by the order calling the special meeting.
The notice requirement for ordinary, extraordinary and special resolutions are as follows:

(1)    Ordinary resolution—14 clear days' notice;

(2)    Extraordinary resolution—14 clear days' notice; and

(3)    Special resolution—21 clear days' notice.

An annual general meeting requires 21 clear days' notice.

In addition, general meetings may be called upon shorter notice if (1) in the case of an annual general meeting, all the shareholders who are permitted to attend and vote agree to the shorter notice, or (2) in the case of an extraordinary general meeting, a majority of the shareholders holding at least 95% by nominal value of the shares which can be voted at the meeting so agree.

"Clear days' notice" means calendar days and excludes (1) the date of mailing, (2) the date of receipt or deemed receipt of the notice, and (3) the date of the meeting itself. Bookham's articles of association provide that documents sent by first class mail are deemed received 24 hours after mailing, and, if sent by second class mail, 48 hours after mailing.

"Extraordinary resolutions" are relatively unusual and are confined to matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company.

"Special resolutions" generally involve proposals to (1) change the name of the company, (2) alter its capital structure, (3) change or amend the rights of shareholders, (4) permit the company to issue new shares for cash without applying the shareholders preemptive rights, (5) amend the company's objects clause in its memorandum of association, (6) amend the company's articles of association, or (7) carry out other matters for which the company's articles of association or the Companies Act prescribe that a "special resolution" is required.

Proposals relating to the ordinary course of a company's business, such as the election of directors and transactions, such as mergers, acquisitions and dispositions, are the subject of an "ordinary resolution."
Appraisal Rights

Under Delaware law, stockholders of a corporation that is a constituent in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares:
While English law does not generally provide for appraisal rights, a shareholder may apply to a court and the court may specify terms for the acquisition that it considers appropriate as described under "—Shareholders' Votes on Certain Transactions" below.
(1) listed on a national securities exchange;
(2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or
(3) held of record by more than 2,000 stockholders;
unless holders of stock are required to accept in the merger anything other than any combination of:
(1) shares of stock or depositary receipts of the surviving corporation in the merger;

(2) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either:
(a) listed on a national securities exchange;
(b) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or
(c) held of record by more than 2,000 stockholders;
(3) cash in lieu of fractional shares of the stock or depositary receipts received; or
(4) any combination of (1), (2) and (3).

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.
Preemptive Rights

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. New Focus's certificate of incorporation does not provide for preemptive rights.
Under English law, the issuance for cash of (1) equity securities, being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount, or (2) rights to subscribe for or convert into equity securities, must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting.

At its annual general meeting each year, Bookham has passed, as is the custom of many English companies whose shares are listed on the Official List of the U.K. Listing Authority and admitted to trading on the London Stock Exchange, a resolution to authorize the directors of Bookham to allot up to a specified amount of equity securities, generally 5% of issued share capital, without these preemption rights. Bookham expects that it will continue this practice after the merger.

Amendment of Governing Instruments

Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires (1) the approval and recommendation of the board of directors, (2) the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, and (3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class.
Under English law, shareholders have the power to amend (1) the objects, or purpose, clause in a company's memorandum of association, and (2) any provisions of the company's articles of association by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the courts to cancel the amendments.

Under Delaware law, stockholders have the power to adopt, amend or repeal bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote at a meeting of stockholders unless the certificate of incorporation or the bylaws specify another percentage.	Under English law, the board of directors is not authorized to change the memorandum of association or the articles of association. See "—Stock Class Rights" below.

Under New Focus's certificate of incorporation, approval of the holders of shares representing at least 66 2/3% of the voting power of the outstanding capital stock of New Focus entitled to vote is required to amend or repeal any of the articles of the New Focus certificate of incorporation relating to:

(1) the classification of the New Focus board of directors;
Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings. See "—Stock Class Rights" below.
(2) filling vacancies on the board of directors;
(3) the amendment to the New Focus bylaw provisions described below;
(4) the prohibition on stockholder action by written consent;
(5) the removal of directors; or
(6) the amendment of the provisions above in New Focus's certificate of incorporation and the amendment of such provision in New Focus's certificate of incorporation.

Under New Focus's certificate of incorporation and bylaws, approval of the holders of shares representing at least 66 2/3% of the combined voting power of the outstanding capital stock of New Focus entitled to vote is required to amend or repeal any of the bylaws relating to (1) the annual meeting, and (2) the requirements for holding and notice of special meetings of the stockholders.

Under Delaware law, if provided by the certificate of incorporation, the board of directors has the power to adopt, amend or repeal the bylaws of a company. The New Focus certificate of incorporation authorizes the New Focus board of directors to adopt, amend or repeal the New Focus bylaws.
Preference Stock

The New Focus certificate of incorporation authorizes the New Focus board of directors (1) to provide for the issuance of one or more series of preferred stock, (2) to issue up to 10,000,000 shares of preferred stock, (3) to fix the designations and number of the shares constituting each series of preferred stock, and (4) to fix for each series, its relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof.
Subject to the rights of any existing shareholders, Bookham's articles of association permit Bookham to issue new shares with any rights granted to holders of such shares, including rights of priority over the Bookham ordinary shares. Bookham currently has only issued ordinary shares.
Stock Class Rights

Under Delaware law, any change to the rights of holders of New Focus common stock or preferred stock would require an amendment to the New Focus certificate of incorporation. Holders of shares of a class are entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment will (1) increase or decrease the authorized number of shares of the class, (2) increase or decrease the par value of the shares of the class, or (3) alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.
Bookham's articles of association provide that:

(1)    the rights of any class of shares may only be changed with the consent in writing of holders of three-fourths of the total nominal value of shares of that class or by an extraordinary resolution passed at a separate class meeting of the holders of the relevant class of shares;

(2) the quorum required for the separate class meetings is at least two people who hold, or act as proxies for, at least one third of the total nominal value of the existing shares of the class, except that at any adjournment of a class meeting one shareholder constitutes a quorum, regardless of the number of shares that person holds;

(3) every holder of shares of a class having a separate class meeting is entitled, on a poll, to one vote in respect of each share held; and
(4) a poll may be demanded at a separate class meeting by any person present in person or by proxy and entitled to vote.
Shareholders' Votes on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation's assets or dissolution requires (1) the approval of the board of directors, and (2) approvals by the vote of the holders of a majority of the outstanding stock entitled to vote on that matter.
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval of (1) at special meetings convened by order of the court, a majority in number of each class of shareholders or creditors representing 75% in value of the capital held by or debt owed to that class present and voting in person or by proxy, and (2) the court.

Once approved, sanctioned and becoming effective, all shareholders and creditors of the relevant class and the company are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Delaware law.
Under the rules of the U.K. Listing Authority, shareholder approval:

(1) is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25% or more of the assets, profits, turnover of gross capital of the listed company or if the consideration to be paid represents 25% or more of the aggregate market value of the listed company's equity shares; and
(2) may also be required for an acquisition or disposal of assets between a listed company and parties, including:
(a) directors or shadow directors of the company or its subsidiaries;

(b) any person who is, or was in the last 12 months preceding the date of the transaction a holder of 10% or more of the nominal value of any class of the company's or any holding company's or its subsidiary's shares having the right to vote; or
(c) any of their affiliates.

The Companies Act also provides (1) that where a takeover offer is made for the shares of a company incorporated under the Companies Act, and (2) within four months of the date of the offer, the offeror has acquired or contracted to acquire at least 90% in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the 90% level, require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.

Rights of Inspection

Delaware law allows any stockholder during normal business hours:

(1)    to inspect and to make copies or extracts of:

        (a)    the corporation's stock ledger;

        (b)    a list of its stockholders; and

        (c)    its other books and records;

(2)    provided that:

        (a)    the stockholder makes a written request under oath stating the purpose of his inspection; and

(b) the inspection is for a purpose reasonably related to the person's interest as a stockholder.
Except when closed pursuant to the Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours (1) for free, by its shareholders and (2) for a fee by any other person.

In both cases, the documents may be copied for a fee.

The shareholders of an English public company may also inspect, without charge, during business hours (1) minutes of meetings of the shareholders and obtain copies of the minutes for a fee, and (2) service contracts of the company's directors.

In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts.

The shareholders of Bookham do not have rights to inspect the accounting records of Bookham or minutes of meetings of its directors.

Standard of Conduct for Directors

Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of New Focus's board of directors is thus determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on an informed basis, in good faith, and in a manner they believe to be in the best interests of the stockholders.

The New Focus board of directors currently consists of five members, one of whom is an executive officer of New Focus.
Under English law, a director has a fiduciary duty to act in a company's best interest. This duty includes obligations:

(1)    not to create an actual or potential conflict between his duty to the company and duties to any other person or his personal interests;

(2)    not to make a profit out of his position as a director unless the company permits him to do so;

(3)    to act bona fide in what they consider is in the interests of the company as a whole; and

(4)    to exercise his powers only in accordance with the memorandum and articles of association of the company. In addition, a director must exercise reasonable care and skill in the performance of his duties. The precise scope of this duty is not defined, but the test generally is both subjective (i.e., was the director's conduct that of a reasonably diligent person who has the knowledge and experience of the director) and objective (i.e., was the director's conduct that of a reasonably diligent person having the knowledge and experience that a director holding that position should have).

In addition, directors are also required to disclose to the company of which he is a director certain information, including personal interests in contracts or arrangements with the company that may not be apparent.

Bookham's board of directors currently consists of eight members, three of whom are executive officers of Bookham. After completion of the merger, the Bookham board of directors will be comprised of 10 members, including two members of New Focus's current board of directors designated by New Focus. Seven of these directors will be non-executive directors. See "Directors and Management of Bookham Following the Merger" below.

Classification of the Board of Directors

Delaware law permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. New Focus's certificate of incorporation provides that, except with regards to directors elected or appointed in respect of any series of preferred stock, the New Focus board of directors will be divided into three classes of directors with (1) the number of directors divided as evenly as possible among the three classes, and (2) each class elected to serve for a term of three years.

The provision of the New Focus certificate of incorporation relating to the classification of the New Focus board of directors may only be amended or repealed with the approval of the New Focus board of directors and by the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the then outstanding shares of capital stock of New Focus entitled to vote.
While English law permits a company to provide for terms of different length for its directors, Bookham's articles of association do not provide for any such differentiation. Bookham's articles of association provide that at each annual general meeting, all directors who were elected since the prior annual general meeting or last re-elected at or before the annual general meeting held in the third calendar year before will retire from office. These retired directors will be eligible for re-election at that annual general meeting.
Removal of Directors

Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, except that (1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (2) directors may not be removed in certain situations in the case of a corporation having cumulative voting without satisfying certain stockholder approval requirements.

Under New Focus's certificate of incorporation, directors of New Focus may be removed for cause by the affirmative vote of holders of a majority of the outstanding shares entitled to vote for the election of directors or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of New Focus entitled to vote.
Under the Companies Act, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company's articles of association or service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company. See "—Classification of the Board of Directors" above.

Vacancies on the Board of Directors

Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, (1) vacancies on a board of directors, and (2) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

New Focus's certificate of incorporation provides that any vacancies on New Focus's board of directors may be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of voting stock of New Focus entitled to vote or (ii) the affirmative vote of a majority of the remaining directors in office, even if less than a quorum.

New Focus's certificate of incorporation provides that newly created directorships on New Focus's board of directors will, unless the board of directors determines by resolution that any such newly created directorship will be filled by the stockholders, be filled only by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum. New Focus's certificate of incorporation also provides that any directors elected pursuant to the provisions above will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.
Under English law, shareholders may by ordinary resolution, at a meeting at which any director retires, appoint a person to be a director:

(1)    to fill a vacancy; or

(2)    to become an additional director,

subject to any maximum provided in the company's articles of association.

The board of directors has the power to appoint a director to serve until the next annual general meeting of the company, whereupon the director concerned is required to retire but will be eligible for election.

Liability of Directors and Officers

Delaware law permits a corporation's certificate of incorporation to include a provision granting to a corporation the power to exempt a director from personal liability to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1)    any breach of his duty of loyalty to the corporation or its stockholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
English law does not permit a company to exempt any director or officer of the company or any person employed by the company as an auditor from any liability arising from negligence, default, breach of duty or breach of trust against the company.

(3)    intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4)    any transaction from which he derives an improper personal benefit.

New Focus's certificate of incorporation provides that a director of New Focus will not be personally liable to New Focus or its stockholders for monetary damages for breach of fiduciary duty as a director subject to the limitations set forth above.

Indemnification of Directors and Officers

Delaware law generally provides that a corporation may indemnify any officer, director, employee or agent who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if the officer, director, employee or agent:

(1)    acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation; and

(2)    in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

New Focus's certificate of incorporation provides that New Focus will indemnify its current and former directors and officers to the fullest extent permitted by law.

Delaware law permits corporations to purchase and maintain insurance for directors, officers, employees and agents against any liability asserted against the person whether or not the corporation would have the power to indemnify the person under Delaware law.

New Focus maintains directors' and officers' insurance.
English law does not permit a company to indemnify:

(1)    a director or officer of the company; or

(2)    any person employed by the company as an auditor

against any liability arising from negligence, default, breach of duty or breach of trust against the company, except that indemnification is allowed for liabilities:

(1)    defending any proceeding in which judgment is entered in favor of the director or officer or the director or officer is acquitted; or

(2)    proceedings in which the director or officer is held liable, but the court finds that he acted honestly and reasonably and that relief should be granted.

Bookham's articles of association provide that to the extent permitted by the Companies Act, every director or other officer is to be indemnified against liabilities he incurs in the actual or purported discharge of his duties or exercise of his power.

The Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against any liability arising from negligence, default, breach of duty or breach of trust against the company.

Bookham maintains directors' and officers' insurance.

Shareholders' Suits

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders to enforce an obligation owed to the stockholders directly where the requirements for maintaining a class action under Delaware law have been met. The complaint must:

(1)    state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

(2)    with respect to a derivative action:

         (a)    allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors; or

         (b)    allege with particularity that such effort would have been futile.

Additionally, the plaintiff must remain a stockholder through the duration of the suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.
While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order (1) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim, or (2) when any actual or proposed act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders. In order to become a shareholder and enforce these rights under English law, holders of Bookham ADSs will be required to withdraw from the depositary at least one of their Bookham ordinary shares underlying the Bookham ADSs. See "Description of Bookham American Depositary Receipts—Deposit and Withdrawal" above for information about how to withdraw Bookham ordinary shares.
Provisions Relating to Share Acquisitions

Section 203 of the General Corporation Law of the State of Delaware prohibits "business combinations," including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, for three years after the person or entity becomes an interested stockholder, unless

(1) prior to the time that the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted the stockholder becoming an interested stockholder;
In the case of a company whose shares are listed on the Official List of the U.K. Listing Authority and traded on the London Stock Exchange, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. In addition, takeovers of public companies considered to be resident in the U.K., i.e., generally those whose shares are admitted to the Official List, are regulated by the City Code, which is:

(1)    comprised of non-statutory rules unenforceable at law; and

(2) administered by the Takeover Panel,

(2)    after completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including:

(a) shares held by directors who are also officers and

(b) shares granted under certain employee benefit plans; or

(3)    after the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

The merger of Bookham and New Focus is not subject to the restrictions on business combinations set forth in Section 203. The New Focus board of directors has unanimously approved and adopted the merger and the merger agreement.
a body consisting of representatives of the City of London financial and professional institutions, which oversees the conduct of takeovers.

The City Code provides that when (1) any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in concert with him, represent 30% or more of the voting rights of a public company, or (2) any person, together with persons acting in concert with him, holds at least 30% but not more than 50% of the voting rights and that person, or any person acting in concert with him, acquires any additional shares, the person must generally make an offer for all of the equity shares of the company, whether voting or non-voting, and any class of voting non-equity shares of the company held by that person or any person acting in concert with him, for cash, or accompanied by a cash alternative, at not less than the highest price paid by the person or these persons for the relevant shares during the 12 months preceding the date of the offer.
Takeover Related Provisions

Under Delaware law, directors generally have a duty to act without self-interest, on an informed basis, in good faith, and in a manner they reasonably believe to be in the best interests of the stockholders. Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of director decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

(1)    they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2) the board of directors action taken was neither preclusive nor coercive and was reasonable in relation to the threat posed.
Under English law, directors of a company have a fiduciary duty to take only those actions that are in the interests of the company as a whole. Generally, anti-takeover measures are not actions that fall within this category. Under the City Code, a company is prohibited from taking any action without the approval of its shareholders at a general meeting after:

(1)    a bona fide offer has been communicated to its board of directors; or

(2)    its board of directors believes that a bona fide offer be imminent;

which action could effectively result in the offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

Bookham does not maintain a shareholder rights plan.

Disclosure of Interests

Acquirors of New Focus common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the outstanding shares of New Focus common stock must, within 10 days after such acquisition (1) file a Schedule 13D with the SEC disclosing specified information, and (2) send a copy of the Schedule 13D to New Focus and to each securities exchange on which New Focus common stock is traded.

New Focus is required by the rules of the SEC to disclose in the proxy statement relating to its annual meeting of stockholders the identity and number of shares of New Focus common stock beneficially owned by:

(1)    each of its directors;

(2)    its chief executive officer;

(3)    each of its four most highly compensated executive officers other than its chief executive officer;

(4)    all of its directors and executive as a group; and

(5) any beneficial owner of 5% or more of the New Focus common stock of which New Focus is aware.
The Companies Act provides that any one who acquires a material interest or becomes aware that he has acquired a material interest in 3% or more of any class of shares of a public company's issued share capital carrying rights to vote at general shareholder meetings must notify that company in writing of his interest within two days. Thereafter, any increase or decrease of a whole percentage or decrease that reduces the interest to below 3% must be notified in writing to the company.

This requirement will apply to holders of Bookham ordinary shares.

In addition, the Companies Act provides that a public company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to have been within the three preceding years, interested in the company's issued voting share capital to (1) confirm whether this is or is not the case, and (2) if this is the case, to give further information that the company requires relating to his interest or any other interest in the company's shares of which he is aware.

The disclosure must be made within a reasonable period as specified in the relevant notice which may be as short as one or two days.

Holding Bookham ADSs will generally constitute holding an interest in the underlying Bookham ordinary shares and subject such holders to the requirements described above.

When the notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, among other things:

(1)    any transfer of the shares;

(2)    the exercise of voting rights;

(3)    the issue of further shares; and

(4) other than in a liquidation, dividends and other payments.

Subject to exceptions in limited circumstances, any agreement to transfer shares which are subject to restriction (1) above is void. In respect of an interest in shares that is less than 0.25% of the relevant class of shares in a company whose shares are traded on the London Stock Exchange, the restrictions extend only to prohibition on attending and voting at shareholders' meetings.

The articles of association of Bookham provide that the Bookham board of directors may impose the restrictions on shareholders set forth in the above paragraph, which restrictions are normally imposed by the courts in the event a notice is served. In addition, holders of Bookham ADSs are required to comply with specified U.S. securities law requirements, including filing Schedules 13D with respect to their beneficial ownership of the underlying Bookham ordinary shares if they beneficially hold more than 5% of the Bookham ordinary shares outstanding.

Bookham is required by the listing rules of the U.K. Listing Authority to disclose in its annual report the identity and share interests of its directors and any persons connected with them, as defined in the Companies Act, and of any person with an interest of 3% or more of its ordinary shares, including ordinary shares underlying ADSs.
Limitation on Enforceability of Civil Liabilities under U.S. Federal Securities Laws
Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

New Focus is a U.S. company incorporated under the laws of Delaware and has substantial assets located in the United States. As a result, investors generally can initiate lawsuits in the United States against New Focus and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.
Bookham is an English company located in the United Kingdom. Many of the directors and officers of Bookham will be residents of the United Kingdom and not the United States. In addition, although Bookham will have substantial assets in the United States, the majority of Bookham's assets and a large portion of the assets of Bookham's directors and officers will be located outside of the United States.

As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

(1)    to effect service within the United States upon Bookham and the directors and officers of Bookham located outside the United States;

(2)    to enforce in U.S. courts, or outside the United States, judgments obtained against those persons in the U.S. courts;

(3)    to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

(4) to enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.
Short Swing Profits

Directors and officers of New Focus are governed by rules under the Exchange Act, that may require directors and officers to forfeit to New Focus any "short swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of New Focus equity securities.
Directors and officers of Bookham are not subject to the Exchange Act's "short swing" profit rules because Bookham is a foreign private issuer under the Exchange Act that is not subject to these rules. However, directors of Bookham are subject to applicable U.K. legislation prohibiting insider dealing and market abuse.

In addition, the directors have to comply with the Model Code of the U.K. Listing Authority that has been adopted by Bookham, which provides that the considerations taken into account by directors when deciding whether or not to deal in shares of the company of which they are a director must not be of a short-term nature. The Model Code also places additional restrictions on trading during periods prior to announcement of a company's results or when in the possession of inside information.

Proxy Statements and Reports
Notices and Reports to Shareholders
Under the Exchange Act proxy rules, New Focus must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.
As a foreign private issuer, Bookham will not be governed by the proxy rules under the Exchange Act.

However, Bookham will be governed by the Companies Act and the listing rules of the U.K. Listing Authority regulating notices of shareholder meetings, which generally provide that notice of a shareholder meeting must be accompanied by (1) a shareholder circular containing an explanation of the purpose of the meeting, and (2) the recommendations of the board of directors with respect to actions to be taken.

In addition, Bookham sends Bookham ordinary shareholders a copy of its annual report and accounts or a summary thereof. Under the rules of the NASDAQ National Market, Bookham is required to distribute to its ADS holders copies of its annual report.

In addition, under the listing rules of the U.K. Listing Authority, Bookham will, depending on their size and importance, be required to send to shareholders details relating to certain acquisitions, dispositions, takeovers, mergers and offers either made by or in respect of the company.
Reporting Requirements

As a U.S. public company, New Focus must file with the SEC, among other reports and notices:

(1) an annual report on Form 10-K within 75 days after the end of fiscal year 2003 and 60 days after the end of each fiscal year thereafter;
As a foreign private issuer with securities quoted on the NASDAQ National Market and registered under Section 12 of the Exchange Act, Bookham is required to publicly file with the SEC annual reports on Form 20-F within six months after the end of each fiscal year and to furnish to the SEC reports on Form 6-K upon the occurrence of significant corporate events.

(2)    a quarterly report on Form 10-Q within 45 days after the end of the fiscal quarter for fiscal years ending on or after December 15, 2002 and before December 15, 2004; 40 days after the end of the fiscal quarter for fiscal years ending on or after December 15, 2004 and before December 15, 2005; and 35 days after the end of each fiscal quarter thereafter; and

(3) current reports on Form 8-K upon the occurrence of important corporate events.
Bookham is required to notify the U.K. Listing Authority of:

(1)    any major new developments relating to its business which are not public knowledge and may lead to a substantial movement in its share price;

(2)    notifications received by it from persons holding an interest in 3% or more of any class of the company's share capital;

(3)    any changes in its board of directors;

(4)    any purchase or redemption by it of its own equity securities;

(5)    interests of directors in its shares or debentures; and

(6) changes in its capital structure.

DIRECTORS AND MANAGEMENT OF BOOKHAM FOLLOWING THE MERGER

Executive Officers and Directors

        At the time the merger is completed, the board of directors of Bookham will consist of ten directors. Eight of the directors will be persons from Bookham's current board of directors and two of the directors will be designated by New Focus. New Focus has designated two of its current directors, Nicola Pignati and Peter Bordui for election to the Bookham board of directors.

        Bookham expects that its executive officers prior to effective time will continue to serve as executive officers immediately following the effective time.

        The following table sets forth information as of November 30, 2003, with respect to each of Bookham's executive officers and directors and New Focus's designees to the Bookham board of directors:

Name	Age	Position
Andrew G. Rickman(1)	43	Chairman
David Simpson(1)(2)(3)	77	Vice Chairman of the Board of Directors
Giorgio Anania	45	President, Chief Executive Officer and Director
Stephen Abely	46	Chief Financial Officer
Stephen Turley	49	Chief Commercial Officer
Liam Nagle	41	Chief Operating Officer
Michael Scott	55	Chief Technology Officer
Lori Holland(1)(2)(3)	45	Director
W. Arthur Porter(1)(2)(3)	62	Director
Jack St. Clair Kilby(4)	80	Director
Robert J. Rickman	46	Director
Joseph Cook	52	Director
Nicola Pignati	54	Director designee of New Focus
Peter Bordui	43	Director designee of New Focus

(1)
Member of the Nomination Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

(4)
Mr. Kilby plans to resign as a director on completion of the merger.

        Andrew G. Rickman founded Bookham in 1988 and served as President and Chief Executive Officer until August 2000 when he ceased to be President and became Chairman of the board of directors, continuing as Chief Executive Officer. In February 2001, Dr. Giorgio Anania was appointed Chief Executive Officer and Dr. Rickman became Chairman. Prior to founding Bookham, Dr. Rickman was employed by GenRad from 1984 to 1987 in applications engineering and product management, and was a consultant to GenRad from 1987 to 1988 on signal processing projects. Dr. Rickman serves as a director of several privately-held companies and holds advisory positions with a number or organizations. In 2000, HM The Queen awarded Dr. Rickman the OBE for services to the telecommunications industry. Dr. Rickman is a Chartered Engineer and holds an honors degree in Mechanical Engineering from Imperial College, London, an MBA from Cranfield University in England and a PhD in integrated optics from the University of Surrey, England. Dr. Rickman is the brother of Robert J. Rickman.

        David Simpson has served as a director of Bookham since March 1995. Professor Simpson became the Vice Chairman of Bookham's board of directors in August 2000 and, before assuming that position,

served as the Chairman of Bookham's board of directors. Prior to joining Bookham, Professor Simpson was employed by the Gould Corporation, a manufacturer of electronic equipment and components, in Chicago, Illinois, from 1976 to 1986, serving as its President from 1980 to 1986, when he retired. Professor Simpson also serves as the Chairman of the board of directors of Environcom Ltd., a company in the recycling industry and as a director of several privately-held companies, including PFE Ltd., Isocom Components, Ltd., and Photonics Materials Ltd. In 1992, HM The Queen awarded Professor Simpson the CBE for services to the electronics industry. Professor Simpson has received honorary doctorates in science and technology from Heriot Watt, Abertay and Napier Universities, Scotland.

        Giorgio Anania has served as President of Bookham since August 2000. In February 2001, he was also appointed Chief Executive Officer and a Director. From October 1998, when he joined Bookham, until August 2000, Dr. Anania was Bookham's Senior Vice President, Sales and Marketing. Prior to joining Bookham, from 1993 to 1998, Dr. Anania was Vice President for Sales, Marketing and Business Development at Flamel Technologies, a French medical equipment company. Prior to that, Dr. Anania was employed as Strategic Marketing Manager, Telecoms, at Raychem Corporation in California, and as a strategy consultant with Booz Allen & Hamilton in New York. Dr. Anania has a BA(Hons) in Physics from Oxford University and an MA and PhD in Plasma Physics from Princeton University.

        Stephen Abely has served as Bookham's Chief Financial Officer since October 2001. From August 2000 until August 2001, Mr. Abely was the Chief Financial Officer of Arescom Technology, a private broadband access equipment provider based in California. Previously, Mr. Abely was an independent consultant from May 1999 to August 2000, during which time he served as interim Chief Financial Officer for two privately-held companies. He was Chief Financial Officer, from January 1992 to April 1999, and also served as President, from June 1998 to April 1999, of StorMedia, a component supplier to the disc drive industry. Mr. Abely holds a BS in Business Administration from Northeastern University in Boston.

        Stephen Turley joined Bookham as Chief Commercial Officer in October 2001. From June 2000 to September 2001, he was Vice President, Strategic Partnerships, with Nortel Networks' High Performance Optical Component Solutions group. Previously, from September 1999 to June 2000, he was the Director, Strategic Business Development, of Nortel Networks. From September 1998 to September 1999, Dr. Turley was the Director, Marketing and Communications, of FCI, a worldwide connector company and, from June 1998 to September 1998, he held the position of Director, Industry Marketing, of Berg Components. From 1990 to 1998, Dr. Turley held various positions at Nortel Networks Optoelectronics, most recently as Director, Strategic and Business Alliances. Dr. Turley has a BA in Physics from Oxford University and a PhD in Semiconductor Laser Physics from Sheffield University.

        Liam Nagle joined Bookham as Chief Operating Officer in November 2002. Prior to joining Bookham, Mr. Nagle was employed in various capacities by Nortel Networks Corporation from 1999 to October 2002. He was the Vice President Operations Optical Components of Nortel Networks from October 2000 to October 2002, the Vice President Operations from July 1999 to October 2000 and, from April 1999 to July 1999, was the VP Operations Europe. Prior to Nortel Networks, Mr. Nagle also worked with Bay Networks, Intel and Apple Computer in various senior roles. Mr. Nagle has a CIMA accounting qualification.

        Michael Scott joined Bookham as Chief Technology Officer in December 2002. Dr. Scott was previously employed by Nortel Networks Corporation in various capacities from October 1982 to December 2002, most recently as Vice President Technology and Product Development for the Optical Components business unit, a title he held from May 2000 to November 2002. From April 1998 to May 2000, Dr. Scott was the Vice President of Technology (Microelectronics) and, from April 1996 to

March 1998, he served as Assistant Vice President of Hardware Technology. Dr. Scott has a Bachelors degree and a PhD in Material Science from the University of Cambridge.

        Lori Holland has served as a director of Bookham since April 1999. Ms. Holland is currently a consultant to various technology startups. Until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunication company in California. Before that, from 1996 to December 1999, Ms. Holland also served as a consultant to various technology startups. From 1995 to 1996, she was the Vice President and Chief Financial Officer for NeoMagic Corporation. Prior to NeoMagic, Ms. Holland was the Vice President of Finance and Chief Financial Officer for Read-Rite Corporation from 1990 to 1995. Ms. Holland received a BS in Economics from California Polytechnic University.

        W. Arthur Porter has served as a director of Bookham since February 1998. Dr. Porter is presently Dean of the College of Engineering and Vice President for Technology Development at the University of Oklahoma. From 1995 to 1998, Dr. Porter was President and Chief Executive Officer of Houston Advanced Research Center. He has a PhD in Interdisciplinary Engineering from Texas A&M University, is a fellow of the Institute of Electrical and Electronics Engineers, and a recipient of its Centennial Medal for extraordinary achievement.

        Jack St. Clair Kilby has served as a director of Bookham since January 2000. From 1958 to 1970, Mr. Kilby was employed by Texas Instruments, in Dallas, Texas. Mr. Kilby left Texas Instruments in 1970 to become a freelance inventor and was Professor of Electrical Engineering at Texas A&M University from 1978 to 1985. Mr. Kilby received the Nobel Prize in Physics in 2000. Mr. Kilby has also received numerous awards, notably the U.S. National Medal of Science in 1970 and is an inductee in the U.S. National Inventors Hall of Fame. Mr. Kilby holds a BS degree in Electrical Engineering from the University of Illinois, an MS degree in Electrical Engineering from the University of Wisconsin and holds more than 60 U.S. patents. Mr. Kilby is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers.

        Robert J. Rickman has served as a director of Bookham since September 1994. Mr. Rickman also served as a director of Bookham from November 1988 to May 1990. Mr. Rickman is a director of a number of private companies and is also on the board of directors of Highland Timber plc. Mr. Rickman has been the Chairman of the Board of Managers of CSC LLC since February 2003 and, until March 2001, was Managing Director of TFF Limited, a New Zealand registered company. Mr. Rickman received his MA and MSc degrees from Oxford University. Mr. Rickman is the brother of Dr. Andrew G. Rickman.

        Joseph Cook became a director of Bookham in February 2002. Mr. Cook is Senior Vice President of Engineering at WorldCom and has served in that position since 1999. From 1979 to 1999, he held various engineering and management positions at WorldCom. Mr. Cook is a member of the advisory boards of the University of Texas at Dallas and Oklahoma State University. Mr. Cook holds a BA and a Masters in Business Administration from Dallas Baptist University in Texas and an Associates degree in engineering from Prince George's Community College in Maryland. Mr. Cook holds a patent for narrowband optical DWDM devices.

        Nicola Pignati has served as New Focus's President and Chief Executive Officer since April 2002. Mr. Pignati has served on New Focus's board of directors since October 2002 when he was also elected Chairman of the board of directors. Mr. Pignati's other positions since joining New Focus include Chief Operating Officer and Executive Vice President. From April 1996 until joining New Focus, Mr. Pignati was President, Chief Executive Officer and founder of MMC Technology, Inc., a supplier of high capacity thin-film disks for storage of digital data. Mr. Pignati received both a B.S. and an M.S. in mechanical engineering from San Jose State University.

        Dr. Peter F. Bordui has served on New Focus's board of directors since December 2001. From January 1999 to December 2001, Dr. Bordui served first as Vice President and General Manager, Netherlands and then as Vice President and General Manager, Source Lasers for JDS Uniphase Corporation, a fiber optic communications product manufacturer. From September 1992 through January 1999, Dr. Bordui was Vice President and General Manager, Materials Division for Crystal Technology, Inc., a Siemens Company and optical component manufacturer. Dr. Bordui currently serves as chairman of Photonic Materials, Ltd. in Scotland and as director of Intense Photonics, Ltd., each an optical component company. Dr. Bordui holds a BS, MS and PhD in material science and engineering from the Massachusetts Institute of Technology.

Compensation of Executive Officers and Directors of Bookham

        The aggregate cash compensation, including salary, fees, bonuses and cash benefits, paid to Bookham's executive officers and directors as a group for the year ended December 31, 2002 was £1,050,598 ($1,691,463). The aggregate amount paid in the year ended December 31, 2002 to provide benefits in kind, including medical insurance, and pension contributions for Bookham's executive officers and directors as a group was £104,082 ($167,573). In the year ended December 31, 2002, a total of 2,482,360 options were granted to Bookham's executive officers and directors, at exercise prices ranging from £0.78 to £1.22 per share and expiration dates ranging from February 8, 2012 to November 14, 2012. Bookham's executive directors do not receive any additional compensation for their services as members of Bookham's board of directors but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of Bookham's board of directors.

        The following table sets out the compensation, excluding share options, paid to or accrued on behalf of Bookham's directors for the year ended December 31, 2002:

Name	Salary, Fees, Cash Benefits	Bonus	Benefits In Kind	Pension Contributions	Total 2002		Total 2001
	(in thousands)
Andrew G. Rickman	£166.7	£11.3	£16.7	£21.7	$348.4	£216.4	£274
David Simpson	£6.5	—	—	—	$10.5	£6.5	£7
Giorgio Anania	£189.8	£172.0	£10.9	£15.9	$625.6	£388.6	£237
Lori Holland(1)	£39.7	—	—	—	$63.9	£39.7	£65
W. Arthur Porter	£6.5	—	—	—	$10.5	£6.5	£6
Jack St. Clair Kilby	£5.6	—	—	—	$9.0	£5.6	£6
Robert J. Rickman	£6.5	—	—	—	$10.5	£6.5	£6
Joseph Cook	£1.9	—	—	—	$3.0	£1.9	£6

(1)
Payments made to Ms. Holland pursuant to her director's fee agreement and consulting agreement with Bookham are included in these figures.

        Bookham's executive directors and executive officers participate in a bonus scheme. Bookham's Compensation Committee agrees on the bonus amounts and the performance criteria with each participant at the beginning of each fiscal year. The criteria include achievement of budgeted profits and revenue growth. Dr. Anania's bonus is capped at 100% of his base salary and bonus amounts for other participants in the scheme are capped at a percentage of base salary ranging from 15% to 50%, depending on the position of the participant within Bookham's organization.

Share Ownership and Option Information

        The following table sets forth the number and percent of Bookham ordinary shares held by each executive officer and director of Bookham, as well as by Nicola Pignati and Peter Bordui, New Focus's designees for election to the Bookham board of directors, and the grant date, exercise price, expiration date and number of ordinary shares subject to options held by each such individual, as of

September 30, 2003. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, to Bookham's knowledge the individuals named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of shares outstanding includes the ordinary shares underlying options held by such shareholder that are exercisable within 60 days of November 30, 2003. Percentage of beneficial ownership is based on 216,384,504 ordinary shares outstanding at November 30, 2003.

Name	Number of Shares Held	Percentage	Number of Shares Attributable to Exercisable Options	Shares Underlying Options Granted		Exercise Price (£)(1)	Date of Grant	Expiration Date
Andrew G. Rickman(2)	27,673,809	12.78	0	n/a		n/a	n/a	n/a
David Simpson(3)	884,649	*	498,088	333,600 76,110 64,378 12,000 12,000		0.847 1.200 3.230 0.790 0.985	04/15/98 06/18/99 04/30/01 06/12/02 06/11/03	04/15/08 06/18/09 04/30/11 06/12/12 06/11/13
Giorgio Anania	2,818,209	1.3	2,580,579	280,000 180,000 600,000 180,000 1,000,000 224,000 1,207,360 2,035,593	(4) (4)	1.083 1.200 1.200 10.000 1.710 1.220 0.780 1.3525	09/07/98 03/24/99 04/02/99 03/13/00 08/03/01 02/08/02 11/14/02 09/25/03	09/07/08 03/24/09 04/02/09 03/13/10 08/03/11 02/08/12 11/14/12 09/25/13
Lori Holland	420,826	*	420,826	256,338 76,110 64,378 12,000 12,000		1.083 1.200 3.230 0.790 0.985	01/20/99 06/18/99 04/30/01 06/12/02 06/11/03	01/20/09 06/18/09 04/30/11 06/12/12 06/11/13
Stephen Abely	—	*	—	—		—	—	—
Stephen Turley	—	*	—	—		—	—	—
Liam Nagle	—	*	—	—		—	—	—
Michael Scott	—	*	—	—		—	—	—
W. Arthur Porter	331,613	*	331,613	243,235 64,378 12,000 12,000		0.847 3.230 0.790 0.985	04/15/98 04/30/01 06/12/02 06/11/03	04/15/08 04/30/11 06/12/12 06/11/13
Jack St. Clair Kilby	140,346	*	140,346	76,110 40,236 12,000 12,000		4.322 3.230 0.790 0.985	01/31/00 04/30/01 06/12/02 06/11/03	01/31/10 04/30/11 06/12/12 06/11/13
Robert J. Rickman(5)	1,313,366	*	164,488	76,110 64,378 12,000 12,000		1.200 3.230 0.790 0.985	06/18/99 04/30/01 06/12/02 06/11/03	06/18/09 04/30/11 06/12/12 06/11/13
Joseph Cook	12,000	—	—	12,000		0.985	06/11/03	06/11/13
Nicola Pignati	—	—	—	—		—	—	—
Peter F. Bordui	—	—	—	—		—	—	—

*
Less than 1%.

(1)
The exercise price of certain options is denominated in U.S. dollars. Such amounts have been converted to pounds sterling based on the exchange rate at the date of grant.

(2)
Includes 9,000,000 ordinary shares held by the Rickman 1998 Accumulation and Maintenance Settlement Trust, of which Andrew G. Rickman is a trustee.

(3)
Includes 200,000 ordinary shares held by Mr. Simpson's spouse and children.

(4)
The dates on which these options vest and become exercisable depends upon completion of certain performance criteria.

(5)
Includes 999,000 ordinary shares held by Marion Rickman, the wife of Robert J. Rickman.

Employee Share Schemes

        Bookham's board of directors and shareholders have approved several share schemes under which eligible employees and directors may obtain share options. The main features of these plans are summarized below.

  2001 Approved Employee Share Option Scheme

        The 2001 Approved Employee Share Option Scheme was adopted in February 2000 and approved by the U.K. Inland Revenue in 2001. Bookham's executive directors and employees, including the employees of Bookham's subsidiaries, are eligible to participate in this scheme. Bookham may grant options to those eligible employees selected by the Compensation Committee of the Bookham board of directors. Options may be subject to performance criteria. The option price is the market value of the shares on the date of grant. Options are normally exercisable, subject to any performance condition being satisfied, between the third and tenth anniversaries of grant. No option may be exercisable more than ten years after its grant. As of November 30, 2003, there were no options outstanding under this scheme.

  2001 Approved Sharesave Scheme

        Bookham's board of directors and shareholders approved this scheme in 2000 and it was approved by the U.K. Inland Revenue in 2001. All of Bookham's employees and full-time directors and those of Bookham's subsidiaries with five years service (or such shorter period as the directors may determine) are eligible to participate in this scheme. Bookham's board of directors may also offer participation to its other employees and directors at its discretion. All options issued under this plan must be linked to a contractual savings scheme entered into by each participant. Participants may currently save between £10.00 and £250.00 per month and the savings contract requires either 36 or 60 monthly contributions by payroll deduction.

        Options are not normally be exercisable for three or five years, and may be exercised only with an amount not exceeding the available proceeds of the savings contract. The exercise price is determined by the Bookham board of directors not later than the date of grant of an option and will not in any event be less than the higher of the nominal value of a share and 85% of the mid-market price on the day preceding the date on which invitations to apply for options are issued. At November 30, 2003, there were options to purchase 155,886 ordinary shares outstanding under this scheme.

  1998 Employee Share Option Scheme

        Bookham's 1998 Employee Share Option Scheme was adopted by the Bookham board of directors and the Bookham shareholders in September 1998 and has not been approved by the U.K. Inland Revenue. Unless terminated sooner, the 1998 scheme will terminate in 2008. The rules of the scheme provide for the grant of options and performance related options to Bookham and its subsidiaries' employees, officers, directors or consultants. The Bookham board of directors may impose conditions or limitations on the exercise of any performance options granted under the 1998 scheme, provided that those conditions or limitations relate to the performance of the option holder in connection with his or her employment or Bookham's financial condition.

        Options granted under the 1998 scheme must generally be exercised within three months after the end of the option holder's status as an employee, officer, director or consultant, provided that the option was exercisable when the option holder ceased to be an employee, officer, director or consultant. If an option holder is terminated for cause, the option holder's options will immediately be cancelled. In the event that an option holder dies or becomes disabled, the option holder's estate or representative, or the option holder in the case of disablement, has one year to exercise any options that were exercisable on the date of death or disability. In any case, no options may be exercised after they have expired. Options granted under the 1998 scheme may not be transferred, assigned, pledged or charged. If an option holder purports to transfer, assign, or charge any options, they are automatically cancelled. As of November 30, 2003, options to purchase 25,536,513 ordinary shares were outstanding under this scheme.

  1995 Employee Share Option Scheme

        Bookham's 1995 Employee Share Option Scheme was approved by the board of directors and the Bookham shareholders in July 1995 and has not been approved by the U.K. Inland Revenue. Options were issued under the 1995 scheme until September 29, 1998, when the Bookham board of directors decided not to issue any further options under this scheme. Options previously granted under the 1995 scheme, however, continue to be valid and governed by the rules. As of November 30, 2003, options to purchase 644,135 ordinary shares were outstanding under this scheme.

  Employee Stock Purchase Plan

        The Employee Stock Purchase Plan, or ESPP, was adopted in June 2002 and enables employees of Bookham's designated subsidiaries to purchase Bookham's ordinary shares in the form of ADSs. Options granted under the ESPP may be exercised at the expiration of the purchase period relevant to that option. The length of the purchase period is currently 12 months. Unless the participant notifies the Bookham board of directors to the contrary, options will be deemed to be exercised at the expiry of the relevant purchase period. During the purchase period, participants must agree to make regular savings which, following exercise of the option, will be used to meet the purchase price for the ADSs. Participants may save between $15 and the maximum sum necessary to purchase the maximum number of ADSs issuable per purchase period. The participant's employer will make appropriate deductions from salary. The option exercise price will be set at 85% of the closing price of Bookham ADSs, which are quoted on the NASDAQ National Market, on the first day of the relevant purchase period. As of September 30, 2003, no ADSs had been purchased, and there were no options outstanding, under this plan.

  Limitation on Shares Issued

        On June 12, 2002, Bookham's shareholders adopted resolutions that have the effect of capping the number of shares which may be issued pursuant to the 2001 Approved Employee Share Option Scheme, the 2001 Approved Sharesave Scheme, the 1998 Employee Share Option Scheme, the Employee Stock Purchase Plan, and any other employee share scheme to be established by Bookham, at an amount equal to 10% of Bookham's issued ordinary share capital within any ten year period, not counting for purposes of this limit any shares subject to options or rights granted before April 18, 2000, the date of Bookham's initial public offering.

Related Party Transactions

        On February 25, 2000, Bookham issued 200,000 preference shares, 100,000 of which were purchased by SoundView Technology Group, Inc. and affiliated entities, for aggregate consideration of $10,000,000. Upon completion of Bookham's initial public offering on April 11, 2000, all of Bookham's preferences shares automatically were converted into 1,263,423 ordinary shares. The number of ordinary shares was determined by dividing the preference share purchase price of $100 by the price at which ordinary shares were sold in the initial public offering or £10.00 per Bookham ordinary share and $15.83 per Bookham ADS. The Bookham ordinary shares that SoundView and its affiliated entities held as a result of the conversion of their 100,000 preference shares were subject to a one-year lock-up arrangement, which expired on April 11, 2001. The arrangements with these investors were negotiated at arms' length. SoundView was one of the underwriters in Bookham's initial public offering and in its follow-on offering in September 2000.

        Bookham previously had a consulting agreement with David Simpson through his consultancy company, Simpson Research Limited. That agreement, which had been in effect since August 1995, was terminated effective August 1, 2000, when Bookham entered into a letter of engagement with Dr. Simpson which sets out the terms of his appointment as a non-executive director. Dr. Simpson's appointment may be terminated on not less than six months' notice, or earlier under certain circumstances. Under the terms of his appointment, Bookham pays Dr. Simpson fees of $3,000 per year, $1,500 per meeting of Bookham's board of directors and reimburses his reasonable expenses in connection with attendance at meetings of Bookham's board of directors.

        On June 30, 1998, Bookham entered into a letter of engagement by which Bookham appointed Goldman Sachs International as its financial adviser in connection with a sale of Bookham ordinary shares in a private placement. On March 24, 2000, Bookham agreed with Goldman Sachs International that the fee payable pursuant to the letter of engagement would be satisfied by the payment of $1.0 million, which Goldman Sachs International applied to the purchase of Bookham ordinary shares at the initial public offering price, equivalent to £10.00 per Bookham ordinary share or $15.83 per Bookham ADS, in an offshore transaction pursuant to Regulation S. Goldman Sachs owns less than three percent of Bookham's ordinary shares as of September 30, 2003. Goldman Sachs International entered into lock-up arrangements with respect to these shares which expired on April 11, 2001.

        On July 7, 1999, Bookham entered into a contract with Scientific-Atlanta Strategic Investments LLC, a former 3% shareholder of Bookham, for the development of several optical components. Bookham recognized revenue of £357,000, £1,188,000 and £58,000 ($84,000) from this contract for the years 1999, 2000 and 2001, respectively. Scientific-Atlanta is no longer a 3% shareholder and, as of September 30, 2003, nothing was due under this contract.

        On April 4, 2000, Bookham entered into a loan agreement with John Kostibas, then Bookham's Vice President of Sales. Mr. Kostibas borrowed £113,750 ($164,938) at an interest rate of 6.25% per annum for the purpose of exercising stock options in Tellium, Inc., his former employer. The loan agreement provided that Mr. Kostibas would repay the loan in 24 monthly installments. The loan has been repaid in full and Mr. Kostibas is no longer employed by Bookham.

        On August 4, 1998, Bookham entered into a consulting agreement with Lori Holland, currently one of Bookham's directors and the Chair of Bookham's Audit Committee, that provided that she would render management consulting services to Bookham at the direction of Bookham's management. The agreement further provided that Ms. Holland would be compensated for her services in cash and also through the grant of options to purchase Bookham ordinary shares. Ms. Holland became a director in 1999 and received £78,000 in 1999, £55,000 in 2000, £59,000 in 2001 and £23,000 in 2002 from Bookham under this agreement. She was also granted 6,000 warrants and 288,000 share options for consulting services during 1998 and 1999, both at an exercise price of £1.08 (the number and exercise prices of these warrants and share options have been adjusted to reflect the six-for-one share split in March 2000). The warrants were subsequently cancelled. During 2000, £1,309,000 was charged to expense revaluation of the options which vested during the year and Ms. Holland exercised 31,662 options. During 2001, Ms. Holland was granted options to purchase 64,378 Bookham ordinary shares at an exercise price of £3.23 ($4.68) per share, as was each of Bookham's other directors, in connection with her service as a director and not under the consulting agreement. The options expire ten years from the grant date.

        On September 30, 2002, Bookham entered into a director's fee agreement with Ms. Holland. That agreement, which became effective as of August 1, 2002, provides that Ms. Holland will serve both as a member and Chair of Bookham's Audit Committee. Ms. Holland's fees under this agreement are $40,000 per year. The director's fee agreement replaces Bookham's 1998 consulting agreement, which has been terminated.

        In connection with the MOC acquisition in February 2002, Bookham entered into a non-exclusive supply agreement with Marconi Communications, Inc., a wholly-owned subsidiary of Marconi plc, under which Marconi Communications will purchase a minimum of £30 million ($48.3 million) of components from Bookham over an eighteen-month period beginning in February 2002. Marconi Communications, Inc. is an affiliate of Marconi Optical Components Limited, the holder of 8.98% of Bookham's shares as of March 31, 2002 and no Bookham shares as of September 30, 2003. In February 2003, Bookham and Marconi Communications agreed to amend the supply agreement to extend its term from August 1, 2003 to December 31, 2003 and to adjust the timing of the minimum purchase requirements for 2003. The aggregate minimum purchase commitments under the agreement have not changed.

Major Shareholders

        The following table contains information with respect to each shareholder known by Bookham to own, of record or beneficially, 3% or more of Bookham's ordinary shares as of November 30, 2003, based on 216,384,504 shares outstanding as of that date:

	Shares Owned
Name of Shareholder
	Number	Percent
Nortel Networks Corporation(1)	40,000,000	18.48
Andrew G. Rickman(2)	27,673,809	12.78
BNY (Nominees) Limited(3)	47,009,337	21.72
Rickman 1998 Accumulation and Maintenance Settlement Trust	9,000,000	4.15
Aviva plc(4)	31,097,905	14.37
Goldman Sachs Group	8,865,080	4.09

(1)
These shares are held by the following direct or indirect wholly-owned subsidiaries of Nortel Networks Corporation in the following amounts: Nortel Networks Optical Components Limited (7,210,585) and Nortel Networks Limited (23,789,415). These shares are subject to certain restrictions on voting. Includes 9,000,000 Bookham ordinary shares underlying warrants over 9,000,000 Bookham ordinary shares issued to Nortel Networks Optical Components Limited in connection with Bookham's acquisition of the acquired Nortel Networks businesses in November 2002. The warrants are immediately exercisable.

(2)
Includes 9,000,000 ordinary shares held by the Rickman 1998 Accumulation and Maintenance Settlement Trust, of which Andrew G. Rickman is a trustee.

(3)
BNY (Nominees) Limited is the record owner of Bookham ordinary shares represented by ADSs in connection with The Bank of New York's service as Bookham's depositary for ADSs.

(4)
The shares are held by Morley Fund Management Limited, a subsidiary of Aviva plc. Aviva plc has reported its record ownership to Bookham in accordance with the provisions of the Companies Act 1985.

        The percentage ownership of several of Bookham's major shareholders has changed since Bookham's initial public offering in April 2000 as a result of sales by these shareholders in conjunction with Bookham's initial public offering or its follow-on offering in September 2000 or sales made after its follow-on offering. In particular, Volendam Investeringen N.V., which was one of Bookham's 3% shareholders at the time of Bookham's initial public offering, sold 360,000 shares, or 12.25% of its holdings, in that offering and is no longer a holder of 3% or more of Bookham's shares. In addition, 3i Group plc sold 3,173,913 shares, or 40.42% of its holdings, and Scientific-Atlanta Strategic Investments, LLC sold 1,826,087 shares, or 30.43% of its holdings, in Bookham's follow-on offering. 3i Group and Scientific-Atlanta are no longer 3% shareholders of Bookham. Celtic House Investment Partners Limited sold 434,783 shares in Bookham's follow-on offering and, as a result, ceased to be a 3% shareholder of Bookham. Intel Corporation, which held 4.8% of Bookham's shares following Bookham's initial public offering and 4.5% after Bookham's follow-on offering, and Cisco Systems, Inc., which held 4.8% of Bookham's shares following Bookham's initial public offering and 4.5% after Bookham's follow-on offering, have since reduced their holdings to below 3% of Bookham's shares outstanding. Morley Fund Management Limited, a subsidiary of Aviva plc, has at times over the past three years held more than 3% of Bookham's shares and held approximately 14.4% of Bookham's shares as of November 30, 2003. In February 2002, Bookham issued 12,891,000 shares, comprising 9.9% of Bookham's outstanding shares at the time, to Marconi Optical Components Limited in connection with the MOC acquisition. Marconi Optical Components Limited is no longer a holder of 3% or more of Bookham's shares. In November 2002, Bookham issued 61,000,000 shares, comprising 29.78% of Bookham's outstanding shares at the time to Nortel Networks Corporation or its affiliates as consideration for the acquired Nortel Networks businesses. Nortel Networks sold 30,000,000 of these shares in July 2003 and held approximately 18.5% of Bookham's shares as of November 30, 2003.

        As of November 30, 2003, Bookham had approximately 80 record holders in the United States who held approximately 22% of Bookham's outstanding shares in the form of Bookham ordinary shares or Bookham ADSs.

        Bookham is not owned or controlled by any corporation or foreign government.

Share Capital

        Bookham's authorized share capital was 300,000,000 ordinary shares, 1/3p par value per share, as of December 31, 2002, September 28, 2003 and November 30, 2003. Bookham's issued share capital was 130,160,413, 204,950,872, 208,080,913 and 216,384,504 ordinary shares as of January 1, 2002, December 31, 2002, September 28, 2003 and November 30, 2003, respectively. All of Bookham's issued shares were on those dates, and are currently, fully paid. Neither Bookham nor any of Bookham's subsidiaries hold shares of Bookham Technology plc. There were 31,010,440, 34,373,994 and 35,357,530 ordinary shares issuable upon the exercise of outstanding options and warrants as of December 31, 2002, September 28, 2003 and November 30, 2003, respectively. The following is a list of outstanding warrants to purchase Bookham ordinary shares as of December 31, 2002, September 28, 2003 and November 30, 2003:

Number of Warrants	Exercise Price	Expiration Date
122,821	$1.9333	April 18, 2004
8,441	$1.9333	April 18, 2004
9,000,000	1/3p	November 8, 2012

        All of Bookham's outstanding options as of December 31, 2002, September 28, 2003 and November 30, 2003 have been granted to Bookham's employees and directors under Bookham's equity incentive plans. As of December 31, 2002, September 28, 2003 and November 30, 2003, the exercise price of these options ranged from £0.73 to £36.05. All options granted under Bookham's equity incentive plans have a duration of 10 years unless earlier terminated in accordance with the applicable plan or option agreement. The warrants for 9,000,000 shares were issued to Nortel Networks in connection with the acquisition of the acquired Nortel Networks businesses.

  2000

        On February 23, 2000, Bookham's shareholders approved an increase in Bookham's authorized share capital by approving the creation of 200,000 Series A Convertible Preference Shares of $100 nominal value each. On February 25, 2000, the directors issued 200,000 Preference Shares for an aggregate consideration of $20,000,000. In April 2000, all of the issued Preference Shares were automatically converted to 1,263,423 Bookham ordinary shares at the conversion rate of $15.83 per Bookham ordinary share. All of the unissued Preference Shares were also cancelled at that time and the authorized share capital was reduced accordingly.

        On March 13, 2000, Bookham's shareholders approved an increase in Bookham's authorized share capital by approving the creation of an additional 6,000,000 ordinary shares of 2p nominal value each. On the same date, Bookham's shareholders approved a subdivision of each authorized and issued 2p ordinary share into six ordinary shares of 1/3p each. On April 11, 2000, Bookham issued 21,900,000 ordinary shares of1/3p each for a total cash consideration of £200,060,000 net of issuance costs. On September 19, 2000, Bookham issued 3,064,548 ordinary shares of 1/3p each for a total cash consideration of £97,332,000 net of issuance costs. During 2000, Bookham also issued 2,413,145 of ordinary shares of 1/3 pence each under Bookham's 1995 and 1998 Employee Share Option Schemes, including 47,274 shares to consultants upon the exercise of options. During 2000, Bookham issued 1,410,972 shares to warrant holders upon the exercise of warrants. On June 5, 2000, Bookham issued 63,171 shares to Goldman Sachs International as payment of $1,000,000 of fees owed by Bookham in connection with financial advisory services performed by Goldman Sachs International.

        With the exception of shares issued to warrant holders, all shares issued during the period were issued at fair market prices.

  2001

        On April 26, 2001, Bookham's shareholders approved an increase in Bookham's authorized share capital approving the creation of an additional 39,600,000 ordinary shares.

        During 2001, Bookham issued 1,558,136 ordinary shares under Bookham's 1995 and 1998 Employee Share Option Schemes. On January 25, 2001, Bookham agreed to issue, at a further date, up to 2,108,957 Bookham ordinary shares to the shareholders of Measurement Microsystems A-Z Inc., or MM, as consideration for the acquisition of the entire share capital of MM. The issue of 702,986 shares was contingent upon the achievement of performance milestones by MM employees. At December 31, 2001, 1,282,304 Bookham ordinary shares had been issued under the agreement and 826,653 remained to be issued.

  2002

        During 2002, Bookham issued 320,657 ordinary shares under the 1995 and 1998 Employee Share Option Schemes and 1,559 ordinary shares under Bookham's 2001 Approved Share Save Scheme and 577,243 ordinary shares to the shareholders of MM. Following the determination that 195,845 ordinary shares subject to performance milestones will not be issued, a total of 53,565 remained to be issued under the agreement with the MM shareholders dated January 25, 2001. On February 1, 2002, Bookham issued 12,891,000 ordinary shares of 1/3 pence each to Marconi plc in consideration for the acquisition of the business and assets of Marconi Optical Components Limited. On November 5, 2002,

Bookham's shareholders approved an increase in Bookham's authorized share capital by approving the creation of an additional 99,900,000 ordinary shares. On November 11, 2002, Bookham issued 61,000,000 ordinary shares of 1/3 pence each to Nortel Networks Corporation in consideration for the acquisition of the optical amplifier and optical transmitter and receiver businesses.

        Bookham's board of directors approved the issuance to the selling stockholders of the ordinary shares being registered hereunder on November 5, 2002.

  2003

        During 2003, Bookham issued 151,738 ordinary shares under the 1995 and 1998 Employee Share Option Schemes and 16,144 ordinary shares under Bookham's 2001 Approved Share Save Scheme and 2,910 ordinary shares to the shareholders of MM. On July 4, 2003, Bookham issued 3,071,484 ordinary shares of 1/3 pence each to Cierra Photonics, Inc. in consideration for the acquisition of the business and assets of Cierra Photonics. On October 6, 2003, Bookham issued 8,069,652 ordinary shares to preferred stockholders of Ignis Optics, Inc. in consideration for the acquisition of that company.

FEES AND EXPENSES

        Pursuant to the merger agreement, Bookham and New Focus have agreed to each pay half of certain expenses. See "The Merger Agreement—Expenses."

        Bookham and its subsidiary, Budapest Acquisition Corp., estimate that they will incur fees and expenses in connection with the merger of approximately $4.50 million.

        New Focus estimates that it will incur fees and expenses in connection with the merger of approximately $4.85 million.

        In addition, Bookham estimates that the U.K. stamp duty taxes in connection with the deposit of the Bookham ordinary shares underlying the Bookham ADSs to be issued pursuant to the merger will be approximately $2.5 million.

        These fees and expenses related to the merger will be financed from generally available funds of Bookham and New Focus. If the merger is completed, New Focus will pay all transfer taxes applicable to the issuance of Bookham ADSs or Bookham ordinary shares pursuant to the merger.

        Neither Bookham nor New Focus will pay any fees or commissions to any broker or dealer or any person, other than and the exchange agent, for soliciting New Focus stockholders with respect to the merger. Upon request, New Focus will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

VALIDITY OF SECURITIES

        Hale and Dorr will pass upon the validity under English law of the Bookham ordinary shares to be issued pursuant to the merger.

EXPERTS

        The consolidated financial statements of New Focus, Inc. as of December 29, 2002 and December 30, 2001, and for each of the three years in the period ended December 29, 2002 appearing in New Focus Inc.'s annual report (Form 10-K) for the year ended December 29, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Bookham Technology plc as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002 appearing in Bookham Technology plc's Amendment No. 3 to the annual report (Form 20-F) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements for the year ended December 31, 2000 incorporated in this Registration Statement by reference to the Annual Report on Form 20-F of Bookham Technology plc for the year ended December 31, 2002, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

U.K. LISTING PARTICULARS AND CIRCULAR

        Bookham is convening an extraordinary general meeting of its ordinary shareholders, and distributing to those shareholders a circular in accordance with the listing rules of the UKLA relating to the merger. Bookham will also deliver a copy of a document comprising the U.K. listing particulars relating to the merger in accordance with the listing rules of the UKLA to the Registrar of Companies in England and Wales for registration. Each of these documents will be available for inspection at the offices of Hale and Dorr, Alder Castle, 10 Noble Street, London EC2V 7QJ, United Kingdom until the earlier of the date on which the merger becomes effective or termination of the merger agreement. Summary particulars are attached as Appendix E to this document. Neither the circular, the listing particulars nor the documents listed in the summary particulars as available for inspection form part of, or are incorporated into, this document, except to the extent otherwise specifically incorporated by reference in this proxy statement/prospectus.

STOCKHOLDER PROPOSALS

        If the merger is completed as expected, New Focus does not anticipate holding its 2004 annual meeting of stockholders. If the 2004 annual meeting of stockholders is held, a stockholder of New Focus may present proper proposals for inclusion in the proxy statement mailed by New Focus for such meeting and for consideration at the next annual meeting of its stockholders by submitting their proposals to New Focus in a timely manner complying with all the requirements of the proxy rules established by the SEC and New Focus's bylaws. Proposals of stockholders of New Focus that are intended to be presented by such stockholders at the 2004 annual meeting of stockholders, which is expected to be held in May 2004, must be received by New Focus no later than December 17, 2003, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals that are not intended to be included in New Focus's proxy materials for such meeting, but that are intended to be presented by the stockholders from the floor, are subject to advance notice procedures. Under New Focus's bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, New Focus's corporate secretary not later than 90 days prior to the next annual meeting of stockholders (under the assumption that the next annual meeting of stockholders will occur on the same calendar day as the day of the most recent annual meeting of stockholders). The stockholder's notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) a representation that the stockholder making the proposal is the holder of the shares and will be present, in person or by proxy, at the meeting to introduce the proposal; and (d) any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

INDEX TO FINANCIAL INFORMATION FOR THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESS OF NORTEL NETWORKS CORPORATION

UNAUDITED COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001 FOR THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION	F-2
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS	F-5
REPORT OF INDEPENDENT AUDITORS	F-8
AUDITED COMBINED FINANCIAL STATEMENTS FOR THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION	F-9
NOTES TO COMBINED FINANCIAL STATEMENTS	F-12

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

UNAUDITED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30,

	2002	2001
	£000,000	£000,000
Net sales	40.8	224.3

Costs and expenses:
Cost of revenues	115.3	174.4
Selling, general and administrative expense	10.6	32.4
Research and development expense	13.1	26.3
Special charges	110.3	4.1

	249.3	237.29

Operating loss	(208.5)	(12.9)
Other income	7.3	—

Loss before income taxes	(201.2)	(12.9)
Income tax benefit	14.3	2.2

Net loss	(186.9)	(10.7)

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

UNAUDITED COMBINED STATEMENT OF INVESTED CAPITAL

Six months ended June 30, 2002
£000,000
Balance at beginning of period	162.5
Comprehensive income:
Net loss	(186.9)
Exchange translation adjustment	5.4
Other movements in invested capital	14.8

Balance at end of period	(4.2)

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

For the six months ended June 30,

	2002	2001
	£000,000	£000,000
Cash flows from operating activities
Net loss	(186.9)	(10.7)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	19.5	57.9
Impairment of property and equipment	105.0	—
Profit on sale of property and equipment	(5.5)	—
Change in operating assets and liabilities:
Accounts receivable	2.3	47.0
Inventories	48.3	(38.7)
Accounts payable and accrued liabilities	0.4	(12.1)
Other operating assets and liabilities	(8.8)	(20.2)

Net cash from operating activities	(25.7)	23.2

Cash flows from (used in) investing activities
Expenditures for plant and equipment	—	(82.9)
Proceeds on disposals of property and equipment	5.5	—

Net cash from (used in) investing activities	5.5	(82.9)

Cash flows from (used in) financing activities
Net movement in invested capital	20.2	59.7

Net cash from financing activities of continuing operations	20.2	59.7

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the period	—	—

Cash and cash equivalents at end of the period	—	—

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

1    ORGANIZATION AND BASIS OF PREPARATION

        The accounting policies used in the preparation of the Condensed Combined Financial Statements, which are unaudited, are the same as those used in the Combined Financial Statements for the year ended December 31, 2001 included elsewhere herein. The tax charge for the six months ended June 30, 2002 is based on the estimated annual effective rate. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2002 are not indicative of the results that may be expected for the year ended December 31, 2002.

        The Optical Amplifier and Optical Transmitter and Receiver Businesses operate from three principal locations in Paignton (UK), Ottawa (Canada), and Zurich (Switzerland) and also have small facilities in Harlow (UK) and Poughkeepsie, NY (United States).

        The Optical Amplifier and Optical Transmitter and Receiver Businesses have historically operated and been managed as an integral part of the High Performance Optical Component Systems (HPOCS) division of Nortel Networks Corporation. The Optical Amplifier and Optical Transmitter and Receiver Businesses ("The Division") were acquired by Bookham Technology plc on November 8, 2002.

        Nortel Networks Corporation operated the activities of its divisions such that certain assets and liabilities not directly attributable to the Optical Amplifier and Optical Transmitter and Receiver Businesses (notably cash and borrowings) were excluded from the balance sheet. The financial information provided herein includes the revenues, direct costs, operating assets and liabilities directly attributable to the Optical Amplifier and Optical Transmitter and Receiver Businesses. The "Other movements in invested capital" above represents the increase or decrease in the net investment by the Nortel Networks Corporation Group in the Optical Amplifier and Optical Transmitter and Receiver Businesses.

        These unaudited financial statements are a combination of the financial statements of the divisions of the Optical Amplifier and Optical Transmitter and Receiver Businesses, which comprise the Division.

        All intra-Division transactions and balances have been eliminated on combination.

        The combined financial statements include interest income and expense actually earned by or charged to the Division. During the period ended June 30, 2002, the Division's operations were principally funded by share capital and loans from Nortel Networks Corporation Group companies. These financing arrangements were designed and implemented on a Nortel Networks Corporation Group basis, rather than from the perspective of the financing needs of the Division. The decisions as to whether to finance companies with share capital or loans were taken based on the financial position of the companies and local taxation considerations.

        The combined financial statements reflect management costs charged to the Division by Nortel Networks Corporation Group based on direct costs incurred. In the year ended December 31, 2001 and the six months ended June 30, 2002, these charges were allocated by formula to the Optical Amplifier and Optical Transmitter and Receiver Businesses based on headcount, space occupied and other appropriate measures. Prior to the year ended December 31, 2001, these costs were charged directly to the operating units. Management believes this is a reasonable basis of allocation, and that these costs would approximate those incurred by the division on a stand alone basis.

        The charge for taxation is based upon the results of the Optical Amplifier and Optical Transmitter and Receiver Businesses for each period as if the results represented those of taxable entities in each territory at the corporate tax rate ruling for each period in each territory. Tax is assumed to be paid or received in the period the charge or credit arises. The basis of funding, interest charges and financing cash flows and related cash flows and management charges are not necessarily representative of those that would have been incurred by the Division on a stand-alone basis, or of those that may exist or arise in the Division in the future.

2    SPECIAL CHARGES

        The following tables detail special charges incurred for the six months ended June 30, 2002.

			Utilized in the period
	Provision balance as at December 31, 2001
		Special Charges			Provision balance as at June 30, 2002
			Cash	Non cash
	£000,000	£000,000	£000,000	£000,000	£000,000
Restructuring activities:
Severance and contract settlement costs	24.2	5.3	(11.0)	—	18.5
Plant and equipment write downs	—	105.0	—	(105.0)	—

Total	24.2	110.3	(11.0)	(105.0)	18.5

        The special charges arise from a restructuring of the continuing operations of the Optical Amplifier and Optical Transmitter and Receiver Businesses. The Telecommunications sector in which the Optical Amplifer and Optical Transmitter and Receiver Businesses operate has been affected globally by reduced network build expenditure. During the six months ended June 30, 2002 the Optical Amplifer and Optical Transmitter and Receiver Businesses announced head count and cost reduction plans which resulted in substantial charges.

        Special charges for June 30, 2001 of £4.1 million were provisioned and expensed. These costs relate to severance costs arising from the restructuring of the continuing operations of the Optical Amplifier and Optical Transmitter and Receiver Businesses, for both direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks products, and indirect sales, marketing, and administrative employees, and manufacturing managers. Contract settlement costs of £1.2 million include negotiated settlements to either cancel contracts for the future purchase of fixed assets or inventory, or to renegotiate existing contracts for the future purchase of fixed assets or inventory. As a result of the significant negative industry and economic trends noted above, and expected future growth rates, an assessment of plant and equipment assets was made as part of management's review of financial results during the six months ended June 30, 2002. The conclusion of these assessments resulted in a write down of certain manufacturing plant and equipment. Due to the significant excess quantities of such plant and equipment for all similar other suppliers to the optical component market, management do not believe that these assets had a realizable value and consequently they were written down to £nil. Also, as result of the significant negative industry and economic trends noted above, inventory write-downs of £49,300,000 (2001: £nil) were incurred for excess and obsolete products.

3    OTHER INCOME

        The following table details other income in the six months ended June 30, 2002 and 2001 respectively:

	2002	2001
	£000,000	£000,000
Interest received	1.8	—
Gain on disposal of property and plant	5.5	—

Total	7.3	—

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Bookham Technology plc

        We have audited the accompanying combined statements of operations, invested capital and cash flows of The Optical Amplifier and Optical Transmitter and Receiver Businesses of Nortel Networks Corporation for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Bookham Technology plc's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with United Kingdom auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly in all material respects, the combined results of operations and combined cash flows of The Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP
Reading, England March 18, 2003

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

COMBINED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2001	2000	1999
	£000,000	£000,000	£000,000
Net sales	262.2	1,029.3	319.7

Costs and expenses:
Cost of revenues	257.1	739.0	245.7
Selling, general and administrative expense	51.1	32.0	18.1
Research and development expense	40.6	16.8	9.5
Special charges	305.7	—	—

	654.5	787.8	273.3

Operating (loss)/income	(392.3)	241.5	46.4
Other income	7.5	0.7	—
Interest expense	(0.9)	—	(0.5)

(Loss)/earnings before income taxes	(385.7)	242.2	45.9
Income tax benefit/(provision)	38.2	(65.6)	(9.2)

Net (loss)/earnings	(347.5)	176.6	36.7

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

COMBINED STATEMENT OF INVESTED CAPITAL

	Year ended December 31,
	2001	2000	1999
	£000,000	£000,000	£000,000
Balance at beginning of year	306.1	126.0	79.6
Comprehensive income:
Net (loss)/earnings	(347.5)	176.6	36.7
Exchange translation adjustment	(3.2)	2.4	(2.2)
Other movements in invested capital	207.1	1.1	11.9

Balance at end of year	162.5	306.1	126.0

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2001	2000	1999
	£000,000	£000,000	£000,000
Cash flows from operating activities
Net (loss)/earnings	(347.5)	176.6	36.7
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	44.2	22.4	13.6
Impairment of property and equipment	116.3	12.2	—
Profit on sale of property and equipment	(7.5)	—	—
Change in operating assets and liabilities:
Accounts receivable	65.8	(43.3)	(6.4)
Inventories	42.2	(63.3)	(24.7)
Accounts payable and accrued liabilities	(38.3)	56.8	21.4
Other operating assets and liabilities	6.1	(2.4)	1.4

Net cash from operating activities	(118.7)	159.0	42.0

Cash flows (used in) investing activities
Expenditures for property, plant and equipment	(92.7)	(162.5)	(51.7)
Proceeds on disposals of property, plant and equipment	7.5	—	—

Net cash used in investing activities	(85.2)	(162.5)	(51.7)

Cash flows from financing activities
Net movement in Invested Capital	203.9	3.5	9.7

Net cash from financing activities of continuing operations	203.9	3.5	9.7

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Supplemental disclosure of cash flow information
Interest paid	0.9	—	0.5
Taxes paid	—	65.6	9.2

See accompanying notes.

THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF
NORTEL NETWORKS CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

1    ORGANIZATION AND BASIS OF PREPARATION

        The Optical Amplifier and Optical Transmitter and Receiver Businesses operate from three principal locations in Paignton (UK), Ottawa (Canada), and Zurich (Switzerland) and also have small facilities in Harlow (UK) and Poughkeepsie, NY (United States).

        The Optical Amplifier and Optical Transmitter and Receiver Businesses have historically operated and been managed as an integral part of the High Performance Optical Component Systems (HPOCS) division of Nortel Networks Corporation. The Optical Amplifier and Optical Transmitter and Receiver Businesses (the "Division") were acquired by Bookham Technology plc on 8 November 2002.

        These financial statements are a combination of the financial statements of the divisions of the Optical Amplifier and Optical Transmitter and Receiver Businesses, which comprise the Division.

        All intra-Division transactions and balances have been eliminated on combination.

        The combined financial statements include interest income and expense actually earned by or charged to the Division. During the years ended December 31, 2001, 2000 and 1999, the Division's operations were principally funded by share capital and loans from Nortel Networks Corporation Group companies. These financing arrangements were designed and implemented on a Nortel Networks Corporation Group basis, rather than from the perspective of the financing needs of the Division. The decisions as to whether to finance companies with share capital or loans were taken based on the financial position of the companies and local taxation considerations.

        Nortel Networks Corporation operated the activities of its divisions such that certain assets and liabilities not directly attributable to the Optical Amplifier and Optical Transmitter and Receiver Businesses (notably cash and borrowings) were excluded from the balance sheet. The financial information provided herein includes the revenues, direct costs, operating assets and liabilities directly attributable to the Optical Amplifier and Optical Transmitter and Receiver Businesses. The "Other movements in invested capital" above represents the increase or decrease in the net investment by the Nortel Networks Corporation Group in the Optical Amplifier and Optical Transmitter and Receiver Businesses.

        The combined financial statements reflect management costs charged to the Division by Nortel Networks Corporation Group based on direct costs incurred. In the year ended December 31, 2001 and the six months ended June 30, 2002, these charges were allocated by formula to the Optical Amplifier and Optical Transmitter and Receiver Businesses based on headcount, space occupied and other appropriate measures. Prior to the year ended December 31, 2001, these costs were charged directly to the operating units. Management believes this is a reasonable basis of allocation, and that these costs would approximate those incurred by the division on a stand alone basis.

        The basis of funding, interest charges and financing cash flows and related cash flows and management charges are not necessarily representative of those that would have been incurred by the Division on a stand-alone basis.

        The charge for taxation is based upon the results of The Optical Amplifier and Optical Transmitter and Receiver Businesses for each period as if the results represented those of taxable entities in each territory at the corporate tax rate ruling for each period in each territory. Tax is assumed to be paid or received in the period the charge or credit arises.

2    SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

        Revenue, net of trade discounts and allowances, is recognized upon shipment and when all significant contractual obligations have been satisfied and collection is reasonably assured.

Use of estimates

        The preparation of the combined financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. Actual amounts could differ from such estimates.

Cash and cash equivalents

        All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the financial statements. Cash and cash equivalents consist of cash on hand and balances with banks.

Inventories

        Inventories are valued at the lower of cost (calculated on a first-in, first-out basis) and net realizable value. The cost of finished goods and work in process is comprised of material, labor and manufacturing overhead.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and any impairment in value. Depreciation is calculated generally on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful lives of property are thirty-three to fifty years, and of equipment are four to ten years. Depreciation is not provided on construction in progress.

Translation of foreign currencies

        The functional currency of the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation is Pounds sterling. The financial statements of the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation operations whose functional currency is other than Pounds sterling are translated from such functional currency to Pounds sterling at the exchange rates in effect at the balance sheet date for assets and liabilities, and at average rates for the period for revenues and expenses, including gains and losses on foreign exchange transactions.

	Year ended December 31,
Cumulative translation adjustment
	2001	2000	1999
	£000,000	£000,000	£000,000
Balance at beginning of year	0.2	(2.2)	—
Aggregate period adjustment	(3.2)	2.4	(2.2)
Income tax allocation	—	—	—

Balance at end of year	(3.0)	0.2	(2.2)

Research and development

        Research and development costs are charged to net earnings (loss) in the periods in which they are incurred.

Income taxes

        Income taxes are accounted for under the liability method and deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities. Current and deferred income taxes have been allocated to the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation as if the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation was a separate tax payer.

3    SEGMENTAL ANALYSIS

        The Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation operates in one area of activity—the design and distribution of telecommunication components. It also operates in three principal geographical markets—the United Kingdom, Switzerland and Canada.

Net sales by destination

	2001	2000	1999
	£000,000	£000,000	£000,000
European Union	74.8	197.3	57.1
Asia Pacific	18.1	11.0	7.1
North America	169.3	821.0	255.5

	262.2	1,029.3	319.7

Net sales by origin

	2001	2000	1999
	£000,000	£000,000	£000,000
United Kingdom	217.4	922.0	293.0
Switzerland	33.9	40.8	26.7
Canada	10.9	66.5	—

	262.2	1,029.3	319.7

Net (loss)/earnings before income taxes by origin

	2001	2000	1999
	£000,000	£000,000	£000,000
United Kingdom	(321.4)	214	28.6
Switzerland	(15.5)	26.7	17.0
Canada	(48.8)	1.5	0.3

	(385.7)	242.2	45.9

4    SPECIAL CHARGES

        The following tables detail special charges incurred for the year ended December 31, 2001:

		Utilized in the period
				Provision balance as at December 31, 2001
	Special Charges
		Cash	Non cash
	£000,000	£000,000	£000,000	£000,000
Restructuring activities:
Severance and contract settlement costs	91.3	67.7	—	24.2
Plant and equipment write downs	116.3	—	116.3	—

Total	207.6	67.7	116.3	24.2

        The special charges arise from a restructuring of the continuing operations of the Optical Amplifier and Optical Transmitter and Receiver Businesses. The Telecommunications sector in which the Optical Amplifer and Optical Transmitter and Receiver Businesses operate has been affected globally by reduced network build expenditure. During the year ended December 31, 2001 the Optical Amplifer and Optical Transmitter and Receiver Businesses announced head count and cost reduction plans which resulted in substantial charges. Severance costs included above total £25,300,000 and represent the cost incurred of severing 4,185 full time employees, for both direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks products, and indirect sales, marketing, and administrative employees, and manufacturing managers. Contract settlement costs of £66,000,000 include negotiated settlements to either cancel contracts for the future purchase of fixed assets or inventory, or to renegotiate existing contracts for the future purchase of fixed assets or inventory. As a result of the significant negative industry and economic trends noted above, and expected future growth rates, an assessment of plant and equipment assets was made as part of management's review of financial results during 2001. The conclusion of these assessments resulted in a write down of certain manufacturing plant and equipment. Due to the significant excess quantities of such plant and equipment for all similar other suppliers to the optical component market, management do not believe that these assets had a realizable value and consequently they were written down to £nil. Also, as result of the significant negative industry and economic trends noted above, inventory write-downs of £98,100,000 (2000: £nil, 1999: £nil) were incurred for excess and obsolete products.

5    OTHER INCOME

        The following tables details other income in the years ended December 31:

	2001	2000	1999
	£000,000	£000,000	£000,000
Interest received	—	0.7	—
Gain on disposal of property and plant	7.5	—	—

Total	7.5	0.7	—

6    PENSION AND OTHER POSTRETIREMENT BENEFITS

        Retirement benefits were provided for eligible employees principally by Nortel Networks Corporation Group pension schemes.

        Nortel Networks Corporation operates a number of pension plans throughout the world. The major plans are defined benefit self-administered funds, with assets held separately from those of the Nortel Networks Corporation group. The pension contributions to the defined benefit plans are assessed in accordance with the advice of independent qualified actuaries using the projected unit credit method or, where appropriate for closed schemes, the attained age method.

        These plans have been treated as multi-employer plans and, accordingly, pension and postretirement benefit expense for the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation represent the pension contributions made by the Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation. The Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation's pension expense amounted to £7,800,000, £7,400,000 and £4,400,000, for the years ended December 31, 2001, 2000, and 1999, respectively.

7    TAXATION

        The Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation were part of the tax arrangement of the Nortel Networks Group for the three years ended December 31, 2001. The income tax charge/(credit) represents foreign tax and is group relief payable/(receivable) payable/receivable by other Nortel Networks Corporation group undertakings. Income taxes have been allocated to the Division as if it were a separate tax payer.

        The taxation charge/(credit) is made up as follows:

	2001	2000	1999
	£000,000	£000,000	£000,000
Income tax	(38.2)	65.6	9.2
Deferred taxation	—	—	—

	(38.2)	65.6	9.2

        The effective income tax rate varies from the normal corporate income tax rate in the UK of 30% due to amounts charged in the financial statements for which no tax deduction is ever available.

	2001	2000	1999
	£000,000	£000,000	£000,000
(Loss)/earnings before income taxes	(385.7)	242.2	45.9

(Loss)/earnings multiplied by standard rate of corporation tax in the UK	(115.7)	72.7	13.8
Expenses not deductible for corporation tax	83.0	3.0	(0.7)
Decelerated (accelerated) capital allowances	(0.8)	(3.2)	(1.8)
Higher taxes on overseas earnings	(4.7)	(6.9)	(2.1)

Total income tax	(38.2)	65.6	9.2

8    RELATED PARTY DISCLOSURE

        The Optical Amplifier and Optical Transmitter and Receiver businesses of Nortel Networks Corporation does not operate as a separate group and is financially dependent upon Nortel Networks Corporation. Consequently there were a number of related party transactions between its businesses and other companies and businesses within Nortel Networks Group. All transactions were undertaken at arm's length and in the ordinary course of business. Transactions entered into with respect to each year ended December 31, were as follows:

	Sales to related party	Purchases from related party
	£000,000	£000,000
Nortel Networks Corporation Group Undertakings
1999	200.3	5.3
2000	756.3	40.5
2001	139.5	9.1

APPENDIX A

Agreement and Plan of Merger
By and among
Bookham Technology plc,
Budapest Acquisition Corp.
And
New Focus, Inc.
Dated as of September 21, 2003

i

4.12	Compliance With Laws	A-33
4.13	Assets	A-33
4.14	Broker	A-33
4.15	Operations of the Transitory Subsidiary	A-33
ARTICLE V	CONDUCT OF BUSINESS	A-33
5.1	Covenants of the Company	A-33
5.2	Covenants of the Parent	A-37
5.3	Confidentiality	A-38
ARTICLE VI	ADDITIONAL AGREEMENTS	A-38
6.1	Company No Solicitation	A-38
6.2	Parent Notices; Additional Negotiations	A-41
6.3	Joint Proxy Statement/Prospectus; Registration Statement; Shareholder Circular; Listing Particulars	A-41
6.4	NASDAQ and LSE Quotation	A-42
6.5	Access to Information	A-42
6.6	Stockholders Meetings	A-42
6.7	[Intentionally Omitted]	A-43
6.8	Legal Conditions to the Merger	A-43
6.9	Public Disclosure	A-45
6.10	Section 368(a) Reorganization	A-45
6.11	Affiliate Legends	A-45
6.12	Listing Applications	A-45
6.13	Company Stock Plans	A-45
6.14	Stockholder Litigation	A-46
6.15	Indemnification	A-46
6.16	Notification of Certain Matters	A-47
6.17	Exemption from Liability Under Section 16(b)	A-47
6.18	Board of Directors of Parent	A-48
6.19	Service Credit	A-48
6.20	Employee Communications	A-48
6.21	401(k) Plan	A-48
6.22	Distribution	A-48
6.23	Transfer Taxes	A-49
ARTICLE VII	CONDITIONS TO MERGER	A-49
7.1	Conditions to Each Party's Obligation To Effect the Merger	A-49
7.2	Additional Conditions to Obligations of the Parent and the Transitory Subsidiary	A-50
7.3	Additional Conditions to Obligations of the Company	A-51
ARTICLE VIII	TERMINATION AND AMENDMENT	A-52
8.1	Termination	A-52
8.2	Effect of Termination	A-53
8.3	Fees and Expenses	A-53
8.4	Amendment	A-54
8.5	Extension; Waiver	A-54
ARTICLE IX	MISCELLANEOUS	A-55
9.1	Nonsurvival of Representations and Warranties	A-55
9.2	Notices	A-55
9.3	Entire Agreement	A-56
9.4	No Third Party Beneficiaries	A-56
9.5	Assignment	A-56

9.6	Severability	A-56
9.7	Counterparts and Signature	A-56
9.8	Interpretation	A-56
9.9	Governing Law	A-57
9.10	Remedies	A-57
9.11	Submission to Jurisdiction	A-57
9.12	Waiver of Jury Trial	A-57
Schedule A Parties to Company Stockholder Agreements		A-59
Schedule B Parties to Parent Shareholder Agreements		A-60
Schedule 6.18 Board of Directors of Parent		A-61
Exhibit A Form of Company Stockholder Agreement
Exhibit B Form of Parent Shareholder Agreement

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.8(b)
Antitrust Order	Section 6.8(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Cash Amount	Section 2.2(j)
Cash Amount Per Share	Section 2.2(j)
CERCLA	Section 3.12(g)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Acquisition Proposal	Section 6.1(f)
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Designees	Section 6.18
Company Employee Plan	Section 3.13(a)
Company ESPP	Section 5.1(q)
Company Insiders	Section 6.17(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.8(d)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company Products	Section 3.9(e)
Company Rights	Section 3.2(d)
Company Rights Plan	Section 3.2(d)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stock Plans	Section 3.2(c)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)
Company Third Party Intellectual Property	Section 3.9(b)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 5.3
Continuing Employees	Section 6.19
Deposit Agreement	Section 2.1(c)
Depository	Section 2.1(c)
DGCL	Preamble
Distribution	Preamble

Distribution Record Date	Section 2.2(j)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(g)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
FSMA	Section 4.4(d)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Governmental Regulations	Section 3.8(b)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.15(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.4(c)
Liens	Section 3.2(f)
Listing Rules	Section 4.4(d)
LSE	Section 4.3(a)
Materials of Environmental Concern	Section 3.12(h)
Merger	Preamble
Non-U.S. Plan	Section 3.13(j)
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Parent	Preamble
Parent Acquisition Proposal	Section 6.2
Parent ADRs	Section 2.1(c)
Parent ADSs	Section 2.1(c)
Parent Balance Sheet	Section 4.4(b)
Parent Board	Section 4.3(a)
Parent Circular	Section 6.3(b)
Parent Disclosure Schedule	Article IV
Parent Employee Benefit Plan	Section 6.19
Parent Intellectual Property	Section 3.10(d)
Parent Listing Document	Section 6.3(b)
Parent Material Adverse Effect	Section 4.1(a)
Parent Material Contracts	Section 4.6(a)
Parent Ordinary Shares	Section 2.1(c)
Parent Products	Section 4.9(e)
Parent SEC Reports	Section 4.4(a)
Parent Share Plans	Section 4.2(b)
Parent Shareholder Agreements	Preamble
Parent Shareholder Approval	Section 4.3(a)
Parent Shareholders Meeting	Section 3.4(c)
Parent Third Party Intellectual Property	Section 4.9(b)
Parent UK Documents	Section 6.3(b)
Parent Voting Proposal	Section 3.4(c)

v

Patents	Section 3.9(a)
PRC	Section 3.1(c)
Qualifying Proposal	Section 6.1(f)
Real Estate	Section 3.8(a)
Registration Statement	Section 3.4(c)
Regulation M-A Filing	Section 3.4(c)
Representatives	Section 6.1(a)
Rights Agreement Amendment	Section 3.24
Rule 145 Affiliates	Section 6.11
SEC	Section 3.3(c)
Section 16 Information	Section 6.17(b)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Transitory Subsidiary	Preamble
UK GAAP	Section 4.4(b)
UKLA	Section 4.4(d)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 21, 2003, is entered into by and among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Parent"), Budapest Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Transitory Subsidiary"), and New Focus, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Boards of Directors of the Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Parent combine with the Company in order to advance the long-term business interests of the Parent and the Company;

        WHEREAS, the business combination of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Company Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders own;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, the shareholders of the Parent listed on Schedule B have entered into Shareholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Parent Shareholder Agreements"), pursuant to which such shareholders have, among other things, agreed to give the Company a proxy to vote all of the shares of capital stock of the Parent that such shareholders own;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, immediately prior to the Effective Time, the Company intends to distribute the Cash Amount (as defined herein) to the holders of Company Common Stock outstanding on the Distribution Record Date, as defined below (the "Distribution").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I
THE MERGER

        1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing, the Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Parent shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by the Parent and the Company.

        1.3    Effects of the Merger.    At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL, and (iii) the directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. In addition, the Parent shall cause the By-laws of the Company to be amended and restated in their entirety immediately following the Effective Time so that they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL and such By-laws. The Merger shall have the effects set forth in Section 259 of the DGCL.

ARTICLE II
CONVERSION OF SECURITIES AND DISTRIBUTION OF THE CASH AMOUNT

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

          (a)    Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, US $.01 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of common stock, US $0.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Transitory Subsidiary or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

          (c)    Exchange Ratio for Company Common Stock.    Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b))

  issued and outstanding immediately prior to the Effective Time shall be automatically converted into and represent the right to receive 1.2015 shares (the "Exchange Ratio") of Parent American Depositary Shares ("Parent ADSs"), each Parent ADS representing one ordinary share, par value 1/3 p per share, of the Parent ("Parent Ordinary Shares") or, at the election of the holder of Company Common Stock, the equivalent number of Parent Ordinary Shares in registered certificated or uncertificated form, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2; provided that if a holder of Company Common Stock does not make such election on the letter of transmittal forwarded to such holder pursuant to Section 2.2(b), such holder shall be deemed to have elected to receive Parent ADSs. The Parent ADSs shall be evidenced by one or more American Depository Receipts ("Parent ADRs") issued in accordance with the Deposit Agreement dated as of April 11, 2000 by and among the Parent, The Bank of New York (the "Depository") and the holders from time to time of Parent ADRs (the "Deposit Agreement"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Parent ADSs pursuant to this Section 2.1(c), any cash in lieu of fractional Parent ADSs to be issued or paid in consideration therefor and any dividends or distributions payable pursuant to Section 2.2(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, references to Parent ADSs shall also mean Parent Ordinary Shares that holders of Company Common Stock may elect to receive in lieu of Parent ADSs pursuant to the Merger.

          (d)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares, Parent ADSs or Company Common Stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to Parent Ordinary Shares, Parent ADSs or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, other than the Distribution.

          (e)    Unvested Stock.    At the Effective Time, any Parent ADSs issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms as in effect as of the date hereof such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action, which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Parent. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by the Surviving Corporation upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable and the purchase price payable per share pursuant to such rights shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

          (f)    Treatment of Company Stock Options.    Following the Effective Time, Company Stock Options shall be treated in the manner set forth in Section 6.13.

        2.2    Exchange of Certificates and Distribution of Cash Amount.    The procedures for exchanging outstanding shares of Company Common Stock for Parent ADSs pursuant to the Merger and the Distribution of the Cash Amount are as follows:

          (a)    Exchange Agent.    As of the Effective Time, the Parent shall deposit with the Depository, for the benefit of the holders of shares of Company Common Stock, the number of Parent Ordinary Shares as are represented by the Parent ADSs to be issued in connection with Section 2.1. In addition, as of the Effective Time, the Depository shall deposit with Capita plc or another bank or trust company designated by the Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, Parent ADSs (such Parent ADSs, together with any dividends or distributions with respect to the Parent Ordinary Shares underlying such Parent ADSs with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for certificates evidencing shares of Company Common Stock outstanding as of the Effective Time ("Certificates"). At the Effective Time, the Parent shall also deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e).

          (b)    Exchange Procedures.    As soon as reasonably practicable and in any event within ten (10) business days after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall (A) include a form of election by which each such holder may elect to receive the merger consideration to which such holder is entitled in the form of Parent ADSs or Parent Ordinary Shares in registered form and (B) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for Parent ADRs (plus cash in lieu of fractional shares, if any, of Parent ADSs and any dividends or distributions as provided below) or certificates representing Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent ADR representing that number of whole Parent ADSs or a certificate representing that number of Parent Ordinary Shares which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Parent ADR representing the proper number of Parent ADSs or a certificate representing the proper number of Parent Ordinary Shares issuable in exchange therefor pursuant to this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent ADR representing Parent ADSs or certificates representing Parent Ordinary Shares plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Parent ADSs, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Parent ADSs.

          (d)    No Further Ownership Rights in Company Common Stock.    All Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e)    No Fractional Shares.    No Parent ADRs or scrip representing fractional shares of Parent ADSs, or if applicable certificates representing Parent Ordinary Shares, shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent ADS (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent ADS multiplied by the average of the last reported sales prices of Parent ADSs at the 4:00 p.m., Eastern time, end of regular trading hours on The NASDAQ Stock Market during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Parent, as a general unsecured creditor, for payment of its claim for Parent ADSs, any cash in lieu of fractional shares of Parent ADSs and any dividends or distributions with respect to Parent ADSs.

          (g)    No Liability.    To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock, Parent Ordinary Shares or Parent ADSs, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date that is 18 months after the Effective Time (or immediately prior to such earlier date on which any Parent ADSs and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Parent ADSs and the underlying Parent Ordinary Shares, or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (h)    Withholding Rights.    Notwithstanding any other provision in this Agreement, each of the Parent, the Surviving Corporation and the Company shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the holders of Company Common Stock and any other recipients of payments hereunder. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Parent, as the case may be.

          (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and any cash in lieu of fractional shares, and unpaid dividends and distributions on Parent Ordinary Shares deliverable in respect thereof pursuant to this Agreement.

          (j)    Distribution of the Cash Amount.    Subject to the provisions of Section 6.22, (A) prior to the Effective Time, the Company shall deliver the Cash Amount to EquiServe and (B) immediately prior to the Effective Time, the Company shall effect the Distribution and EquiServe shall deliver to each holder of Company Common Stock on the Distribution Record Date, a check in the amount of the Cash Amount Per Share. For the purposes of this Agreement, the following terms shall have the following meanings:

              (i)  "Cash Amount" shall equal the product of (A) the Cash Amount Per Share and (B) the number of shares of Company Common Stock issued and outstanding as of the Distribution Record Date.

             (ii)  "Cash Amount Per Share" shall equal US $2.19.

            (iii)  "Distribution Record Date" means the close of business on the date to be determined by the Board of Directors of the Company as the record date for determining stockholders of the Company entitled to receive a share of the Distribution.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent such disclosure reasonably appears on its face to be applicable to such other paragraphs.

        3.1    Organization, Standing and Power; Subsidiaries.

          (a)   Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the semiconductor capital equipment and the test and measurement industries, except to the extent the Company is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the express terms and conditions of this Agreement, (D) a change in the stock price or trading volume of the Company (or any failure of the Company to meet published revenue or earnings projections), provided that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (F) the continued incurrence of losses by the Company. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Parent Material Adverse Effect in Section 4.1.

          (b)   Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c)   The Company has timely paid in its capital contribution to the registered capital of the Company's subsidiaries in The People's Republic of China (the "PRC") as such capital contributions have become due.

          (d)   The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"), of which 250,000 shares are designated Series A Participating Preferred Stock. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Certificate of Incorporation. As of the close of business on September 18, 2003: (i) 64,140,847 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between September 18, 2003 and the date of this Agreement.

          (b)   Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

          (c)   Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list, as of the date hereof, of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options"), indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. There are no warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement. The Company has provided to the Parent accurate and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

          (d)   Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the "Company Rights") issued and issuable under the Rights Agreement dated as of July 26, 2001 between the Company and Equiserve Trust Company, N.A. (the "Company Rights Plan"), (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business") and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

          (e)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (f)    All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Parent or the Parent's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, claims, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights.

          (g)   No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.13.

        3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held on or prior to the date hereof, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including, subject to Section 6.22 of this Agreement, the Distribution, shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a

  "Governmental Entity") or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (vi) in connection with any applicable Antitrust Law.

          (d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption and approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

        3.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2000, and has made available to the Parent copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, including the provision of all statements and certifications required by (x) the SEC's order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of June 30, 2003 is referred to herein as the "Company Balance Sheet."

          (c)   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed by the Parent pursuant to which the Parent Ordinary Shares issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in (i) the joint proxy statement/prospectus to be sent to the stockholders of the Company (the "Joint Proxy Statement/Prospectus") in connection with the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting") (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholders Meeting), and (ii) the Parent UK Documents, to be sent to shareholders of the Parent in connection with the extraordinary general meeting of the Parent's shareholders (the "Parent Shareholders Meeting") to consider the issue of shares of Parent Ordinary Shares pursuant to the Merger (the "Parent Voting Proposal") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent UK Documents are first mailed to the shareholders of the Parent, or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus or the Parent UK Documents, as the case may be, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus or the Parent UK Documents should be discovered by the Company or should occur, the Company shall promptly inform the Parent of such fact or event.

        3.5    No Undisclosed Liabilities; Indebtedness.

          (a)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

          (b)   Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments (i) pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of US $250,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement or (ii) which creates or governs all securitization and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the Securities Act). For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. Except as set forth in Section 5.1, all of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

        3.6    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

        3.7    Taxes.

          (a)   The Company and each of its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Company Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, imposts, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or the United Kingdom, as the case may be, or any state, local or other foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b)   The income Tax Returns of the Company and each of its Subsidiaries have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c)   Neither the Company nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Company has provided to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (d)   None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under Section 7701(h) of the Code or any predecessor section.

          (e)   Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)    There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding foreign, state or local Tax laws) that are required (or will be required as a result of the transactions contemplated by this Agreement) to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

          (g)   Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (h)   Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for United States federal income Tax purposes.

          (i)    Neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

          (j)    Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

          (k)   Section 3.7(k) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of any Subsidiaries for which a "check-the-box" election under Section 7701 of the Code has been made.

          (l)    Section 3.7(l) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

        3.8    Owned and Leased Real Properties.

          (a)   Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses and legal descriptions of all real property owned by the Company or any of its Subsidiaries (the "Real Estate") and (ii) all material liabilities, Liens, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the Company's knowledge, threatened condemnation or eminent domain proceeding with respect to the Real Estate. There are no material Taxes or material betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate.

          (b)   The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, "Governmental Regulations"). There is no material action pending or threatened by any Governmental Entity claiming that the Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of its Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the Company's knowledge, threatened against the Company by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the Company's title to the Real

  Estate or the operation of the business of the Company or any of its Subsidiaries, as a whole, as presently operated.

          (c)   All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, and, to the Company's knowledge, the operation thereof as presently conducted is not in material violation of any applicable building code, zoning ordinance or other law or regulation.

          (d)   Section 3.8(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, "Company Leases") and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Parent with complete and accurate copies of all Company Leases. All of the plants, structures, facilities, properties, leased premises and equipment of the Company and its Subsidiaries, are in good operating condition and repair, in all material respects, and suitable for their intended uses.

        3.9    Intellectual Property.

          (a)   The Company and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, would have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the

  "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the "Company Third Party Intellectual Property"). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list, as of the date hereof, of all Company Third Party Intellectual Property. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

          (c)   All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are, to the Company's knowledge, valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (d)   None of the (i) Company Products or (ii) business as currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property (other than Patents) of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Company Material Adverse Effect. With respect to Patents, to its knowledge none of the (i) Company Products or (ii) business as currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Patents of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation of Intellectual Property of a third party.

          (e)   For purposes of this Section, "Company Products" means the products and or services sold, leased, licensed or provided by the Company or its Subsidiaries currently or at any time during the immediately preceding seven years.

        3.10    Agreements, Contracts and Commitments; Government Contracts.

          (a)   Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of all contracts and agreements (collectively, the "Company Material Contracts"), that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive pursuant to the terms of such contract or agreement), in the aggregate, more than US $250,000 during the current fiscal year or during the next fiscal year and (ii) any non-competition or other agreement, contract or commitment that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception. To the Company's knowledge, each Company Material Contract is enforceable against each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

          (b)   Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Parent. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c)   There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

          (d)   Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive, as a result of this Agreement or the transactions provided for hereunder, any license, sublicense or other agreement relating to any Intellectual Property owned by the Parent that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Parent or any of its Subsidiaries (the "Parent Intellectual Property") following the Closing, other than any Company Intellectual Property that such third party was entitled to use prior to Closing.

          (e)   Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments, which require it to obtain or maintain a security clearance with any Governmental Entity.

        3.11    Litigation; Product Liability.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. No material product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Company Products.

        3.12    Environmental Matters.

          (a)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries.

          (b)   Neither the Company nor any of its Subsidiaries has released, emitted, injected, spilled or discharged any amount of Materials of Environmental Concern into the environment in a manner that has resulted in or is reasonably likely to result in a material liability to or corrective action or remedial obligation of the Company or its Subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d)   Set forth in Section 3.12(d) of the Company Disclosure Schedule is a list of all documents within the Company's possession or control (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

          (e)   The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

          (f)    For purposes of this Agreement, "Environmental Law" means any national, federal, state or local law, statute, rule or regulation or the common law or applicable laws of PRC relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (g)   For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

        3.13    Employee Benefit Plans.

          (a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Employee Plans currently maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Company Employee Plan" means any Employee Benefit Plan maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates; (ii) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iv) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b)   With respect to each Company Employee Plan, the Company has furnished to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three (3) most recent annual reports, if any, (Form 5500 and all required schedules and financial statements) filed with the United States Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code, if applicable, (viii) all Internal Revenue Service determination, opinion, notification and advisory letters with respect to any Company Employee Plan and (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan.

          (c)   Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet) on time. The Company, each Subsidiary of the Company, each

  ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K; Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability under ERISA, the Code or any other applicable law. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the Department of Labor or any other person.

          (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations, which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan, which is funded, are reported at their fair market value on the books and records of such Company Employee Plan.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested (if required to be tested) for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f)    Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. Any Company Employee Plan that holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates is identified as such on Schedule 3.13(f). No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (g)   Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (i)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

          (j)    Schedule 3.13(j) sets forth a complete and accurate list of all Company Employee Plans maintained outside the United States (each, a "Non-U.S. Plan"). Each Non-U.S. Plan is in material compliance and the books and records thereof are maintained in material compliance with all applicable laws, rules and regulations of each jurisdiction in which such Non-U.S. Plan is maintained. The Company, each of its Subsidiaries and each ERISA Affiliate have satisfied in all material respects their respective obligations with respect to each Non-U.S. Plan.

        3.14    Compliance With Laws.    The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had a Company Material Adverse Effect.

        3.15    Permits.    The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had a Company Material Adverse Effect. No material Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

        3.16    Labor Matters.

          (a)   Section 3.16(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all employees of the Company and each of its Subsidiaries whose annual rate of compensation exceeds U.S. $150,000 per year, along with the position and the annual rate of cash compensation of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Parent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, have had a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees.

          (b)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, (ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

        3.17    Insurance.    Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverage maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2000. Each of the insurance policies that the Company and its Subsidiaries maintain (the "Insurance Policies") is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

        3.18    [Intentionally Omitted]

        3.19    Assets.    The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Financial Statements contained in the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for Taxes not yet due and payable and (iii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted, and have not had a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

        3.20    Warranty.    Except as set forth in Section 3.20 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return or other indemnity.

        3.21    Customers and Suppliers.    Section 3.21 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 29, 2002 or in the six-month period ended June 29, 2003. No such customer has affirmatively indicated in writing to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has affirmatively indicated in writing to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to them.

        3.22    Opinion of Financial Advisor.    The financial advisor of the Company, Thomas Weisel Partners LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Parent ADSs or Parent Ordinary Shares, as the case may be, and the cash to be received by the holders of Company Common Stock pursuant to the Merger and the Distribution are fair to such holders from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Parent.

        3.23    Section 203 of the DGCL Not Applicable.    The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements. No other "fair practice," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies to the Company, the Parent, the Transitory Subsidiary, the Merger, this Agreement or the Company Stockholder Agreements.

        3.24    Rights Agreement.    The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Parent (the "Rights Agreement Amendment"), and taken all other action necessary or appropriate so that: (a) the entering into of this Agreement or the Company Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable and (b) the Company Rights will expire immediately prior to the Effective Time.

        3.25    Brokers; Schedule of Fees and Expenses.

          (a)   No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Thomas Weisel Partners, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which Thomas Weisel Partners is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (b)   Section 3.25(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a good faith estimate by the Company of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Thomas Weisel Partners and of the Company's legal counsel and accountants).

        3.26    No Existing Discussions.    As of the time of execution of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Company Acquisition Proposal.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE TRANSITORY SUBSIDIARY

        The Parent and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Parent and the Transitory Subsidiary to the Company on or

before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent such disclosure reasonably appears on its face to be applicable to such other paragraphs.

        4.1    Organization, Standing and Power.

          (a)   Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole or (ii) the ability of the Parent or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the optical networking industry, except in either case to the extent the Parent is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the terms and conditions of this Agreement, (D) a change in the stock price or trading volume of the Parent Ordinary Shares or Parent ADSs (or any failure of the Parent to meet published revenue or earnings projections), provided that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (F) the continued incurrence of losses by the Parent. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Parent Material Adverse Effect in the prior sentence of this paragraph or Company Material Adverse Effect in Section 3.1(a). The Parent has delivered to the Company complete and accurate copies of the Memorandum and Articles of Association of the Parent together with copies of all shareholder resolutions required by law to be embodied in or annexed thereto.

          (b)   Section 4.1(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all of the Parent's Subsidiaries and the Parent's direct or indirect equity interest therein. Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Parent, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

        4.2    Capitalization.

          (a)   The authorized share capital of the Parent consists of an aggregate nominal value of £1,000,000 divided into 300,000,000 Parent Ordinary Shares. The rights and privileges of the Parent Ordinary Shares are set forth in the Parent's Memorandum and Articles of Association. As of the close of business on September 19, 2003, 208,032,813 Parent Ordinary Shares were issued and outstanding. No material change in such capitalization has occurred between September 19, 2003 and the date of this Agreement.

          (b)   Section 4.2(b) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all share option plans or other share or equity-related plans of the Parent (the "Parent Share Plans"), indicating for each Parent Share Plan the number of Parent Ordinary Shares and/or Parent ADSs issued to date under such Plan, the number of Parent Ordinary Shares and/or Parent ADSs subject to outstanding options under such Plan and the number of Parent Ordinary Shares and/or Parent ADSs reserved for future issuance under such Plan; and (ii) the number of Parent Ordinary Shares and/or Parent ADSs, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire share capital of the Parent. The Parent has provided to the Company complete and accurate copies of all Parent Share Plans and standard forms of option agreements used thereunder. Except as set forth in this Section 4.2, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to subscribe, purchase or acquire or require the allotment or issue of any share capital of the Parent is authorized or outstanding, (ii) the Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any share capital any evidences of indebtedness or assets of the Parent, (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any share capital or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.

          (c)   All outstanding Parent Ordinary Shares are, and all Parent Ordinary Shares issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued and fully paid, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Parent's Memorandum and Articles of Association or any agreement to which the Parent is a party or is otherwise bound.

        4.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the necessary approval of the shareholders of the Parent as referred to in Section 6.3(b) (the "Parent Shareholder Approval"), the UKLA agreeing to admit all of the Parent Ordinary Shares (including those underlying the Parent ADSs) to the Official List of the UKLA and the London Stock Exchange plc (the "LSE") agreeing to admit such Parent Ordinary Shares to trading on the LSE's market for listed securities, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary and the approval of the Board of Directors of the Parent (the "Parent Board")), subject only to the required receipt of the Parent Shareholder Approval and adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Memorandum and Articles of Association of the Parent or Certificate of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Parent Shareholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity, including the UKLA, the UK Panel on Takeovers and Mergers, or any stock market or stock exchange on which the Parent Ordinary Shares or Parent ADSs are listed for trading is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (vii) the filing with The NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the Parent ADSs issuable in connection with the Merger and a listing application with the LSE with respect to the Parent Ordinary Shares issuable in connection with the Merger, the UKLA agreeing to admit all of the Parent Ordinary Shares underlying the Parent ADSs to the Official List of the UKLA and the LSE agreeing to admit such Parent Ordinary Shares to trading on the LSE's market for listed securities, and (viii) in connection with any applicable Antitrust Law.

          (d)   The affirmative vote of the holders of a majority of the Parent Ordinary Shares present or represented by proxy and voting at the Parent Shareholders Meeting is the only vote of the holders of any class or series of the Parent's share capital necessary for approval of the Parent Voting Proposal and for the consummation by the Parent of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote.

        4.4    SEC Filings; Financial Statements; Information Provided; LSE.

          (a)   The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the SEC since January 1, 2000 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Parent with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing) are referred to herein as the "Parent SEC Reports." The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, including the provision of all statements and certifications required by (x) the SEC's order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and, to the extent applicable and required by the Securities Act or Exchange Act, reconciled to GAAP and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Parent as of June 30, 2003 is referred to herein as the "Parent Balance Sheet."

          (c)   The information in the Registration Statement to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of the Parent for inclusion in any Regulation M-A Filing shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Parent for inclusion in (i) the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Parent, the Parent Voting Proposal and the Parent Shareholders Meeting) and (ii) the Parent UK Documents, to be sent to the shareholders of the Parent in connection with the Parent Shareholders Meeting to consider the Parent Voting Proposal, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent UK Documents are first mailed to the shareholders of the Parent, or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus or the Parent UK Documents, as the case may be, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Parent or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus or the Parent UK Documents, should be discovered by the Parent or should occur, the Parent shall promptly inform the Company of such fact or event.

          (d)   The Parent has in all material respects complied with its obligations to notify a Regulatory Information Service of information pursuant to the Listing Rules (the "Listing Rules") of the Financial Services Authority acting in its capacity as the competent authority for listing in the United Kingdom (the "UKLA") under Part VI of the Financial Services and Markets Act 2000 ("FSMA") since January 1, 2000, and such notifications are publicly available. The Parent has not received notice from the UKLA that there are any circumstances and, as of the date of this Agreement, the Parent is not aware of any circumstances that would justify or warrant the UKLA commencing proceedings to withdraw or cancel of the listing of the Parent Ordinary Shares by the UKLA.

        4.5    No Undisclosed Liabilities.    Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business, the Parent and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with UK GAAP), and whether due or to become due.

        4.6    Agreements, Contracts and Commitments; Government Contracts.

          (a)   The Parent has made available to the Company a complete and accurate copy of each contract and agreement that is material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole (the "Parent Material Contracts"). Each Parent Material Contract is in full force and effect and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception. To the Parent's knowledge, each Parent Material Contract is enforceable against each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Parent nor any of its Subsidiaries nor, to the Parent's knowledge, any other party to any Parent Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect or (y) any Parent Material Contract.

          (b)   Neither the Parent nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Parent's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, would have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has any agreements, contracts or commitments, which require it to obtain or maintain a security clearance with any Governmental Entity.

        4.7    Absence of Certain Changes or Events.    Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the Parent Balance Sheet, there has not been (i) any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or (ii) any other action or event that would have required the consent of the Company pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

        4.8    Litigation; Product Liability.    Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries. No material product liability claims have been asserted or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries with respect to any Parent Products.

        4.9    Intellectual Property.

          (a)   The Parent and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Parent and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate would have a Parent Material Adverse Effect.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) Parent Intellectual Property or (ii) any license, sublicense and other agreement as to which the Parent or any of its Subsidiaries is a party and pursuant to which the Parent or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Parent or any of its Subsidiaries (the "Parent Third Party Intellectual Property"). Section 4.9(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the Parent Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 4.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property. Neither the Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property this is or was Parent Intellectual Property, to any other person.

          (c)   All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are, to Parent's knowledge, valid and subsisting. The Parent and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Parent Intellectual Property. To the knowledge of the Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

          (d)   None of the (i) Parent Products or (ii) business or activities previously or currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property (other than Patents) of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Parent Material Adverse Effect. With respect to Patents, to the knowledge of Parent and its Subsidiaries, none of the (i) Parent Products or (ii) business as currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Patents of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation of Intellectual Property of a third party.

          (e)   For purposes of this Section, "Parent Products" means the product and or services sold, leased, licensed or provided by Parent or its Subsidiaries currently or at any time during the immediately preceding seven years.

        4.10    Taxes.

          (a)   The Parent and each of its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, the Parent and each of its Subsidiaries have paid on a timely basis all Taxes that are due. The unpaid Taxes of the Parent and its Subsidiaries for Tax periods through the date of the Parent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Parent Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Parent Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Parent and its Subsidiaries of operations in the Ordinary Course of Business and are consistent both as to type and amount with Taxes attributable to such comparable periods in the immediately preceding year. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b)   The income Tax Returns of the Parent and each of its Subsidiaries have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.10(b) of the Parent Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c)   Neither the Parent nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has any actual or potential liability for any Taxes of any person

  (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d)   None of the assets of the Parent or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under Section 7701(h) of the Code or any predecessor section.

          (e)   Neither the Parent nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)    There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding foreign, state or local Tax laws) that are required (or will be required as a result of the transactions contemplated by this Agreement) to be taken into account by the Parent or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

          (g)   Neither the Parent nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Parent or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (h)   Neither the Parent nor any Subsidiary owns any interest in an entity that is characterized as a partnership for United States federal income Tax purposes.

          (i)    Neither the Parent nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

          (j)    Neither the Parent nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

          (k)   Section 4.10(k) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of any Subsidiaries for which a "check-the-box" election under Section 7701 of the Code has been made.

          (l)    Section 4.10(l) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Parent or any Subsidiary and a Governmental Entity.

        4.11    Environmental Matters.

          (a)   Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, would not have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries.

          (b)   Neither the Parent nor any of its Subsidiaries has released, emitted, injected, spilled or discharged any amount of Materials of Environmental Concern into the environment in a manner that has resulted in or is reasonably likely to result in a material liability to or corrective action or remedial obligation of the Parent or its Subsidiaries.

          (c)   Neither the Parent nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Parent and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d)   The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

        4.12    Compliance With Laws.    The Parent and each of its Subsidiaries has complied with, is not in violation of, and, has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

        4.13    Assets.    The Parent or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. The tangible assets of the Parent and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

        4.14    Broker.    No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Perseus Group, LLC, whose fees and expense shall be paid by the Parent.

        4.15    Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V
CONDUCT OF BUSINESS

        5.1    Covenants of the Company.    Except as expressly provided herein or set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts,

Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's present business organization, assets and properties, maintain inventory levels in the Ordinary Course of Business, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (i) the Distribution and (ii) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 5.1(a) shall prohibit the Company from exercising contractual rights of repurchase of any shares of Company Common Stock under any employee, consultant or director plan or agreement as in effect on the date hereof and disclosed on Section 3.2(b) of the Company Disclosure Schedule, copies of which have been provided to the Parent;

          (b)   except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Company Common Stock (and corresponding Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms and (ii) the grant of options to purchase Company Common Stock, which grants (A) shall not exceed 100,000 shares of Company Common Stock in the aggregate, net of any shares of Company Common Stock returned, after the date hereof, to the Company Stock Plans in accordance with the terms of such Company Stock Plans, (B) shall have an exercise price equal to the fair market value of Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and (C) shall otherwise be upon the Company's customary terms));

          (c)   amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

          (e)   except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

          (f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g)   adopt or implement any stockholder rights plan or, except as provided in Section 3.24, alter or further amend the Company Rights Plan or the Company Rights; provided, however, that, subject to the provisions of Section 6.1 of this Agreement, but notwithstanding anything else to the contrary set forth herein, the Company Board may (i) in the event of an unsolicited exchange or tender offer by a third party not resulting from a breach of the provisions of Section 6.1, amend the Company Rights Plan solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of such exchange or tender offer and (ii) take any action in connection with the Company Rights Plan that is required by order of a court of competent jurisdiction;

          (h)   except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (i)    (A) incur or suffer to exist any indebtedness (as such term is defined in Section 3.5(b) of this Agreement) other than such indebtedness which existed as of June 29, 2003, as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, including entering into any agreements, notes, bonds, mortgages, indentures or other agreements or instruments which create or govern securitization or "off-balance sheet" arrangements (as defined in Item 303(a) of Regulation S-K, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (j)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $300,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than the specific capital expenditures disclosed and set forth in Section 3.6 of the Company Disclosure Schedule;

          (k)   make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

          (m)  except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

          (n)   (A) except in the Ordinary Course of Business enter into any material contract or agreement, including, without limitation, any contract for the sale or supply of goods or products with a term exceeding six months or value exceeding, in any single instance, US $1,000,000 or (B) except for non-exclusive licenses entered into in the Ordinary Course of Business, license any material intellectual property rights to or from any third party;

          (o)   except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $150,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 100,000 shares in the aggregate net of any shares of Company Common Stock returned, after the date hereof, to the Company Stock Plans in accordance with the terms of such Company Stock Plans, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms, or (G) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (p)   make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax return;

          (q)   commence any Offering (as defined in the Company's Employee Stock Purchase Plan (the "Company ESPP") of shares of Company Common Stock pursuant to the Company ESPP that will not terminate prior to the Effective Time;

          (r)   initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company's rights against Parent under this Agreement);

          (s)   open or close any facility or office greater than 10,000 square feet;

          (t)    fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (u)   fail to pay accounts payable and other obligations in the Ordinary Course of Business or accelerate the payment of any accounts receivable other than in the Ordinary Course of Business; or

          (v)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article VII hereof.

The Parent shall not unreasonably delay its consideration of any consent to a waiver requested by the Company pursuant to this Section 5.1 (it being understood, however, that the Parent shall be entitled to act in its sole discretion in granting or withholding such consent).

        5.2    Covenants of the Parent.    Except as expressly provided herein or set forth in Section 5.2 of the Parent Disclosure Schedule or as consented to in writing by the Company, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Parent shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's present business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than (i) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Parent to its parent); (B) split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 5.2(a) shall prohibit the Parent from exercising contractual rights of repurchase of any Parent Ordinary Shares or Parent ADSs under any employee, consultant or director plan or agreement as in effect on the date hereof);

          (b)   except as contemplated by this Agreement, amend its Memorandum, Articles of Association or other comparable charter or organizational documents;

          (c)   enter into an agreement with respect to any merger, consolidation, liquidation or business combination involving the disposition of a material amount of the assets or securities of the Parent and its Subsidiaries, taken as a whole;

          (d)   make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in UK GAAP and/or GAAP, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (e)   take any action, following the filing of the Registration Statement that would require the Parent to include pro forma financial statements in the Registration Statement pursuant to Article 11 of Regulation S-X under the Securities Act (other than the pro forma financial statements required to be filed in connection with the transactions contemplated by this Agreement); or

          (f)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would or prevent or materially impair the satisfaction of any conditions in Article VII hereof.

The Company shall not unreasonably delay its consideration of any consent to a waiver requested by the Parent pursuant to this Section 5.2 (it being understood, however, that the Company shall be entitled to act in its sole discretion in granting or withholding such consent).

        5.3    Confidentiality.    The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of August 19, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, provided that Section 7, "Stand Still Provisions," of the Confidentiality Agreement shall be of no further force and effect as of the date hereof; provided further, however, that in the event this Agreement is terminated: (i) pursuant to Section 8.1(a) or (ii) pursuant to any other provision of Section 8.1 at a time at which a Company Acquisition Proposal is not pending, and, in either such case, so long as at the time of such termination the Company is not in breach of a representation, warranty or covenant set forth in this Agreement (which breach would cause the conditions set forth in Sections 7.2(a) or 7.2(b) to not be satisfied), the "Stand Still Provisions" of Section 7 of the Confidentiality Agreement shall be reinstated and in full force and effect as of the time of such termination. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder, stockholder or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent such disclosure would reasonably be expected to violate any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Company No Solicitation.

          (a)    No Solicitation or Negotiation.    Except as set forth in this Section 6.1, the Company shall not, nor shall it (i) authorize or permit any of its Subsidiaries or (ii) authorize or knowingly permit any of its or its Subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to, directly or indirectly:

              (i)  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL, or (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, Parent ADSs or Parent Ordinary Shares, respectively; or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person or permit any person access to any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board, after consultation with outside counsel, in response to a Qualifying Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Qualifying Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding such Qualifying Proposal.

          (b)   No Change in Recommendation; Superior Proposal.    Neither the Company Board, nor any committee thereof, shall:

              (i)  except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

             (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Company Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

            (iii)  adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith (after consultation with outside counsel) that such actions are required by its fiduciary obligations, but only at a time that is prior to the Specified Time and is after the third business day following receipt by the Parent of written notice advising it that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 (other than Section 6.1(d)) shall be deemed to limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c)    Notices; Additional Negotiations.    The Company shall promptly advise the Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of the Company or any of its officers, directors, investment bankers, financial advisors or attorneys attaining knowledge of any Company Acquisition Proposal or any request for nonpublic information in connection with any Company Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Company Acquisition Proposal, the material terms and conditions of any such Company Acquisition Proposal or inquiry and the identity of the person making any such Company Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Qualifying Proposal until three business days after the Company has first notified the Parent of such Qualifying Proposal as required by the preceding sentence. The Company shall (i) keep the Parent fully informed, on a prompt basis (and in any event within 24 hours), of the status and any material change to the terms of any such Company Acquisition Proposal or inquiry, (ii) provide to the Parent as promptly as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party describing the terms of any Company Acquisition Proposal, and (iii) if the Parent shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Qualifying Proposal, the Company shall furnish a copy of such information to the Parent.

          (d)    Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.6 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify or propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or such committee of the Merger or this Agreement.

          (e)    Cessation of Ongoing Discussions.    Except as expressly provided for in Section 6.1(a), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal and, except for any confidentiality agreements entered into in accordance with Section 6.1(a), shall not enter into an agreement based upon a Company Acquisition Proposal. The Company shall use commercially reasonable efforts through written communication to have all copies of all nonpublic information it or its Subsidiaries or its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company or destroyed as soon as possible.

          (f)    Definitions.    For purposes of this Agreement:

            "Company Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of the Company or any of its Subsidiaries or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of the Company's equity securities, (ii) any proposal for the issuance by the Company of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of such party, in each case other than the Distribution and the Merger contemplated by this Agreement.

            "Qualifying Proposal" means a Superior Proposal or a Company Acquisition Proposal that constitutes or, in the good faith judgment of the Company Board, after consultation with outside counsel and its independent financial adviser, would reasonably be expected to result in a Superior Proposal.

            "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (after consultation with respect thereto with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Company Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Company Acquisition Proposal is not committed.

        6.2    Parent Notices; Additional Negotiations.    The Parent shall promptly advise the Company orally, with written confirmation to follow promptly (and in any event within 24 hours), of Parent attaining knowledge of any Parent Acquisition Proposal or any request for nonpublic information in connection with any Parent Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Parent Acquisition Proposal, the material terms and conditions of any such Parent Acquisition Proposal or inquiry and the identity of the person making any such Parent Acquisition Proposal or inquiry. The Parent shall (i) keep the Company fully informed, on a prompt basis, of the status and details (including any change to the terms) of any such Parent Acquisition Proposal or inquiry, and (ii) provide to the Company as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Parent from any third party in connection with any Parent Acquisition Proposal. "Parent Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution of the Parent or any of its Subsidiaries, (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of the Parent's share capital or (C) a sale of substantial assets of the Parent or any of its Subsidiaries, (ii) any proposal for the issuance by the Parent or any of its Subsidiaries of over 15% of its share capital or equity securities, as applicable, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of such party, in each case other than the Merger contemplated by this Agreement.

        6.3    Joint Proxy Statement/Prospectus; Registration Statement; Shareholder Circular; Listing Particulars.

          (a)    Joint Proxy Statement/Prospectus; Registration Statement.

              (i)  As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Parent and the Company shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.3(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.3(b). Each of the Parent and the Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.3(b), the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

             (ii)  The Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

          (b)   Shareholder Circular; Listing Particulars.    As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and seek the approval of the UKLA for (i) a circular to be sent to the Parent shareholders in connection with the Parent Shareholders Meeting (the "Parent Circular") containing (A) a notice convening the Parent Shareholders Meeting, (B) such other information as may be required by the UKLA and (C) such other information as the Parent and the Company shall agree to include therein and (ii) listing particulars relating to the Parent and its Subsidiaries and the Parent Ordinary Shares (together with any supplement thereto, the "Parent Listing Document" and the Parent Circular and the Parent Listing Document, together, the "Parent UK Documents"). The Parent and the Company each agrees, as to itself and its Subsidiaries, that the Parent UK Documents and any supplements thereto and any circulars or documents issued to shareholders or employees of the Parent will contain all particulars relating to the Parent and the Company required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, FSMA and the rules and regulations made thereunder and the rules and requirements of the UKLA and the LSE) and all such information contained in the Parent UK Documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

        6.4    NASDAQ and LSE Quotation.    The Parent and the Company each agree to continue the quotation of Parent ADSs and Company Common Stock, respectively, on The NASDAQ Stock Market and the Parent Ordinary Shares on the LSE during the term of this Agreement. The Parent, if required by the rules of The NASDAQ Stock Market, will file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the Parent ADSs and Parent Ordinary Shares issuable in connection with the Merger.

        6.5    Access to Information.    Each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Parent and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Parent and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        6.6    Stockholders Meetings.

          (a)   The Company, acting through the Company Board, shall take all actions in accordance with the DGCL, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and within 45 days after the declaration of the effectiveness of the Registration Statement if practicable, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the

  Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation of the Company Board or such committee that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

          (b)   The Parent, acting through the Parent Board, shall take all actions in accordance with applicable law, its Memorandum and Articles of Association and the rules of The NASDAQ Stock Market, the UKLA and the LSE to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Parent Shareholders Meeting for the purpose of considering and voting upon the Parent Voting Proposal. The Parent Board shall recommend approval and adoption of the Parent Voting Proposal by the shareholders of the Parent and include such recommendation in the Joint Proxy Statement/Prospectus and the Parent UK Documents, and (ii) neither the Parent Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Parent Board or such committee that the Parent's shareholders vote in favor of the Parent Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Parent, after consultation with the Company, may adjourn or postpone the Parent Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Parent UK Documents is provided to the Parent's shareholders or, if as of the time for which the Parent Shareholders Meeting is originally scheduled (as set forth in the Parent UK Documents) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting.

          (c)   The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Company Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

          (d)   The Parent shall call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 6.6 and shall submit the Parent Voting Proposal to its shareholders for the purpose of acting upon such proposal.

        6.7    [Intentionally Omitted]

        6.8    Legal Conditions to the Merger.

          (a)   Subject to the terms hereof, including Section 6.8(b), the Company and the Parent shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) any other applicable law and (D) the UKLA and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus, the Parent UK Documents and the Registration Statement) in connection with the transactions contemplated by this Agreement. The Parent and the Company agree that nothing contained in this Section 6.8(a) shall modify or affect their respective rights and responsibilities under Section 6.8(b).

          (b)   Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

          (c)   Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time.

        6.9    Public Disclosure.    Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (ii) the Parent and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

        6.10    Section 368(a) Reorganization.    The Parent and the Company shall not take any action that would, or fail to take any action the omission of which would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

        6.11    Affiliate Legends.    Section 6.11 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). The Company shall notify the Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Parent shall be entitled to place appropriate legends on the certificates representing the Parent Ordinary Shares or Parent ADRs to be received by Rule 145 Affiliates of the Company pursuant to the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Ordinary Shares and Parent ADSs (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of Parent Ordinary Shares or Parent ADSs issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of the Parent).

        6.12    Listing Applications.    The Parent shall (i) if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the Parent ADSs issuable in connection with the Merger, and (ii) use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for admission of the Parent Ordinary Shares to the Official List of the UKLA and to trading on the LSE market for listed securities, in the case of the UKLA and the LSE, subject to allotment and the Parent ADSs, and in the case of The NASDAQ Stock Market, subject to official notice of issuance.

        6.13    Company Stock Plans.

          (a)   At the Effective Time, each outstanding Company Stock Option under the Company Stock Plans, whether vested or unvested, shall, as part of the Merger, be assumed by the Parent and each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of units equal to the number of shares of Company Common Stock underlying each such option. The exercise price for each such unit shall equal the per share exercise price of the applicable Company Stock Option. A unit shall be comprised of (i) 1.2015 Parent Ordinary Shares and (ii) the Cash Amount Per Share. The number of Parent Ordinary Shares issuable upon each exercise of any Company Stock Option assumed pursuant to this Section 6.13(a) shall be rounded to the nearest whole number of Parent Ordinary Shares (with .5 being rounded up to the nearest whole share).

          (b)   As soon as practicable after the Effective Time, the Parent shall deliver to the holders of Company Stock Options an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 6.13.

          (c)   The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. Within ten (10) days after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Ordinary Shares subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d)   The Company and the Parent acknowledge that the Company ESPP shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. The Company shall not commence any Offering (as defined in the Company ESPP) pursuant to the Company ESPP that will not terminate prior to the Effective Time. Effective as of or prior to the Effective Time, the Company shall cause the Company ESPP to terminate in accordance with Section 20 of the Company ESPP, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. The Company shall take all actions necessary to ensure that the Company ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 6.13(d).

          (e)   Prior to the Effective Time, the Company shall take all action necessary to amend all outstanding Company Stock Options to include the Company Stock Plan under which such Company Stock Option was issued as an exhibit to and as part of such Company Stock Option.

          (f)    The Company shall take all such action, including the adoption of any necessary resolutions by the Company Board or any appropriate committee thereof, necessary or appropriate to effect the transactions contemplated by this Section 6.13.

        6.14    Stockholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent's prior written consent, which will not be unreasonably withheld, conditioned or delayed.

        6.15    Indemnification.

          (a)   From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation, to the fullest extent permitted by law, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

          (b)   Without limiting any obligation under 6.15(a), for a period of six years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of one hundred seventy five percent (175%) of the annual premium currently paid by the Company for such coverage, and to the extent the annual premium would exceed one hundred seventy five percent (175%) of such current annual premium, the Parent or Surviving Corporation shall use all reasonable efforts to be maintained the maximum amount of coverage available for such one hundred seventy five percent (175%) of such current annual premium. The Company hereby represents that the annual premium currently paid by the Company for such coverage is US $1,411,618. The Parent and the Surviving Corporation may meet their obligations under this Section 6.15 by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains coverage in amount and scope at least as favorable to the Indemnified Parties as the Company's existing directors' and officers' insurance policy.

          (c)   The provisions of this Section 6.15 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations of the Company and Surviving Corporation under this Section 6.15 shall be binding upon their respective successors and assigns.

        6.16    Notification of Certain Matters.    The Parent shall give notice to the Company, and the Company shall give notice to the Parent, promptly upon any director or officer of the Parent or Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Parent and the Transitory Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, (i) the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger and (ii) any breach of a representation or warranty by the Parent or the Company, as applicable, that does not itself give rise to a failure to satisfy the conditions set forth in Section 7.2(a) or 7.3(a) of this Agreement, as applicable, shall not give the non-breaching party the right to terminate this Agreement pursuant to Section 8(h) or Section 8(i) of this Agreement, as applicable.

        6.17    Exemption from Liability Under Section 16(b).

          (a)   The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Ordinary Shares represented by Parent ADSs in exchange for shares of Company Common Stock, and of options to purchase Parent Ordinary Shares upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Ordinary Shares represented by Parent ADSs, or options to purchase Parent Ordinary Shares, in each case, in connection with the Merger, which shall be provided by the Company to the Parent within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

        6.18    Board of Directors of Parent.    The Parent shall take all action to cause the individuals listed in Schedule 6.18 attached hereto (or, to the extent any such individual is unable or unwilling to serve, such other designee as the Company and the Parent shall jointly select) (the "Company Designees") to be elected as directors of the Parent.

        6.19    Service Credit.    Following the Effective Time, the Parent will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any Parent Employee Benefit Plans and (ii) determination of benefits levels under any Parent Employee Benefit Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause the Parent or its Subsidiaries or any Parent Employee Benefit Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Parent Employee Benefit Plan. For purposes of this Agreement, (i) "Parent Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate and (ii) Continuing Employee means those employees of Parent and employees of the Transitory Subsidiary as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

        6.20    Employee Communications.    The Parent and the Company will use reasonable efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

        6.21    401(k) Plan.    If requested by the Parent by written notice no less than five (5) days prior to the Effective Time, the Company shall terminate each Company Employee Plan that is intended to comply with Section 401(k) of the Code, effective as of the day immediately preceding the Closing Date. If the Parent provides such notice to the Company, the Company shall provide the Parent with evidence that all such 401(k) plans have been so terminated pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and reasonable approval of the Parent. The Company shall take such other actions in furtherance of terminating such 401(k) plan as the Parent may reasonably require.

        6.22    Distribution.    Notwithstanding any other provisions of this Agreement, in the event that the Parent or the Company determines, in its reasonable judgment after consultation with outside counsel, the Distribution would constitute a violation of applicable statutory law, then the Parent or the Company, as the case may be, shall promptly provide notice thereof to the other party. The Company and the Parent covenant that they shall thereafter negotiate in good faith to restructure the transactions contemplated by this Agreement, such that the Company stockholders shall receive consideration composed of cash and shares corresponding to the consideration contemplated by the provisions of this Agreement, in conformity with applicable law and, provided that the conditions set forth in Article VII, other than the conditions set forth in Sections 7.1(h) and 7.2(d), which shall be deemed to have been satisfied or waived, shall continue to be the obligations of the parties hereunder pursuant to such restructuring.

        6.23    Transfer Taxes.    The Company shall pay any transfer Taxes (including, but not limited to, stamp duties, stamp duty reserve taxes, and other similar taxes) payable in connection with the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes. At and following the Effective Time, the Company and Parent shall be jointly and severally liable for all Transfer Taxes (including, but not limited to, stamp duties, stamp duty reserve tax and other similar taxes) imposed on the Company and/or Parent in connection with the issuance of Parent ADRs and the Parent Ordinary Shares to be issued in the Merger and upon the exercise of Company Stock Options assumed by Parent pursuant to this Agreement. Notwithstanding the foregoing, Parent shall not be liable for the payment of any amounts which would cause the Merger to not qualify as a reorganization under Section 368(a) of the Code.

ARTICLE VII
CONDITIONS TO MERGER

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approvals.    The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's Certificate of Incorporation and By-laws. The Parent Voting Proposal shall have been approved at the Parent Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Parent under applicable law, the rules of The NASDAQ Stock Market and the UKLA and the Parent's Memorandum and Articles of Association.

          (b)    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    Governmental Approvals.    Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (d)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (e)    No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Distribution or the Merger illegal or otherwise prohibiting consummation of the Distribution or the Merger or the other transactions contemplated by this Agreement.

          (f)    NASDAQ, UKLA and LSE.    The Parent, if required by the rules of The NASDAQ Stock Market, shall have filed with The NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the Parent ADSs issuable in connection with the Merger, the UKLA shall have granted permission for the admission to the LSE's market for listed securities and such listing shall have become effective in accordance with Section 7 of the Listing Rules, and

  LSE shall have granted permission for the admission to the Official List and the LSE, subject only to allotment of the Parent Ordinary Shares to be issued pursuant to the Merger, and such permission shall not have been withdrawn prior to the Effective Time.

          (g)    No Restraints.    There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries, of all or any material portion of the business of the Company and its Subsidiaries, taken as a whole, or of the Parent and Subsidiaries, take as a whole, or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, (ii) seeking to impose or confirm limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

          (h)    Distribution.    Subject to the provisions of Section 6.22, the payment of the Cash Amount pursuant to the Distribution shall not constitute a violation of any applicable statutory law.

        7.2    Additional Conditions to Obligations of the Parent and the Transitory Subsidiary.    The obligations of the Parent and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent and the Transitory Subsidiary:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or, in the case of clause (ii) of this Section 7.2(a), the knowledge qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)    Tax Opinion.    The Parent shall have received a written opinion from Hale and Dorr LLP, counsel to the Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson, Sonsini, Goodrich& Rosati, Professional Corporation, renders such opinion to the Parent (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Hale and Dorr LLP or Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as the case may be, to enable them to render such opinion).

          (d)    Distribution.    Subject to the provisions of Section 6.22, on or prior to the Closing Date, (i) the Company Board shall have adopted all appropriate resolutions to effect the Distribution (including the declaration of the Distribution Record Date), (ii) the Company shall have provided all notices and made all filings required to be provided or made prior to the Closing in connection with the Distribution, (iii) the Company shall have deposited the Cash Amount with EquiServe, and (iv) the Company shall have complied with its obligations under Section 2.2(j).

          (e)    Resignations.    The Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

          (f)    No Company Material Adverse Effect.    Since the date of this Agreement, and except as described in Section 7.2(f) of the Company Disclosure Schedule, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Company Material Adverse Effect.

        7.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of the Parent and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Parent Material Adverse Effect or, in the case of clause (ii) of this Section 7.3(a), knowledge qualifications contained therein), individually or in the aggregate, has not had, a Parent Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

          (b)    Performance of Obligations of the Parent and the Transitory Subsidiary.    The Parent and the Transitory Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

          (c)    Tax Opinion.    The Company shall have received the opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

          (d)    No Parent Material Adverse Effect.    Since the date of this Agreement, and except as described in Section 7.3(d) of the Parent Disclosure Schedule, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Parent Material Adverse Effect.

          (e)    Company Designees.    All corporate action necessary to effect the appointment of the Company Designees as directors of the Parent from and after the Effective Time in accordance with Section 6.17 shall have been taken.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the shareholders of the Parent or the sole stockholder of the Transitory Subsidiary:

          (a)   by mutual written consent of the Parent, the Transitory Subsidiary and the Company; or

          (b)   by either the Parent or the Company if the Merger shall not have been consummated by April 21, 2004, (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c)   by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d)   by either the Parent or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such stockholders; or

          (e)   by either the Parent or the Company if at the Parent Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Parent Voting Proposal is taken, the requisite vote of the shareholders of the Parent in favor of the Parent Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such shareholders; or

          (f)    by the Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after the Parent requests in writing that the Company Board (or any committee thereof) do so after of the public announcement of a Company Acquisition Proposal (or a material amendment thereto); (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the

  Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (v) the Company shall have materially breached its obligations under Sections 6.1 or 6.6; provided, that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 8.1(i), the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to clause (i) of this Section 8.1(f); or

          (g)   by the Company, if: (i) the Parent shall have materially breached its obligations under Sections 6.2 or 6.6; or (ii) for any reason the Parent shall have failed to hold the Parent Shareholders Meeting and submit the Parent Voting Proposal to the Parent's shareholders by the date which is five business days prior to the Outside Date; or

          (h)   by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or

          (i)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by the Parent of written notice of such breach or failure to perform from the Company.

        8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.25, 5.3 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement, as amended hereby, shall remain in full force and effect and survive any termination of this Agreement.

        8.3    Fees and Expenses.

          (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Parent shall share equally (i) the filing fee of the Parent's pre-merger notification report under the HSR Act and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials), the Parent UK Documents and the Registration Statement and any amendments or supplements thereto.

          (b)   The Company shall pay the Parent a termination fee of US $7,000,000 in the event of the termination of this Agreement:

              (i)  by the Parent pursuant to Section 8.1(b) or Section 8.1(d), in each case, if, at the time of such termination, the Company is in willful breach of any of its obligations under Article V or Article VI of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal;

             (ii)  by the Parent pursuant to Section 8.1(f); or

            (iii)  by the Parent or the Company pursuant to Section 8.1(d) if (A) at or prior to the time of such failure, there shall have been publicly announced a Company Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (B) on or before the date 12 months following the date of such termination of this Agreement, the Company enters into an Alternative Acquisition Agreement or consummates an Alternative Acquisition Proposal; provided, however, that if, at the time of termination, there is pending a Company Acquisition Proposal that does not involve a liquidation or dissolution of the Company, the Company shall be permitted to be undertake a complete liquidation or dissolution in lieu of such Company Acquisition Proposal and, under such circumstances, the Company shall not be obligated to make any payment of a termination fee to the Parent under this Section 8.3(b); provided, however, that if a Company Acquisition Proposal and any liquidation or dissolution are a part of a series of related transactions, the Company shall be obligated to pay the termination fee provided for hereunder to the Parent. For the purposes of this Section 8.3(b) only, all references in the definition of "Company Acquisition Proposal" to "15%" shall be deemed to be references to "30%."

        Any fee due under this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after (I) the date of termination of this Agreement, in the case of a payment pursuant to clause (i) or (ii) above, or (II) the earlier of execution of an Alternative Acquisition Agreement or consummation of an Alternative Acquisition Proposal in the case of a payment pursuant to clause (iii) above.

          (c)   The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement. If the Company fails to promptly pay any expense reimbursement or fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

        8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

        9.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the Company, the Parent and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile in each case to the intended recipient as set forth below:

          (a)   if to the Parent or the Transitory Subsidiary, to

      Bookham Technology plc
      90 Milton Park
      Abingdon, Oxfordshire
      OX14 4RY
      United Kingdom
      Attention: Philip Davis, Esq., General Counsel
      Facsimile: 011 44-1235-827201

    with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Attention: John A. Burgess
      Attention: Hal J. Leibowitz
      Facsimile: (617) 526-5000

          (b)   if to the Company, to

      New Focus, Inc.
      2854 Junction Avenue
      San Jose, California 95134-1902
      Attention: Nicola Pignati, Chairman and Chief Executive Officer
      Facsimile: (408) 904-5026

          with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304
      Attention: David J. Segre
      Attention: Steve L. Camahort
      Facsimile: (650) 493-6811

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        9.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing as well as the Company Stockholder Agreements and the Parent Shareholder Agreements) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

        9.4    No Third Party Beneficiaries.    Except as provided in Section 6.15, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

        9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without consent of the Company (and the parties hereto shall execute and deliver any amendment to this Agreement necessary to effect such assignment), provided that the Parent and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

        9.8    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        9.12    Waiver of Jury Trial.    Each of the Parent, the Transitory Subsidiary and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Parent, the Transitory Subsidiary or the Company in the negotiation, administration, performance and enforcement of this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Parent, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BOOKHAM TECHNOLOGY PLC
By:	/s/ ANDREW RICKMAN Dr. Andrew Rickman Title: Chairman
BUDAPEST ACQUISITION CORP.
By:	/s/ PHILIP DAVIS Title: Incorporator
NEW FOCUS, INC.
By:	/s/ N. F. PIGNATI Title: Pres. & CEO

Schedule A

Company Stockholder Agreements

Nicola Pignati

Peter Bordui

John Dexheimer

Winston Fu

Don G. Hallacy

Timothy Day

William L. Potts, Jr.

Schedule B

Andrew Rickman

David Simpson

Robert Rickman

Giorgio Anania

Schedule 6.18

Nicola Pignati

Peter Bordui

APPENDIX B

Opinion of
Thomas Weisel Partners LLC

September 21, 2003

Board of Directors
New Focus, Inc.
2584 Junction Avenue
San Jose, CA 95134

Gentlemen:

        We understand that New Focus, Inc., a Delaware corporation ("Seller"), Bookham Technology plc, a public limited company incorporated under the laws of England and Wales ("Buyer"), and Budapest Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of September 21, 2003 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.001 par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for 1.2015 American Depositary Shares ("Buyer ADSs") each representing one ordinary share, 1/3 p par value per share ("Buyer Common Shares"), of Buyer, or, at the election of the holder of Seller Common Stock, the equivalent number of Buyer Ordinary Shares, subject to certain adjustments as described in the Merger Agreement (the "Merger Consideration"). In addition, as more fully described in the Merger Agreement, we understand that Seller shall, prior to the effective time of the Merger, effect a cash distribution to the holders of Seller Common Stock outstanding on a record date to be determined by the Board of Directors of Seller (the "Distribution" and, together with the Merger, the "Transaction") in an amount equal to the product of $2.19 and the number of shares of Seller Common Stock issued and outstanding on such record date (the "Distribution Amount" and, together with the Merger Consideration, the "Total Amount"). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement. We also understand that certain stockholders of Seller have entered into Voting Agreements with Buyer and certain stockholders of Buyer have entered into Voting Agreements with Seller, each dated as of September 21, 2003, pursuant to which such stockholders have agreed, among other things, to vote all shares of Seller Common Stock and Buyer Common Shares held by them in favor of the Company Voting Proposal or the Parent Voting Proposal (each as defined in the Merger Agreement), as the case may be (collectively, the "Voting Agreements"). The terms and conditions of these obligations are set forth in more detail in the Voting Agreements.

        You have asked for our opinion as investment bankers as to whether the Total Amount to be received by the stockholders of Seller pursuant to the Transaction is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not asked to consider the merits of the underlying decision by Seller to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Seller might engage.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to June 30, 2003 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the Merger Agreement and the Voting Agreements; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Shares; (iv) compared Seller from a financial point of view with certain other companies in the non-telecom photonics industry and the radio frequency based defense components industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the non-telecom photonics industry and of selected recent business combinations in which a substantial portion of the consideration consisted of cash, which we deemed to be comparable, in whole or in part, to the Transaction; (vi) made inquiries regarding and discussed the Merger, the Distribution and the Merger Agreement and other matters related thereto with Seller's counsel; and (vii) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. We have assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and that the Distribution will be effected in a manner that complies in all respects with Delaware law. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

        We have further assumed with your consent that the Merger and the Distribution will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto material to our opinion, and without waiver by Seller of any of the conditions to its obligations thereunder material to our opinion.

        We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services for Seller.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Total Amount to be received by the stockholders of Seller pursuant to the Transaction is fair to such stockholders from a financial point of view, as of the date hereof.

        We are not expressing an opinion regarding the price at which Buyer Common Shares may trade at any future time. The Merger Consideration to be received by the stockholders of Seller pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Merger Consideration and, accordingly, the Total Amount may vary significantly.

        This opinion is directed to the Board of Directors of Seller in its consideration of the Transaction and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Total Amount to the stockholders and does not address the relative merits of the Transaction and any alternatives to the Transaction, Seller's underlying decision to proceed with or effect the Transaction, or any other aspect of the Transaction. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus and related Registration Statement to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

          Very truly yours,

          THOMAS WEISEL PARTNERS LLC

Appendix C

Stockholder Agreement

STOCKHOLDER AGREEMENT

        This STOCKHOLDER AGREEMENT, dated as of September 21, 2003 (this "Agreement"), is entered into among the stockholders listed on the signature page(s) hereto (collectively, "Stockholders" and each individually, a "Stockholder"), Bookham Technology plc, a corporation organized under the laws of England and Wales (the "Parent") and with respect to Section 2(b), 2(c) and 7 hereof only, New Focus, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

        WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the outstanding shares of capital stock of the Company set forth on Schedule I hereto (such outstanding shares, together with any additional voting securities of the Company hereafter acquired by any Stockholder, including outstanding shares acquired upon the exercise of Company Stock Options, prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, the Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Parent will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement, the Parent has required that the Stockholders agree, and in order to induce the Parent to enter into the Merger Agreement, the Stockholders are willing, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

          (a)   Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (b) against any other transaction contemplated by any Company Acquisition Proposal.

          (b)   Each Stockholder hereby irrevocably grants to, and appoints, the Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the

  General Corporation Law of the State of Delaware. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 2.    Transfer of Shares.

          (a)   Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

          (b)   The Company covenants and agrees that it will instruct its transfer agent against the transfer or other disposition of Shares in contravention with the provisions of this Agreement.

          (c)   The Company covenants and agrees that it will not reflect on its books and records, nor will it permit any transfer agent of the Company to reflect, any transfer or other disposition of Shares in contravention with the provisions of this Agreement.

        Section 3.    Representations and Warranties of the Stockholders.    Each Stockholder on its own behalf hereby severally represents and warrants to the Parent with respect to itself and its, his or her ownership of the Shares as follows:

          (a)    Ownership of Shares.    The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Company Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

          (b)    Power, Binding Agreement.    The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder's properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares that is inconsistent with this Agreement, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. Except for informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the

  Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

        Section 4.    Termination.    This Agreement shall terminate upon the first to occur of (i) the Effective Time (provided that nothing contained herein shall release the Stockholder from any of his obligations under the Affiliate Agreement), (ii) the termination of the Merger Agreement in accordance with its terms or (iii) written notice of termination of this Agreement by the Parent to Stockholder; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination, and such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

        Section 5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 6.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

        Section 7.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

          (b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          (d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile in each case to the intended recipient as set forth below:

              (i)  if to a Stockholder to the address set forth on the respective signature page of this Agreement;

             (ii)  if to the Parent, to

        Bookham Technology plc
        90 Milton Park
        Abingdon, Oxfordshire
        OX14 4RY
        United Kingdom
        Attention: Philip Davis, Esq., General Counsel
        Facsimile: 011 44-1235-827201

        with a copy to:

        Hale and Dorr LLP
        60 State Street
        Boston, MA 02109
        Attention: John A. Burgess
        Attention: Hal J. Leibowitz
        Facsimile: (617) 526-5000

            (iii)  if to the Company, to

        New Focus, Inc.
        2854 Junction Ave.
        San Jose, CA 95134-1902
        Attention: Nicola Pignati, Chairman and Chief Executive Officer
        Facsimile: (408) 904-5026

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California
        94304 Attention: David J. Segre
        Attention: Steve L. Camahort
        Facsimile: (650) 493-6811

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

          (f)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

          (h)    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

          (i)    Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          (j)    WAIVER OF JURY TRIAL.    EACH OF THE PARENT, THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page to follow]

        IN WITNESS WHEREOF, the Parent and each of the Stockholders and, with respect to Sections 2(b), 2(c) and 7 hereof only, the Company, have caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY
By:
Name:
Title:
PARENT
By:
Name:
Title:
STOCKHOLDERS:
Signature
Name
Address
Address
Signature
Name
Address
Address

Appendix D

Form of Irrevocable Undertaking

Bookham Technology plc
90 Milton Park
Abingdon, Oxfordshire
OX14 4RY
United Kingdom

New Focus, Inc.
2854 Junction Ave.
San Jose, CA 95134-1902

21 September, 2003

Dear Sirs,

Acquisition by Bookham Technology plc of the entire issued share capital of New Focus, Inc.

In consideration of New Focus, Inc. entering into an agreement and plan of merger (the "Merger Agreement") with Bookham Technology plc ("Bookham"), for the acquisition of the entire issued share capital of New Focus, Inc., a draft of which is attached to this letter marked "A" and initialled only for the purposes of identification (the "Acquisition"), I, the undersigned, hereby irrevocably confirm, undertake, warrant and agree for myself and (in respect of (a) and (c) only) my respective heirs, estates and successors to and with each of New Focus, Inc. and Bookham that:

(a)
I will exercise or procure the exercise of the votes attached to the Ordinary Shares (details of which are set out in the Schedule below) for the purpose of approving each of the ordinary resolutions numbered 1 to 3 and 5 and the special resolution numbered 4 (the "Resolutions") as set out in the notice of the extraordinary general meeting of Bookham (the "Extraordinary General Meeting") which is to be attached to the circular to be distributed to the shareholders of Bookham relating, inter alia, to the Acquisition (the "Circular"), the final proof of such Circular is attached to this letter marked "B" and initialed only for the purposes of identification (the "Notice"); such Ordinary Shares are the only shares in Bookham in which I am interested;

(b)
I will, if I am able, attend the Extraordinary General Meeting (or any adjournment thereof) and shall act as chairman of that meeting;

(c)
I will exercise or procure the exercise in the same way of the votes attached to any additional shares that I may acquire from the date hereof;

(d)
I will convene, or assist in convening, such meetings of the directors of Bookham as may be necessary to pass such resolutions as may be necessary to enable the Acquisition to be approved and implemented;

(e)
I hereby consent to the issue of any press announcement or the Circular incorporating references to me and this undertaking;

(f)
I beneficially own all of the Ordinary Shares and have good and marketable title to such Ordinary Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. I own no Ordinary Shares of Bookham other than the Ordinary Shares as set forth below. I have sole voting power, without restrictions, with respect to all of the Ordinary Shares;

(g)
I have the legal capacity and all requisite power and authority to enter into and perform all of my obligations, under this Undertaking. I have duly and validly executed and delivered this Undertaking and it constitutes my valid and binding obligation, enforceable against me in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(h)
The execution and delivery of this Undertaking does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to me, the Ordinary Shares or any of the my properties or assets. Except as expressly contemplated hereby, I am not a party to, and the Ordinary Shares are not subject to or bound in any manner by, any contract or agreement relating to the Ordinary Shares that is inconsistent with this Undertaking, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement or voting trust. Except for informational filings with the United States Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to me in connection with the execution and delivery of this Undertaking or the consummation by me of the transactions contemplated hereby.

In order to secure the performance of my obligations under this undertaking, I hereby irrevocably appoint any other director of Bookham to be my attorney in my name or on my behalf, and agree that this power of attorney is given by way of security and is irrevocable under and in accordance with the Powers of Attorney Act 1971.

Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

Executed as a deed by ANDREW RICKMAN In the presence of:	) )
Signature:
Witness's name:
Address:

Occupation:

Schedule

        Number of ordinary shares of 1/3 pence each in the capital of Bookham Technology plc held by me in the following capacities ("Ordinary Shares"):

Capacity	Number of shares
(a) Registered Holder	Ordinary Shares
(b) Beneficial Holder	Ordinary Shares
(c) Holding as Trustee	Ordinary Shares

TOTAL	Ordinary Shares

UNDERTAKING

Bookham Technology plc
90 Milton Park
Abingdon, Oxfordshire
OX14 4RY
United Kingdom

New Focus, Inc.
2854 Junction Ave.
San Jose, CA 95134-1902

21 September, 2003

Dear Sirs,

        Acquisition by Bookham Technology plc of the entire issued share capital of New Focus, Inc.

        In consideration of New Focus, Inc. entering into an agreement and plan of merger (the "Merger Agreement") with Bookham Technology plc ("Bookham"), for the acquisition of the entire issued share capital of New Focus, Inc., a draft of which is attached to this letter marked "A" and initialled only for the purposes of identification (the "Acquisition"), I, the undersigned, hereby irrevocably confirm, undertake, warrant and agree for myself and (in respect of (a) and (c) only) my respective heirs, estates and successors to and with each of New Focus, Inc. and Bookham that:

(a)
I will exercise or procure the exercise of the votes attached to the Ordinary Shares (details of which are set out in the Schedule below) for the purpose of approving each of the ordinary resolutions numbered 1 to 3 and 5 and the special resolution numbered 4 (the "Resolutions") as set out in the notice of the extraordinary general meeting of Bookham (the "Extraordinary General Meeting") which is to be attached to the circular to be distributed to the shareholders of Bookham relating, inter alia, to the Acquisition (the "Circular"), the final proof of such Circular is attached to this letter marked "B" and initialed only for the purposes of identification (the "Notice"); such Ordinary Shares are the only shares in Bookham in which I am interested;

(b)
I will exercise or procure the exercise in the same way of the votes attached to any additional shares that I may acquire from the date hereof

(c)
I hereby consent to the issue of any press announcement or the Circular incorporating references to me and this undertaking;

(d)
I beneficially own all of the Ordinary Shares and have good and marketable title to such Ordinary Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. I own no Ordinary Shares of Bookham other than the Ordinary Shares as set forth below. I have sole voting power, without restrictions, with respect to all of the Ordinary Shares;

(e)
I have the legal capacity and all requisite power and authority to enter into and perform all of my obligations, under this Undertaking. I have duly and validly executed and delivered this Undertaking and it constitutes my valid and binding obligation, enforceable against me in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(f)
The execution and delivery of this Undertaking does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to me, the Ordinary Shares or any of the my properties or assets. Except as expressly contemplated hereby, I am not a party to, and the Ordinary Shares are not subject to or bound in any manner by, any contract or agreement relating to the Ordinary Shares that is inconsistent with this Undertaking, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement or voting trust. Except for informational filings with the United States Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to me in connection with the execution and delivery of this Undertaking or the consummation by me of the transactions contemplated hereby.

        In order to secure the performance of my obligations under this undertaking, I hereby irrevocably appoint any other director of Bookham to be my attorney in my name or on my behalf, and agree that this power of attorney is given by way of security and is irrevocable under and in accordance with the Powers of Attorney Act 1971.

        Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

Executed as a deed by In the presence of:	) )
Signature:
Witness's name:
Address:

Occupation:

Schedule

        Number of ordinary shares of 1/3 pence each in the capital of Bookham Technology plc held by me in the following capacities ("Ordinary Shares"):

Capacity	Number of shares
(a) Registered Holder	Ordinary Shares
(b) Beneficial Holder	Ordinary Shares
(c) Holding as Trustee	Ordinary Shares

TOTAL	Ordinary Shares

APPENDIX E

Summary Particulars

1.     Listing Particulars

  Listing Particulars dated    •    and prepared in accordance with the Listing Rules of the UK Listing Authority under Section 74 of the Financial Services and Markets Act 2000 ("FSMA") have been published and alone contain full details relating to Bookham Technology plc ("Bookham") and the Ordinary Shares to be issued, credited as fully paid, in connection with the acquisition of New Focus, Inc. ("New Focus") by way of merger with a wholly-owned subsidiary of Bookham.

  The Directors and Proposed Directors are satisfied that these Summary Listing Particulars contain a fair summary of the key information set out in the Listing Particulars.

  These Summary Particulars have been authorised for issue by the UK Listing Authority without approval of their contents.

2.     Directors, proposed directors and registered office

2.1
The directors and company secretary of Bookham and their current functions are as follows:
Andrew George Rickman	Chairman
David Simpson	Non-executive Vice Chairman
Giorgio Anania	President and Chief Executive Officer
Lori Holland	Non-executive Director
Wilbur Arthur Porter	Non-executive Director
Jack St. Clair Kilby	Non-executive Director
Robert James Rickman	Non-executive Director
Joseph Cook	Non-executive Director
Philip Davis	Company Secretary

  The registered office of Bookham is at 90 Milton Park, Abingdon, Oxfordshire OX14 4RY, England.

2.2
The proposed directors of Bookham and their functions will, following Completion, be as follows:

Nicola Pignati	Non-executive Director
Peter Bordui	Non-executive Director

3.     The Acquisition

3.1
The Acquisition is to be effected by a statutory merger under the laws of the State of Delaware, US. Under the terms of the Acquisition Agreement, a wholly owned subsidiary of Bookham, Budapest Acquisition Corp., will merge with and into New Focus, with New Focus surviving as a wholly owned subsidiary of Bookham.

3.2
Pursuant to the terms of the Acquisition Agreement, if the conditions of the Acquisition are met, immediately prior to Completion, each New Focus Stockholder will be entitled to receive a cash distribution from New Focus in the amount of $2.19 per share of New Focus common stock held.

3.3
The aggregate consideration for the Acquisition is to be up to [84,933,817] new Ordinary Shares comprising [7,868,589] Consideration Shares and up to [8,634,772] new Ordinary Shares reserved for the exercise of the assumed New Focus Options. Under the terms of the Acquisition Agreement, each outstanding share of New Focus common stock will be automatically cancelled and converted into the right to receive 1.2015 ADSs, or, at the election of the New Focus Stockholder, the equivalent number of Ordinary Shares.

3.4
In relation to the New Focus Options, at Completion, each outstanding New Focus Option will be assumed by Bookham and will become, on the same terms and conditions as were applicable to the option under New Focus Option plans and agreements prior to Completion, an option to purchase a unit consisting of 1.2015 Ordinary Shares and $2.19 for each share of New Focus common stock subject to that option before the Acquisition. The exercise price per unit for each of these units will be the exercise price per share of New Focus common stock applicable to that option before Completion. The number of Ordinary Shares issuable upon any particular exercise of any New Focus option assumed will be rounded to the nearest whole number of Ordinary Shares (with 0.5 and above being rounded up to the nearest whole share).

3.5
On Completion, two directors of the current board of directors of New Focus will join the Board as non-executive Directors. Jack Kilby, a non-executive Director, will retire from the Board on Completion.

3.6
New Focus has agreed to pay the Company a termination fee of $7 million if the Acquisition Agreement is terminated by the Company, under certain circumstances.

3.7
Completion of the Acquisition will, inter alia, be subject to satisfaction of the following conditions:

•
the passing at the Extraordinary General Meeting of the Resolutions;

•
the approval of the New Focus Stockholders;

•
the representations and warranties given by New Focus shall be true and correct at the time of Completion except for inaccuracies that have not had and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on New Focus (or, if it does, that it is waived by Bookham);

•
the representations and warranties given by Bookham shall be true and correct at the time of Completion except for inaccuracies that have not had and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Bookham (or, if it does, that it is waived by New Focus);

•
all necessary authorisations, consents and orders relating to competition or anti-trust in connection with the Acquisition being obtained; and

•
admission of the Consideration Shares to the Official List and admission to trading of the Consideration Shares to the London Stock Exchange's main market for listed securities.

3.8
Bookham will appoint an exchange agent who will exchange certificates representing shares of New Focus common stock outstanding immediately prior to Completion for American Depositary Receipts representing ADSs or, if a New Focus Stockholder properly elects, certificates representing Ordinary Shares, and any cash issuable in lieu of fractional shares. If no election to receive Ordinary Shares is made within 30 days of the date of the letter of transmittal, the New Focus Stockholder will receive ADSs.

3.9
As soon as reasonably practicable and in any event within ten business days after Completion, Bookham will cause the exchange agent to mail to each holder of record of a certificate representing shares of New Focus common stock outstanding immediately prior to Completion, a letter of transmittal which the holder must properly complete and deliver to the exchange agent along with the holder's certificate or certificates for New Focus common stock, and instructions for effecting surrender of the certificate. The letter of transmittal will include a form of election by which the New Focus Stockholder may elect to receive the consideration for the Acquisition in the form of Ordinary Shares instead of ADSs. Any New Focus Stockholder who fails to submit a properly completed form of election will receive ADSs when the holder delivers to the exchange agent a properly completed letter of transmittal and the holder's certificate(s) representing shares of New Focus common stock.

3.10
Until properly surrendered, each certificate representing shares of New Focus common stock outstanding immediately prior to Completion will, after Completion, represent only the right to receive upon proper surrender, ADSs or Ordinary Shares, cash in lieu of fractional shares and any dividends or distributions payable, as described below.

3.11
After a New Focus Stockholder delivers certificates for those shares, a signed transmittal letter and, if applicable, a signed form of election, to the exchange agent, the New Focus Stockholder will be entitled to receive in exchange for the holder's shares of New Focus common stock:

•
the number of ADSs or, if a properly completed form of election is delivered, to the extent elected, Ordinary Shares, into which the New Focus Stockholder's common stock were converted in the Acquisition, excluding any fractional shares; and

•
a cheque in the amount, after giving effect to any required tax withholdings, of:

•
cash in lieu of any fractional interest in ADSs or Ordinary Shares on the terms described below; plus

•
any dividends or other distributions that the holder has the right to receive, including dividends or other distributions, without interest, payable with respect to the holder's ADSs or Ordinary Shares with a record date after Completion and a payment date on or before the date the holder properly delivers New Focus common stock certificates to the exchange agent.

3.12
The exchange agent will not deliver fractional ADSs or Ordinary Shares in connection with the Acquisition. Instead, each New Focus Stockholder who would otherwise have received a fraction of an ADS or Ordinary Share, as applicable, will receive cash (without interest) in an amount equal to such fractional part of an ADS or Ordinary Share multiplied by the average of the last reported sales price of ADSs at 4:00 pm, Eastern time, US, the end of regular trading hours on the NASDAQ National Market during the ten consecutive trading days ending on the last trading day prior to Completion.

4.     Information relating to Bookham

4.1
The Company principally designs, manufactures and markets optical components, modules and subsystems for the telecommunications industry. It also manufactures high speed electronics components for the telecommunications, defence and space industries. In 2002, the Company was redefined through the acquisitions of the optical components businesses of Marconi Optical Components Limited, a wholly owned subsidiary of Marconi plc and Nortel Networks, in order to meet customer demand for full-line, independent, solutions-capable partners who can provide a full range of components as well as complete subsystems. These acquisitions enable the Company to offer a comprehensive product set comprising actives, passives and amplifiers based both on new technologies and products that are established and widely deployed.

4.2
In October 2003, Bookham acquired the entire issued share capital of Ignis, a company based in San Jose, California and a provider of optical modules for communications networks, in consideration for 8,020,816 Ordinary Shares and the assumption of warrants over 48,836 Ordinary Shares. Up to an additional 780,843 Ordinary Shares may be issued in early 2005 should Ignis meet a revenue target of at least $4 million for financial year 2004.

4.3
In July 2003, Bookham acquired substantially all of the assets and certain liabilities of Cierra, a company based in Santa Rosa, California and a manufacturer of thin film filters that are incorporated into optical components to manage variations in wavelength in optical transmissions, in exchange for 3,071,484 Ordinary Shares. Up to an additional 4.2 million Ordinary Shares may be issued should the Cierra business meet a revenue target of at least $5 million in the 12 month period prior to 1 October 2004 or at least $8.5 million in the 12 month period prior to 1 October 2005.

4.4
On 28 October 2003, the Company announced its third quarter and nine month results for the period ended 28 September 2003 (the "Bookham Interim Results"), which showed revenues for the nine months of £65.2 million, up 221 per cent. compared with the same period in 2002.

4.5
The net loss for the nine months ended 28 September 2003 was £72.3 million. This compares with a net loss of £55.2 million in the corresponding period in 2002.

4.6
The Bookham Interim Results are summarised below and set out in full in Section B of Part V of the Listing Particulars.

4.7
Since the publication of the Bookham Interim Results, [            ]

4.8
The Directors expect the Acquisition to increase the critical mass of the Enlarged Group's non-telcom business, enabling the Enlarged Group to diversify its customer base. The Acquisition will also provide significant additional cash resources for the Enlarged Group.

5.     Information about New Focus

5.1
New Focus develops and manufactures photonics and microwave solutions for diversified markets within the semiconductor, defence, research, industrial, biotech/medical, and telecom test and measurement industries. Its products include tunable lasers for test and measurement applications, microwave radio-frequency (RF) amplifiers, and advanced photonics tools. New Focus' photonics tools products include instruments and tools used for generating, measuring, moving, manipulating, modulating and detecting optical signals in semiconductor, defence, research, industrial, biotech/medical and telecom test and measurement applications. Its tunable lasers products include tunable laser instruments and sub-systems and are used in semiconductor metrology, test and measurement and metrology, biomedical, optical spectroscopy, and a range of research applications. New Focus' microwave RF amplifier products are high-speed, low-noise electronic amplifier modules and are used principally in defence and aerospace applications.

5.2
On 28 October 2003, New Focus announced its third quarter and nine month results for the period ended 28 September 2003 (the "New Focus Interim Results"), which showed revenues for the nine months of $20.1 million down from $26.0 million in the same period of 2002.

5.3
New Focus recorded a net loss for the nine months ended 28 September 2003 of $16.7 million, down from $95.1 million in the same period of 2002.

5.4
Since the publication of the New Focus Interim Results, [        ]

5.5
The New Focus Interim Results are summarised below and set out in full in Section D of Part V of the Listing Particulars.

6.     Summary Financial Information

A.    Bookham

  The following summary consolidated financial information of Bookham has been extracted without material adjustment or derived from the audited consolidated financial statements of the Company for the three years ended 31 December 2002 and from the unaudited consolidated interim results of Bookham for the nine months ended 28 September 2003.

  Because this is summary financial information, reference should also be made to Sections A and B of Part V of the Listing Particulars.

  Consolidated profit and loss account data

	Nine months ended
		Year ended December 31,
	September 28, 2003
		2002	2001	2000
	(in thousands)
U.K. GAAP
Group turnover	£65,150	£34,603	£21,921	£26,301
Operating loss	£(74,546)	£(106,701)	£(124,165)	£(38,635)
Loss for the financial period	£(72,329)	£(101,360)	£(113,238)	£(29,065)

Basic and diluted loss per ordinary share and ADS	£(0.35)	£(0.67)	£(0.88)	£(0.25)
Basic and diluted weighted average number of shares	205,937	150,996	128,533	116,232
U.S. GAAP
Net revenues	£65,150	£34,603	£21,921	£26,301
Operating loss	£(72,053)	£(114,420)	£(124,953)	£(37,481)
Net loss	£(71,011)	£(109,959)	£(114,145)	£(27,992)

Basic and diluted loss per ordinary share and ADS	£(0.34)	£(0.73)	£(0.89)	£(0.24)
Basic and diluted weighted average number of shares	205,937	150,996	128,533	116,232

  Consolidated balance sheet data

	At September 28,	At December 31,
	2003	2002	2001	2000
	(in thousands)
U.K. GAAP
Total assets	£178,157	£244,497	£228,624	£331,519
Equity shareholders' funds	£111,241	£180,438	£210,870	£304,062
Long-term obligations	£34,137	£34,757	£79	£1,885
Share capital	£694	£683	£434	£424

		At December 31,
	At September 28, 2003
		2002	2001	2000
	(in thousands)
U.S. GAAP
Total assets	£152,702	£218,395	£228,624	£331,519
Total shareholders' equity	£85,865	£154,415	£210,949	£305,050
Long-term obligations	£34,085	£34,678	£—	£897
Share capital	£694	£683	£434	£424

B.    New Focus

  The following summary consolidated financial information of New Focus has been extracted without material adjustment or derived from the audited annual reports of New Focus filed on Form 10-K with the SEC for each of the three years ended 29 December 2002 and from the quarterly report of New Focus filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, for the quarterly period ended 28 September 2003.

  Because this is summary financial information, reference should also be made to Sections C and D of Part V of the Listing Particulars.

	Nine months ended	Fiscal year ended
	September 28, 2003	December 29, 2002	December 30, 2001 (1)	December 31, 2000
	(in thousands, except for per share data)
U.S. GAAP
Consolidated Statement of Operations Data:
Net revenues	$20,099	$33,388	$92,639	$80,358
Cost of net revenues	14,987	43,627	112,004	64,346

Gross profit (loss)	5,112	(10,239)	(19,365)	16,012

Operating expenses:
Research and development, net	6,458	20,478	48,824	26,391
Sales and marketing	4,368	8,227	10,191	5,880
General and administrative	8,410	14,561	20,855	9,813
Amortization of goodwill and other intangibles	519	3,014	54,459	—
Impairment of goodwill and other intangibles	—	7,692	289,308	—
In-process research and development	—	—	13,400	—
Restructuring and other charges	3,929	72,233	17,770	—
Amortization of deferred compensation	883	8,012	58,132	23,747

Total operating expenses	24,567	134,217	512,939	65,831

Operating loss	(19,455)	(144,456)	(532,304)	(49,819)
Interest and other income, net	2,805	40,345	16,880	13,851

Loss before provision (benefit) for income taxes	(16,650)	(104,111)	(515,424)	(35,968)
Provision (benefit) for income taxes	—	700	(20,000)	6

Net loss	$(16,650)	$(104,811)	$(495,424)	$(35,974)

Basic and diluted net loss per share	$(0.26)	$(1.40)	$(6.78)	$(0.92)

Shares used to compute basic and diluted net loss per share	63,598	75,105	73,045	38,914

	September 28, 2003	December 29, 2002	December 30, 2001 (1)	December 31, 2000
	(in thousands)
U.S. GAAP
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$249,722	$279,358	$294,655	$485,493
Working capital	246,086	273,499	297,898	501,983
Total assets	282,430	317,364	429,724	600,944
Long term debt, less current portion	—	—	7	111
Total stockholders' equity	257,225	286,554	408,110	567,110

  (1)
  Data for 2001 include the results of operations for JCA Technology, Inc. and Globe Y Technology, Inc. subsequent to their acquisition dates of January 16, 2001 and February 15, 2001, respectively.

  (2)
  In 1999, New Focus changed its year end from March to December, resulting in a nine-month fiscal year for 1999.

C.    Summary Reconciliation of New Focus' financial information to conform with Bookham accounting policies

The
differences between the accounting policies adopted by New Focus under US GAAP and those adopted by Bookham under UK GAAP which would give rise to material adjustments related to the calculation and impairment of goodwill and intangible assets. An unaudited restatement of New Focus' financial information under Bookham's accounting policies is set out below:

	Year ended			Nine Months ended 28 September
	31 December 2000	30 December 2001	29 December 2002	2003
	$'000	$'000	$'000	$'000
(a) Net loss for the period	(35,974)	(495,424)	(104,811)	(16,650)
Adjustments:
Goodwill and intangibles amortisation	—	(17,341)	2,936	515
(Increase)/decrease in impairment charge	—	(124,586)	7,640	—
In progress, research and development	—	13,400	—
Accelerated impairment charge	—	(11,949)	—	—

Net loss for the period after adjustment to accord with Bookham accounting policies	(35,974)	(635,900)	(94,775)	(16,135)

Net loss per share after adjustment to accord with Bookham accounting policies	$(0.92)	$(8.71)	$(1.26)	$(0.25)

Number of shares (thousands) used to compute loss per share	38,914	73,045	75,105	63,598

(b) Shareholder's equity as reported in the consolidated balance sheet	567,110	408,110	286,554	257,225
Adjustments:
Increase in goodwill	—	141,927	141,927	141,927
Impairment of goodwill	—	(141,927)	(141,927)	(141,927)
Accelerated impairment of goodwill	—	(11,949)	(1,374)	(858)

Shareholders' equity as adjusted to accord with Bookham accounting policies	567,110	396,161	285,180	256,367

  The summary reconciliation presented above is a summary of the full reconciliation of New Focus' financial information to conform with Bookham accounting policies included in Section E of Part V of the Listing Particulars. Ernst & Young LLP reported without qualification on the reconciliation included in Section E of Part V of the Listing Particulars solely for the purpose of Listing Rule 12.11 and on the basis of Statements of Investment Circular Reporting Standards in the UK.

7.     Working Capital

  In the opinion of the Company, the working capital available to the Enlarged Group is sufficient for the Enlarged Group's present requirements, that is for at least the next 12 months from the date of this document.

8.     Significant Changes

8.1
Save for    •    detailed in paragraph [4.7] above, there has been no significant change in the financial or trading position of the Group since 28 September 2003, being the date to which the most recent unaudited quarterly results were published.

8.2
Save for    •    detailed in paragraph [5.4] above, there has been no significant change in the financial or trading position of the New Focus Group since 28 September 2003, being the date to which its most recent unaudited quarterly results were published.

9.     Material Litigation Relating to Bookham

  Neither the Company nor any of its subsidiaries is, or has been, engaged in any legal or arbitration proceedings, including any such proceedings which are pending or threatened of which the Company is aware, which may have or has had during the twelve months prior to the date hereof, a significant effect on the Group's financial position.

10.   Material Litigation Relating to New Focus

10.1
On 13 February 2002, Howard Yue, the former sole shareholder of Globe Y Technology, Inc., a company acquired by New Focus in February 2001, filed a lawsuit against the Company and several of its officers and directors in Santa Clara County Superior Court. The lawsuit is captioned Howard Yue v. New Focus, Inc. et al., Case No. CV808031, and asserts claims stemming from New Focus' acquisition of Globe Y. Mr. Yue has amended his complaint several times following the Court's dismissal of his earlier complaints. Currently, plaintiff's third amended complaint alleges eight causes of action against Defendants New Focus, Ken Westrick, William Potts, Jr. and Timothy Day as follows: violation of §25400 and §25500 of the California Corporations Code against New Focus and Ken Westrick; violation of §§1709-1710 of the California Civil Code against all defendants; violation of §17200 and §17500 of the California Business & Professions Code against New Focus; fraud and deceit by concealment against all defendants; fraud and deceit by active concealment against all defendants; fraud and deceit based upon non-disclosure of material facts against all defendants; negligent misrepresentation against all defendants; and breach of contract and the duty of good faith and fair dealing against New Focus. The complaint seeks unspecified economic, punitive, and exemplary damages, prejudgment interest, costs and equitable and general relief.

  On 6 October 2003, New Focus filed a Cross-complaint against Mr. Yue seeking damages arising from Yue's misrepresentations to New Focus in the acquisition of Globe Y by New Focus. Discovery is ongoing in both the lawsuit by Mr. Yue and New Focus' Cross-complaint. The Company believes that it has meritorious defenses against Mr. Yue's claims and meritorious claims against Mr. Yue.

10.2
On 26 June 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822, was filed against New Focus and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus' initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated. On 19 April 2002, plaintiffs filed a consolidated amended complaint. The amended complaint alleges violations of Section 11 of the Securities Act of 1933, as amended, or the Securities Act, against all defendants related to New Focus' initial public offering and secondary offering, violations of Section 10(b), Section 15 and Section 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act against the Individual Defendants and Section 10(b) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act against the Underwriter Defendants. The amended complaint seeks unspecified damages on behalf of a purported class of purchasers of New Focus' common stock between 18 May 2000 and 6 December 2000.

10.3
Various plaintiffs have filed similar actions in the United States District Court for the Southern District of New York asserting virtually identical allegations concerning the offerings of more than 300 other issuers. These cases have all been assigned to the Hon. Shira A. Scheindlin for coordination and decisions on pretrial motions, discovery, and related matters other than trial. On or about 15 July 2002, defendants filed an omnibus motion to dismiss in the coordinated proceedings on common pleadings issues. On or about 9 October 2002, the court entered as an order a stipulation dismissing the Individual Defendants from the litigation without prejudice. On 19 February 2003, the omnibus motion to dismiss was denied by the court as to the claims against New Focus. A proposal has been made for the settlement and release of claims against issuer defendants, including New Focus. New Focus has accepted the proposed settlement. The proposed settlement is subject to a number of conditions, including approval by the court. If the settlement does not occur, and litigation against New Focus continues, New Focus believes that it has meritorious defences and intends to defend the case vigorously. An unfavourable resolution of this lawsuit could have a material adverse effect on its business, results of operations or financial condition.

10.4
On or about 28 February 2003, a similar purported class action complaint entitled Liu v. Credit Suisse First Boston Corporation et al. was filed in the United States District Court for the Southern District of Florida against Credit Suisse First Boston Corporation, approximately 50 issuers, including New Focus, and various individuals who were either employed by, or directors of, the issuer defendants, including William L. Potts, Jr., New Focus's Chief Financial Officer, and Kenneth Westrick, New Focus's former Chief Executive Officer. As against New Focus, the complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act as well as claims for common law fraud, negligent misrepresentation, and violations of the Florida Blue Sky Law arising out of the initial public offering of New Focus' common stock. As against Messrs. Potts and Westrick, the complaint alleges violations of Sections 10(b) and 15 of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act as well as claims for common law fraud, negligent misrepresentation, and violations of the Florida Blue Sky Law, also arising out of the initial public offering of New Focus' common stock. On 16 July 2003, the court issued an order clarifying that the plaintiffs' claims against New Focus and Messrs. Potts and Westrick were dismissed without prejudice.

10.5
The sale and manufacture of certain of New Focus' products requires continued compliance with governmental security and import/export regulations. New Focus has been notified of potential charges that may be brought against it for certain export violations. The maximum legislated penalty for those potential charges total approximately $525,000 (£    •    ). Any disruptions in the future, including disruptions as a result of the failure to comply with governmental regulations, could adversely affect New Focus' revenues, gross margins, operating expenses, results of operations and ability to export certain of its products.

10.6
Save as disclosed above, neither New Focus, nor any of its subsidiaries, is or has been engaged in any legal or arbitration proceedings, including any such proceedings which are pending or threatened of which the Directors are aware, which may have, or has had during the twelve months prior to the date hereof, a significant effect on the New Focus' financial position.

11.   Material Contracts of Bookham

11.1
Except as disclosed or referred to in paragraphs 11.2 and 11.3 below:

(a)
no contracts other than contracts entered into in the ordinary course of business, or contracts that have been made available for inspection within the last two years and which are available for inspection as set out in paragraph 15 of this document have been entered into by any member of the Group within the two years immediately preceding the date of this document which are, or may be, material; and

(b)
no contracts have been entered into by any member of the Group, not being contracts entered into in the ordinary course of business, which contain any provision under which any member of the Group has any obligation or entitlement which is material to the Group as at the date of this document.

11.2
The following documents have been available for inspection within the last two years. These agreements are available for inspection as set out in paragraph 15 of this document:

(a)
the acquisition agreement dated 25 January 2001 between the Company, Bookham Acquisition Inc., Bookham Exchange Inc. and the shareholders of Measurement Microsystems, in relation to the acquisition of Measurement Microsystems;

(b)
the acquisition agreement dated 17 December 2001 between the Company, Marconi Optical Components Limited and Marconi Corporation plc, in relation to the acquisition of the optical components business of Marconi Optical Components Limited;

(c)
the non-exclusive supply agreement dated 1 February 2002 between the Company and Marconi Communications, Inc., a wholly owned subsidiary of Marconi plc;

(d)
the acquisition agreement dated 7 October 2002 between the Company and Nortel Networks relating to the acquisition of the optical amplifier and optical transmitter and receiver businesses from Nortel Networks (the "Nortel Business");

(e)
the Series A unsecured loan notes of the Company and the Series B secured loan notes of the Company issued to certain Nortel Group Members on 8 November 2002, as part of the consideration for the Nortel Business;

(f)
the supply agreement dated 8 November 2002 between the Company and Nortel Networks;

(g)
the relationship deed dated 8 November 2002 between the Company and Nortel Networks, regulating the ongoing relationship between the Company and Nortel Networks;

(h)
the warrants over 9,000,000 Ordinary Shares issued by the Company to certain Nortel Group Members on 8 November 2002, as part of the consideration for the Nortel Business;

(i)
the registration rights agreement dated 8 November 2002 between the Company and Nortel Networks; and

(j)
the sponsors agreement dated 7 October 2002 between the Company and Morgan Stanley & Co Limited.

11.3
In addition the following agreements have been entered into by a member of the Group in the two years immediately prior to the publication of this document and are otherwise than in the ordinary course of business:

(a)
the Acquisition Agreement;

  (b)
  On 3 July 2003, the Company entered into an asset purchase agreement with Bookham Technology, Inc. and Cierra under which, inter alia, the Company acquired substantially all of the business, assets, properties and rights and certain identified liabilities of Cierra in consideration for:

  •
  3,071,484 Ordinary Shares;

  •
  up to 4,200,000 Ordinary Shares should the Cierra business meet a revenue target of at least $5 million in the 12 month period prior to 1 October 2004 or at least $8.5 million in the 12 month period prior to 1 October 2005.

      Pursuant to the asset purchase agreement, Bookham agreed to indemnify Cierra against legal fees or expenses up to $1,000,000 in relation to a litigation claim brought against Cierra.

  (c)
  On 24 September 2003, the Company entered into an agreement and plan of merger with Bookham Technology, Inc., Ingrid Acquisition Corp. and Ignis under which, inter alia, the Company acquired the entire issued share capital of Ignis in consideration for:

  •
  8,020,816 Ordinary Shares;

  •
  48,836 warrants over Ordinary Shares; and

  •
  up to an additional 780,843 Ordinary Shares may be issued in early 2005 should Ignis meet a revenue target of at least $4 million for fiscal year 2004.

12.   Material contracts relating to New Focus

12.1
Except as disclosed or referred to in paragraph 12.2 below:

(a)
no contracts other than contracts entered into in the ordinary course of business, have been entered into by the New Focus Group within the two years immediately preceding the date of this document which are, or may be, material; and

(b)
no contracts have been entered into by the New Focus Group, not being contracts entered into in the ordinary course of business, which contain any provision under which any member has any obligation or entitlement which is material to the New Focus Group as at the date of this document.

12.2
The following agreements have been entered into by a member of the New Focus Group in the two years immediately prior to the publication of this document and are otherwise in the ordinary course of business:

(a)
New Focus entered into an Asset Purchase Agreement with Finisar Corporation on 24 April 2002, as amended as of 10 May 2002, under which, inter alia, Finisar Corporation acquired the physical assets associated with New Focus's passive optical component product line in consideration for 4,027,446 shares of Finisar Corporation common stock under the terms of the agreement. Under the terms of New Focus' agreement to sell its passive optical component line to Finisar Corporation, New Focus is to receive guaranteed minimum royalties totaling $5.4 million. In the third quarter 2003 New Focus received $1.4 million as the first of three annual minimum royalty payments. New Focus is due to receive the remaining two annual minimum royalty payments of $2.0 million each in the third quarter 2004 and 2005;

(b)
On 23 May 2002, New Focus entered into an Asset Purchase Agreement with Intel Corporation, under which, inter alia New Focus sold its network tunable laser technology to Intel Corporation for $50 million in cash. Under the terms of New Focus' agreement with Intel Corporation, New Focus agreed to indemnify Intel Corporation up to a maximum amount of $7 million for certain intellectual property claims incurred in connection with the sale of New Focus' network tunable laser technology to Intel Corporation;

  (c)
  New Focus entered into an Agreement and Plan of Merger with JCA Technology, Inc., JCA Acquisition Corporation, James Chao and certain other shareholders of JCA Technology, Inc. dated as of 25 October 2000, as amended as of 21 December 2000 and 16 January 2001 under which New Focus acquired JCA Technology for consideration consisting of 10,033,556 shares of New Focus common stock and $75 million in cash. The Agreement and Plan of Merger contains a number of customary representations and warranties made by New Focus, JCA Technology, Inc., JCA Acquisition Corporation, James Chao and certain other shareholders of JCA Technology, Inc.;

  (d)
  New Focus entered into a Merger Agreement and Plan of Reorganization with, amongst others, Globe Y. Technology, Inc., Nectar Acquisition Corporation and Howard Yue dated as of 25 October 2000, as amended as of 7 February 2001 and 13 February 2001 under which New Focus acquired Globe Y. Technology, Inc. for consideration consisting of 1,055,264 shares of New Focus common stock. The Merger Agreement and Plan of Reorganization contains a number of customary representations and warranties made by New Focus, Globe Y Technology, Inc., Howard Yue and Nectar Acquisition Corporation; and

  (e)
  New Focus entered into a Preferred Stock Rights Agreement dated 26 July 2001 and as amended as of 29 September 2003, with Equiserve Trust Company, NA, pursuant to which New Focus issued a non-taxable dividend of one right for each share of its common stock held by stockholders of record as of the close of business on 31 August 2001. Each right will initially entitle stockholders to purchase for $40.00 a fractional share of the company's preferred stock with economic terms similar to those of one share of the company's common stock. The rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of fifteen percent or more of the company's common stock while the stockholder rights plan remains in place, all rights holders, except the acquiring person or group, will be entitled to acquire the company's common stock at a discount.

13.   Proposed Directors' Engagement Letters

13.1
The Company will enter into a letter of engagement with Nicola Pignati on Completion which will provide for the appointment of him as a non-executive Director.

13.2
The Company will enter into a letter of engagement with Peter Bordui on Completion which will provide for the appointment of him as a non-executive Director.

14.   Availability of Listing Particulars

  Copies of the Listing Particulars, are available upon request, free of charge in the UK from Bookham's registered office at 90 Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until the earlier of Completion or termination of the Acquisition Agreement. The Listing Particulars may also be inspected at the document viewing facility at the Financial Services Authority, 25 North Colonnade, Canary Wharf, London E14 5HS or at the offices of Hale and Dorr, Alder Castle, 10 Noble Street, London EC2V 7QJ, United Kingdom during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) during the same period.

15.   Documents for Inspection

  Copies of the following documents may be inspected at the offices of Hale and Dorr, Alder Castle, 10 Noble Street, London EC2V 7QJ, United Kingdom during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) until the earlier of Completion or termination of the Acquisition Agreement:

15.1
the memorandum of association of Bookham and the articles of association of Bookham;

15.2
the audited consolidated accounts of Bookham for the periods ended 31 December 2000, 31 December 2001 and 31 December 2002 and the unaudited quarterly results for the nine months ended 28 September 2003;

15.3
the audited consolidated accounts of New Focus for the periods ended 30 December 2000, 30 December 2001 and 29 December 2002, and the Form 10Q filed with the SEC in relation to the nine months ended 28 September 2003;

15.4
the letter from Ernst & Young LLP regarding the reconciliations of the financial information on New Focus to UK GAAP set out in Section E of Part V of the Listing Particulars;

15.5
the letter from Ernst & Young LLP regarding the pro forma statement of net assets set out on pages    •    to     •    of the Listing Particulars;

15.6
the Proxy Statement/Prospectus;

15.7
the circular to the Shareholders, including, inter alia, notice of the EGM;

15.8
the written consent referred to in paragraph 11 of Part X of the Listing Particulars;

15.9
the service agreements and letters of engagement referred to in Part VIII of the Listing Particulars;

15.10
the material contracts referred to in paragraphs 11.2, 11.3 and 12.2 of this document;

15.11
the Listing Particulars; and

15.12
this document.

DEFINITIONS

        The following definitions apply throughout this document, unless the context requires otherwise:

"Acquisition"	the acquisition of the entire issued shares of common stock, par value $0.001 per share, of New Focus pursuant to the Acquisition Agreement
"Acquisition Agreement"	the acquisition agreement dated 21 September 2003 between Bookham, Budapest Acquisition Corp. and New Focus
"American Depositary Shares" or "ADSs"	the American Depositary Shares representing one Ordinary Share and evidenced by American Depositary Receipts quoted on the NASDAQ National Market
"Board"	the board of Directors of the Company from time to time
"Cierra"	Cierra Photonics, Inc.
"common stock"	the US equivalent of ordinary shares in a UK company
"Company" or "Bookham"	Bookham Technology plc
"Completion"	completion of the Acquisition
"Consideration Shares"	[77,065,228] Ordinary Shares to be issued to the New Focus Stockholders on Completion pursuant to the Acquisition Agreement, which will rank pari passu in all respects with the Existing Shares
"Director" or "Directors"	a director or the directors of the Company
"Enlarged Group"	the Group, including New Focus and its subsidiary undertakings
"Existing Shares"	the issued Ordinary Shares of the Company as at the date of this document
"Extraordinary General Meeting" or "EGM"	the extraordinary general meeting of Bookham to be convened at • a.m. on • 2004 (and any adjournment thereof) for the purpose of approving the Acquisition and related matters
"FSMA"	the Financial Services and Markets Act 2000
"Group"	Bookham and its subsidiary undertakings
"Ignis"	Ignis Optics, Inc.
"Listing Rules"	the listing rules made by the UK Listing Authority under FSMA
"London Stock Exchange"	the London Stock Exchange plc
"Measurement Microsystems"	Measurement Microsystems A-Z, Inc.
"New Focus"	New Focus, Inc.
"New Focus Group"	New Focus and its subsidiary undertakings
"New Focus Options"	the options over New Focus common stock granted under the New Focus, Inc. 2000 Director Option Plan, the New Focus, Inc. 2000 Stock Plan and the New Focus, Inc. 2001 Stock Plan
"New Focus Stockholders"	holders of shares of common stock in New Focus

"Nortel Group"
Nortel Networks and: (i) any subsidiary undertaking of Nortel Networks from time to time; or (ii) any other person of which Nortel Networks or any subsidiary undertaking of Nortel Networks from time to time is able to exercise management control or is otherwise interested from time to time other than the Company or any Group, and "Nortel Group Member" shall be construed accordingly
"Nortel Networks"	Nortel Networks Corporation
"Official List"	the official list of UK listed securities maintained by the UK Listing Authority pursuant to the Financial Services and Markets Act 2000
"Ordinary Shares"	the ordinary shares of 1/3p each in the capital of Bookham
"Proposed Directors"	Nicola Pignati and Peter Bordui
"Proxy Statement/Prospectus"	the proxy statement/prospectus distributed to New Focus Stockholders in connection with their approval of the Acquisition
"£" and "p"	the lawful currency of the UK
"Resolutions"	the resolutions to be proposed at the Extraordinary General Meeting
"SEC"	Securities and Exchange Commission
"Shareholders"	Shareholders of the Company
"UK Listing Authority"	the Financial Services Authority as the competent authority for listing in the UK
"United Kingdom" or "UK"	the United Kingdom of Great Britain and Northern Ireland
"United States" or "US"
the United States of America including each state therein, the District of Columbia, Puerto Rico, the United States Virgin Islands and each of the other territories and possessions of the United States of America
"US$" or "$"	the lawful currency of the United States

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Article 137 of Bookham's Articles of Association provides:

"137. Indemnity

(1)
Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his power and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or omission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(2)
Without prejudice to paragraph 137.1 above the Directors shall have powers to purchase and maintain insurance for or for the benefit of any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 137.4 below) or who is or was at any time a trustee of any pension fund or employees' shares scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by him in respect of any act or omission in the actual or purported execution and/or discharged of his duties and/or exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme.

(3)
The Directors may take independent professional advice at the Company's expense in relation to their duties as directors of any Relevant Company.

(4)
For the purposes of paragraphs 137.2 and 137.3 above "Relevant Company" shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body."

        Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

"310. Provisions exempting officers and auditors from liability

(1)
This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)
Except as provided by the following subsection, any such provision is void.

(3)
This section does not prevent a company

(a)
from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)
from indemnifying any such officer or auditor against any liability incurred by him

(i)
in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)
in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

        Section 727 of the Companies Act 1985 provides as follows:

"727. Power of court to grant relief in certain cases:

"(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)
If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

        Bookham maintains directors' and officers' insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse Bookham for amounts that it may be required or permitted by law to pay directors or officers of Bookham.

Item 21. Exhibits and Financial Statements Schedules

(a)
The following Exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description
2	Agreement and Plan of Merger dated as of September 21, 2003, by and among Bookham Technology plc, New Focus, Inc. and Budapest Acquisition Corp. (included as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
4.1
Memorandum of Association of Bookham Technology plc (incorporated herein by reference to Exhibit 3.1 Bookham's Registration Statement on Form F-1, as dated April 11, 2000 filed with the SEC (File No. 333-11698)).

4.2
Articles of Association of Bookham Technology plc, as amended through November 5, 2002 (previously filed as Exhibit 1.2 to Annual Report on Form 20-F for the year ended December 31, 2002, and incorporated herein by reference).
4.3	Form of Deposit Agreement (previously filed as Exhibit 4.1 to Registration Statement on Form F-1, as amended (File no. 333-11698) dated April 11, 2000).
5	Opinion of Hale and Dorr regarding validity of securities being registered.
8.1	Form of opinion of Hale and Dorr LLP regarding accuracy of discussion under the heading "U.S. Federal Income Tax Consequences of the Merger."
8.2	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation accuracy of discussion under the heading "U.S. Federal Income Tax Consequences of the Merger."
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP, Reading, England.
23.3	Consent of Ernst & Young LLP, San Jose, California.
23.4	Consent of Hale and Dorr (included in the opinion filed as Exhibit 5 to this Registration Statement and incorporated herein by reference).
*23.5	Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
*23.6	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 8.2 to this Registration Statement and incorporated herein by reference).
**23.7	Consent of Thomas Weisel Partners LLC.
**24	Powers of Attorney.
**99.1	Consent of Prospective Directors of the Registrant.
*99.2	Form of Proxy Card of New Focus, Inc.

*
To be filed by amendment.

**
Previously filed.

(b)
Financial Statement Schedules. All supporting schedules have been omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

(c)
Reports, Opinions and Appraisals. Included as Appendix B to the proxy statement/prospectus which is part of this Registration Statement.

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Exchange Act of 1934, as amended, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Exchange Act of 1934, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, England, on December 16, 2003.

BOOKHAM TECHNOLOGY PLC
By:	/s/ GIORGIO ANANIA Giorgio Anania President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ GIORGIO ANANIA Giorgio Anania	President, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2003
/s/ STEPHEN ABELY Stephen Abely	Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2003
* Andrew G. Rickman	Chairman and Director	December 16, 2003
Jack St. Clair Kilby	Director	December 16, 2003
* Lori Holland	Director	December 16, 2003
* W. Arthur Porter	Director	December 16, 2003
* Robert J. Rickman	Director	December 16, 2003
* David Simpson	Director	December 16, 2003

Joseph Cook	Director	December 16, 2003
By:	*
Name: Title:	Byron Trop Vice President Sales	Authorized Representative in the United States	December 16, 2003
*By:	/s/ STEPHEN ABELY Stephen Abely Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2	Agreement and Plan of Merger dated as of September 21, 2003, by and among Bookham Technology plc, New Focus, Inc. and Budapest Acquisition Corp. (included as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
4.1
Memorandum of Association of Bookham Technology plc (incorporated herein by reference to Exhibit 3.1 Bookham's Registration Statement on Form F-1, as dated April 11, 2000 filed with the SEC (File No. 333-11698)).
4.2
Articles of Association of Bookham Technology plc, as amended through November 5, 2002 (previously filed as Exhibit 1.2 to Annual Report on Form 20-F for the year ended December 31, 2002, and incorporated herein by reference).
4.3	Form of Deposit Agreement (previously filed as Exhibit 4.1 to Registration Statement on Form F-1, as amended (File no. 333-11698) dated April 11, 2000).
5	Opinion of Hale and Dorr regarding validity of securities being registered.
8.1	Form of opinion of Hale and Dorr LLP regarding accuracy of discussion under the heading "U.S. Federal Income Tax Consequences of the Merger."
8.2	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation accuracy of discussion under the heading "U.S. Federal Income Tax Consequences of the Merger."
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP, Reading, England.
23.3	Consent of Ernst & Young LLP, San Jose, California.
23.4	Consent of Hale and Dorr (included in the opinion filed as Exhibit 5 to this Registration Statement and incorporated herein by reference).
*23.5	Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
*23.6	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 8.2 to this Registration Statement and incorporated herein by reference).
**23.7	Consent of Thomas Weisel Partners LLC.
**24	Powers of Attorney.
**99.1	Consent of Prospective Directors of the Registrant.
*99.2	Form of Proxy Card of New Focus, Inc.

*
To be filed by amendment.

**
Previously filed.

QuickLinks

REFERENCE TO ADDITIONAL INFORMATION
NEW FOCUS, INC. NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS To be Held on [ ], 2004 [Time] [a.m./p.m.]

QUESTIONS AND ANSWERS ABOUT THE AGREEMENT AND THE MERGER
SUMMARY
MARKET PRICE DATA
Currencies and Exchange Rates
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
Comparative Per Share Data
Selected Historical Consolidated Financial Data of Bookham
Selected Historical Consolidated Financial Data of New Focus
Selected Unaudited Pro Forma Consolidated Financial Data of Bookham
RECENT DEVELOPMENTS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE NEW FOCUS SPECIAL MEETING
THE BOOKHAM EXTRAORDINARY GENERAL MEETING
THE MERGER
MATERIAL TAX CONSEQUENCES
THE MERGER AGREEMENT
DESCRIPTION OF BOOKHAM
DESCRIPTION OF NEW FOCUS
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT For the year ended December 31, 2002
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT For the nine months ended September 28, 2003
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET As at September 28, 2003
Notes to the Unaudited Condensed Pro Forma Financial Information
DESCRIPTION OF BOOKHAM ORDINARY SHARES
DESCRIPTION OF BOOKHAM AMERICAN DEPOSITARY RECEIPTS
COMPARISON OF RIGHTS OF NEW FOCUS STOCKHOLDERS AND BOOKHAM SHAREHOLDERS
DIRECTORS AND MANAGEMENT OF BOOKHAM FOLLOWING THE MERGER
FEES AND EXPENSES
VALIDITY OF SECURITIES
EXPERTS
U.K. LISTING PARTICULARS AND CIRCULAR
STOCKHOLDER PROPOSALS
INDEX TO FINANCIAL INFORMATION FOR THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESS OF NORTEL NETWORKS CORPORATION
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION UNAUDITED COMBINED STATEMENT OF OPERATIONS For the six months ended June 30,
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION UNAUDITED COMBINED STATEMENT OF INVESTED CAPITAL
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION UNAUDITED COMBINED STATEMENTS OF CASH FLOWS For the six months ended June 30,
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION REPORT OF INDEPENDENT AUDITORS
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION COMBINED STATEMENTS OF OPERATIONS
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION COMBINED STATEMENT OF INVESTED CAPITAL
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION COMBINED STATEMENTS OF CASH FLOWS
THE OPTICAL AMPLIFIER AND OPTICAL TRANSMITTER AND RECEIVER BUSINESSES OF NORTEL NETWORKS CORPORATION NOTES TO COMBINED FINANCIAL STATEMENTS
APPENDIX A Agreement and Plan of Merger By and among Bookham Technology plc, Budapest Acquisition Corp. And New Focus, Inc. Dated as of September 21, 2003

TABLE OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES AND DISTRIBUTION OF THE CASH AMOUNT
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE TRANSITORY SUBSIDIARY
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
APPENDIX B Opinion of Thomas Weisel Partners LLC
Appendix C Stockholder Agreement
STOCKHOLDER AGREEMENT
Appendix D Form of Irrevocable Undertaking
  21 September, 2003
UNDERTAKING
APPENDIX E Summary Particulars
DEFINITIONS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statements Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX